Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of July 14, 2010

By and Between

BP BIOFUELS NORTH AMERICA LLC,

as Purchaser,

and

VERENIUM CORPORATION,

as Seller.

i

(continued)

(continued)

(continued)

INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF ESCROW AGREEMENT

EXHIBIT B	PURCHASE PRICE ALLOCATION

EXHIBIT C	FORM OF VERENIUM TRANSITION SERVICES AGREEMENT

EXHIBIT D	FORM OF BP TRANSITION SERVICES AGREEMENT

EXHIBIT E	FORM OF SUBLEASE AGREEMENT [Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT F	FORM OF VERENIUM LICENSE AGREEMENT

EXHIBIT G	FORM OF BP LICENSE AGREEMENT

EXHIBIT H	FORM OF VERENIUM NON-COMPETITION AGREEMENT

EXHIBIT I	FORM OF BP NON-COMPETITION AGREEMENT

EXHIBIT J	FORM OF JOINT INTELLECTUAL PROPERTY AGREEMENT

EXHIBIT K	FORM OF KERRY SUBLICENSE AGREEMENT

EXHIBITS L-1, L-2 and L-3	FORM OF COMMERCIAL LICENSE LETTER AGREEMENTS [Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT M	FORM OF LEGAL OPINION [Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT N	FORM OF BILL OF SALE

EXHIBIT O	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULE 7.12	CARVE-OUT PROJECTS [Omitted pursuant to S-K Item 601(b)(2)]

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated July 14, 2010 is by and between BP Biofuels North America LLC, a Delaware limited liability company (“Purchaser”), and Verenium Corporation, a Delaware corporation (the “Company”). Purchaser and the Company are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein are defined in Article X.

RECITALS

WHEREAS, the Company and its Subsidiaries are engaged in, among other businesses, the LC Business;

WHEREAS, the Company desires to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser desires to purchase from the Company, all of the assets, rights and properties of the Company and its Non-Biofuels Subsidiaries used in or related to the LC Business (other than the Excluded Assets), on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Company desires to sell to Purchaser and Purchaser desires to purchase from Company all of the capital stock of Verenium Biofuels (the “Biofuels Capital Stock”), on the terms and subject to the conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

Section 1.1 Purchased Assets. On the Closing Date, upon the terms and conditions set forth in this Agreement, the Company agrees to, and shall cause each of its Non-Biofuels Subsidiaries to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to acquire from the Company and each Non-Biofuels Subsidiary, all right, title and interest in and to the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. As used herein, “Purchased Assets” shall mean all right, title and interest of the Company and its Non-Biofuels Subsidiaries in and to any and all assets and properties used in or related to the LC Business (other than the assets and properties of the Biofuels Subsidiaries) including, without limitation, the following assets and properties:

(a) inventory and product of the LC Business that is held for sale or resale or in tank, including any raw materials, work in process, finished goods, mechanical spares, maintenance consumables, service parts, packing materials and supplies, wherever located (collectively, the “Inventory”);

(b) trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the LC Business (the “Receivables”);

(c) all tangible assets of the LC Business (the “Tangible Personal Property”), including machinery, equipment, organisms, Enzyme Libraries, reagents, chemicals, biochemical materials, tools, appliances, furniture, lab supplies, office supplies, office equipment, dies, molds, fixtures, information technology related hardware and equipment (including computers, servers, storage devices, telecommunications facilities and printers), telephone systems, telecopiers and photocopiers and other tangible personal property of every kind and description, in each case, whether located at the Real Estate or at any Third Party’s property including without limitation, (i) those items listed in Section 1.1(c)(i) of the Disclosure Schedule, and (ii) all leases and subleases of any such Tangible Personal Property as to which the Company or any Non-Biofuels Subsidiary is the lessee or sublessee, together with any options to purchase the underlying Tangible Personal Property, which leases and subleases are listed in Section 1.1(c)(ii) of the Disclosure Schedule;

(d) the Owned Real Estate owned by the Company or any Non-Biofuels Subsidiary;

(e) the Leased Real Estate leased or subleased by the Company or any Non-Biofuels Subsidiary;

(f) the Purchased Intellectual Property Assets, including, without limitation the Purchase Intellectual Property Assets listed in Section 1.1(f) of the Disclosure Schedule, all goodwill associated with the Purchased Intellectual Property Assets, and all rights of the Company or any of its Non-Biofuels Subsidiaries under the Purchased Intellectual Property Assets, remedies against past, present, and future infringement or misappropriation of the Purchased Intellectual Property Assets, including, without limitation, income, royalties and damages related to any of the foregoing, and rights to protection of past, present, and future interests in any Purchased Intellectual Property Assets under the Laws of all jurisdictions;

(g) an equal undivided joint ownership interest in and to the Joint Intellectual Property, subject to and expressly excluding the Retained Rights, in accordance with the terms set forth in Section 1.13;

(h) all Seller Contracts to which the Company or a Non-Biofuels Subsidiary is a party and that are listed in Section 1.1(h) of the Disclosure Schedule (including, but not limited each such Seller Contract for LC Business Licensed Intellectual Property) and any outstanding offers or solicitations listed in Section 1.1(h) of the Disclosure Schedule made by or to the Company or any Non-Biofuels Subsidiary to enter into any Contract relating to the LC Business or any Purchased Asset;

(i) all prepaid expenses, deposits and advance payments of the Company or any Non-Biofuels Subsidiary with respect to the LC Business and all rights of the Company or any Non-Biofuels Subsidiary to receive discounts, refunds, reimbursements, rebates, awards and other similar benefits, in each case, with respect to the LC Business;

(j) claims and rights (and benefits arising therefrom) with or against all Persons, including all rights against suppliers, under warranties covering any Inventory or Tangible Personal Property;

(k) all Permits used in or related to the LC Business to the extent transferable or assignable to Purchaser;

(l) books and records, ledgers, forms, records, documents, Tax Returns, Tax Return workpapers, files, invoices, vendor or supplier lists, reference materials, price guides, payroll, employee benefit records, employee manuals, insurance records, accounts receivable and payable, inventory, maintenance and asset history records and copies of all books of original entry, Department of Energy, Occupational Safety and Health Administration, and Environmental Protection Agency files (if any), the legal opinions set forth on Section 1.1(l) of the Disclosure Schedule, and other data relating to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the LC Business and that are owned or used by the Company or any Non-Biofuels Subsidiary (with respect to employees, to the extent permissible under applicable Law) (collectively, the “Records”); provided, however, that the Company may retain copies of such Records as required by applicable Law and as reasonably necessary to enable the Company to fulfill its Tax filing, regulatory or statutory obligations after the Closing Date;

(m) all of Vercipia’s cash and cash equivalents whether held by Vercipia or the Company or any of its Non-Biofuels Subsidiaries on behalf of Vercipia (collectively, “Vercipia Cash”), any cash and cash equivalents held by the Company and each Non-Biofuels Subsidiary which are required to be refunded to Purchaser pursuant to the terms of the Third Extension Agreement to Joint Development and License Agreement (collectively, “JDP Cash”) and any cash and cash equivalents included in the Working Capital Statement or taken into account in calculating the Final Working Capital;

(n) all Software, including all LC Business Software, owned by the Company or any Non-Biofuels Subsidiary and used in or related to the LC Business;

(o) all bank and deposit accounts, including lock boxes to which account debtors of the Company or any Non-Biofuels Subsidiary remit payment relating solely to the LC Business; and

(p) all other assets of the Company and its Non-Biofuels Subsidiaries used in or related to the LC Business.

Section 1.2 Excluded Assets. The Company and its Non-Biofuels Subsidiaries are not selling, conveying, assigning, transferring or delivering to Purchaser, and the term “Purchased Assets” shall not include, the following assets (collectively, the “Excluded Assets”):

(a) the Company’s and each Non-Biofuels Subsidiary’s right, title and interest in and to all of the assets and properties that are (i) used exclusively in the Enzyme Business or that are otherwise necessary for the ongoing viability of the Enzyme Business and (ii) specifically set forth in Section 1.2(a) of the Disclosure Schedule (for purposes of this Section 1.2(a), it is understood and agreed to by the Parties that in the event any asset or property of the Company or any Non-Biofuels Subsidiary is not listed on Section 1.2(a) of the Disclosure Schedule, such asset or property shall not be deemed an Excluded Asset pursuant to this Section 1.2(a) unless subsequently added to Section 1.2(a) of the Disclosure Schedule in accordance with the terms of Section 7.1 and instead such asset or property shall be deemed a Purchased Asset hereunder);

(b) trade accounts receivable, customer purchase orders, notes receivable, negotiable instruments and chattel paper of the Enzyme Business;

(c) the Owned Intellectual Property Assets that are used exclusively in the Enzyme Business and specifically set forth in Section 1.2(c) of the Disclosure Schedule, including the Retained Rights (collectively, the “Excluded Owned Intellectual Property Assets”), together with all goodwill associated with the Excluded Owned Intellectual Property Assets, all rights under the Excluded Owned Intellectual Property Assets, remedies against past, present, and future infringement or misappropriation of the Excluded Owned Intellectual Property Assets, including, without limitation, income, royalties and damages related to any of the foregoing, and rights to protection of past, present, and future interests in any Excluded Owned Intellectual Property Assets under the Laws of all jurisdictions;

(d) an equal undivided joint ownership interest in and to the Joint Intellectual Property in accordance with the terms set forth in Section 1.13;

(e) the Company’s and each Non-Biofuels Subsidiary’s right, title and interest in, to or under (i) each Contract for Licensed Intellectual Property Assets that are used exclusively in the Enzyme Business and specifically set forth in Section 1.2(e)(i) of the Disclosure Schedule (collectively, the “Excluded Licensed Intellectual Property Assets”), and (ii) each Contract listed in Section 1.2(e)(ii) of the Disclosure Schedule (collectively, the “Retained Contracts”);

(f) all of the Company’s cash and cash equivalents, including Biofuels Subsidiary cash and cash equivalents, except for (i) Vercipia Cash, (ii) JDP Cash and (iii) any cash and cash equivalents included in the Working Capital Statement, if any, or taken into account in calculating the Final Working Capital;

(g) claims (and benefits arising therefrom) that relate to any Liability other than the Assumed Liabilities;

(h) the Company’s and each Non-Biofuels Subsidiary’s financial accounting books and records, corporate charter, minute and stock record books, income tax returns, corporate seal, checkbooks and canceled checks;

(i) all rights (including Tax and other refunds and claims thereto) relating to the Retained Liabilities;

(j) the Software owned by the Company or any Non-Biofuels Subsidiary that is used by the Company for the financial reporting of the Company’s consolidated operations and specifically set forth in Section 1.2(j) of the Disclosure Schedule;

(k) the waste water treatment equipment identified in Section 1.2(k) of the Disclosure Schedule;

(l) the Cambridge Lease;

(m) all the capital stock of the BCI Entities; and

(n) all rights of the Company under this Agreement.

Section 1.3 Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser will assume and agree to discharge and perform when due (i) all Liabilities arising out of or relating to the ownership, operation and use of the Purchased Assets after the Closing Date and the operation and conduct of the LC Business after the Closing Date; (ii) all Liabilities arising after or otherwise required to be performed under any Seller Contract or any lease with respect to any Leased Real Estate after the Closing Date (including all rent payments due after the Closing Date under the San Diego Leases subject to the Company’s obligations to Purchaser under the Sublease Agreement); provided, however in the case of clause (ii) Purchaser is not assuming any Liabilities under any Seller Contract or any lease with respect to any Leased Real Estate that relates to a breach of or default under, or any non-compliance with Laws with respect to, any such Seller Contract or lease that occurred on or prior to the Closing Date (provided that Purchaser will be responsible for any compliance with Laws issues which arise after the Closing Date which compliance issues are (a) triggered by construction work being performed at the Jennings Facility after the Closing Date and (b) unrelated to the Jennings Facility’s failure to comply with applicable air permit Laws on or prior to the Closing Date as disclosed on Section 3.28 of the Disclosure Schedule); (iii) all Current Liabilities specifically set forth on the Working Capital Statement or taken into account in calculating the Final Working Capital; (iv) the specific Liabilities relating to the Designated Employees that Purchaser is assuming pursuant to Section 7.7(b); (v) the Louisiana property Taxes and the sales and use Taxes, in each case, with respect to the Jennings Facility incurred as of the Closing Date of up to Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate; and (vi) other than monetary fines, sanctions or penalties related to the Jennings Facility’s failure to comply with applicable air permit Laws on or prior to the Closing Date as disclosed on Section 3.28 of the Disclosure Schedule, the costs of any retrofitting or repair work at the Jennings Facility authorized by Purchaser before or after the Closing Date (the “Air Permit Repair Costs”) in order to bring the Jennings Facility into compliance with applicable air permit Laws related to the Jennings Facility’s failure to comply with such applicable air permit Laws on or prior to the Closing Date including any retrofitting or repair costs authorized by Purchaser before or after the Closing Date to bring into compliance the four tanks specifically referenced in the compliance order and notice of potential penalty dated June 30, 2010 disclosed on Section 3.28 of the Disclosure Schedule (the “Compliance Order”) (collectively, the “Assumed Liabilities”).

Section 1.4 Retained Liabilities. Other than the Assumed Liabilities, Purchaser will not assume, and will not be responsible for or otherwise bear the economic burden of, any Retained Liability. The Company shall remain responsible for and will discharge and perform in full when due all of the Retained Liabilities. “Retained Liabilities” shall mean all Liabilities of the Company and its Non-Biofuels Subsidiaries other than the Assumed Liabilities and shall include, without limitation:

(a) any Liability relating to or arising from any Closing Payables which are not taken into account in connection with the calculation of Closing Working Capital;

(b) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes related to the LC Business or any Designated Employee for periods (or portions thereof) ending on or prior to the Closing Date and retained by Company pursuant to Section 7.7(a) or the Retained Assets; but in each case, excluding all Current Liabilities specifically set forth in the Working Capital Statement or taken into account in calculating the Final Working Capital and except for the Louisiana property Taxes and the sales and use Taxes, in each case, with respect to the Jennings Facility incurred as of the Closing Date of up to Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate;

(c) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for income Taxes or Taxes that are unrelated to the Purchased Assets (including any sales Taxes payable with respect to accounts receivable collected by the Company or any of its Subsidiaries on or prior to the Closing Date and not being acquired by Purchaser hereunder) other than Louisiana property Taxes and the sales and use Taxes, in each case, with respect to the Jennings Facility incurred as of the Closing Date of up to Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate;

(d) any Liability under or relating to or arising from any Retained Contract;

(e) any Liability relating to or arising from any Seller Employee Benefit Plan other than the specific Liabilities being assumed by Purchaser pursuant to Section 7.7(b);

(f) any Liability arising out of or resulting from the non-compliance with any Law by the Company or any of its Non-Biofuels Subsidiaries on or prior to the Closing Date;

(g) any costs and expenses incurred by the Company or any of its Subsidiaries incident to the negotiation and preparation of the Transaction Documents or consummation of the Contemplated Transactions;

(h) any Liability of the Company or any of its Subsidiaries, including any Biofuels Subsidiary, to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions;

(i) any Liability of the Company or any of its Subsidiaries relating to any Retained Asset;

(j) any Liability relating to or arising from the Cambridge Lease and the assignment of the Cambridge Lease as contemplated hereunder;

(k) any Liability relating to or arising from the BCI Obligations;

(l) any Liability of the Company or any Subsidiary for any payment due or benefit owing to any director, officer or employee of such entity that arises prior to or as a result of the Contemplated Transactions including, but not limited to, any payment, severance, benefit or equity that is due upon a change in control pursuant to any contract, policy or plan and any Liability specifically identified in Section 7.7(a); provided, however, this Section shall not include the Liabilities specifically assumed by Purchaser in Section 7.7(b);

(m) any Liability relating to or arising out of any employment related actions taken by the Company or any of its Non-Biofuels Subsidiaries with respect to their employees on or before the Closing Date including, but not limited to, any Pre-Closing Employee Matters or any disciplinary actions, transfers or terminations;

(n) any Liability relating to or arising from the Notes;

(o) any Liability relating to or arising from the dismantling and removal of the waste water treatment equipment located at the Jennings Facility specifically identified in Section 1.2(k) of the Disclosure Schedule;

(p) any costs associated with making a copy (to the extent permitted under the BP License Agreement) of the Software licensed to the Company by Purchaser pursuant to the BP License Agreement, as well as any costs associated with installing, testing and operating such Software in the Company’s information technology environment; or

(q) any Liability of the Company or any of its Subsidiaries relating to or arising from the Transaction Documents.

Section 1.5 Pro-Ration. All rent accrued on any of the Leased Real Estate and any utility, real estate taxes or similar charge of the Real Estate relating to the period prior to the Closing Date will be the liability of the Company. Any installment of rent due on any of the Leased Real Estate and any utility, real estate taxes or similar charge payable, any expenses, including but not limited to patent prosecution costs, related to the Purchased Assets that are paid in the month of the Closing for which the Company does not get credit as a pre-paid expense in the calculation of Working Capital, in each case with respect to the period in which the Closing occurs shall be prorated between the parties hereto on the basis of the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

Section 1.6 Sale and Purchase of Capital Stock. At the Closing, the Company shall sell, assign, transfer and deliver the Biofuels Capital Stock to Purchaser, and Purchaser shall purchase the Biofuels Capital Stock, free and clear of any and all Encumbrances, from the Company.

Section 1.7 Purchase Price. In consideration of the sale, assignment and delivery of the Purchased Assets and the Biofuels Capital Stock, and subject to adjustment in accordance with Section 1.9 below, at the Closing, Purchaser shall (a) pay to the Company, by wire transfer to a bank account designated in writing by the Company to Purchaser at least two (2) Business Days prior to the Closing Date, in immediately available funds in United States Dollars an aggregate amount calculated as follows: Ninety-Eight Million Three Hundred Thousand Dollars ($98,300,000) plus (i) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, minus (ii) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital (such amount, the “Estimated Purchase Price”), minus (iii) the Escrow Amount, and (b) assume the Assumed Liabilities. The Estimated Purchase Price as adjusted pursuant to Section 1.9 below plus any Escrow Amount paid to the Company after the Closing Date shall be referred to herein as the “Purchase Price.”

Section 1.8 Closing Indebtedness. At least five (5) Business Days prior to the Closing, the Company shall deliver to Purchaser (i) a written notice, setting forth in reasonable detail and representing in good faith all of the Biofuels Subsidiaries Closing Indebtedness and (ii) drafts of payoff or acknowledgement letters executed by the lenders, lessors or other financing sources of the Biofuels Subsidiaries Closing Indebtedness (a) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full the Biofuels Subsidiaries Closing Indebtedness as of the Closing Date and (b) providing that, upon payment in full of such amounts, all obligations with respect to the Biofuels Subsidiaries Closing Indebtedness owed to such lender, lessor or other financing source will be satisfied and any security or collateral with respect to such obligations is unconditionally released. On or prior to the Closing Date, the Company shall pay in full or otherwise discharge in full any and all Biofuels Subsidiaries Closing Indebtedness. At the Closing, the Company shall provide Purchaser with releases, in form and substance acceptable to Purchaser, of any and all Encumbrances on the Purchased Assets other than Permitted Encumbrances.

Section 1.9 Working Capital; Adjustment to Purchase Price.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a working capital statement (the “Estimated Working Capital Statement”), setting forth the Company’s calculation of Closing Working Capital with respect to the LC Business as of the opening of business on the Closing Date (“Estimated Working Capital”). For purposes of this Agreement, “Closing Working Capital” shall mean the amount by which (i) Current Assets exceed (ii) Current Liabilities. Closing Working Capital will exclude any and all inter-company receivables, payables or other balances between the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand. To the extent Current Liabilities exceed Current Assets, Estimated Working Capital shall be stated as a negative number and shall be deemed less than Target Working Capital. The term “Current Assets” means the total consolidated current assets of the LC Business, including cash and cash equivalents held by the Company on behalf of the LC Business or held by the Biofuels Subsidiaries, accounts receivable, inventories, prepaid expenses and other current assets, but excluding

Vercipia Cash and JDP Cash. The term “Current Liabilities” means total consolidated current liabilities of the LC Business but excluding any Retained Liabilities and any jointly approved “surge” expenditures at the Jennings Facility incurred pursuant to the Surge Funding Agreements. The Estimated Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. Notwithstanding the foregoing, (A) any assets of the Company or a Non-Biofuels Subsidiary that are not part of the Purchased Assets shall not under any circumstances be deemed a Current Asset and (B) any Liabilities of the Company or a Non-Biofuels Subsidiary that are not part of the Assumed Liabilities shall not under any circumstances be deemed a Current Liability.

(b) Within sixty (60) days after the Closing Date, Purchaser shall deliver to the Company a working capital statement (the “Working Capital Statement”), setting forth Purchaser’s calculation of Closing Working Capital with respect to the LC Business as of the opening of business on the Closing Date. The Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. The Company shall cause its employees to assist Purchaser and its representatives in the preparation of the Working Capital Statement and shall provide Purchaser and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries for such purpose.

(c) If Final Working Capital (as defined in Section 1.10 below) exceeds Estimated Working Capital, then Purchaser shall pay to the Company an amount equal to the difference between Final Working Capital and Estimated Working Capital. If Estimated Working Capital exceeds Final Working Capital, then the Company shall pay to Purchaser an amount equal to the difference between Estimated Working Capital and Final Working Capital. Any payment required to be made pursuant to this Section 1.9(c) shall be made within two (2) Business Days after the Company’s acceptance of the Working Capital Statement or, if applicable, within two (2) Business Days after receipt of a determination and resolution of any dispute over the Working Capital Statement as provided in Section 1.10 below. Any such amount payable pursuant to this Section 1.9(c) shall be paid by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the Party entitled to receive such payment (or by such other means as are mutually agreeable to the Parties).

Section 1.10 Disputes Concerning Adjustment.

(a) If the Company does not deliver a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, the Company shall be deemed to have agreed with the Working Capital Statement presented by Purchaser and the Closing Working Capital set forth on the Working Closing Statement shall be deemed the “Final Working Capital” for purposes of this Agreement. If a Dispute Notice is delivered within the five (5) Business Day period, “Final Working Capital” shall have the meaning assigned to such term in Section 1.10(b) below.

(b) If the Company delivers a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Working Capital Statement, then the Company and Purchaser shall negotiate in good faith to resolve the dispute. If, after twenty (20) days from the date a Dispute Notice is given hereunder, the Company and Purchaser cannot agree on the resolution of the dispute, then the Arbitrating Accountant shall be jointly engaged to arbitrate the dispute. Within twenty (20) days after the Arbitrating Accountant accepts the engagement, as evidenced by an engagement letter signed by the Arbitrating Accountant and the Parties (the date of such acceptance being referred to herein as the “Engagement Date”), Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a written brief stating their respective positions on the disputed issue(s). Such briefs shall be submitted simultaneously by the Parties. Within ten (10) days thereafter, Purchaser, on the one hand, and the Company, on the other hand, shall prepare and submit to the Arbitrating Accountant a reply brief to the brief submitted by the other Party or Parties, as applicable. Such reply briefs shall be submitted simultaneously. Within forty (40) days after the Engagement Date, the Arbitrating Accountant shall determine whether disputed issues of material fact exist between the Parties and, if such determination is made, shall require that an evidentiary hearing be held and completed not later than the fifty-fifth (55th) day after the Engagement Date. The Arbitrating Accountant shall render its final decision and award regarding the disputed matters not later than the fifth (5th ) day after the evidentiary hearing is held or, if no evidentiary hearing is to be held, not later than the fifty-fifth (55th) day after the Engagement Date. When acting pursuant to this Section 1.10(b), the Arbitrating Accountant shall determine whether and to what extent, if any, Purchaser’s calculation of the Closing Working Capital (determined based on the Working Capital Statement) requires adjustment. The Arbitrating Accountant shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. In addition, the Arbitrating Accountant shall apportion its fees and expenses between the Company, on the one hand, and Purchaser, on the other hand, in proportion to the difference between the relative position of each Party and the Arbitrating Accountant’s ultimate determination with respect to the amount of the Closing Working Capital. The decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the Parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. In no event shall the Arbitrating Accountant award either Party consequential, incidental or punitive damages. Purchaser and the Company shall make all books, records and work papers reasonably requested by the Arbitrating Accountant in connection with the resolution of the item(s) disputed hereunder available to the Arbitrating Accountant. The Closing Working Capital as determined pursuant to the terms of this Section 1.10(b) shall be deemed the “Final Working Capital” for purposes of this Agreement.

Section 1.11 Escrow. To secure the indemnification and payment obligations of the Company under Section 1.9(c) and Article IX, Purchaser will pay Five Million Dollars ($5,000,000) of the Purchase Price (the “Escrow Amount”) to J.P. Morgan Trust Company, National Association, a national banking association (together with its successors and permitted assigns, the “Escrow Agent”) to be held, invested and distributed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”).

Section 1.12 Allocation. The Company and Purchaser agree that the gross purchase price, as represented by the sum of the Purchase Price (as adjusted pursuant to Section 1.9), the Assumed Liabilities and other appropriately capitalized amounts, shall be allocated among the LC Business Assets in a reasonable manner consistent with Section 1060 of the Code and the rules and regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate), and Exhibit B (the “Allocation”). As soon as practicable after the Closing Date in no event later than thirty (30) days after Final Working Capital is determined under Section 1.10, Purchaser shall submit a preliminary Allocation to the Company. The Company shall thereupon have thirty (30) days to review the preliminary Allocation and to notify Purchaser of any aspects of the preliminary Allocation with which it disagrees. In the event of any such disagreement, the Parties shall negotiate in good faith to resolve such disagreement. Should the Parties fail to resolve any disagreement within thirty (30) days after the Company notifies Purchaser that the Company disagrees with any aspect of the preliminary Allocation, a determination regarding the disputed item(s) shall be made by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser. The Allocation shall be further adjusted as appropriate in accordance with the principles and procedures in this Section 1.12 to reflect any additional adjustments in the gross purchase price, as so determined, made following the Closing Date in accordance with this Agreement. The Company and Purchaser agree to file all Tax Returns in a manner consistent with this Section 1.12 and the Allocation and will not, in connection with the filing of such Tax Returns, make any allocation that is contrary to the Allocation unless required to do so by applicable Law and after prior written notice thereof to the other such Party. The Company and Purchaser agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

Section 1.13 Ownership of Joint Intellectual Property.

(a) “Joint Intellectual Property” means all Intellectual Property owned by the Company and listed in Section 1.13 of the Disclosure Schedule and excludes the Retained Rights. At the Closing, the Company agrees to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to acquire from the Company, an equal undivided joint ownership interest in and to the Joint Intellectual Property, subject to and expressly excluding the Retained Rights, so that the Joint Intellectual Property shall be owned jointly by the Parties. Each Party shall execute, or have executed by its appropriate agents, such declarations and documents as may be necessary or useful to effect joint ownership of the Joint Intellectual Property by Purchaser and the Company, all of which shall expressly state that the Retained Rights are not included in the Joint Intellectual Property and are not being tranferred to Purchaser pursuant to the terms of this Section 1.13(a). Subject to the rights and obligations of the Parties under the Transaction Documents, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Intellectual Property without the other Party’s consent and with no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

(b) The Parties acknowledge that the Company is a party to, and that the Joint Intellectual Property is subject to, that certain Separation Agreement, dated October 28, 2009, as may be amended, between Syngenta Participations AG (“Syngenta”) and the Company (the “Syngenta Agreement”) and that the Joint Intellectual Property and each Party’s joint ownership interest therein is subject to the Syngenta Agreement and the rights and licenses to the Joint Intellectual Property granted thereunder. The Parties further acknowledge and agree that the Retained Rights which have been exclusively licensed to Syngenta by the Company under and pursuant to the Syngenta Agreement are not included in the Joint Intellectual Property and are not being assigned or transferred to Purchaser pursuant to Section 1.13(a) above.

ARTICLE II

CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES

Section 2.1 Time and Place of Closing. The closing of the Contemplated Transactions (the “Closing”) will occur at the offices of DLA Piper LLP (US) in Chicago, Illinois, commencing at 9:00 a.m. local time on the second (2nd) Business Day after the satisfaction or waiver of all conditions in Section 2.2 and Section 2.3 (other than conditions with respect to actions that the respective Parties will take at the Closing) or such other date as the Parties mutually determine (the “Closing Date”). The Closing will be effective as of 12:01 a.m. local time on the Closing Date.

Section 2.2 Conditions to Closing Obligations of the Company. The obligations of the Company to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of Purchaser. Purchaser has delivered all of the agreements, documents and instruments required under Section 2.5 to be delivered by Purchaser before or at the Closing.

(b) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in the aggregate in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date).

(c) Obligations of Purchaser. Purchaser has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions under this Agreement that are to be performed, complied with and fulfilled by Purchaser before or at the Closing.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party that is reasonably likely to result in a judgment that could prevent, delay, unwind or impose material limitations or conditions on the Contemplated Transactions

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) HSR Clearance. All applicable waiting periods (and any extensions thereof) under the HSR Act have expired or otherwise been terminated.

(g) Termination of Agreements. Purchaser shall have (i) cancelled the Master Promissory Note dated as of March 31, 2010, by Galaxy Biofuels in favor of BP Biofuels North America LLC and there shall be no obligations due thereunder on the Closing Date and (ii) terminated the agreements set forth in Section 2.2(g)(ii) of the Disclosure Schedule.

Section 2.3 Conditions to Closing Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the fulfillment, before or at the Closing, of the following conditions:

(a) Deliveries of the Company. The Company has delivered all of the agreements, documents and instruments required under Section 2.4 to be delivered by the Company before or at the Closing.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in the aggregate in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case at and as of the date of this Agreement and the Closing Date with the same force and effect as though then made at and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date), without giving effect to any Disclosure Schedule Updates.

(c) Obligations of the Company. The Company has duly performed, complied with and fulfilled in all material respects all of the covenants, obligations and conditions of the Company under this Agreement that are to be performed, complied with and fulfilled by the Company before or at the Closing.

(d) No Legal Proceedings. There shall not be pending before any court of competent jurisdiction any claim, suit, action or proceeding commenced against any Party by a Governmental Authority or any Third Party (i) that is reasonably likely to result in a judgment that could prevent, delay, unwind or impose material limitations or conditions on the Contemplated Transactions, or (ii) that seeks, or is reasonably likely to result in, a Material Judgment.

(e) No Injunction. No court of competent jurisdiction or Governmental Authority shall have issued an Order or Law enjoining or otherwise prohibiting the Contemplated Transactions.

(f) HSR Clearance. All applicable waiting periods (and any extensions thereof) under the HSR Act have expired or otherwise been terminated.

(g) Consents. The Company has obtained each of the consents, Orders, authorizations or approvals disclosed in Section 2.3(g) of the Disclosure Schedule, including, but not limited to, the San Diego Lease Assignments and the ROFO Waivers, and each such consent, authorization, Order and approval is in full force and effect as of the Closing Date.

(h) No Material Adverse Change. Since the date of this Agreement, there has been no Material Adverse Change.

Section 2.4 Closing Deliveries of the Company. At the Closing, the Company will deliver to Purchaser:

(a) the Escrow Agreement, executed by the Company;

(b) a transition services agreement in the form of Exhibit C (the “Verenium Transition Services Agreement”), executed by the Company;

(c) a transition services agreement in the form of Exhibit D (the “BP Transition Services Agreement”), executed by the Company;

(d) a sublease agreement in the form of Exhibit E (the “Sublease Agreement”), executed by the Company;

(e) a license agreement in the form of Exhibit F (the “Verenium License Agreement”), executed by the Company;

(f) a license agreement in the form of Exhibit G (the “BP License Agreement”), executed by the Company;

(g) a non-competition and non-solicitation agreement in the form of Exhibit H (the “Verenium Non-Competition Agreement”), pursuant to which the Company agrees to certain restrictive covenants, executed by the Company;

(h) a non-competition and non-solicitation agreement in the form of Exhibit I (the “BP Non-Competition Agreement”), pursuant to which Purchaser agrees to certain restrictive covenants, executed by the Company;

(i) the Joint Intellectual Property Agreement in the form of Exhibit J (the “Joint Intellectual Property Agreement”);

(j) the Kerry Sublicense Agreement in the form of Exhibit K (the “Kerry Sublicense Agreement”);

(k) the three commercial license letter agreements in the form of Exhibit L-1, Exhibit L-2 and Exhibit L-3 (collectively, the “Commercial License Letter Agreements”);

(l) an opinion of Cooley LLP, legal counsel to the Company, dated as of the Closing Date and in the form of Exhibit M, upon which Purchaser has the right to rely;

(m) a certificate of the Company signed by an executive officer of the Company certifying that the conditions set forth in Section 2.3(b) and Section 2.3(c) above have been satisfied;

(n) a certificate of the Secretary of the Company, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company, as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Company executing this Agreement and each Transaction Document on behalf of the Company;

(o) certificates of good standing for the Company issued by the secretary of state of the state of incorporation or formation of the Company and by secretaries of state, or equivalent Governmental Authority, of each other jurisdiction set forth on Section 2.4(o) of the Disclosure Schedule;

(p) a bill of sale in the form of Exhibit N, executed by the Company;

(q) an Assignment and Assumption Agreement in the form of Exhibit O (the “Assignment and Assumption Agreement”), executed by the Company;

(r) all other separate assignments of any intangible Purchased Assets necessary, proper or advisable to record the transfer of such Purchased Assets with any applicable Governmental Authority, lessor or other Person with whom such assignments must be filed and as set forth in Section 2.4(r) of the Disclosure Schedule;

(s) certificates of title or origin with respect to all vehicles and equipment included in the Purchased Assets for which a certificate of title or origin is required to transfer title to Purchaser;

(t) copies of all consents, authorizations, Orders or approvals required to be obtained pursuant to Section 2.3(g);

(u) releases of Encumbrances other than (i) Permitted Encumbrances on the Purchased Assets and (ii) Permitted Encumbrances on the assets and properties of the Biofuels Subsidiaries;

(v) all share and membership interest certificates which have been issued in respect of each Biofuels Subsidiary;

(w) all accounting records and documents of each Biofuels Subsidiary;

(x) resignation letters from each director, manager and officer of each Biofuels Subsidiaries;

(y) a FIRPTA certificate, certifying that the Company and each Biofuels Subsidiary is a Person not subject to withholding under the Foreign Investment in Real Property Tax Act of 1980, 26 U.S.C. § 897, et. seq.;

(z) general warranty deeds conveying all right, title and interest of the Company and the Non-Biofuels Subsidiaries in any Owned Real Estate owned by the Company or any Non-Biofuels Subsidiary, together with appropriate affidavits of title;

(aa) an assignment of the Cambridge Lease from Verenium Biofuels to the Company, or any Affiliate of the Company which is not a Biofuels Subsidiary, together with the landlord’s consent if required, in each case, in form and substance acceptable to Purchaser;

(bb) an assignment of the San Diego Leases, from the Company to Purchaser, or such Affiliate of Purchaser as Purchaser so designates, together with a written consent, in form and substance reasonably acceptable to Purchaser and the Company, of the landlord to the assignment of each of the San Diego Leases including, without limitation, an acknowledgment of landlord that Purchaser shall be permitted to use Building C in a manner consistent with the Company’s use of Building C prior to the Closing without any additional consideration being required from Purchaser (the “San Diego Lease Assignments”) and the Sublease Agreement;

(cc) the written waiver, in form and substance reasonably acceptable to Purchaser and the Company, of the right of first offer held by the San Diego Subtenant under the San Diego Sublease with respect to the Sublease Agreement and the San Diego Lease Assignments (the “ROFO Waiver – Lease Assignments”); and

(dd) the written waiver, in form and substance reasonably acceptable to Purchaser, of the right of first offer held by the San Diego Subtenant under the San Diego Sublease with respect to the Sublease Agreement between Purchaser and the Company (the “ROFO Waiver – Sublease”).

Section 2.5 Closing Deliveries of Purchaser. At the Closing, Purchaser will deliver to the Company the following (each in a form and substance reasonably satisfactory to the Company):

(a) the Estimated Purchase Price minus the Escrow Amount in accordance with Section 1.7;

(b) the Escrow Agreement, executed by Purchaser;

(c) the Verenium Transition Services Agreement, executed by Purchaser;

(d) the BP Transition Services Agreement, executed by Purchaser;

(e) the Sublease Agreement, executed by Purchaser;

(f) the Verenium License Agreement, executed by Purchaser;

(g) the BP License Agreement, executed by Purchaser;

(h) the Verenium Non-Competition Agreement, executed by Purchaser;

(i) the BP Non-Competition Agreement, executed by Purchaser;

(j) the Joint Intellectual Property Agreement, executed by Purchaser;

(k) the Kerry Sublicense Agreement, executed by Purchaser;

(l) the Commercial License Letter Agreements, executed by Purchaser;

(m) a certificate of Purchaser signed by an executive officer of Purchaser certifying that the conditions set forth in Section 2.2(b) and Section 2.2(c) above have been satisfied;

(n) a certificate of the Secretary of Purchaser, certifying that attached thereto are true and complete copies of (i) the Governing Documents of Purchaser, as amended through and in effect on the Closing Date, and (ii) member resolutions authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of Purchaser executing this Agreement and each Transaction Document on behalf of Purchaser;

(o) a certificate of good standing of Purchaser issued by the Delaware Secretary of State;

(p) the San Diego Lease Assignments executed by Purchaser; and

(q) the Assignment and Assumption Agreement, executed by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions noted in the schedule delivered by the Company concurrently herewith and identified as the “Disclosure Schedule,” the Company represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 3.1 Organization. The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Company is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdictions where the failure to be so qualified and in good standing would reasonably be expected to be materially adverse to the LC Business. All jurisdictions in which the Company is qualified as a foreign corporation are disclosed in Section 3.1 of the Disclosure Schedule.

Section 3.2 Power and Authority. The Company has all necessary corporate power and authority to conduct its business as currently conducted. The LC Business is conducted by the Company and the Biofuels Subsidiaries and not by any other Subsidiary of the Company. The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents (collectively, the “Seller Documents”). The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all requisite corporate and shareholder action in accordance with applicable Law and the Company’s Governing Documents.

Section 3.3 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles. Upon execution and delivery, the other Seller Documents will have been duly executed and delivered by the Company and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

Section 3.4 Consents. No consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or material consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any other Person (other than a party to a Seller Contract) is required for the Company’s execution and delivery of the Seller Documents or consummation of the Contemplated Transactions, except as set forth in Section 3.4 of the Disclosure Schedule.

Section 3.5 No Conflicts. Except as set forth in Section 3.5 of the Disclosure Schedule and except with respect to the JV Contracts, neither the execution and delivery of the Seller Documents nor the consummation of the Contemplated Transactions by the Company will (a) conflict with or result in a breach of or default under any term, condition or provision of or require a consent or approval under (i) the Company’s Governing Documents, (ii) any Law or Order to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, or (iii) any Seller Contract, (b) result in the creation of any Encumbrance upon any LC Business Asset other than Permitted Encumbrances, or (c) terminate, amend or modify, or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform (i) any Seller Contract or (ii) the Notes. There is no Seller Contract under which performance by either the Company or any of its Subsidiaries according to the terms of the Seller Documents may be prohibited, prevented or delayed.

Section 3.6 Governing Documents. Purchaser has been provided with access to complete copies of the Company’s Governing Documents and minute books and records, and of each Biofuels Subsidiary’s Governing Documents, equity ownership records and minute books and records. The Company’s records accurately reflect all equity ownership transactions of each Biofuels Subsidiary and each Biofuels Subsidiary’s current equity ownership. The Company’s minute books and records contain complete copies of all resolutions adopted by the Company’s stockholders, members or similar constituents, all resolutions adopted by the Company’s board of directors, managers or similar governing body (and committees thereof) and any other action formally taken by the Company with respect to the LC Business Assets, any Biofuels Subsidiary or the LC Business. There are no outstanding powers of attorney executed on behalf of the Company or any Biofuels Subsidiary with respect to the LC Business or any LC Business Asset.

Section 3.7 Subsidiaries. Section 3.7 of the Disclosure Schedule contains a complete and accurate list of the following information with respect to each Biofuels Subsidiary: (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares for each class of its capital stock or other equity securities, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity securities, the names of the holders thereof, and the number of shares or other equity securities held by each such holder, and (iv) its directors, officers and managers. Each Biofuels Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Biofuels Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Biofuels Subsidiary has full corporate power and authority to carry on the businesses in which such Biofuels Subsidiary is engaged and to own and use the properties owned and used by such Biofuels Subsidiary. All of the issued and outstanding shares of capital stock or other equity securities of each Biofuels Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. All jurisdictions in which each Biofuels Subsidiary is qualified as a foreign corporation are disclosed in Section 3.7 of the Disclosure Schedule. Except as set forth on Section 3.7 of the Disclosure Schedule, the Company and/or one or more Biofuels Subsidiaries hold of record and own beneficially all of the outstanding shares or other equity securities of each Biofuels Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and any applicable state securities Laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity securities of any Biofuels Subsidiary or that could require any Biofuels Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other equity securities (other than pursuant to this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Biofuels Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Biofuels Subsidiary.

Section 3.8 Financial Statements. Section 3.8 of the Disclosure Schedule contains complete and accurate copies of the carve-out unaudited balance sheet of the LC Business as of March 31, 2010 (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP throughout the periods covered thereby and accurately present the financial position of the LC Business as of such date; provided, however, that the Financial Statements are unaudited, subject to normal year-end adjustments (which are not material individually or in the aggregate) and lack footnote disclosures required by GAAP. Each Biofuels Subsidiary’s books, accounts and records are, and have been, maintained in accordance with GAAP and properly reflect all material transactions entered into by such Biofuels Subsidiary.

Section 3.9 Undisclosed Liabilities. Neither the Company nor any Non-Biofuels Subsidiary has any Liability that would constitute an Assumed Liability hereunder, and no

Biofuels Subsidiary has any Liability, in each case, of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP, except in each case for Liabilities (a) provided for or reserved against in the Financial Statements, or (b) incurred by the Company or such Non-Biofuels Subsidiary or Biofuels Subsidiary after the date of the Financial Statements in the Ordinary Course of Business (none of which results from or is related to any breach of contract, breach of warranty, tort, infringement or violation of Law). Except as set forth in Section 3.9 of the Disclosure Schedule, no Biofuels Subsidiary is a guarantor or otherwise is liable for any Liability (including Indebtedness) of any other Person.

Section 3.10 Material Adverse Changes. Since March 31, 2010 through the date of this Agreement, the LC Business has not suffered any Material Adverse Change.

Section 3.11 Title to Assets. The Company, the Non-Biofuels Subsidiaries and the Biofuels Subsidiaries have good and marketable title to, or a valid leasehold interest in, the LC Business Assets free and clear of all Encumbrances other than Permitted Encumbrances, other than properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the LC Business Assets has been recorded, filed, executed or delivered.

Section 3.12 Condition of Assets. With the exception of the Excluded Assets and other than with respect to the Jennings Facility, the LC Business Assets (a) include all the LC Business Intellectual Property Assets, including the License Agreements, (b) include all of the assets, including all tangible personal property, used in the operation of the LC Business as currently conducted, (c) are adequate to conduct the LC Business as currently conducted, (d) are in reasonably good operating condition and repair (normal wear and tear excepted), suitable for the uses intended therefore, free from latent defects other than such defects as do not interfere with the intended use thereof in the conduct of normal operations, and (e) have been maintained in accordance with the normal practice of the Company.

Section 3.13 Inventory. Section 3.13 of the Disclosure Schedule contains a complete and accurate list of (i) all Inventory and (ii) all inventory and product of the Biofuels Subsidiaries that is held for sale or resale or in tank, including any raw materials, work in process, finished goods, mechanical spares, maintenance consumables, service parts, packing materials and supplies, wherever located ((i) and (ii), the “Combined Inventory”), in each case, as of the date of this Agreement. All Combined Inventory consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for obsolete materials that are of sub-standard quality and have been written down to estimated net realizable value and immaterial defects and deficiencies. Except for items of sub-standard quality that have been written down to their estimated net realized value, all Combined Inventory is free from defects in materials and workmanship (normal wear and tear excepted) except for immaterial defects and deficiencies. The Combined Inventory is not excessive in kind or amount, or slow moving, in light of the LC Business as currently conducted. Since the date of the Financial Statements, there has not been a material change in the level of the Combined Inventory. All Combined Inventory is located at the Real Estate or in transit to the Real Estate.

Section 3.14 Receivables. Section 3.14 of the Disclosure Schedule contains a complete and accurate list of all outstanding (i) Receivables and (ii) accounts receivables of the Biofuels Subsidiaries ((i) and (ii), the “Combined Receivables”) as of the date of this Agreement. All of the Combined Receivables are reflected on the Financial Statements or arose after the date of the Financial Statements in the Ordinary Course of Business. All reserves, allowances and discounts were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and the Biofuels Subsidiaries in the Ordinary Course of Business.

Section 3.15 Personal Property. Section 3.15 of the Disclosure Schedule contains a complete and accurate list of all material Tangible Personal Property as of the date of this Agreement. The Tangible Personal Property, except for the Jennings Facility, for which no representation is herein made, is in substantially good operation condition and repair (ordinary wear and tear and immaterial defects excepted). All Tangible Personal Property is located at the Real Estate.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all insurance policies as of the date of this Agreement (including the names of the insurers, policy numbers and descriptions of the coverages, deductibles and expiration dates) that are owned by the Company or any Biofuels Subsidiary or name the Company or any Biofuels Subsidiary as an insured or loss payee and that pertain to the Company’s or any Biofuels Subsidiary’s assets, real estate, business, employees, or other liabilities related to the LC Business and which are included in (or rights pursuant to which are included in) the LC Business Assets. All such insurance policies are in full force and effect and all premiums due and payable thereon have been paid. Neither the Company nor any Biofuels Subsidiary has received notice of termination or non-renewal of any such insurance policies in the past twelve (12) months.

Section 3.17 Permits. Section 3.17 of the Disclosure Schedule contains a complete and accurate list of all Permits as of the date of this Agreement. All Permits (a) have been applied for, are pending by or have been issued or given to the Company or a Biofuels Subsidiary and no other Person, and (b) together constitute all licenses, permits, registrations, accreditations, certifications, approvals and agreements and consents that are required for the Company and the Biofuels Subsidiaries to conduct the LC Business as currently conducted. The Company and each of the Biofuels Subsidiaries is in compliance in all material respects with each Permit. Purchaser has been provided with access to complete copies of all Permits.

Section 3.18 Bank Accounts. Section 3.18 of the Disclosure Schedule contains a complete and accurate list of (a) the name of each bank, safe deposit company or other financial institution in which any Biofuels Subsidiary has an account, lock box or safe deposit box or joint accounts, lock boxes or safe deposit boxes (together with the name of the joint holder thereof), (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from any Biofuels Subsidiary, and (c) all material instruments or agreements to which any Biofuels Subsidiary is party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the Ordinary Course of Business.

Section 3.19 Conduct of Business. Other than with respect to jointly approved “surge” expenditures at the Jennings Facility that have been funded by Purchaser pursuant to the Surge Funding Agreements, since March 31, 2010 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (with respect to the LC Business):

(a) sold, leased, transferred, assigned or otherwise disposed of any asset or property, tangible or intangible, used in or related to the LC Business, other than in the Ordinary Course of Business;

(b) purchased any assets used in or related to the LC Business either (i) for a cost of more than $25,000 individually or $200,000 in the aggregate, or (ii) other than in the Ordinary Course of Business;

(c) entered into any Seller Contract either (i) involving more than $25,000 per annum individually or $150,000 per annum in the aggregate, or (ii) other than in the Ordinary Course of Business;

(d) accelerated, terminated, made material modifications to, or cancelled (or received notice that any Person has accelerated, terminated, made material modifications to, or cancelled) any Seller Contract to which the Company or any Biofuels Subsidiary is a party, or by which any of them is bound, other than in the Ordinary Course of Business;

(e) imposed or suffered any Encumbrance (other than Permitted Encumbrances) to be imposed upon any of its assets, tangible or intangible, used in or related to the LC Business, other than in the Ordinary Course of Business;

(f) made or committed to make any capital expenditures for the LC Business in excess of $50,000 individually or $200,000 in the aggregate;

(g) made any capital investment in the LC Business or loan on behalf of the LC Business, or, in the case of the Biofuels Subsidiaries, acquired the securities or assets of any other Person, in either case, in excess of $100,000;

(h) in the case of the Biofuels Subsidiaries, borrowed any money, incurred any capitalized lease obligation, issued any bonds, debentures, notes or other corporate securities evidencing borrowed money or any capitalized lease obligation or created, incurred, assumed or guaranteed any Indebtedness, other than in the Ordinary Course of Business;

(i) delayed the payment of any material account or other payable;

(j) waived any right or canceled or compromised any debt or claim related to the LC Business other than in the Ordinary Course of Business;

(k) transferred, assigned or granted any license or sublicense of any right under or with respect to any LC Business Intellectual Property Asset;

(l) amended or restated any Governing Document;

(m) issued, sold or otherwise disposed of any of the capital stock or other equity securities of any Biofuels Subsidiary, or granted any options, warrants or other rights to purchase or obtain (upon conversion, exchange, exercise or otherwise) any of the capital stock or other equity securities of any Biofuels Subsidiary;

(n) in the case of any Biofuels Subsidiary, paid, declared or set aside any dividend or other distribution with respect to its capital stock or other equity securities or purchased, exchanged or redeemed any of its capital stock or other equity securities;

(o) suffered any material casualty, damage, destruction, loss or interruption in use (whether or not covered by insurance) with respect to any material asset or property used in or related to the LC Business;

(p) in the case of the Biofuels Subsidiaries, made any loan to or otherwise entered into any transaction with any of its directors, officers and employees other than as set forth in Section 3.19(p) of the Disclosure Schedule;

(q) in the case of the Biofuels Subsidiaries, made any payments or distributions to its employees, officers or directors other than currently effective compensation for services rendered or reimbursement for reasonable ordinary out-of-pocket business expenses;

(r) in the case of the Biofuels Subsidiaries, entered into, terminated or materially modified any employment Contract or collective bargaining Contract relating to any employees;

(s) in the case of the Biofuels Subsidiaries, (i) increased the compensation payable to any of its directors and officers other than in the Ordinary Course of Business, or (ii) materially increased the compensation payable to any of its employees other than in the Ordinary Course of Business;

(t) in the case of the Biofuels Subsidiaries, other than with respect to the Designated Employees, hired or terminated any employees who individually have an annual salary or annual wages in excess of $175,000 or who collectively have annual salaries or wages in excess of $300,000;

(u) adopted, amended, modified or terminated any Biofuels Subsidiary Employee Benefit Plan;

(v) taken any act or omitted to take any act, or permitted any act or omission to occur, that would cause a material breach by the Company or any Biofuels Subsidiary of any Seller Contract;

(w) made or suffered any material change in the conduct or nature of any aspect of the LC Business or its operations with respect thereto, or taken any other action outside the Ordinary Course of Business with respect to the LC Business;

(x) received notice that it has failed to comply with any applicable Law with respect to the LC Business;

(y) made any change in accounting methods or principles with respect the LC Business; or

(z) entered into any Contract to do any of the foregoing.

Section 3.20 Contracts.

(a) Section 3.20 of the Disclosure Schedule contains a complete and accurate list of the following Seller Contracts in effect as of the date of this Agreement (the Contracts required to be set forth below are referred to as the “LC Business Contracts”):

(i) any Seller Contract (or group of related Seller Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii) any Seller Contract (or group of related Seller Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, involving, in each case payments in excess of $25,000 per annum;

(iii) any Seller Contract concerning a partnership or joint venture (other than the JV Contracts);

(iv) any Seller Contract (or group of related Seller Contracts) under which the Company or any Biofuels Subsidiary has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation, or under which such Seller Contract (or group of related Seller Contracts) has imposed an Encumbrance on any of the LC Business Assets;

(v) any Seller Contract between the Company or any Biofuels Subsidiary, on the one hand, and any of its Affiliates, on the other hand;

(vi) any Seller Contract concerning confidentiality or non-competition or that expressly prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of the current or former directors, officers, and employees of the Biofuels Subsidiaries or the current or former employees of the Company whose services are used in the LC Business;

(viii) any Seller Contract for the employment of any individual by the Company or any Biofuels Subsidiary on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

(ix) any Seller Contract under which the Company or any Biofuels Subsidiary has advanced or loaned any amount to any of the directors, officers and employees of the Company or any Biofuels Subsidiary outside the Ordinary Course of Business;

(x) any settlement, conciliation, or similar agreement with any Governmental Authority related to the LC Business or which will involve payment by any Biofuels Subsidiary of consideration in excess of $75,000;

(xi) any other Seller Contract (or group of related Seller Contracts) the performance of which involves consideration in excess of $75,000 per annum that is not terminable upon sixty (60) or fewer days notice;

(xii) any Contract relating to the license of LC Business Intellectual Property Assets to or from the Company or any of its Subsidiaries;

(xiii) the Florida Option Agreement, the Texas Option Agreement or any other Seller Contract to purchase, lease or use real property in connection with the LC Business;

(xiv) any Government Contracts; and

(xv) any Seller Contract relating to the LC Business Assets, any Biofuels Subsidiary or the LC Business entered into outside of the Ordinary Course of Business.

(b) The Company has made available to Purchaser a complete and accurate copy of each written agreement listed in Section 3.20 of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.20 of the Disclosure Schedule.

(c) Except as set forth in Section 3.20 of the Disclosure Schedule:

(i) each LC Business Contract is a valid and binding agreement of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally);

(ii) the Company or the applicable Subsidiary has fulfilled all obligations required pursuant to the LC Business Contracts to have been performed by the Company or such Subsidiary on its part prior to the date hereof;

(iii) the Company or the applicable Subsidiary is not in material breach of or default under any LC Business Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Encumbrance thereunder or pursuant thereto other than Permitted Encumbrances;

(iv) to the Knowledge of the Company, no other Person party to any LC Business Contract has breached in any material respect any provision, or is in material default under, any LC Business Contract;

(v) the Company or the applicable Subsidiary has not, at any time since December 31, 2009, (A) given any written notice or other communication or (B) received any written notice or, to the Knowledge of the Company, other communication, in each case regarding any actual, alleged or potential violation or breach of, or default under, any of the LC Business Contracts; and

(vi) there are no pending renegotiations of any of the LC Business Contracts and the Company or the applicable Subsidiary has not received written notice from any Person party to any LC Business Contract regarding the termination, cancelation or material change to the terms of, any such LC Business Contract, and to the Knowledge of the Company, no Person party to any LC Business Contract intends to, terminate, cancel or materially change the terms of, any such LC Business Contract.

(d) Except as set forth in Section 3.20 of the Disclosure Schedule, with respect to each Government Contract to which the Biofuels Subsidiary is a party or which is part of the Purchased Assets:

(i) the Company or the Subsidiary that is party to such Government Contract is in compliance with all material terms and conditions of the Government Contract to which it is a party or otherwise bound;

(ii) the Company has maintained systems of internal controls sufficient for material compliance with all requirements of the Government Contracts and of Laws applicable to such Government Contract, including but not limited to the Federal Acquisition Regulation and any relevant and applicable Agency-specific supplement to the Federal Acquisition Regulation, including the Department of Energy Acquisition Regulation and the applicable regulations governing federal assistance agreements;

(iii) neither the Company nor any Subsidiary has received any written cure notice or show cause notice regarding performance of any Government Contract or any written (or, to the Company’s Knowledge, any oral) notice of, claim for, or assertion of, a condition of default, inadequate or faulty performance, breach of contract, or material violation of applicable Law, in connection with any Government Contract;

(iv) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective predecessors nor any of the officers, employees, Affiliates, agents or representatives of the Company or any of its

Subsidiaries, has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Authority with respect to any violation of contractual requirements set forth in any Governmental Contract;

(v) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective predecessors has made either: (1) a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract, or any penalty assessment, recoupment of payment, disallowance of cost or other loss; or (2) a mandatory disclosure to any Governmental Authority, including but not limited to the mandatory disclosures required by Federal Acquisition Regulation Subpart 3.10 or FAR Clause 52.203-13 or under the regulations applicable to federal assistance agreements. To the Company’s Knowledge, in connection with the award, performance, or closeout of any Government Contract, there is no credible evidence of a violation of Federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act or any other reason for a mandatory disclosure under either a requirement of any Government Contract, under Federal Acquisition Regulation Subpart 3.10 or under the regulations applicable to federal assistance agreements;

(vi) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract were appropriate and accurate in all material respects as of their effective date, and such representations and certifications have continued to be appropriate and accurate to the extent required by the terms of a Government Contract or Laws applicable to such Government Contract, including any representations as to the Company’s or the applicable Subsidiary’s status as a small business concern; and

(vii) neither the Company nor any of its subsidiaries, to the Company’s Knowledge, any of their respective Affiliates, officers, employees, agents, or any “Principal” (as defined in FAR 52.209-5) of the Company or any of its Subsidiaries has been the subject of a debarment, suspension or exclusion (due to wrongful acts, omissions or a lack of responsibility) from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to the Company’s Knowledge has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past five (5) years.

Section 3.21 Employees.

(a) Section 3.21(a) of the Disclosure Schedule contains a complete and accurate list for each Designated Employee, their respective salaries, wages, other compensation (other than benefits under the Seller Employee Benefit Plans), dates of employment, positions, vacation accrual and service credits for purposes of vesting and participation eligibility under the Seller Employee Benefit Plans; provided, however, that the Company shall be permitted to update Schedule 3.21(a) as of the Closing Date to reflect (i) changes in the list of Designated Employees, (ii) vacation accrual as of the Closing Date and (iii) service credits for purposes of vesting and participation eligibility under the Seller Employee Benefit Plans; provided, however, that, no such update shall cure any breach of this Section 3.21(a) as of the date of this Agreement.

(b) Except as set forth in Section 3.21(b) of the Disclosure Schedule, other than the Designated Employees and any employee of the Company or any of the Biofuels Subsidiaries on long-term disability leave, there is no Person providing services used in the LC Business who is or could reasonably be deemed an employee of the Company or any Subsidiary, and all other Persons providing services used in or related to the LC Business for or on behalf of the Company or any Subsidiary are independent contractors under applicable Tax, employment and other Laws. No such Person nor any Governmental Authority has made or, to the Knowledge of the Company, threatened any claim that such Person is or should be considered an employee of the Company or any Subsidiary (whether under applicable Law, any service agreement or otherwise).

(c) No employee of (i) the Biofuels Subsidiaries or (ii) employee of the Company and the Non-Biofuels Subsidiaries used in the LC Business (including employees on temporary leave of absence (including any statutory leave, family medical leave, military leave and temporary disability or sick leave, but excluding employees on long term disability leave)) (each, an “Active Employee”) is party to, or otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, between such employee and the Company or any Subsidiary or, to the Knowledge of the Company, any other Person that would reasonably be expected to materially and adversely affect (i) that employee’s performance of such employee’s duties as an employee of Purchaser or a Biofuels Subsidiary after the Closing or (ii) the ability of Purchaser to conduct the LC Business as currently conducted and currently contemplated by the Company to be conducted. The employees and former employees of the Company or any Subsidiary, whose services are or were used in the LC Business, who have or had access to the Company’s or any Subsidiary’s confidential or proprietary information included in the LC Business Assets have executed confidentiality and assignment of inventions agreements that are assignable to Purchaser, included in the LC Business Assets.

(d) Neither the Company nor any Subsidiary is party or subject to any collective bargaining agreement with respect to employees whose services are used in the LC Business. Except as set forth in Section 3.21(d) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, with respect to the Active Employees, (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) charge, grievance proceeding or other claim against or affecting the Company or any Subsidiary relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission or any comparable local, state, or federal Governmental Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company or any Subsidiary, or (iv) application for certification of a collective bargaining agent. To the Knowledge of the

Company, there is no Basis for any work stoppage or other labor dispute with respect to any Active Employees. There is no lockout of any of the Company’s or any Subsidiary’s employees, and neither the Company nor any Subsidiary is contemplating such action.

(e) Except as set forth in Section 3.21(e) of the Disclosure Schedule, neither the Company nor any Subsidiary is delinquent in payments to the Designated Employees, or to contractors whose services are used in the LC Business, for any wages (including overtime pay), salaries, commissions, bonuses or other direct compensation for any service performed for it to the date of this Agreement. Except as set forth in Section 3.21(e) of the Disclosure Schedule, each of the Company and each Subsidiary has complied, and is in compliance, in all material respects with all Laws pertaining to employment, including, but not limited to, Laws governing or regarding the payment of wages or other compensation, worker classification (including the proper classification of exempt status, independent contractors and consultants), collective employee benefits, employment discrimination and harassment, statutory leave requirements, occupational safety and health, workers’ compensation for job-related injuries, and any and all other applicable Laws governing or pertaining to the terms and conditions of employment. No Active Employee has made a claim or threatened to make a claim, and to the Knowledge of the Company, none of the Designated Employees has made a claim or threatened to make a claim against the Company or any Subsidiary (under law, contract or otherwise) with respect to (i) wages, including overtime, (ii) penalties associated with wage and hour violations, (iii) alleged failure to properly calculate or pay accrued paid time off, including vacation, sabbatical, or paid sick leave, (iv) equal employment, discrimination or harassment Laws, or (v) any other Laws pertaining to labor and employment. Each of the Company and the Subsidiaries has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental authorities with respect to the Active Employees and such accounts have positive balances.

(f) The employment of each Designated Employee is terminable at will without cost to (i) the Company other than payments required under the Seller Employee Benefit Plans or reimbursements for business expenses and payments of accrued salaries, wages and vacation pay and (ii) any Biofuels Subsidiary. No Designated Employee has any right to be rehired by the Company or any Subsidiary before the hiring of a Person not previously employed by the Company or any Subsidiary.

(g) Except as required by Code § 4980B and ERISA § 601 et seq. and any similar state law (collectively, “COBRA”), neither the Company nor any Subsidiary has any Liability to provide medical or life benefits to former employees of the Biofuels Subsidiaries (or their employees after the termination of employment) or former employees of the Biofuels Subsidiaries whose services were used in the LC Business or their spouses or dependents or any other individual not employed by the Company or any Subsidiary.

(h) No Active Employee has given notice terminating, or, to the Knowledge of the Company, threatened to give notice terminating, his or her employment with the Company or any Subsidiary, and there is no pending or, the Knowledge of the Company, threatened notice of such termination.

(i) Neither the Company nor any Subsidiary has incurred any obligation or Liability under the WARN Act or any similar Laws that remains unsatisfied, nor shall any terminations on or prior to the Closing Date result in any obligation or Liability under the WARN Act or any similar Laws.

(j) Each Biofuels Subsidiary has maintained proper records regarding employees, contractors, and consultants, in compliance with applicable Laws in all material respects.

(k) The Company and each Subsidiary is in compliance with I-9 requirements and all immigration Laws and each Designated Employee of the Company or any Subsidiary has provided appropriate paperwork and documentation to support the employee’s claim that he or she is authorized to work in the United States and be employed to perform the work such person is presently performing.

Section 3.22 Employee Benefits.

(a) Section 3.22(a) of the Disclosure Schedule contains a complete and accurate list of each Seller Employee Benefit Plan under which any Designated Employee is eligible for benefits (each a “Biofuels Subsidiary Employee Benefit Plan”). With respect to each Biofuels Subsidiary Employee Benefit Plan, Purchaser has been provided with access to complete copies of (i) all documents comprising such Biofuels Subsidiary Employee Benefit Plan (including a detailed written description for any unwritten Biofuels Subsidiary Employee Benefit Plan), (ii) all related trust agreements, insurance contracts and other funding instruments, (iii) all related rulings, determination letters or advisory opinions of any Governmental Authority, (iv) all related summary plan descriptions, summaries of material modifications, employee handbooks and other written communications, (iv) the most recent actuarial and financial reports, (v) all related annual reports and other reports (including any Forms PBGC-1) filed with any Governmental Authority within the seven years preceding the date of this Agreement, (vi) all related Contracts with third-party administrators, actuaries, investment managers and other service providers, (vii) all related collective bargaining agreements pursuant to which contributions are made or obligations owed, and (viii) all related securities registration statements under the Securities Act.

(b) Each Biofuels Subsidiary Employee Benefit Plan (and each related trust, insurance contract and fund) (i) has been maintained, funded and administered in accordance with its terms and the terms of any applicable collective bargaining agreement, and (ii) complies in form and operation in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws (including state insurance Laws).

(c) All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed and distributed with respect to each Biofuels Subsidiary Employee Benefit Plan in accordance with the applicable requirements of ERISA and the Code. Each Biofuels Subsidiary Employee Benefit Plan that is subject to COBRA has met the requirements of COBRA.

(d) Full payment has been made of all amounts that the Company or any Biofuels Subsidiary is obligated to pay under all Biofuels Subsidiary Employee Benefit Plans attributable to any period before the Closing, or such amounts will be accrued and reflected in the Financial Statements in accordance with the Company’s past practice. All employer contributions to any Biofuels Subsidiary Employee Benefit Plans will vest on the Closing Date.

(e) With respect to each Biofuels Subsidiary Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a), (i) such Biofuels Subsidiary Employee Benefit Plan meets all requirements for qualification under Code § 401(a), (ii) such Biofuels Subsidiary Employee Benefit Plan has received a favorable determination letter or opinion letter from the IRS as to such Plan’s qualification under the Code, and nothing has occurred since the date of such determination that could reasonably adversely affect the qualified status of such Biofuels Subsidiary Employee Benefit Plan or any related trust, and (iii) such Biofuels Subsidiary Employee Benefit Plan has been timely amended for the requirements of the Tax legislation commonly know as “GUST” and “EGTRRA” and has been or will be submitted to the IRS for a favorable determination letter on the GUST and EGTRRA requirements within the applicable remedial amendment period.

(f) None of the Company and its ERISA Affiliates sponsors, maintains or otherwise contributes to or has any Liability with respect to any Biofuels Subsidiary Employee Benefit Plan that is a “defined benefit plan” as defined in ERISA § 3(35) or that is subject to ERISA Title IV.

(g) None of the Company and its ERISA Affiliates contributes to, has any obligation to contribute to or has any Liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to any “multi-employer plan” as defined in ERISA § 3(37) pursuant to which any Designated Employee is a beneficiary.

(h) There are no pending or, to the Knowledge of the Company, threatened claims, lawsuits, audits or other actions against any Biofuels Subsidiary Employee Benefit Plan by any employee or beneficiary covered under any Biofuels Subsidiary Employee Benefit Plan or otherwise involving any Biofuels Subsidiary Employee Benefit Plan (other than routine claims or benefits).

(i) No assets of, and no assets managed by, any Biofuels Subsidiary constitute “plan assets” as defined in 29 C.F.R. 2510.3-101, and the Contemplated Transactions (including those transactions occurring after the Closing) will not constitute a “prohibited transaction” within the meaning of Code § 4975(c) or ERISA § 406 that is not exempt under Code § 4975(d) or ERISA § 408.

(j) Except as disclosed in Section 3.22(j) of the Disclosure Schedule, consummation of the Contemplated Transactions will not (i) entitle any current or former employee of a Biofuels Subsidiary or any current or former employee whose services are used in the LC Business to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of a Biofuels Subsidiary or any current or former employee whose services are used in the LC Business, except as set forth in Section 3.22(d) regarding the vesting of employer contributions to any Biofuels Subsidiary Employer Benefit Plan or (iii) result in or satisfy a condition to the payment of compensation to any Designated Employee that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code § 280G.

(k) Section 3.22(k) of the Disclosure Schedule contains a complete and accurate list of each Contract, plan or other arrangement (whether or not written or a Biofuels Subsidiary Employee Benefit Plan) to which any Biofuels Subsidiary is party and that is a “non-qualified deferred compensation plan” subject to Code § 409A. Each such Contract, plan or other arrangement complies with the requirements of Code §§ 409A(a)(2)-(4) and any IRS guidance issued thereunder, and Purchaser has been provided with access to a complete copy of any correction request filed with, as well as any response received from, the IRS regarding a 409A correction made in 2010.

Section 3.23 Real Estate.

(a) Section 3.23(a) of the Disclosure Schedule contains a complete and accurate list of all real property that is owned by the Company or any of the Non-Biofuels Subsidiaries and used, or held for use, in the LC Business or owned by any of the Biofuels Subsidiaries and all appurtenances, easements and other rights related thereto, and all buildings and other improvements located thereon, including, without limitation, the Jennings Facility (collectively, the “Owned Real Estate”). The Company or one of its Subsidiaries holds good and marketable title to the Owned Real Estate, free and clear of all Encumbrances other than Permitted Encumbrances. None of the Permitted Encumbrances on the Owned Real Estate renders title to the Owned Real Estate unmarketable or are being violated by the Company or any of its Subsidiaries or will unreasonably interfere with the use of the Owned Real Estate. Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Estate or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein.

(b) Section 3.23(b) of the Disclosure Schedule contains a complete and accurate list of all real property that is leased or subleased by the Company or any of its Subsidiaries as lessee or sublessee and, in the case of the Company or any Non-Biofuels Subsidiary, used, or held for use, in the LC Business, including, but not limited to, (i) any leases or subleases relating to the offices and research and development facility located in San Diego, California, (ii) any leases or subleases relating to the office facility located at 6100 West Lemon Street, Tampa, Florida, and (iii) any lease or sublease relating to the apartment located at 307 North Main Street, Jennings, Louisiana (the “Leased Real Estate” and, together with the Owned Real Estate, the “Real Estate”). Except as set forth in Section 3.23(b) of the Disclosure Schedule, with respect to each lease or sublease agreement for the Leased Real Estate: (i) to the Knowledge of the Company, such lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) the Contemplated Transactions do not require the consent of any other party to such lease or sublease (except for any required landlord or subtenant consent), will not result in a breach of or default under such lease or sublease, and will not otherwise cause such lease or sublease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such lease or sublease has been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such lease or sublease; (iv) to the Knowledge of the Company, neither the Company nor any Subsidiary, nor any other Person party to such lease or sublease, is in breach of or default under such lease or sublease; and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease or sublease; (v) to the Knowledge of the Company, no security deposit or portion thereof deposited with respect to such lease or sublease has been applied in respect of a breach of or default under such lease or sublease that has not been redeposited in full; (vi) neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such lease or sublease; (vii) the other Person party to such lease or sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; (viii) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Estate or any portion thereof other than the San Diego Sublease; (ix) neither the Company nor any Subsidiary has collaterally assigned or granted any other Encumbrance (other than Permitted Encumbrances) in such lease or sublease or any interest therein other than the San Diego Sublease; and (x) there are no material understandings, oral or written, nor any course of dealings established between the parties of any sublease or lease which vary in any material respect with the rights or obligations of the parties thereto. Other than the leases and subleases for the Leased Real Estate, there are no agreements, leases, tenancies, guaranties, licenses or assignments with respect to any real property or premises which would become an obligation or be binding upon or enforceable against Purchaser or any Biofuels Subsidiary after Closing.

(c) The improvements on the Real Estate (other than the Jennings Facility) are in good operating condition and repair (awnings and ordinary wear and tear excepted). The improvements on the Jennings Facility are being conveyed in their current as-is condition and without any representation or warranty. With respect to the Leased Real Estate, there are no material capital expenditures that the Company or any of its Subsidiaries has deemed necessary to conduct of the LC Business as currently conducted. No lienable work has been performed on any of the Real Estate (other than the Jennings Facility) for which payment has not been made in full. With respect to the Leased Real Estate, no improvements completed by or on behalf of the Company or any Subsidiary constituting a part of the Leased Real Estate encroach on real property not owned by or leased to the Company or any Subsidiary or on set-back other restricted areas pursuant to zoning codes or other applicable agreements. With respect to the Leased Real Estate, all improvements completed by or on behalf of the Company or any Subsidiary have received all approvals of applicable Governmental Authorities (including Permits, all of which have been fully paid for and are in full force and effect) required in connection with the ownership or operation thereof. With respect to the Leased Real Estate, none of the improvements completed by or on behalf of the Company or any Subsidiary are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any applicable zoning or building Law or public utility or other easement, and, to the Knowledge of the Company, there are no violations of any applicable zoning or building Law relating to such improvements that remains unresolved. There are no (i) contracts for services currently affecting the Real Estate except as set forth in Section 3.23(c) of the Disclosure Schedule, (ii) challenges or appeals pending, or, to the Knowledge of the Company, threatened regarding the amount of the Taxes on, or the assessed valuation of, the Real Estate, and neither the Company nor any Subsidiary has entered into any special arrangements or agreements with any Governmental Authority with respect thereto, (iii) condemnation proceedings pending or, to the Knowledge of the Company, threatened with respect to the Real Estate, or (iv) outstanding options, rights of first offer, rights of first refusal or contracts to purchase any Real Estate or any portion thereof, except as set forth in Section 3.23(c) of the Disclosure Schedule and as provided in the San Diego Sublease.

Section 3.24 Environmental.

(a) Each of the Company and the Subsidiaries are operating the LC Business in material compliance with, all Environmental Permits currently in effect for the LC Business (other than with respect to the Jennings Facility) as currently conducted, and each of the Company and the Subsidiaries is in material compliance with all Environmental Laws with respect to the LC Business (other that with respect to the Jennings Facility). To the Knowledge of the Company, each of the Company and the Subsidiaries is in material compliance with all Environmental Laws with respect to the Jennings Facility.

(b) Section 3.24(b) of the Disclosure Schedule contains a list of all Environmental Permits as of the date of this Agreement, currently in effect for the LC Business as currently conducted. Each of the Company and the Subsidiaries possesses, and Purchaser has been provided with access to copies of, all Environmental Permits listed in Section 3.24(b) of the Disclosure Schedule, each of which is in full force and effect.

(c) Except as set forth in Section 3.24(c) of the Disclosure Schedule, no notice, citation, inquiry or complaint is pending against or, to the Knowledge of Company, threatened against the Company or any Subsidiary alleging any violation of or material Liability under any Environmental Law or Environmental Permit with respect to the LC Business.

(d) Except as set forth in Section 3.24(d) of the Disclosure Schedule (and with respect to the Jennings Facility, to the Knowledge of the Company), at the Real Estate there exists no: (i) underground storage tanks or lines, (ii) materials or equipment containing asbestos, polychlorinated biphenyls, or radioactive materials, (iii) groundwater monitoring wells, drinking water wells, production water wells, or injection wells, or (iv) landfills, surface impoundments or disposal areas.

(e) Except as set forth in Section 3.24(e) of the Disclosure Schedule (and with respect to the Jennings Facility, to the Knowledge of the Company), there has been no storage, treatment, generation, transportation, handling, disposal (whether on-site or offsite) or Release of any Hazardous Materials at the Real Estate (and with respect to the Jennings Facility, to the Knowledge of the Company) by any of the Company, any Subsidiary, any of their respective Affiliates and the Company’s or any Subsidiary’s predecessors-in-interest or by any other Person for which the Company or any Subsidiary is responsible.

(f) Except for cleaning supplies maintained on the Real Estate in the Ordinary Course of Business, no Hazardous Materials are located at, on, under or, (and with respect to the Jennings Facility, to the Knowledge of the Company), are migrating to or from the Real Estate except as set forth in Section 3.24(f) of the Disclosure Schedule.

(g) Neither the Company nor any Subsidiary has designed, manufactured, or installed products or other items containing asbestos or polychlorinated biphenyls at the Real Estate.

(h) To the Knowledge of Company, no Biofuels Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material Liability (including any obligation for corrective or remedial action) of any other Person relating to or arising under any Environmental Law or Environmental Permit.

(i) Purchaser has been provided with access to complete copies of all environmental audits, assessments, reports and other documents that (i) relate to the Company’s, any Subsidiary’s, any of their respective Affiliates’ or the Company’s or any Subsidiary’s predecessors-in-interest’s past or current facilities or operations used in the LC Business and (ii) are in the possession of the Company or any Subsidiary.

Section 3.25 LC Business Intellectual Property.

(a) The Company or a Subsidiary owns, or licenses or otherwise possesses rights to use, each item of the LC Business Intellectual Property Assets. To the Knowledge of the Company, there is no other item of Intellectual Property owned or licensed by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries otherwise possesses the rights to use, that is necessary for the conduct of the LC Business as currently conducted that is not included in the LC Business Intellectual Property Assets.

(b) With respect to each item of LC Business Owned Intellectual Property Assets: (i) except as set forth in Section 3.25(b)(i) of the Disclosure Schedule, the

Company or a Subsidiary possesses exclusive right, title and interest in and to the item, free and clear of any Encumbrances; (ii) except as set forth in Section 3.25(b)(ii) of the Disclosure Schedule, the item is in good standing and is not subject to any outstanding Order, past due payment, past due or delinquent filing, decision or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (iii) except as set forth in Section 3.25(b)(iii) of the Disclosure Schedule, no legal or administrative proceeding is pending or, to the Knowledge of the Company, threatened in writing, that challenges the legality, validity, enforceability of, or the Company’s or any Subsidiary’s ownership of or license or other right to use or otherwise exploit, the item; (iv) to the Knowledge of the Company, there is no reason that any Parent Rights of the LC Business Owned Intellectual Property Assets would be considered invalid or unenforceable; (v) each such item is presently pending or in force and subsisting; and (vi) to the Knowledge of the Company, the Company or a Subsidiary possesses the rights to sue for past infringements, the rights to damages and profits due or accrued and any other remedies. Other than as expressly set forth and described in Section 3.25(b) of the Disclosure Schedule, no license, sublicense, covenant, agreement or permission has been granted or entered into by the Company or any of its Subsidiaries in respect of any item of LC Business Owned Intellectual Property Assets.

(c) With respect to each item of the LC Business Licensed Intellectual Property Assets: (i) the Company’s or the Subsidiary’s rights as a licensee thereof are legal, valid, binding, enforceable and in full force; (ii) to the Knowledge of the Company or any Subsidiary, no party to any agreement granting the Company or the Subsidiary rights as a licensee thereof is in breach or default and no event has occurred (and not been waived in writing in accordance with its terms) which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iii) neither the Company nor any Subsidiary has received notice that any Third Party intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder; and (iv) except as set forth in Section 3.25(c) of the Disclosure Schedule, the agreement granting the Company or the Subsidiary rights as a licensee or licensor of LC Business Licensed Intellectual Property Assets will not be terminated or cancelled, or the Company’s or the Subsidiary’s rights thereunder diminished or impaired, or the Company’s or the Subsidiary’s obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

(d) To the Knowledge of the Company, there is not as of the date hereof, and has not been during the past five (5) years, any infringement (including inducing, contributory or vicarious infringement), misappropriation, dilution or unauthorized use or disclosure by the Company or any Subsidiary of any Third Party’s Intellectual Property, and the Company and each Subsidiary have had all rights necessary under the LC Business Intellectual Property Assets or licensed to the Company or any Subsidiary by any Third Party to carry out their respective business activities during the past five (5) years; and (ii) to the Knowledge of the Company, there is not existing any threatened claim against the Company or any Subsidiary for such a violation or any Basis which would or could give rise to a claim for such a violation. Except as set forth on Schedule 3.25(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has at any time during the past five (5) years been subject to any legal proceeding (or received any written notice, charge, complaint, claim or demand or, to the Knowledge of the Company, threat) alleging a claim of infringement, misappropriation, unauthorized use or disclosure of any Third Party’s Intellectual Property.

(e) To the Knowledge of the Company, as of the date hereof there is no infringement, misappropriation, dilution or unauthorized use or disclosure by any Third Party or any other Party or their respective Affiliates of any of the LC Business Intellectual Property Assets. Neither the Company nor any Subsidiary has during the past five (5) years brought, or in writing threatened to bring, against any Third Party any legal proceeding for infringement, misappropriation, dilution or unauthorized use or disclosure of any LC Business Intellectual Property Assets or breach of any license, sublicense or agreement involving any LC Business Intellectual Property Assets and, to the Knowledge of the Company and any Subsidiary, any Basis which would or could give rise to a claim for such a violation.

(f) Except as set forth on Schedule 3.25(f) of the Disclosure Schedule, the Company or a Subsidiary has the exclusive right to file, prosecute and maintain each item of LC Business Owned Intellectual Property Assets and to register each such item of LC Business Owned Intellectual Property Assets, including any such Intellectual Property that has not yet been the subject of such an application, and has the exclusive right to maintain exclusive ownership of each such item of LC Business Owned Intellectual Property Assets.

(g) The Company and each Subsidiary has taken all commercially reasonable actions to maintain and protect each item of LC Business Intellectual Property Assets (and with respect to the LC Business Licensed Intellectual Property Assets, to the extent the Company or a Subsidiary has the right to do so under the applicable Seller Contract), including payment of all fees, annuities, Taxes and all other payments that have become due from the Company or any Subsidiary to any Governmental Authority or to the Company’s Knowledge, licensor with respect to the LC Business Intellectual Property Assets, and have taken all commercially reasonable steps necessary to prosecute, register, maintain, protect and enforce the same. Section 3.25(g) of the Disclosure Schedule includes all due dates for known filings, fees, annuities, Taxes, maintenance and other payments or other actions falling due in respect of each of the LC Business Intellectual Property Assets within six (6) months following the Closing Date. The Company has identified or made available for review by Purchaser correct and complete copies of all of the registrations and applications evidencing ownership and prosecution (if applicable) of each of the LC Business Intellectual Property Assets as requested by Purchaser (but with respect to the LC Business Licensed Intellectual Property Assets, to the extent such materials are in the possession of the Company or a Subsidiary).

(h) Except as set forth on Schedule 3.25(h) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any Third Party a license or other right to use any LC Business Intellectual Property Assets other than under an LC Business Contract, excluding any implied licenses granted as the result of commercial sales of products or services incorporating such LC Business Intellectual Property Assets.

(i) All current and former employees, directors, scientific advisory board, members, independent contractors and consultants of the Company or a Subsidiary: (i) are a party to a “work-for-hire” and/or other agreements with the Company or a Subsidiary that has accorded the Company or a Subsidiary full, effective, exclusive and original ownership of all LC Business Owned Intellectual Property Assets arising or relating to their respective work, services and/or relationship with or for Company or a Subsidiary; or (ii) have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or a Subsidiary effective and exclusive ownership of all LC Business Intellectual Property Assets arising or relating to their respective work, services and/or relationship with or for Company or a Subsidiary.

(j) Except as set forth in Section 3.25(j) of the Disclosure Schedule, none of the rights in or to any LC Business Intellectual Property Assets shall be adversely affected by the execution or delivery of this Agreement and the other Transaction Documents by the Company, nor by the full performance by the Company or any Subsidiary of any of its obligations hereunder or thereunder, nor will the execution or delivery of this Agreement and the other Transaction Documents by the Company, nor the full performance by the Company or any Subsidiary of any of its obligations hereunder or thereunder, result in any Third Party being granted rights of access to, use of, or the placement in or release from escrow of, any LC Business Intellectual Property Assets, except as expressly permitted by this Agreement and the other Transaction Documents.

(k) Section 3.25(k) of the Disclosure Schedule contains a complete and accurate list of all Software owned by or licensed to the Company or any Subsidiary that is used in or related to the LC Business (collectively, the “LC Business Software”). Section 3.25(k) of the Disclosure Schedule shall (i) indicate for each item of LC Business Software the identity of the owner of the Software, if owned by the Company or one of its Subsidiaries, and (ii) the identity of both the licensor and licensee of any such Software, if owned by a Third Party. The Company or a Subsidiary owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission, the LC Business Software, free and clear of any Encumbrances. Except as specified in Section 3.25(k) of the Disclosure Schedule, the Company or a Subsidiary is in actual and sole possession of the complete source code of the LC Business Software. To the Knowledge of the Company, except as set forth Section 3.25(k) of the Disclosure Schedule, there are no material defects in the LC Business Software currently used or held for use by the Company or any Subsidiary and there are no material errors in any design documentation relating to the LC Business Software. Except as set forth in Section 3.25(k) of the Disclosure Schedule, the Company or a Subsidiary has good and sole title to all copyrights in and to the LC Business Software, free and clear of any Encumbrances, and, to the Knowledge of the Company, such copyrights are not being challenged in any way. Except as set forth in Section 3.25(k) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Subsidiary is subject to any “open source” or “copyleft” obligations with respect to the LC Business Software or otherwise obligated to make any public disclosure or general availability of source code for any LC Business Software.

(l) The Company and each Subsidiary has taken all reasonable steps to safeguard the information technology systems utilized in the LC Business, including the implementation of procedures to ensure that such systems are free from disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by a Third Party. To date, there have been no successful unauthorized intrusions or breaches of the security of such systems.

(m) To the Knowledge of the Company, the Company and its Subsidiaries have taken all commercially reasonable and necessary steps to protect the secrecy and confidentiality of all Confidential Information within the LC Business Intellectual Property Assets. Except as set forth on Schedule 3.25(m) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Subsidiary has caused any such applicable LC Business Intellectual Property Assets including, without limitation, any Confidential Information within such applicable LC Business Intellectual Property Assets, to be misused or otherwise become part of the public domain or taken any action or failed to take any action that directly or indirectly caused any Confidential Information within such LC Business Intellectual Property Assets to enter the public domain.

(n) Intentionally omitted.

(o) For all instances in which the Company or any of its Subsidiaries first conceived or reduced to practice any inventions within the LC Business Owned Intellectual Property Rights while performing under any Government Contract, the Company or the applicable Subsidiary promptly and properly filed all necessary disclosures, elections and applications with respect to such inventions as required under the Government Contract and related law and regulation, including but not limited to the Bayh-Dole Act and the relevant implementing regulations. Except as set forth in Section 3.25(o) of the Disclosure Schedule, no Governmental Authority or Third Party has any ownership or licensing rights in any inventions of any Biofuels Subsidiary or relating to the LC Business Owned Intellectual Property Assets.

(p) Except as set forth in Section 3.25(p) of the Disclosure Schedule, with respect to any “technical data” or “computer software” developed by (i) the Company or any Non-Biofuels Subsidiary for use in or relating to the LC Business or (ii) any Biofuels Subsidiary, in each case, “exclusively at private expense” or “at private expense” as those terms are defined in the Federal Acquisition Regulation (“FAR”), the U.S. Department of Defense Supplement to the FAR (“DFARS”), the Department of Energy Acquisition Regulation (“DEAR”), or under the Rights in Data and Patent Rights clauses in any contract with a Governmental Entity (such applicable contract definition, together with FAR, DFARS, and DEAR, the “Data Regulations”): (i) in no case has the Company or any of its Subsidiaries granted any Governmental Authority any rights in such technical data greater than the “limited rights” defined in the Data Regulations or any rights in computer software greater than the rights permitted by the Company’s and/or its Subsidiaries’ commercial software license (if furnishing of same to the Government customer was permitted by law), if any, or the “restricted rights” defined in the Data

Regulations, (ii) in no case has the Company or any of its Subsidiaries waived any of its own rights in such technical data or computer software within the LC Business Owned Intellectual Property by failing to mark such data or software in accordance with the applicable “marking” or “restrictive legend” requirements for protection of such rights, or by any other acts or omissions constituting a waiver, including failing to furnish the Company’s and/or its Subsidiaries’ standard commercial license, if any, to the Government customer when doing so was permitted by Law, (iii) in no case has any Governmental Authority or any other Person asserted a challenge, or expressed an intent to challenge, any of the Company’s or its Subsidiaries’ rights in such technical data or computer software pursuant to the Data Regulations, and (iv) the Company and its Subsidiaries have taken all measures that are reasonable and customary for companies in similar lines of business to protect its rights in technical data and computer software under the Data Regulations.

Section 3.26 Taxes.

(a) Except as set forth in Section 3.26(a) of the Disclosure Schedule, each of the Company (with respect to income Taxes) and each Biofuels Subsidiary has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete, accurate and prepared in compliance with all applicable Laws. All Taxes payable by the Company (with respect to income Taxes) or any Biofuels Subsidiary, whether or not shown on any Tax Return, have been paid in full, and the Company (with respect to income Taxes) and the Biofuels Subsidiaries have fully complied with all applicable Tax Laws. Neither the Company (with respect to income Taxes) nor any Biofuels Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company (with respect to income Taxes) or any Biofuels Subsidiary does not file Tax Returns that the Company or such Biofuels Subsidiary is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any LC Business Assets that arose in connection with any failure or alleged failure to pay any Tax.

(b) Each of the Biofuels Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person. All Forms W-2, 1099, 940, 941, 944, 945, as applicable and other related forms required with respect to such withholding and payment have been properly completed and timely filed by each Biofuels Subsidiary.

(c) There is no dispute or claim concerning any Liability for Taxes of the Company or any Biofuels Subsidiary or otherwise on account of the LC Business claimed or raised by any Governmental Authority. Except as set forth in Section 3.26(c) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened or anticipated audits or other investigations in respect of Taxes of the Company or any Biofuels Subsidiary or otherwise on account of the LC Business.

(d) Section 3.26(d) of the Disclosure Schedule contains a complete and accurate list of all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Biofuels Subsidiary for taxable periods ended on or after January 1, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Purchaser correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Biofuels Subsidiary since January 1, 2006.

(e) Neither the Company (with respect to income Taxes) nor any Biofuels Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Except as set forth in Section 3.26(f) of the Disclosure Schedule, no Biofuels Subsidiary has made any payments, and, in connection with the consummation of the Contemplated Transactions, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Code § 280G.

(g) The unpaid Taxes of the Biofuels Subsidiaries (i) did not, as of the date of the Financial Statements, exceed the reserve for Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Biofuels Subsidiaries in filing their Tax Returns.

(h) No Biofuels Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) “closing agreement,” as described in Code § 7121 (or any corresponding or similar provision of Tax Law);

(iii) Intercompany Transaction (or any corresponding or similar provision or administrative rule of Tax Law);

(iv) installment sale or open transaction made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(i) election to defer the recognition of income from the discharge of indebtedness under Code § 108(i).

(j) No Biofuels Subsidiary has distributed stock of another Person, or has had its capital stock or equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(k) Each “affiliated group” within the meaning of Code § 1504(a) of which the Company or any Biofuels Subsidiary is or has been a member (a “Company Affiliated Group”) has timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any member of a Company Affiliated Group (whether or not shown or required to be shown on any Tax Return) have been paid.

(l) Neither the Company nor any Biofuels Subsidiary has (i) ever been a member of an “affiliated group” within the meaning of Code § 1504(a) filing a consolidated federal income Tax Return or any similar group for any foreign, state or local income Tax purpose (other than a group of which the Company was the common parent) or (ii) has any liability for Taxes of any Person under Reg. § 1.1502-6 or any similar Law or as a transferee or successor, by operation of law, contract or otherwise.

(m) Neither the Company nor any Biofuels Subsidiary is party to any Tax allocation or sharing Contract.

(n) Neither the Company nor any Biofuels Subsidiary has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(o) Each of the Company and the Biofuels Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.

(p) Each of Verenium Biofuels Louisiana, and Verenium Jennings, BCI California, BCI Equity and BCI Gridley is, and at all times since its formation has been, properly classified as an entity disregarded as separate from Verenium Biofuels for all federal income Tax purposes and all applicable state and local income Tax purposes.

(q) Vercipia Texas is, and at all times since its formation has been, properly classified as an entity disregarded as separate from Highlands.

(r) Except as set forth on Section 3.26(r) of the Disclosure Schedule, each of Verenium Biofuels and BCI Operations is, and at all times since its formation has been, properly classified as a “C corporation” for all federal income Tax purposes and all applicable state and local income Tax purposes.

(s) Verenium Biofuels and BCI Operations are members of a Company Affiliated Group of which the Company is the common parent.

(t) Neither the Company nor any Biofuels Subsidiary has participated in an international boycott within the meaning of Code § 999.

(u) Neither the Company nor any Biofuels Subsidiary has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(v) Neither the Company nor any Biofuels Subsidiary is or has ever been subject to income Tax imposed by any jurisdiction other than the United States, and states or other subdivisions thereof.

Section 3.27 Litigation. Except as disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission, neither the Company nor any Biofuels Subsidiary is a party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or governmental or other authority) with respect to the LC Business Assets or the LC Business. Section 3.27 of the Disclosure Schedule contains a complete and accurate list of each action, suit, proceeding, hearing, or investigation (other than those that have been disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission) of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator, (i) against the Company, any Biofuels Subsidiary or any of their respective directors, officers and shareholders that is related to the LC Business, (ii) with respect to or affecting (a) the LC Business Assets or (b) the operations, assets, business or financial condition of the LC Business, or (iii) related to the consummation of Contemplated Transactions.

Section 3.28 Compliance with Laws. Neither the Company nor any Biofuels Subsidiary is in violation of, delinquent under or being investigated for violation of any Law, Order or Permit (a) relating to the LC Business or the LC Business Assets or (b) to which the Company’s or any Biofuels Subsidiary’s properties, assets, personnel, business activities or real estate are subject, including Laws, Orders and Permits relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, foreign corrupt practices, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes. Section 3.28 of the Disclosure Schedule contains a complete and accurate list of all notices of violation or investigation of any of the foregoing that the Company or any Biofuels Subsidiary received within the past three (3) years.

Section 3.29 Business Continuity. None of the information technology systems, Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and/or any Biofuels Subsidiary in the conduct of the LC Business and that constitute LC Business Assets (collectively, the “Systems”) have, in the past twelve (12) months, caused any substantial disruption or interruption in or to the use of any such Systems by the Company or any Biofuels Subsidiaries. The Biofuels Subsidiaries are covered by business interruption insurance in scope and amount customary for a company of the size and nature of the Biofuels Subsidiaries.

Section 3.30 Commercial Bribery. Neither the Company, nor any Biofuels Subsidiary, nor any of the Company’s or any Biofuels Subsidiary’s former or current directors,

officers, employees, agents or representatives has made, directly or indirectly, with respect to the LC Business, any bribes or kickbacks, illegal political contributions, payments from the Company’s or any Biofuels Subsidiary’s funds not recorded on the books and records of the Company and the Biofuels Subsidiaries or payments from corporate funds to any governmental official or other Person for the purpose of (a) affecting their action or the action of the governmental authorities they represent, (b) obtaining favorable treatment in securing business or licenses or obtaining special concessions, or (c) obtaining or retaining business. Neither the Company nor any Biofuels Subsidiary has, directly or indirectly, made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

Section 3.31 Suppliers. Section 3.31 of the Disclosure Schedule lists, as of the date of this Agreement, all suppliers of the LC Business from whom the Company or any Biofuels Subsidiary has collectively purchased $100,000 or more of goods or services during any of the three most recent fiscal years (a “Significant Supplier”). Neither the Company nor any Biofuels Subsidiary is a party to any Seller Contract with any Government Authority, except as listed in Section 3.20 of the Disclosure Schedule. To the Company’s Knowledge, no Significant Supplier has indicated it intends to terminate, limit or negatively alter its business relationship with the Company with respect to the LC Business or any Biofuels Subsidiary. To the Knowledge of the Company and other than with respect to relationships that are terminable at the will of the supplier, there is no legitimate Basis for a Significant Supplier to terminate, limit or negatively alter its business relationship with the Company with respect to the LC Business or any Biofuels Subsidiary.

Section 3.32 Related Party Transactions. Section 3.32 of the Disclosure Schedule contains a complete and accurate list of each business relationship with respect to the LC Business (other than normal employment relationships) between (a) the Company or any Biofuels Subsidiary and (b) any of (i) the Company’s or any Biofuels Subsidiary’s present or former directors, managers, officers, and employees, (ii) the family members of any Person described in Section 3.32(b)(i), and (iii) the entities controlled by any Person described in Section 3.32(b)(i) or Section 3.32(b)(ii) or in which any such Person, directly or indirectly, has a material financial interest.

Section 3.33 Brokers. Except as set forth on Section 3.33 of the Disclosure Schedule, neither the Company nor any Biofuels Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

Section 3.34 Complete Disclosure. To the Knowledge of the Company, the representations and warranties in this Article III do not contain any untrue statement or omit to state a material fact necessary to make the statements and information in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Power and Authority. Purchaser has full power and authority to enter into and perform this Agreement and all other Transaction Documents to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”).

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles. Upon execution and delivery by Purchaser, the other Purchaser Documents will have been duly executed and delivered by Purchaser and will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

Section 4.4 Consents. Except for any filing required under the HSR Act, no consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or other Person is required for Purchaser’s execution and delivery of the Purchaser Documents or Purchaser’s consummation of the Contemplated Transactions.

Section 4.5 No Conflicts. Neither Purchaser’s execution and delivery of the Purchaser Documents nor Purchaser’s consummation of the Contemplated Transactions will conflict with or result in a breach of any provision of Purchaser’s Governing Documents or any Law or Order to which Purchaser is party or by which Purchaser is bound. Purchaser is not a party to or bound by any Contract under which (a) Purchaser’s execution and delivery of or performance under the Purchaser Documents or consummation of the Contemplated Transactions will constitute a default, breach or event of acceleration, or (b) performance by Purchaser according to the terms of the Purchaser Documents may be prohibited, prevented or delayed.

Section 4.6 Brokers. Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

Section 4.7 Knowledge. Purchaser has not relied on and is not relying on any representations, warranties or other assurances regarding Company or its Subsidiaries, the Purchased Assets, the LC Business Assets or the LC Business other than those representations and warranties expressly set forth in Article III of this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Further Actions. Each Party will, and will cause its Affiliates to, use commercially reasonable efforts to cooperate with the other Parties and their Affiliates and to take such actions and execute and deliver any documents or instruments that are necessary, proper or advisable to consummate the Contemplated Transactions as promptly as practicable, including using commercially reasonable efforts to (a) obtain each of the consents, authorizations, Orders, acknowledgements or approvals required to be disclosed pursuant to Section 3.4 , Section 3.5, Section 4.4 or Section 4.5 or listed in Section 2.3(g) of the Disclosure Schedule, (b) prevent the entry, enactment or promulgation of any pending or threatened Order that would prevent, prohibit or delay the consummation of the Contemplated Transactions, (c) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Contemplated Transactions, (d) effect all necessary, registrations, applications, notices and other filings required by applicable Law to consummate the Contemplated Transactions (including all filings under the HSR Act), and (e) cooperate with the other Parties with respect to all filings by any other Party that is required by applicable Law or that such other Party otherwise elects to make to consummate the Contemplated Transactions, (including the early termination of any applicable waiting period under the HSR Act). For the avoidance of doubt, prior to the Closing the Company will, and will cause its Subsidiaries and their respective Affiliates to, use commercially reasonable efforts to commence the assignment or other transfer to, and assumption by, a Biofuels Subsidiary of all LC Business Intellectual Property Assets not otherwise owned by or licensed to a Biofuels Subsidiary.

Section 5.2 Operation of the Business. Between the date of this Agreement and the Closing Date, unless Purchaser shall otherwise agree in writing, the Company shall cause the LC Business to be conducted only in the Ordinary Course of Business, and shall use its commercially reasonable efforts to preserve substantially intact the organization of the LC Business, substantially keep available the services of the Designated Employees and consultants of the LC Business and substantially preserve the current relationships of the LC Business with customers, suppliers and other Persons with which the LC Business has material business relations. For the avoidance of doubt, the Company shall, and shall cause its applicable Subsidiaries to, pay all registration, maintenance, renewal, and annuity fees and Taxes due by Company or any Subsidiary prior to and as of the Closing Date, without extensions of time or late payment fees, and have all necessary documents prepared and filings timely made in connection therewith, for the maintenance, prosecution, registration and filing of each item of LC Business Intellectual Property Assets. In furtherance of the foregoing and in no way limiting the foregoing, between the date of this Agreement and the Closing Date, the Company shall:

(a) if requested in writing by Purchaser, report to Purchaser regarding the LC Business and the status of the LC Business and the Company’s and each Biofuels Subsidiary’s operations and finances; provided, that, the Company shall only be required to report information that is currently available to the Company and that is prepared in a format that is currently used by the Company to report such information or a format required pursuant to this Agreement;

(b) maintain the LC Business Assets in a state of repair and condition that is consistent with the Ordinary Course of Business;

(c) pay or otherwise satisfy in the Ordinary Course of Business all of its material Liabilities;

(d) keep in full force and effect, without amendment or other modification, all material rights relating to the LC Business;

(e) comply in all material respects with all Laws and Orders relating to the LC Business;

(f) continue in full force and effect the insurance coverage under the policies required to be disclosed in Section 3.16 of the Disclosure Schedule or substantially equivalent policies;

(g) maintain all books and records relating to the LC Business in the Ordinary Course of Business; and

(h) cooperate with and assist Purchaser in identifying all Permits required by Purchaser to operate the LC Business after the Closing Date.

Section 5.3 Negative Covenants. Between the date of this Agreement and the Closing Date, the Company shall not directly or indirectly take any of the following actions in connection with the LC Business or the LC Business Assets without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) adopt or propose any change to any Governing Document of any Biofuels Subsidiary;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than a Permitted Encumbrance) any LC Business Assets, other than sales, transfers or dispositions of assets in the Ordinary Course of Business;

(c) amend, waive, modify or consent to the termination of any LC Business Contract or Permit or amend, waive, modify or consent to the termination of rights of the Company or any Biofuels Subsidiary thereunder, or enter into any Contract that would be a LC Business Contract if entered into prior to the date hereof, other than in the Ordinary Course of Business;

(d) authorize, or make any commitment with respect to, any single capital expenditure for the LC Business that is in excess of $75,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the LC Business taken as a whole, other than jointly approved “surge” expenditures pursuant to the Surge Funding Agreements;

(e) enter into any lease of real or personal property or any renewals thereof for the LC Business involving a term of more than one year or rental obligation exceeding $75,000 per year in any single case, other than, in the case of personal property, in the Ordinary Course of Business;

(f) increase the compensation payable or to become payable or the benefits provided to the Designated Employees, except (i) for normal merit and cost-of-living increases consistent with past practice in salaries, (ii) for wages of any Designated Employee who receive less than $100,000 in total annual cash compensation from the Company or any Biofuels Subsidiary or (iii) as required by Law, or grant any severance or termination payment to, or pay, loan or advance any amount to, any Designated Employee, or establish, adopt, enter into or amend any Biofuels Subsidiary Employee Benefit Plan, other than in the Ordinary Course of Business;

(g) make any change in any method of accounting or accounting practice or policy affecting the financial statements of the LC Business, except as required by GAAP or any changes to GAAP required to be applied after the date of this Agreement;

(h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the LC Business or the LC Business Assets, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business or as otherwise contemplated by this Agreement;

(i) permit the lapse of any right relating to LC Business Intellectual Property Assets or any other material intangible asset used or related to the LC Business;

(j) except for the collection of receivables, use any assets of the LC Business to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the other Transaction Documents;

(k) except as required to comply with ERISA or maintain qualification under Code § 401(a), not amend, modify or terminate any Biofuels Subsidiary Employee Benefit Plan and, except as required under any Biofuels Subsidiary Employee Benefit Plan, not make any contributions to or with respect to any Biofuels Subsidiary Employee Benefit Plan; provided that the Company and the Biofuels Subsidiaries will contribute such amounts as are necessary to fund fully all of the benefit liabilities of each Biofuels Subsidiary Employee Benefit Plan on a plan-termination basis as of the Closing Date;

(l) incur, assume, guarantee or otherwise become liable for any Biofuels Subsidiary Indebtedness;

(m) engage in any practice, taken any action, or enter into any transaction of the sort described in Section 3.19 above;

(n) enter into any settlement of any litigation, proceeding or governmental investigation with any Governmental Authority or other Person relating to the LC Business or any LC Business Assets or any Assumed Liability; or

(o) enter into an agreement to do any of the foregoing.

Section 5.4 Access Rights. The Company agrees that from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the following provisions shall apply:

(a) Without interfering with the Company’s conduct of the business before Closing, Purchaser shall be permitted reasonable access to any Designated Employees to discuss the LC Business following the consummation of the Contemplated Transactions, including, without limitation, in-person contact and communication with such Designated Employees at the Company’s or its Subsidiaries’ premises during the Company’s or such Subsidiaries’ normal business hours, provided that Purchaser shall give the Company notice of such plans and shall provide details of such plans if requested. The Company and Purchaser shall cooperate with each other in arranging or coordinating any access by Purchaser to Designated Employees for the purpose of contacting or communicating with them under this Section 5.4(a).

(b) The Implementation Manager and its designees shall have reasonable access, upon reasonable advance notice, and subject to compliance with Law, to the Company’s or its Subsidiaries’ premises, facilities, materials and personnel during normal business hours for the purpose of coordinating and implementing the sale and transfer of the LC Business from the Company to Purchaser pursuant to this Agreement. Notwithstanding the foregoing, the Company shall conduct its operations in the Ordinary Course of Business as if the Contemplated Transactions were not occurring, prior to Closing.

(c) The Company shall cooperate with and assist Purchaser in implementing the sale and transfer of the LC Business from the Company to Purchaser at Closing, including, without limitation, with respect to (i) implementing the separation of the Purchased Assets from the Excluded Assets, which cost and expense shall be borne equally by the Company and Purchaser, and performing all activities associated therewith to the extent necessary to carry out the purposes of this Agreement, (ii) transferring, moving or transporting any equipment, facilities, materials or other assets, which cost and expense shall be borne equally by the Company and Purchaser, to or from the building space at the San Diego Premises that will be sublet to the Company under the Sublease Agreement, which cost and expense shall be borne equally by the Company and Purchaser, to or from the building space at the San Diego Premises that will be leased by Purchaser upon assignment of the San Diego Leases, and/or any common spaces at the San Diego Premises to be shared by the Company and Purchaser from and after Closing, (iii) transferring as necessary any Designated Employees to a Biofuels Subsidiary at least seven (7) days prior to the Closing, which cost and expense shall be borne by the Company, and (iv) transitioning operation of the Company’s facilities and assets to Purchaser upon Closing.

(d) The Company shall, upon reasonable advance notice and subject to compliance with Law, provide the Purchaser Group with full access to, and copies of, all of the properties, books, contracts, documents, insurance policies, records and personnel relating to the LC Business, Designated Employees and the Purchased Assets during normal business hours; provided, however, that any such access shall be conducted at

Purchaser’s expense under the supervision of appropriate personnel of the Company. Nothing herein shall require the Company to disclose any information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege.

(e) The Company shall, upon reasonable advance notice and subject to compliance with Law, reasonably cooperate with Purchaser in allowing Purchaser to make inspections of the Real Estate, including environmental audits and tests, provided that no such items damage the Real Estate, during normal business hours; provided, however, that any such access shall be conducted at Purchaser’s expense under the supervision of appropriate personnel of the Company, all costs and expenses of obtaining any third party consents or approvals to conduct Phase II testing shall be borne by Purchaser and no Phase II testing shall be conducted without the prior written consent of the Company.

Section 5.5 Interim Financial Statements.

(a) If the Closing Date occurs prior to August 16, 2010, the Company shall promptly deliver to Purchaser by the Closing Date a copy of a consolidated balance sheet of the LC Business as of June 30, 2010.

(b) If the Closing Date does not occur by August 16, 2010, the Company shall deliver to Purchaser on August 16, 2010 a copy of a consolidated and consolidating balance sheet of the LC Business as of June 30, 2010.

(c) If the Closing Date does not occur by August 20, 2010, the Company shall deliver to Purchaser on August 20, 2010 a copy of a consolidated and consolidating balance sheet of the LC Business as of July 31, 2010.

(d) For periods ending after July 31, 2010, within twenty (20) days after the end of each month ending prior to the Closing Date (so that the first required deliverable under this sentence is due by September 20, 2010), the Company shall promptly deliver to Purchaser a copy of a consolidated and consolidating balance sheet of the LC Business.

(e) Each balance sheet delivered under this Section 5.5 shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Financial Statements, provided that in the case of clauses (b), (c) and (d) the balance sheet shall be presented in both a consolidated and consolidating manner by legal entity.

(f) For purposes of this Section 5.5, (i) a “consolidated” balance sheet means a balance sheet that presents an analysis of the Company’s biofuels business segment accounted for under PeopleSoft business unit BF060 (excluding any Excluded Assets and Retained Liabilities reflected in such business unit BF060), and also the Purchased Assets and Assumed Liabilities accounted for under the PeopleSoft business unit of the Company (business unit D01); and (ii) a “consolidating” balance sheet means a consolidated balance sheet that is split up by legal entity.

Section 5.6 Notifications; Disclosure Updates.

(a) Until the Closing, each Party will promptly deliver written notice to the other Parties of any event, fact, circumstance or condition that constitutes or could reasonably be expected to cause (i) a breach of any representation or warranty made by such Party as of the date of this Agreement, (ii) except as expressly contemplated by this Agreement, a breach of any such representation or warranty had such representation or warranty been made as of the occurrence of such event or discovery of such fact, circumstance or condition, (iii) a breach of any of such Party’s covenants under this Agreement, (iv) render the satisfaction of the conditions in Section 2.2 or Section 2.3 impossible or unlikely, or (v) a prevention, prohibition or delay of the timely consummation of the Contemplated Transactions.

(b) Until the Closing, the Company will, as soon as possible after discovery (but at least five (5) Business Days prior to the Closing Date), deliver to Purchaser written notice (each a “Disclosure Schedule Update”) of any amendment of or supplement to the Disclosure Schedule to (i) reflect any event occurring or fact, circumstance or condition arising after the date of this Agreement that, if such event occurred or such fact, circumstance or condition arose before or on the date of this Agreement would have been required to be disclosed in the Disclosure Schedule or (ii) correct any existing inaccuracy or deficiency in the Disclosure Schedule based on any event that occurred or fact, circumstance or condition existed before or on the date of this Agreement; provided, however, that (x) no such amendment or supplement will either cure any failure to satisfy the condition in Section 2.3(b) that might otherwise exist or otherwise prejudice Purchaser’s termination rights under Article VI; provided, further, that in the event that Purchaser consummates the Contemplated Transactions and effectuates the Closing, no amendment or supplement pursuant to this Section 5.6(b) shall be deemed to have modified the Disclosure Schedule or qualified the representations and warranties in Article III for purposes of Purchaser’s indemnification rights under Article IX.

Section 5.7 Antitrust Approvals.

(a) Until the Closing, each Party will, and will cause its Affiliates to, take all actions necessary, proper or advisable under applicable Law to (i) file or cause to be filed all requisite documents and notification in connection with the Contemplated Transactions as required by the HSR Act, as soon as practicable after the date of this Agreement, (ii) satisfy any other filing requirements or the issuance of approvals, clearances, consents or authorizations required with respect to any anti-trust Law, (iii) request early termination of any waiting periods under the HSR Act, (iv) comply as promptly as practicable with any requests for information or documents received from any Governmental Authority by any of Purchaser, the Company and their respective Affiliates, (v) coordinate and cooperate with one another and exchange such information and render such assistance as the other may reasonably request in connection with such HSR filings and requests for information or documents, subject to such confidentiality restrictions as may be reasonably requested, and (vi) avoid the entry of any Order under any anti-trust Law prohibiting, preventing or restricting consummation of the Contemplated Transactions.

(b) The Parties will use commercially reasonable efforts to resolve any objections asserted by any Governmental Authority under applicable anti-trust Laws with respect to the Contemplated Transactions. If any Governmental Authority or other Person initiates or threatens any administrative, judicial or legislative action or proceeding challenging the Contemplated Transactions as violating any applicable anti-trust Law, the Parties will use commercially reasonable efforts and cooperate in good faith to contest and defend against such action or proceeding and to have any Order under any anti-trust Law prohibiting, preventing or restricting consummation of the Contemplated Transactions vacated, lifted, reversed or overturned, including by vigorously pursuing all available avenues of administrative and judicial appeal and legislative actions; provided, however, that nothing in this Section 5.7 shall require or be construed to require either Party or any of their Affiliates to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree. The Parties agree to each pay one-half of the cost of filing under the HSR Act.

Section 5.8 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective representatives shall:

(a) solicit, initiate or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or substantially all of the LC Business, or all or substantially all of the LC Business Assets, whether effected by sale of assets, sale of stock, merger or otherwise; or

(b) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

Immediately following the execution and delivery of this Agreement, the Company shall, and shall cause its Affiliates and their respective representatives to, cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company will notify Purchaser of the receipt of any such inquiry or proposal within twenty-four hours after receipt or awareness by the Company. Notwithstanding the foregoing, nothing herein shall limit the Company from taking any direct or indirect action with respect to any Company Takeover Proposal; provided, however, the Company shall remain bound by, and subject to, the terms of this Agreement notwithstanding any Company Takeover Proposal or any actions taken by the Company pursuant to this Section in respect of any Company Takeover Proposal.

Section 5.9 Transfer of BCI Entities. Prior to the Closing, Verenium Biofuels shall have transferred to the Company all of the capital stock, membership interests and other equity interests of each BCI Entity. The transfer of the capital stock, membership interests and other equity interests of the BCI Entities to the Company shall be accomplished in a manner acceptable to Purchaser and pursuant to documentation which shall be in form and substance reasonably acceptable to Purchaser.

Section 5.10 Employee Matters.

(a) Purchaser shall provide or shall cause to be provided, to Designated Employees compensation and employee benefits in the aggregate that are consistent with similarly situated employees of Purchaser as of the Closing Date.

(b) For purposes of eligibility and vesting under the employee benefit plans of Purchaser and its Affiliates providing benefits to any Designated Employees after the Closing Date (the “New Plans”), each Designated Employee shall be credited with his or her years of service with the Company or any Biofuels Subsidiary before the Closing Date, to the same extent as such Designated Employee was entitled, before the Closing Date, to credit for such service under any similar Seller Employee Benefit Plan. In addition, and without limiting the generality of the foregoing each Designated Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Designated Employee. Purchaser shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents.

(c) The Company shall, and shall cause each of its Subsidiaries to, take all necessary steps and actions to ensure that (i) at least seven (7) days prior to the Closing the Designated Employees (other than any Designated Employee who has voluntarily resigned from the Company or one of its Subsidiaries or died or become disabled after the date hereof) are employed by and on the payroll of one of the Biofuels Subsidiaries and (ii) the Designated Employees (other than any Designated Employee who has voluntarily resigned from the Company or one of its Subsidiaries or died or become disabled after the date hereof) are the only individuals employed by and on the payroll of the Biofuels Subsidiaries as of the Closing Date (collectively, the “Pre-Closing Employee Matters”). For purposes of this Agreement, “Designated Employees” shall mean the employees of the Company or any of its Subsidiaries that are listed in Section 5.10(c) of the Disclosure Schedule and who are employed by one of the Biofuels Subsidiaries as of the Closing Date.

(d) At least seven (7) days prior to the Closing the Company shall, and shall cause each of its Subsidiaries to, provide to Purchaser a complete and accurate list of all of the social security numbers of all Designated Employees so that Purchaser may use this information to ensure the transition of the Designated Employees to the payroll and benefit plans of Purchaser, as applicable.

(e) The Company acknowledges and agrees that certain Designated Employees, including Nelson Barton, are subject to a non-compete, non-solicit or similar restriction in favor of the Company or one of the Non-Biofuels Subsidiaries (the “Restricted Employees”). The Company further acknowledges and agrees that any

Restricted Employee who is employed by Purchaser or one of the Biofuels Subsidiaries as a Designated Employee immediately after the Closing shall automatically be released from all non-compete, non-solicit or similar restrictions in favor of the Company or one of the Non-Biofuels Subsidiaries as of the Closing Date without any further action required on the part of the Company, any Non-Biofuels Subsidiary or such Restricted Employee.

Section 5.11 Inter-Company Balances. On or prior to the Closing Date, the Company shall cause, and shall cause each of its Subsidiaries to cause, any net inter-company payable or other net inter-company balance owed by any Biofuels Subsidiary to the Company or any of its Non-Biofuels Subsidiaries to be fully converted to an equity contribution to such Biofuels Subsidiary by the Company or such Non-Biofuels Subsidiary, as the case may be, and such net inter-company payable or other net inter-company balance shall be fully canceled without any cost or Liability to such Biofuels Subsidiary. On or prior to the Closing Date, the Company shall cause, and shall cause each of its Non-Biofuels Subsidiaries to cause, any inter-company payable or other inter-company balance owed to any Biofuels Subsidiary by the Company or any of its Non-Biofuels Subsidiaries to be repaid in full in cash.

Section 5.12 Owner’s Title Insurance Policy. Prior to the Closing, the Company shall use commercially reasonable efforts to obtain, or otherwise assist Purchaser in obtaining, a 2006 ALTA Owner’s Title Insurance Policy or other form of policy acceptable to Purchaser for the Jennings Facility, which title insurance policy shall be (i) issued by a title insurance company reasonably satisfactory to Purchaser, (ii) for amount(s) reasonably satisfactory to Purchaser, and (iii) insuring Purchaser’s valid fee simple title to the Jennings Facility, in each case (A) as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), (B) with gap coverage from the Company through the date of recording, (C) subject only to Permitted Encumbrances, and (D) with extended coverage over all general exceptions and a zoning endorsement in the form of ALTA endorsement Form 3.1 to the extent reasonably available from such title insurance company. Purchaser shall pay the cost of the title insurance policy obtained in accordance with the terms of this Section 5.12.

Section 5.13 Accounting for Biofuels Subsidiaries. For purposes of this Section 5.13, the term “Biofuels Subsidiaries” excludes Highlands and Vercipia Texas.

(a) No later than 45 days following the Closing Date (the “ERP Delivery Date”), the Company shall create or cause to be created a new so-called “SetID” in the Company’s PeopleSoft Enterprise Resource Planning system (the “Company ERP System”) that will (a) identify each Biofuels Subsidiary as a separate entity within the Company ERP System and (b) separate and segregate all the financial and procurement transactions of the Biofuels Subsidiaries from all other businesses of the Company. The SetID and separate entity within the Company ERP System shall be designed to enable the Company to provide to Purchaser and the Biofuels Subsidiaries immediately after the Closing all post-Closing transition services related to financial and procurement financial activity processing contemplated in the Verenium Transition Services Agreement. To confirm that the Company ERP System is capable of performing such processing, the Company shall, in conjunction with Purchaser, perform readiness and acceptance testing of the Company ERP System sufficient to allow Purchaser to confirm the following no less than ten (10) days prior to the ERP Delivery Date that: (i) the balance sheet is appropriately split between the Biofuels Subsidiaries and the Non-Biofuels Subsidiaries; (ii) transaction authorizations in the Company ERP System are in place to ensure employees of either Party are unable to access the data, information or transactions pertaining to or related to the other Party; (iii) appropriate delegations of authority are established for the SetID pertaining to the Biofuels Subsidiaries; (iv) cost centers and project codes for the SetID of the Biofuels Subsidiaries are correct; (v) extracts from the Company ERP System will load correctly and without error into Purchaser’s Enterprise Controlling Consolidation System; (vi) the “purchase to pay” process works correctly and is appropriately linked to the accounting system; (vii) goods receipt tolerances work properly for variances to price and quantity; (viii) Purchaser’s purchase order terms and conditions have been incorporated and changes to purchase order header information have been made (company name, ship to, bill to, etc.); and (ix) historic transactions and master data files have been replicated and are available for use in the SetID of the Biofuels Subsidiaries at and after the Closing. For purposes of the foregoing Section 5.13(a)(ix) and Section 5.13(b)(ix) below, “historic transactions” means the documents, the spreadsheet and hard copy data from the Celunol group of companies and the electronic records in the Company ERP since implementation in 2007 to the Closing Date, including the results of the activity that, in respect of the current ‘Biofuels business unit’ consolidated ledgers held in the current Verenium SetID, (a) removes or brings into the ledgers, by way of inter-company invoices and assignments, assets and liabilities and contractual relationships, (b) removes from the ledgers, by way of inter-company equity or other transactions, the cumulative result of any consolidation entries required for the Company’s management and external reporting, and (c) affirms by corporate resolution the remaining balance sheet as a balance sheet of one of the Biofuels Subsidiaries.

(b) In the event that the Company will not be able to effectuate the configuration as described in Section 5.13(a) prior to the Closing Date, the Company will notify Purchase no less than ten (10) days prior to the Closing Date. In place of such configuration specified in Section 5.13(a), on or prior to the Closing Date, the Company shall create or cause to be created within the Company ERP System under its existing SetID a configuration that will segregate the Biofuels Subsidiaries into separate business units and allow for (a) separation and segregation all the financial and procurement transactions of the Biofuels Subsidiaries from all other businesses of the Company. Subject to limitations within the Company ERP System for business units sharing the same SetID, the Company will ensure (i) the balance sheet is appropriately split between the Biofuels Subsidiaries and the Non-Biofuels Subsidiaries; (ii) a separate business unit for each of the Biofuels Subsidiaries is established such that transactions can be segregated by each legal entity within the Biofuels Subsidiaries; (iii) transaction authorizations in the Company ERP System are in place to ensure employees of either Party are unable to access the data, information or transactions pertaining to or related to the other Party; (iv) appropriate delegations of authority are established pertaining to the Biofuels Subsidiaries; (v) cost centers and project codes for the the Biofuels Subsidiaries are correct; (vi) the “purchase to pay” process works correctly and is appropriately linked to the accounting system; (vii) goods receipt tolerances work properly for variances to price and quantity; (viii) Purchaser’s purchase order terms and conditions have been incorporated and changes to purchase order header information have been made

(company name, ship to, bill to, etc.); and (ix) historic transactions are available. Such configuration shall be in place until the earlier of the 45th day following the Closing Date and the date on which the conditions set forth in Section 5.13(a) are satisfied to Purchaser’s reasonable satisfaction.

ARTICLE VI

TERMINATION

Section 6.1 Termination Events. This Agreement and the Contemplated Transactions may, with written notice given before the Closing, be terminated:

(a) by mutual written consent of Purchaser and the Company;

(b) by the Company (i) upon a breach of any covenant or agreement on the part of Purchaser in this Agreement, in either case, such that the conditions set forth in Section 2.2(b) or Section 2.2(c), would not be satisfied (a “Purchaser Terminating Breach”), provided that, if such Purchaser Terminating Breach is curable prior to the expiration of ten (10) days from its occurrence (but in no event later than October 15, 2010) by Purchaser, through the exercise of its commercially reasonable efforts and for so long as Purchaser, continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 6.1(b)(i) unless such ten (10) day period expires without such Purchaser Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, or (iii) the Closing has not occurred before or on October 15, 2010 (provided that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on October 15, 2010); or

(c) by Purchaser (i) upon a breach of any covenant or agreement on the part of the Company in this Agreement, in either case, such that the conditions set forth in Section 2.3(b), Section 2.3(c) or Section 2.3(d), would not be satisfied (a “Company Terminating Breach”), provided that, if such Company Terminating Breach is curable prior to the expiration of ten (10) days from its occurrence (but in no event later than October 15, 2010) by the Company, through the exercise of its commercially reasonable efforts and for so long as the Company, continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 6.1(c)(i) unless such ten (10) day period expires without such Company Terminating Breach having been cured, (ii) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Contemplated Transaction, (iii) the Closing has not occurred before or on October 15, 2010 (provided that the right to terminate this Agreement under this Section 6.1(c)(iii) shall not be available if Purchaser’s failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date before or on October 15, 2010); (iv) if there shall have occurred any Material Adverse Change since the date of this Agreement that shall be continuing.

Section 6.2 Effect of Termination.

(a) The termination rights of the Parties under Section 6.1 are in addition to their rights under this Agreement or otherwise, and the exercise of any termination right will not be an election of remedies.

(b) If a Party terminates this Agreement pursuant to Section 6.1, then all further obligations of the Parties under this Agreement, other than those under Section 11.3, will terminate.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1 Further Assurances. After the Closing, each Party will take all further actions and execute and deliver all further documents after the Closing that are necessary to (a) transfer and convey the Purchased Assets and Biofuels Capital Stock to Purchaser on the terms herein contained, (b) consummate the Contemplated Transactions, (c) during the twelve month period following the Closing Date, identify and include on Schedules 1.2(a) and (c) a de minimis number or amount of any Excluded Assets and/or any Excluded Owned Intellectual Property Assets that were inadvertently not so identified but which conform to the intent of the Parties contained in this Agreement and (d) during the twelve month period following the Closing Date, identify and remove from Schedules 1.2(a) and (c) a de minimis number or amount of any Purchased Assets and/or any Purchased Intellectual Property Assets that were inadvertently set forth on Schedule 1.2(a) or Schedule 1.2(c) but which conform to the intent of the Parties contained in this Agreement.

Section 7.2 Books and Records. The Company and Purchaser will each retain and make their respective books and records (including work papers in the possession of their respective accountants) with respect to the LC Business available for inspection and copy by the other Party or its duly appointed representatives (reasonably acceptable to the other Party) for reasonable business purposes at reasonable times during normal business hours for a period consistent with such Party’s record-retention policies and practices to enable the other Party to prepare financial statements or Tax returns or deal with Tax audits. On or prior to the Closing Date, the Company will provide Purchaser with a copy set of all documentation included on the external electronic data site established with Deal Interactive by the Company in connection with the Contemplated Transactions.

Section 7.3 Litigation Support. If any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand in connection with the Contemplated Transactions, then, for so long as such contest or defense continues, each Party will, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party has a right to indemnification therefor under Article IX in which case Article IX, and not this Section 7.3, shall govern), (a) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and (b) make available all personnel and provide all testimony and access to its books that is necessary or reasonably requested by the contesting or defending Party in connection with such contest or defense (in all cases after reasonable notice and during normal business hours).

Section 7.4 Transition. After the Closing the Company shall (a) reasonably cooperate with Purchaser in its efforts to continue and maintain for Purchaser’s benefit those business relationships of the Company and each of its Subsidiaries existing before the Closing and related to the LC Business with any lessor, licensor, customer, supplier or other Person having a business relationship (following the Closing, and only for the duration of such business relationship) with the Company or any Subsidiary before the Closing and related to the LC Business and (b) refer to Purchaser all inquiries relating to the LC Business. Pursuant to the BP Transition Services Agreement, Purchaser shall provide certain post-closing services to the Company as specified therein, and pursuant to the Verenium Transition Services Agreement, the Company shall provide certain post-closing services to Purchaser and the Biofuels Subsidiaries, as specified therein.

Section 7.5 Payment of Transaction Taxes and Fees.

(a) Except as specifically set forth to the contrary in this Agreement, the Company will (i) pay, when due, all Taxes, conveyance fees, title application fees, registration fees, recording charges and other fees and charges (including any interest and penalties) incurred in connection with consummation of the Contemplated Transactions, regardless of the Person on whom applicable Law imposes such Taxes, fees and charges, and (ii) at their own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges. If required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The Company shall not be responsible for any property Tax resulting from any revaluation of the LC Business Assets and Purchaser shall be wholly responsible for such property Taxes.

(b) The Parties agree that the sale of the Purchased Assets under this Agreement is an occasional sale of assets by the Company in which the Company does not trade in the Ordinary Course of Business. The Parties shall take commercially reasonable actions to assert and establish the occasional sale exemption from any sales Tax associated with the transactions contemplated hereby, to the extent such exemption is available. The Company acknowledges that its accounting records treat the Purchased Assets as a separate business operation, and that business was identified on its books as a separate operation prior to the Closing Date. The Company agrees to convey documentation on or before the Closing Date to Purchaser attesting that its accounting records identified the Purchased Assets as a separate identifiable operation. The Parties agree that the acceptable form of documentation will be true and actual copies of the Company’s Financial Statements for periods prior to the Closing Date. Purchaser shall provide the Company with an exemption certificate for any tangible personal property included in the Purchased Assets which is eligible for any sales Tax exemption. For sales Tax purposes, Purchaser and the Company shall use the same allocation of the Purchase Price for any such Purchased Assets that are subject to sales Tax as is set out in Exhibit B.

Section 7.6 Payments of Receivables. If the Company or any of its Affiliates receives any payment relating to any Receivable or any accounts receivable of the Biofuels Subsidiaries after the Closing, such Person will promptly endorse (where necessary) and deliver to Purchaser all cash, checks and other documents received on account of such Receivable and will advise Purchaser (promptly upon the discovery or awareness of the Company or its Affiliate) of any counterclaims or off-sets that may arise after the Closing with respect to such Receivable.

Section 7.7 Employee Matters.

(a) The Company will be responsible for the payment and satisfaction of (i) all wages and other remuneration due to the Designated Employees with respect to their services as employees of the Company or any of its Subsidiaries through the Closing Date (including fiscal year 2009 bonus payments but excluding any fiscal year 2010 bonus payments), (ii) all payments required under the WARN Act with respect to actions or activities occurring on or prior to the Closing Date in connection with the Contemplated Transactions, (iii) all vacation, holiday and sabbatical pay earned by the Retained Employees with respect to their services as employees of the Company or any of its Subsidiaries through the Closing Date, (iv) the provision of health plan continuation coverage for the Retained Employees and any Designated Employee terminated prior to the Closing Date, in each case, in accordance with the requirements of COBRA and ERISA §§ 601-608, (v) all termination or severance payments to (a) any Designated Employee terminated prior to the Closing Date and (b) any Retained Employee due as a result of termination of employment with the Company or any of its Subsidiaries in connection with the Contemplated Transactions and any claims that consummation of the Contemplated Transactions constitutes a termination or constructive termination of the employment of any of Retained Employees or Designated Employees, and (vi) all Liabilities arising under claims by the Retained Employees for benefits attributable to periods on or prior to the Closing Date under any Seller Employee Benefit Plans.

(b) Purchaser will be responsible for the payment and satisfaction of (i) fiscal year 2010 bonus payments, if any, due to the Designated Employees under Purchaser’s bonus plan, (ii) all vacation, holiday and sabbatical pay earned by the Designated Employees with respect to their services as employees of the Company or any of its Subsidiaries through the Closing Date, (iii) the provision of health plan continuation coverage for the Designated Employees terminated after the Closing Date in accordance with the requirements of COBRA and ERISA §§ 601-608, and (iv) all termination or severance payments due to any Designated Employee as a result of termination of employment with any Biofuels Subsidiary after the Closing Date.

(c) Purchaser shall not adopt or assume any Seller Employee Benefit Plan or any obligations thereunder other than the specific obligations being assumed by Purchaser pursuant to Section 7.7(b), and all Liabilities under the Seller Employee Benefit Plans, other than the specific obligations being assumed by Purchaser pursuant to Section 7.7(b), shall remain the Liability of the Company. Purchaser is not obligated to assume any collective bargaining agreements under this Agreement.

(d) Except as set forth in Section 5.10, nothing herein express or implied by this Agreement shall confer upon any Designated Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

Section 7.8 Confidentiality. This Agreement is not intended to supersede or replace the Confidentiality Agreement. The Confidentiality Agreement will survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its terms, and the Company and Purchaser will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement until the Closing. Following the Closing, Company shall, and shall cause its representatives, advisors, consultants and affiliates to, keep confidential and not, directly or indirectly, divulge to any person or use for their own benefit, any Confidential Information, except for disclosures requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, and then only in accordance with the procedure hereinafter described, or otherwise required by law. In the event that the Company or any of its representatives, advisors, consultants or affiliates (each a “Seller Party”) is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller Party shall notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.8. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller Party believes in good faith, after consulting with counsel, that it is compelled to disclose any such Confidential Information to the tribunal or else stand liable for contempt, such Seller Party may disclose such Confidential Information to the tribunal; provided, however, that such Seller Party shall use its commercially reasonable efforts to obtain, at the request and cost of Purchaser, an Order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed. The prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Purchaser may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

Section 7.9 Name Change. Promptly after the Closing Date, Purchaser shall take all actions necessary to change the name of Verenium Biofuels to one that does not include the word “Verenium” and that is sufficiently dissimilar to the Company’s and its Non-Biofuels Subsidiaries present names.

Section 7.10 Post-Closing Required Consents. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any consents, authorizations, approvals or acknowledgements referenced in Section 2.3(g) of the Disclosure Schedule with respect to any LC Business Asset, Permit or Seller Contract (each a “Required Consent”) have not been obtained prior to Closing, and Purchaser has waived the obtaining of such Required Consent as a condition to the Closing, then following the Closing, the Company shall use commercially reasonable efforts to promptly obtain such Required Consent. Pending receipt of any such

Required Consent, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser and the Biofuels Subsidiaries the benefits of such LC Business Asset, Permit or Seller Contract or to obtain such Required Consent. To the extent that a Required Consent for any such LC Business Asset, Permit or Seller Contract cannot be obtained for Purchaser or the full benefits of use of any such LC Business Asset, Permit or Seller Contract cannot be provided to Purchaser and the Biofuels Subsidiary following the Closing, then Purchaser, the Biofuels Subsidiary and the Company shall endeavor to enter into such arrangements (including subleasing or contracting if permitted) to provide to Purchaser and the Biofuels Subsidiary the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such Required Consent.

Section 7.11 Relocation of Certain Excluded Assets. Promptly following the Closing, to the extent any Excluded Assets constitute equipment or other personal property located at either the Owned Real Estate or the Leased Real Estate, the Company shall cause, at the Company’s sole cost and expense, such equipment or other personal property to be relocated prior to the Closing to a location that is neither Owned Real Estate or Leased Real Estate.

Section 7.12 Carve-outs Projects. The Company and Purchaser shall use commercially reasonable efforts to effectuate prior to the Closing and in a manner reasonably acceptable to the Company and Purchaser, certain asset split, carve-out and transfers (each a “Carve-out Project”). Schedule 7.12 (the “Carve-out Project Schedule”) sets forth (i) certain Carve-out Projects identified by the Parties as of the date hereof, (ii) a description of each Carve-out Project and the objectives thereof, (iii) the Party responsible for completing each Carve-out Project, (iv) a preliminary budget to complete each Carve-out Project, (v) a lead contact person for each Party with respect to each Carve-out Project and (vi) a target completion date for each Carve-out Project. To the extent additional Carve-out Projects are identified by either Party after the date hereof, the Parties agree to negotiate in good faith to develop a preliminary budget with respect to the completion of such Carve-out Project. Any Carve-out Projects identified after the date hereof will be added to the Carve-out Project Schedule after the Parties have reached agreement with respect to (i) the nature of such Carve-out Project, (ii) the Party that will be responsible for completing such Carve-out Project, (iii) a preliminary budget to complete such Carve-out Project, (iv) a lead contact person for each Party with respect to such Carve-out Project and (v) a target completion date for such Carve-out Project. The Parties acknowledge and agree that the Party responsible for completing a Carve-out Project shall not exceed the preliminary budget applicable to such Carve-out Project with respect to any Third Party costs without first notifying and reaching agreement with the other Party regarding any modifications to the preliminary budget for such Carve-out Project. With respect to each Carve-out Project, the Parties agree to share any reasonable costs of Third Party services incurred and assets acquired from Third Parties, in each case, incurred in connection with such Carve-out Project up to the amount of any Third Party costs permitted under the preliminary budget for such Carve-out Project, or any modification to such preliminary budget agreed to by the Parties. The Parties acknowledge and agree that the Party responsible for completing any Carve-out Project will not charge the other Party, or require the other Party to share, any of such responsible Party’s costs of any internal employee time, and related internal overhead expenses, allocated to such Carve-out Project. The Party responsible for completing any Carve-out Project shall invoice the other Party on a monthly basis for any Third Party costs incurred during such billing period with respect to such Carve-out Project and the receiving Party agrees to pay such invoice within ten

(10) days of receipt thereof. In the event any disagreement arises with respect to any Carve-out Project, the matter will be referred to each Party’s lead contact person for the applicable Carve-out Project for resolution. After the date of this Agreement, each Party agrees to use commercially reasonable efforts and to execute and deliver any documents and instruments that are reasonably necessary to progress and complete each of the Carve-out Projects. Each Party agrees to use commercially reasonable efforts to complete each Carve-out Project by the target completion date for such Carve-out Project. Each Party agrees to adhere to the rules and principles with respect to each Carve-out Project as set forth on the Carve-out Project Schedule.

Section 7.13 Assistance. Subject to Section 1.3 of this Agreement, the Company and Purchaser shall use commercially reasonably efforts to cause the Jennings Facility to be brought into compliance with the Compliance Order. On or prior to the Closing, the Company shall have the right to apply for a permit modification to remove four tanks from the subject air permit and to make any submissions required to be made under the Compliance Order; provided, that the Company shall not agree to any material limitations, obligations or restrictions with respect to the Jennings Facility in connection with the foregoing permit modification process or submissions required under the Compliance Order without Purchaser’s prior written consent.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Returns.

(a) For federal income Tax purposes, the taxable years of Verenium Biofuels, Galaxy Biofuels and Highlands shall end as of the close of business on the Closing Date and, with respect to all other Taxes, the Company and Purchaser shall, if permitted by applicable Law, close the taxable period of each Biofuel Subsidiary as of the close of business on the Closing Date. Except as otherwise required by applicable Law, neither the Company nor Purchaser shall take any position inconsistent with the immediately preceding sentence on any Tax Return. Purchaser shall cause each Biofuel Subsidiary to prepare and file all Tax Returns of the Biofuel Subsidiary due after the Closing Date for all taxable periods ending on or before the Closing Date or including the Closing Date, except as provided in Section 8.1(b). Purchaser shall deliver to the Company for its review a draft of each Tax Return of each Biofuel Subsidiary to be filed after the Closing Date that may give rise to any Tax liability of any Biofuel Subsidiary for which the Company is liable under this Agreement not fewer than thirty (30) days prior to the deadline for filing such Tax Return, including extensions. The Company shall notify Purchaser in writing if it objects to any portion of the draft Tax Return within ten (10) days after the draft Tax Return is delivered to the Company. If Purchaser does not receive a written objection by the end of the ten (10) day period, Purchaser may file the Tax Return. If the Company notifies Purchaser that it objects to any portion of the draft Tax Return on or before the end of the ten (10) days, Purchaser and the Company shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return. Any disagreements regarding the draft Tax Returns that are not resolved within another ten (10) days by the parties shall be resolved by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser. The Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved, provided that if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which the parties agree prior to the date of filing reflected therein), and if further changes are agreed upon or required by the Arbitrating Accountant then Purchaser shall amend such Tax Returns promptly to reflect such changes.

(b) Notwithstanding Section 8.1(a), the Company, at its sole expense, shall cause to be prepared and filed the federal, state and local income Tax Returns for taxable periods ending on or before the Closing Date for the Biofuels Subsidiaries (other than Galaxy Biofuels and Highlands) that file such Tax Returns as members of a group (as defined in Treasury Regulation §1.1502-1) that includes the Company filing a consolidated return (within the meaning of Code §1501) for federal income Tax purposes or as members of a similar group that includes the Company filing combined returns for any state or local income tax purposes (collectively “Consolidated Returns”). Each Consolidated Return shall be prepared in accordance with existing procedures, practices and accounting methods of the Company and the relevant Biofuels Subsidiaries with respect to the treatment of specific items on income Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines or similar amounts. The Company shall deliver a draft of each Consolidated Return to be filed after the Closing Date to Purchaser not fewer than thirty (30) days prior to the deadline for filing such Consolidated Return, including extensions. Purchaser shall notify the Company in writing if it objects to any portion of the draft Consolidated Returns within ten (10) days after the draft Consolidated Return is delivered to Purchaser. If the Company does not receive written objection by the end of the ten (10) day period, the Company may file such Consolidated Return. If Purchaser notifies the Company that it objects to any portion of the draft Consolidated Return on or before the end of the ten (10) days, Purchaser and the Company shall attempt to mutually resolve any disagreements in good faith regarding such draft Consolidated Return. Any disagreements regarding the draft Consolidated Returns that are not resolved within another ten (10) days by the parties shall be resolved by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser. The Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved, provided that if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which the parties agree prior to the date of filing reflected therein), and if further changes are agreed upon or required by the Arbitrating Accountant then the Company shall amend such Tax Returns promptly to reflect such changes.

Section 8.2 Liability for Taxes. Promptly upon written demand upon the Company from Purchaser, the Company shall reimburse Purchaser or the relevant Biofuels Subsidiary for all Taxes of the Biofuels Subsidiary for any Pre-Closing Tax Period (including any and all Taxes incurred by any Biofuels Subsidiary as a result of the Section 338 Election, any intercompany items under Treasury Regulation §1.1502-13 and any excess loss accounts under Treasury Regulation §1.1502-19) and for the Company’s portion (as determined under Section 8.3) of all Taxes of the Biofuels Subsidiaries for any Tax period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”) excluding the Louisiana property Taxes and the sales and use Taxes, in each case, with respect to the Jennings Facility incurred as of the Closing Date of up to Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate. Purchaser shall be responsible for all Taxes of the Biofuels Subsidiaries for any Post-Closing Tax Period and for its portion (as determined under Section 8.3) of all Taxes of the Biofuels Subsidiaries for any Straddle Period and the Louisiana property Taxes and the sales and use Taxes, in each case, with respect to the Jennings Facility incurred as of the Closing Date of up to Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate. Any amounts paid by the Company to Purchaser or any Biofuels Subsidiary under this Section 8.2 shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

Section 8.3 Apportionment of Straddle Period Taxes. With respect to any Straddle Period, the Taxes of each Biofuels Subsidiary attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of the Company, and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”), which portion shall be the responsibility of Purchaser. In the case of income Taxes, sales and use Taxes, and Taxes based on gross or net receipts or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of each Biofuels Subsidiary as of the last day of the Pre-Closing Straddle Period, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period. In the case of Taxes not described in the immediately preceding sentence, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period. Notwithstanding the foregoing, the income Taxes of each Biofuels Subsidiary shall be allocated between Pre-Closing Tax Periods and Post-Closing Tax Periods, and between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in accordance with the principles of Treasury Regulation §1.1502-76(b)(2) and the income Tax Returns of the Biofuels Subsidiaries shall reflect such allocation.

Section 8.4 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on any Biofuels Subsidiary for all Pre-Closing Tax Periods, Purchaser and the Biofuels Subsidiaries, on the one hand, and the Company, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes. Purchaser shall provide the Company, and the Company shall provide Purchaser, with the information that each is respectively required to report under Code §§ 6043A and 6050K.

Section 8.5 Tax Contests.

(a) If any Governmental Authority issues to any Biofuels Subsidiary (i) a written notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Biofuels Subsidiary for any Pre-Closing Tax Period or (ii) a written notice of deficiency, written notice of reassessment, written proposed adjustment, written assertion of claim or written demand concerning Taxes or Tax Returns of the Biofuels Subsidiary for any Pre-Closing Tax Period (each, a “Tax Claim”), Purchaser or the Biofuels Subsidiary shall notify the Company of the receipt of such communication from the Governmental Authority within fifteen (15) days after receiving such Tax Claim. No failure or delay of Purchaser or the Biofuels Subsidiary in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Company under this Agreement, except to the extent that such failure precludes the Biofuels Subsidiary or the Company from defending against any liability or claim for Taxes that the Company is obligated to pay hereunder.

(b) Purchaser and the relevant Biofuels Subsidiary shall control any proceeding relating to any Tax Claim with respect to Taxes or Tax Returns of the Biofuels Subsidiaries (a “Tax Contest”); provided that (i) the Company shall have the right to participate in any such Tax Contest to the extent it relates to Taxes or a Tax Return for a Pre-Closing Tax Period (excluding the Louisiana property Taxes and the sales and use Taxes, in each case, with respect to the Jennings Facility incurred as of the Closing Date of up to Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate) and in such case Purchaser and the relevant Biofuels Subsidiary shall provide the Company with copies of all written communications relating to the Tax Contest, (ii) Purchaser shall keep the Company informed regarding the progress of any Tax Contest and consult with the Company with respect to any issue relating to such Tax Contest that could have a materially adverse effect on the Company, and (iii) Purchaser and the relevant Biofuels Subsidiary shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) if such settlement or other resolution relates to Taxes for which the Company is liable under this Agreement without the permission of the Company (which shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding the provisions of Section 8.5(b), the Company, at its sole expense, shall control any Tax Contest with respect to the Consolidated Returns; provided that (i) Purchaser shall have the right to participate in any such Tax Contest to the extent it relates to or may affect Taxes or a Tax Return for a Post-Closing Tax Period, (ii) the Company shall provide Purchaser with copies of all written communications relating to the Tax Contest, (iii) the Company shall keep Purchaser informed regarding the progress of the Tax Contest and shall consult with Purchaser with respect to any issue relating to any such Tax Contest that could affect Purchaser or any Biofuels Subsidiary, and (iv) the Company shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) if such settlement or other resolution could increase the Taxes payable by Purchaser, any Biofuels Subsidiary or any of their respective Affiliates for any Taxes for which the Company is not liable under this Agreement, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed).

(d) At the request of the Company, Purchaser and the Biofuels Subsidiaries shall settle any issue related to Taxes for any Pre-Closing Tax Period on terms acceptable to the Company and the applicable Governmental Authority provided that (i) the Company shall have paid to the Biofuels Subsidiary or Purchaser prior to or when entering into the settlement all Taxes (and other amounts) for which the Company is liable under this Agreement as a result of such settlement, and (ii) the settlement could not result in Purchaser, any Biofuels Subsidiary or any of their respective Affiliates paying any Taxes (or other amounts) for which the Company is not required to fully indemnify Purchaser or the Biofuels Subsidiaries under this Agreement.

(e) If there is an adjustment to any Tax Return that creates a deficiency in any Taxes for which the Company is liable under this Agreement, the Company shall pay to Purchaser the amount of such deficiency in Taxes within ten (10) days after written demand for payment.

Section 8.6 Amended Tax Returns. The Company shall not file or cause or permit to be filed any amended Tax Returns that may affect the Tax liability of Purchaser, any Biofuels Subsidiary or any Affiliate of the foregoing for any Post-Closing Tax Period, including any Post- Closing Straddle Period, without the prior written consent of Purchaser, which consent may not be unreasonably conditioned, withheld or delayed. Purchaser shall not file or cause to be filed any amended Tax Returns covering any period or adjusting any Taxes for a period that includes any period prior to the Closing Date without the prior written consent of the Company, which consent may not be unreasonably conditioned, withheld or delayed. The Company shall cooperate with Purchaser and the Biofuels Subsidiaries in obtaining Tax refunds, including through the filing of amended Tax Returns or refund claims. Purchaser shall pay or cause to be paid to the Company any refunds received by Purchaser of any Taxes of any Biofuels Subsidiary attributable to any Pre-Closing Tax Period. Any such payment by Purchaser shall be reduced by the amount of any increase in Taxes of any Biofuels Subsidiary, Purchaser or any of their respective Affiliates that arises from the same adjustment resulting in the applicable Tax refund.

Section 8.7 Tax Sharing Agreements. All Tax allocation, Tax sharing, Tax indemnity or similar agreements between the Company or any of its Affiliates or any other Person, on the one hand, and any Biofuels Subsidiary on the other hand, shall be terminated with respect to each Biofuels Subsidiary prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Affiliates, on the one hand, nor any Biofuels Subsidiary on the other hand, shall be bound thereby or have any further Liability or obligation thereunder to the other party with respect to periods prior to the Closing Date except as provided in this Agreement.

Section 8.8 Section 338(h)(10) Election.

(a) Purchaser and the Company shall jointly elect under § 338(h)(10) of the Code with respect to the purchase of the stock of Verenium Biofuels under this Agreement, on IRS Form 8023 or in such other manner as may be required by the IRS, and shall jointly make an election in the manner required under any analogous provisions of state, local, or foreign law (collectively, the “Section 338 Election”). Purchaser, with the assistance and cooperation of the Company, shall prepare IRS Form 8023 and all requisite attachments thereto (and all forms under analogous provisions of state, local, or foreign Law) in accordance with Tax Laws. Purchaser shall deliver such forms and attachments to the Company at least sixty (60) days prior to the due date for filing. The Company shall execute and return such completed forms and attachments to Purchaser at least forty five (45) days prior to the due date for filing. For the avoidance of doubt, (i) any Tax cost incurred by the Company in connection with the Section 338 Election shall be borne exclusively by the Company, (ii) any Tax benefits derived by any party from the Section 338 Election shall belong to, and shall be solely for the account of, such party and (iii) except as may be required under clause (i) above, under no circumstance shall any party have any obligation to compensate or reimburse any other party for making the Section 338 Election or otherwise share any such Tax benefits with any other party.

(b) Within sixty (60) days after the Allocation is first finalized under Section 1.10 pursuant to Exhibit B, Purchaser shall prepare and deliver to the Company schedules (the “Allocation Schedule”) allocating the aggregate deemed sales price (as defined in Treasury Regulation Section §1.338-4, based on the amount allocated to the Verenium Biofuels stock in the Allocation) with respect to the purchase of the capital stock of Verenium Biofuels under this Agreement among its assets. The Allocation Schedule shall be prepared in accordance with § 338(h)(10) of the Code and the Treasury Regulations thereunder. The Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on the Company unless, within thirty (30) days after the Allocation Schedule is delivered to the Company, the Company delivers a written notice to Purchaser stating each and every item to which the Company takes exception (it being understood that any amounts not so disputed shall be final and binding). If a change proposed by the Company is disputed by Purchaser, then the Company and Purchaser shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which the Company gives Purchaser notice of any such proposed change, any such proposed change still remains disputed, then a determination regarding the disputed item(s) shall be made by a mutually agreed upon and jointly engaged Arbitrating Accountant, whose decision shall be final and whose fees shall be shared equally by the Company and Purchaser. The Allocation Schedule shall be further adjusted as appropriate in accordance with the principles and procedures in this Section 8.8(b) to reflect any subsequent adjustments in the Purchase Price. Promptly upon receiving the final Allocation Schedule, Purchaser and the Company shall return an executed copy thereof to the other such Party. Purchaser and the Company shall file (or cause to be filed) all federal, state and local income Tax Returns in accordance with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any amended Tax Return or claim for refund, any examination or audit by any Governmental Authority, or any other proceeding), except to the extent otherwise required by applicable Law and after written notice thereof to the other such Party.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification Obligations of the Company. Notwithstanding the Closing, the Company covenants and agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns

(collectively, the “Purchaser Indemnitees”) harmless from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in connection with the defense or investigation of any claim but excluding unforseeable, speculative, special, indirect, consequential, exemplary and punitive damages (except to the extent a Purchaser Indemnitee pays any such damages to a Third Party) (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement;

(b) any breach by the Company of, or failure by the Company to comply with, any of covenants or obligations of the Company under this Agreement;

(c) any Retained Liabilities or Excluded Asset (including any Retained Liability or any Excluded Asset that becomes a Liability of Purchaser under any bulk transfer Law, common law doctrine of de facto merger or successor liability or otherwise by operation of Law); or

(d) any penalties, fines or sanctions levied by any Governmental Authority with respect to the Jennings Facility arising from or relating to the Jennings Facility’s failure to comply with applicable air permit Laws, including any compliance order or notice issued by any Governmental Authority with respect thereto, on or prior to the Closing Date as disclosed on Section 3.28 of the Disclosure Schedule; provided, that Purchaser shall be responsible for the Air Permit Repair Costs.

Section 9.2 Limitations on Indemnification Obligations of the Company. The obligations of the Company pursuant to the provisions of Section 9.1 are subject to the following limitations:

(a) The Company’s representations and warranties in Article III, and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 9.1(a), will survive the Closing (and none will merge into any instrument of conveyance), regardless of any investigation by any Party, as follows:

(i) The representations and warranties made in Section 3.1 (Organization), Section 3.2 (Power and Authority), Section 3.3 (Enforceability), Clause (a)(i) of Section 3.5 (No Conflicts), Section 3.7 (Subsidiaries), the first sentence of Section 3.11 (Title to Assets), Section 3.33 (Brokers) (collectively, the “Fundamental Warranties”) will survive indefinitely.

(ii) The representations and warranties made in Section 3.26 (Taxes) will survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations (the “Extended Warranties”).

(iii) All representations and warranties made in Article III other than the Fundamental Warranties and Extended Warranties (the “Business Warranties”) will survive until the date that is eighteen (18) months after the Closing Date.

(b) The Purchaser Indemnitees will not be entitled to recover under Section 9.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Fundamental, Business and Extended Warranties until the total amount that the Purchaser Indemnitees would recover under Section 9.1(a) but for this Section 9.2(b) exceeds Two Million Dollars ($2,000,000) (the “Basket”). If such amount exceeds the Basket, then the Purchaser Indemnitees will only be entitled to recover the amount of Damages recoverable under Section 9.1(a) in excess of the Basket.

(c) The Purchaser Indemnitees will not be entitled to recover under Section 9.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of (i) the Business and Extended Warranties for the amount of Damages in the aggregate in excess of Ten Million Dollars ($10,000,000) and (ii) the Fundamental Warranties for the amount of Damages in the aggregate in excess of the Purchase Price.

(d) The amount of any indemnity provided in Section 9.1 shall be computed net of any insurance proceeds actually received by a Purchaser Indemnitee connection with or as a result of any claim giving rise to an indemnification claim under Section 9.1 (reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom) and net of any reimbursements that are received by a Purchaser Indemnitee in connection with such Damages or the circumstances giving rise thereto. If the indemnity amount is paid prior to the Purchaser Indemnitee’s actual receipt of insurance proceeds related thereto, and a Purchaser Indemnitee subsequently receives such insurance proceeds, then the Purchaser Indemnitee shall promptly pay to the Company the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by the Company to such Purchaser Indemnitee in respect of such claim.

(e) If any potential indemnification claims shall arise by reason of a Liability that is contingent only, then the Company shall not be obligated to make any payments for Damages pursuant to such claim until the contingent Liability becomes an actual Liability.

Section 9.3 Indemnification Obligations of Purchaser. Notwithstanding the Closing, Purchaser covenants and agrees to indemnify, defend and hold the Company and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from or related to:

(a) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement;

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement; or

(c) any Assumed Liability.

Section 9.4 Third-Party Claims. If a Third-Party notifies any Purchaser Indemnitee or Seller Indemnitee (each collectively the “Indemnified Parties”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim by the Purchaser Indemnitees or the Seller Indemnitees for indemnification against the Company, on one hand, or Purchaser, on the other hand (each collectively the “Indemnifying Parties”), respectively, under this Article IX, then the Indemnified Parties will promptly deliver written notice thereof to each Indemnifying Party; provided, however, that no delay in delivering such notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Parties are actually and materially prejudiced.

(a) The Indemnifying Parties will have the right to contest and defend against the Third-Party Claim at the Indemnifying Parties’ sole cost and expense and with legal counsel of their choice (reasonably satisfactory to the Indemnified Parties); provided that (i) the Indemnifying Parties notify the Indemnified Parties, in writing within fifteen (15) days after receiving notice of the Third-Party Claim from the Indemnified Parties, that the Indemnifying Parties will indemnify the Indemnified Parties from and against all Damages that the Indemnified Parties may suffer resulting from or related to the Third-Party Claim, (ii) the Indemnifying Parties provide the Indemnified Parties with evidence acceptable to the Indemnified Parties that the Indemnifying Parties will have the financial resources to defend against such Third-Party Claim and fulfill their indemnification obligations under this Agreement, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the Indemnified Parties’ good faith judgment, likely to establish a precedential custom or practice adverse to any Indemnified Party or the LC Business, and (v) the Indemnifying Parties conduct the defense of the Third-Party Claim actively and diligently.

(b) If the Indemnifying Parties elect to contest or defend against a Third-Party Claim in accordance with Section 9.4(a), then (i) the Indemnified Parties may, at their sole cost and expense, retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third-Party Claim, (ii) the Indemnified Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnifying Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnifying Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnified Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c) If any condition in Section 9.4(a) is or becomes unsatisfied, then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest, defend against, consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim in any manner that the Indemnified Parties reasonably deem appropriate (without prior consultation with or consent from any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Parties promptly and periodically for all Damages of contesting, defending against and settling the Third-Party Claim, and (iii) the Indemnifying Parties will remain responsible for any Damages that the Indemnified Parties suffer resulting from or relating to the Third-Party Claim as provided in, and subject to the terms, conditions and limitations set forth in this Article IX.

Section 9.5 No Right of Setoff. If Purchaser has a right to indemnification under this Article IX, then Purchaser may not set-off the amount of such recovery against any amounts payable by Purchaser to the Company under this Agreement and any other Transaction Document and any other agreement or instrument otherwise then in effect between Purchaser and the Company.

Section 9.6 Reduction of Purchase Price. All indemnification payments made pursuant to this Article IX will be adjustments to the Purchase Price.

Section 9.7 Other Indemnification Provisions. Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that, the indemnification provisions in this Article IX shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Company for Damages under this Agreement. The Company acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that, the indemnification provisions in this Article IX shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement. Notwithstanding the foregoing, nothing contained herein shall prevent, or be interpreted to prevent, any of the Parties from bringing an action and obtaining a remedy based on allegations of Fraud with respect to the other Parties in connection with this Agreement or the Contemplated Transactions.

Section 9.8 Construction. For purposes of calculating Damages in connection with a claim for indemnification under this Article IX (but not with respect to determining whether a breach has occurred), each of the representations and warranties that contains any qualifications as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were no such qualifications. In addition, for purposes of determining whether a breach has occurred and calculating Damages in connection with a claim for indemnification under this Article IX, all information contained in any Disclosure Schedule Update shall be disregarded for purposes of this Article IX.

ARTICLE X

DEFINITIONS

Section 10.1 Defined Terms. For purposes of this Agreement, the following terms have the following meanings:

“Active Employee” is defined in Section 3.21(c).

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage) or children (biological or adoptive) and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Air Permit Repair Costs” is defined in Section 1.3.

“Allocation” is defined in Section 1.12.

“Allocation Schedule” is defined in Section 8.8(b).

“Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Company that is not then engaged to perform accounting, tax or auditing services for the Company or Purchaser or (b) if the Company and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Company’s accounting firm and Purchaser’s accounting firm.

“Assignment and Assumption Agreement” is defined in Section 2.4(q).

“Assumed Liabilities” is defined in Section 1.3.

“Basis” means any past or present activity, event, fact, circumstance, condition or transaction that causes, results in or would reasonably be anticipated to cause or, result in any specified consequence.

“Basket” is defined in Section 9.2(b).

“BCI California” means BCI California, LLC, a California limited liability company.

“BCI Entities” means, collectively, BCI California, BCI Equity, BCI Gridley, and BCI Operations.

“BCI Equity” means BCI Equity LLC, a Delaware limited liability company.

“BCI Gridley” means BCI Gridley LLC, a California limited liability company.

“BCI Obligations” means any and all obligations relating to or arising from the ownership, conduct or operations of the BCI Entities, the distribution of all of the capital stock, membership interests and other equity interests of the BCI Entities to the Company as required hereunder, or the dissolution or liquidation of the BCI Entities.

“BCI Operations” means BCI Operations Corp., a Delaware corporation.

“Biofuels Capital Stock” is defined in the recitals to this Agreement.

“Biofuels Subsidiary Employee Benefit Plan” is defined in Section 3.22(a).

“Biofuels Subsidiaries” means Verenium Biofuels, Verenium Biofuels Louisiana, Verenium Jennings, Highlands, Vercipia Texas and Galaxy Biofuels; provided, however, for purposes of Sections 3.9, 3.19, 3.20, 3.21(c), 3.21(j), 3.26, 3.27, 3.28, 3.29, 3.30, 3.31, 3.32, 5.13, 8.2 and 8.3, the term “Biofuels Subsidiaries” shall not include Highlands and Vercipia Texas.

“Biofuels Subsidiaries Closing Indebtedness” means any Indebtedness of any Biofuels Subsidiary which is outstanding as of the Closing Date whether or not such Indebtedness is secured.

“BP License Agreement” is defined in Section 2.4(f).

“BP Non-Competition Agreement” is defined in Section 2.4(h).

“BP Transition Services Agreement” is defined in Section 2.4(c).

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Business Warranties” is defined in Section 9.2(a)(iii).

“Cambridge Lease” means that certain Office Lease Agreement between 55 Cambridge Parkway, Inc., a Delaware corporation, as landlord, and Celunol Corp., a Delaware corporation and predecessor-in-interest to Verenium Biofuels, as tenant, dated April 5, 2007, as amended by that certain Confirmation of Commencement Date Letter dated October 1, 2007, and all sub-leases thereunder.

“Carve-out Project” is defined in Section 7.12.

“Carve-out Project Schedule” is defined in Section 7.12.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Payables” means any and all Current Liabilities including, without limitation, accounts payable, trade payables, Taxes (excluding the Louisiana property Taxes and the sales and use Taxes, in each case, with respect to the Jennings Facility incurred as of the Closing Date of up to Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate) payable or other expenses or liabilities (including accrued payroll and fiscal year 2009 bonuses) relating to the LC Business, the Purchased Assets or the Designated Employees, in each case, which were (i) incurred or accrued by the Company or any Subsidiary on or prior to the Closing Date and (ii) not specifically set forth on the Working Capital Statement or taken into account in calculating the Final Working Capital.

“Closing Working Capital” is defined in Section 1.9(a).

“COBRA” is defined in Section 3.21(g).

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1, et. seq., as amended from time to time.

“Combined Inventory” is defined in Section 3.13 of the Disclosure Schedule.

“Combined Receivables” is defined in Section 3.14 of the Disclosure Schedule.

“Commercial License Letter Agreements” is defined in Section 2.4(k).

“Company” is defined in the preamble to this Agreement.

“Company Affiliated Group” is defined in Section 3.26(k).

“Company ERP System” is defined in Section 5.13(a).

“Company Takeover Proposal” means any proposal or offer from any Person (other than Purchaser or its Affiliates or their respective representatives) for any acquisition by such Person of all or substantially all of the equity securities of the Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning all or substantially all of the equity securities of the Company or any merger, consolidation, or business combination of the Company with any unaffiliated Third-Party.

“Company Terminating Breach” is defined in Section 6.1(c).

“Compliance Order” is defined in Section 1.3.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 31, 2010, by and between Verenium Corporation and BP Biofuels North America LLC.

“Confidential Information” means any and all information, data and technology disclosed, made available and/or provided by any of the Company or one of its Subsidiaries, or Purchaser, or any of their respective Affiliates, as applicable, or otherwise obtained by or accessed under this Agreement, the Transaction Documents, the LC Business, the Enzyme Business or the Contemplated Transactions and disclosures contemplated hereby or thereby, including, without limitation, any and all methods and/or materials used in the business of the Company or one of its Subsidiaries (including the LC Business and the Enzyme Business) or Purchaser, as applicable, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable Law), samples, inventions (whether patentable or unpatentable), improvements, Intellectual Property, methods, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), including any of the foregoing related or with respect to the Purchased Assets, LC Business Assets, LC Business, Excluded Assets and/or Enzyme Business, regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing. Notwithstanding the foregoing, Confidential Information does not include: (i) any information, data or technology that the receiving party (whether the Company or one of its Subsidiaries or Purchaser, as applicable) can demonstrate by competent evidence is, at the time of the disclosure, through no wrongful act or omission of the receiving party a part of the public domain; provided that information shall not be deemed to be a part of the public domain on the ground only that: (a) the general principle is in the public domain or known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as the receiving party, if the particular practice is not public domain or so known, or (b) it constitutes a combination, conclusion or finding of or drawn from information which is in the public domain or known to the Company or one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates, as applicable; (ii) to the extent such information was or becomes available to Company or one of its Subsidiaries or Purchaser, as the receiving party, on a non-confidential basis from a source other than the disclosing party, be it the Company, one of its Subsidiaries or Purchaser, or their respective directors, officers, employees, agents, contractors, or Affiliates; and (iii) to the extent such information was developed by the Company or one of its Subsidiaries or Purchaser, as applicable, without access to the Confidential Information of the other parties, respectively.

“Consolidated Returns” is defined in Section 8.1(b).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any agreement, contract, obligation, promise, commitment, grant, cooperative agreement or undertaking (whether written or oral and whether express or implied).

“Current Assets” is defined in Section 1.9(a).

“Current Liabilities” is defined in Section 1.9(a).

“Damages” is defined in Section 9.1.

“Data Regulations” is defined in Section 3.25(p).

“DEAR” is defined in Section 3.25(p).

“Designated Employees” is defined in Section 5.10(c).

“DFARS” is defined in Section 3.25(p).

“Disclosure Schedule” is defined in the preamble to Article III.

“Disclosure Schedule Update” is defined in Section 5.6(b).

“Dispute Notice” means a notice delivered by the Company to Purchaser in which the Company (a) disputes the calculation of Closing Working Capital included in the Working Capital Statement and (b) provides the basis of such dispute in reasonable detail.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or other restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For the avoidance of doubt, “Encumbrance” shall not include any claim that a LC Purchased Asset infringes on the Intellectual Property rights of any Third Party.

“Engagement Date” is defined in Section 1.10(b).

“Enzyme Business” means the business conducted by the Company and its Subsidiaries as of the date of this Agreement with respect to the research, development, manufacture and commercialization of enzyme services and products for sale to third parties for use in their businesses, including, without limitation, within the biofuels, specialty industrial processes, food processing and food ingredients, baking and flour, detergents, cheese and dairy, oil seed processing, pulp and paper, oil and gas, pharmaceuticals, electronics, diagnostic enzymes, reagents, transgenic enzymes (non-biofuels), human and animal therapeutic proteins, prebiotics, probiotics, waste process, water treatment, carbon sequestration, algae protein expression, non-biofuels fermentation, chemicals, textiles and animal nutrition and health markets.

“Enzyme Libraries” means all collections of (i) live organisms, cell extracts, nucleic acid extracts, nucleic acids cloned into vectors, (ii) proteins, polypeptides, enzymes included in the SPEED collection, and (iii) other organic compositions, in each case of clauses (i), (ii) and (iii) contained in, or derived or manufactured from, samples of diverse biological materials.

“Environmental Laws” shall mean all Laws and Orders that pertain to the regulation, protection or preservation of the environment (including indoor and ambient air, soil, sediment, surface water, ground water, wetlands, land or subsurface strata), natural resources, the health and safety of any Person, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, Release, emission, disposal, re-use, recycling, or other management, contact or involvement with Hazardous Materials.

“Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents that are required under or are issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.

“ERISA Affiliate” means any of the Company’s Affiliates, to the extent such Affiliate is described in Code § 414(b), (c), (m) or (o) and corresponding Treasury Regulations.

“ERP Delivery Date” is defined in Section 5.13(a).

“Escrow Agent” is defined in Section 1.11.

“Escrow Agreement” is defined in Section 1.11.

“Escrow Amount” is defined in Section 1.11.

“Estimated Purchase Price” is defined in Section 1.7.

“Estimated Working Capital” is defined in Section 1.9(a)

“Estimated Working Capital Statement” is defined in Section 1.9(a).

“Excluded Assets” is defined in Section 1.2.

“Excluded Licensed Intellectual Property Assets” is defined in Section 1.2(e).

“Excluded Owned Intellectual Property Assets” is defined in Section 1.2(c).

“Extended Warranties” is defined in Section 9.2(a)(ii).

“FAR” is defined Section 3.25(p).

“Final Working Capital” is defined in Section 1.10(a).

“Financial Statements” is defined in Section 3.8.

“Florida Option Agreement” means that certain Option and Purchase and Sale Agreement between Lykes Bros. Inc., a Florida corporation, as seller and Verenium Biofuels, as buyer dated June 6, 2008, as amended by those certain Notice of Option dated June 6, 2008, and First Amendment to Option and Purchase and Sale Agreement dated August 29, 2008.

“Fraud” means an intentional false representation of a material fact upon which one reasonably relies to his or her detriment.

“Fundamental Warranties” is defined in Section 9.2(a)(i).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Galaxy Biofuels” means Galaxy Biofuels, LLC, a Delaware limited liability company.

“Governing Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements and other agreements and documents relating either to the organization, management or operation of any Person or to the rights, duties and obligations of such Person’s equityholders and (vii) all amendments or supplements to any of the foregoing.

“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Government Contracts” means any Contract entered into by (i) the Company or any of Non-Biofuels Subsidiaries and used in or relating to the LC Business or (ii) any Biofuels Subsidiary, in either case, with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto. The term “Government Contract” shall include, without limitation, any indefinite delivery indefinite quantity (“IDIQ”) Contract with a Governmental Authority held by (i) the Company or any Non-Biofuels Subsidiary and used in or relating to the LC Business (or performed under by any of those entities as a subcontractor) or (ii) any Biofuels Subsidiary (or performed under by any of those entities as a subcontractor), as well as any task orders or delivery orders under, or blanket purchase agreements (“BPAs”) related to, any IDIQ Contract held by (i) the Company or any Non-Biofuels Subsidiary and used in or relating to the LC Business (or performed under by any of those entities as a subcontractor) or (ii) any Biofuels Subsidiary (or performed under by any of those entities as a subcontractor), together with any documents related thereto.

“Hazardous Materials” means any material, chemical, compound, substance, mixture, waste or by-product (regardless of physical form or concentration) that (a) is hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive, or otherwise harmful to living things or the environment, (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, or (c) could pose a hazard to the environment or the health and safety of any Person or impair the use or value of any portion of the Real Estate or any other property. The term “Hazardous Materials” shall include without limitation pollutants, contaminants, pesticides, biological agents, biohazardous materials, etiologic agents, petroleum, petroleum products and by-products, radioactive substances, solid wastes, hazardous wastes, hazardous substances, extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including any “hazardous substance” as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“Highlands” means Highlands Ethanol, LLC, a Delaware limited liability company.

“historic transactions” is defined in Section 5.13(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a, et. seq.

“Implementation Manager” means the individual identified by Purchaser to the Company as Purchaser’s “implementation manager” with responsibility for coordinating and implementing the transition of the LC Business from the Company to Purchaser pursuant to this Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or issued in substitution for or exchange of obligations for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) indebtedness of the type described in (a) or (b) above guaranteed, directly or indirectly, by such Person, (d) any indebtedness for the deferred purchase price of property or services, (e) obligations under capital leases, (f) any indebtedness secured by an Encumbrance, (g) any letter of credit arrangements, (h) any and all accrued interest and other amounts payable with respect the foregoing, and (i) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing.

“Indemnified Parties” is defined in Section 9.4.

“Indemnifying Parties” is defined in Section 9.4.

“Intellectual Property” means on a worldwide basis: (i) all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, industrial designs, and plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, “Patent Rights”), (ii) all registered and unregistered trademarks, service marks, domain names, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (iv) all internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content and programming, and related security passwords or codes, (v) all inventions, developments, discoveries and concepts (whether or not patentable and whether or not reduced to practice), all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, (vi) all other proprietary rights relating to any of the foregoing, (vii) all of the foregoing contained or embodied in or with respect to any Software, (viii) all copies and tangible embodiments thereof (in whatever form or medium), and (ix) and the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the foregoing intellectual property.

“Intercompany Transaction” has the meaning set forth in Treasury Regulation § 1.1502-13.

“Inventory” is defined in Section 1.1(a).

“IRS” means the United States Internal Revenue Service.

“JDP Cash” is defined in Section 1.1(m).

“Jennings Facility” means the demonstration facilities and real property located at 11107 Campbell Wells Road, East Highway 90, Jennings, Louisiana 70546 (the “Jennings Property”), including, without limitation, (i) the pilot, demonstration and waste water treatment plants (excluding certain waste water treatment equipment identified in Section 1.2(k) of the Disclosure Schedule) located on the Jennings Property, (ii) the offices and other infrastructure located on the Jennings Property, (iii) all designs, procedures, data, permits and other items relating to the Jennings Property, and (iv) the residential condominium units located in or near the Jennings Property.

“Jennings Property” is defined in the definition of Jennings Facility.

“Joint Intellectual Property” is defined in Section 1.13(a).

“JV Contract” means (i) the Joint Development and License Agreement by and among BP Biofuels North America LLC and Galaxy Biofuels LLC, dated August 1, 2008, as amended by Amendment No. 1 to Joint Development and License Agreement dated January 31, 2010, the Extension Agreement to Joint Development and License Agreement dated February 26, 2010, and the Second Extension Agreement to Joint Development and License Agreement dated March 31, 2010, (ii) the Amended and Restated Limited Liability Company Operating Agreement of Highlands Ethanol, LLC, dated as of February 18, 2009, as amended, and (iii) the Limited Liability Company Agreement of East Texas Biofuels, LLC, dated March 2007, as amend.

“Kerry Group” means Kerry Group Services International Limited.

“Kerry Sublicense Agreement” is defined in Section 2.4(j).

“Knowledge” means, with respect to the Company, the actual knowledge of Carlos Riva, James Levine, Trent Staats, Janet Gallagher, Janet Roemer, Nell Jones, Jeff Black, Nelson Barton, Carey Buckles, Don Jones, Diane Shanahan, Kalim Fuzail and Pamela Jagger of a particular activity, event, fact, circumstance or condition, in each case after due inquiry (including of direct reports) or, if due inquiry has not been made, such knowledge that a prudent Person would be expected to have after due inquiry (including of direct reports).

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“LC Business” means the business currently conducted by the Company and its Subsidiaries with respect to the research, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation with respect to biomass-to-ethanol conversion technologies and enzymes for applications with respect to biofuels and bioproducts conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts and for the avoidance of doubt excludes starch to biofuels or bioproducts.

“LC Business Assets” means all Purchased Assets and all assets, licenses and properties of the Biofuels Subsidiaries.

“LC Business Contracts” is defined in Section 3.20(a).

“LC Business Intellectual Property Assets” means any and all LC Business Licensed Intellectual Property Assets and LC Business Owned Intellectual Property Assets.

“LC Business Licensed Intellectual Property Assets” means any and all (i) Licensed Intellectual Property Assets and (ii) Intellectual Property that is licensed to, by or on behalf of any Biofuels Subsidiary.

“LC Business Owned Intellectual Property Assets” means any and all (i) Purchased Intellectual Property Assets, and (ii) Intellectual Property that is owned or co-owned by any Biofuels Subsidiary.

“LC Business Software” is defined in Section 3.25(k).

“Leased Real Estate” is defined in Section 3.23(b).

“Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet.

“License Agreements” means the (i) Amended and Restated License Agreement by and between Verenium Biofuels (f/k/a Celunol Corp.) and UFRFI, dated October 26, 1995, as amended by the First Amendment, dated January 25, 2000, the Second Amendment, dated June 29, 2001, and the Third Amendment, dated December 15, 2004; and (ii) Exclusive License Agreement, dated July 7, 2006, by and between Verenium Biofuels (f/k/a Celunol Corp.) and Kerry Group, and as each may be amended, restated or superseded from time to time.

“Licensed Intellectual Property Assets” means any and all Intellectual Property that is licensed to the Company or any of its Non-Biofuels Subsidiaries, other than the Excluded Licensed Intellectual Property Assets.

“Listing” is defined in Section 3.20(d)(vii).

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that has (or could be reasonably expected to have) a material adverse effect on (i) the LC Business, the Purchased Assets or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Company and the Biofuels Subsidiaries, taken as a whole (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Purchaser has Knowledge of such effect or change on the date hereof), or (ii) the Company’s ability to consummate the Contemplated Transactions, unless such change or effect results from (a) the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions, (b) changes in GAAP or any applicable Law or Order, (c) changes in the industry in which the LC Business is operated, (d) any attack, escalation of hostilities, act of terrorism or outbreak involving the United States of America, any declaration of war by Congress or any other national or international calamity, (e) any changes or conditions at the Jennings Facility that occur in the Ordinary Course of Business, including with respect to the quality of the processes and output of the Jennings Facility or (f) changes in general economic conditions or the financial or securities markets generally; provided, however, that any change or effect described in clauses (b), (c), (d) or (f) does not specifically relate to or disproportionately impact the LC Business, the Purchased Assets or the business, assets, liabilities, condition (financial or otherwise), operating results or operations of the Company and the Biofuels Subsidiaries, taken as a whole.

“Material Judgment” has the meaning assigned to such term in Schedule 10.1 of the Disclosure Schedule.

“New Plans” is defined in Section 5.10(b).

“Non-Biofuels Subsidiary” means any Subsidiary of the Company other than the Biofuels Subsidiaries.

“Notes” means (i) the notes issued pursuant to the Indenture dated as of March 28, 2007, entered into between Diversa Corporation (predecessor-in-interest to Verenium Biofuels) and Wells Fargo Bank, National Association, as trustee, for the issuance of 5.50% convertible senior notes due 2027, (ii) each Amended and Restated Senior Convertible Note due 2012 issued by the Company, the form of which was filed as Exhibit 10.1 to the Company’s Form 8-K for the period ending July 1, 2009, (iii) the notes issued pursuant to the Indenture dated as of September 1, 2009, entered into between the Company and Wells Fargo Bank, National Association, as trustee, for the issuance of 9.00% convertible senior secured notes due 2027, and (iv) the documents referenced therein or contemplated thereby.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and the Biofuels Subsidiaries in connection with the LC Business.

“Owned Intellectual Property Assets” means any and all Intellectual Property that is owned or co-owned by the Company or any of its Subsidiaries.

“Owned Real Estate” is defined in Section 3.23(a).

“Parties” is defined in the preamble to this Agreement.

“Party” is defined in the preamble to this Agreement.

“Patent Rights” is defined in the definition of Intellectual Property.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means (i) all licenses, permits, rights, registrations, agreements, accreditations, certifications and governmental or other approvals of any Governmental Authority applied for, pending by, issued or given to (a) any Biofuels Subsidiary or (b) the Company or any Non-Biofuels Subsidiary that is used in the LC Business, and (ii) all agreements with any Governmental Authority entered into by (a) any Biofuels Subsidiary or (b) the Company or any Biofuels Subsidiary that is used in or related to the LC Business, and, with respect to any of the items referenced in the foregoing clauses (i) and (ii), that are in effect, have been applied for or are pending.

“Permitted Encumbrances” means (i) statutory liens, charges or assessments for Taxes not yet due or the amount for which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) applicable zoning, subdivision, building and other land use Laws and other land use restrictions that do not impair the present use of the subject real property, and (v) licenses under Purchased Intellectual Property Assets that are included in the Seller Contracts and disclosed in Section 3.25(b) of the Disclosure Schedule.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

“Post-Closing Straddle Period” is defined in Section 8.3.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Employee Matters” is defined in Section 5.10(c).

“Pre-Closing Straddle Period” is defined in Section 8.3.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” is defined in Section 1.7.

“Purchased Assets” is defined in Section 1.1.

“Purchased Intellectual Property Assets” means any and all Intellectual Property that is owned or co-owned by Company or any of the Non-Biofuels Subsidiaries, other than the Excluded Owned Intellectual Property Assets.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Documents” is defined in Section 4.2.

“Purchaser Group” means Purchaser, its Affiliates and their respective officers, employees, agents, representatives, attorneys, consultants, accountants and other advisors.

“Purchaser Indemnitees” is defined in Section 9.1.

“Purchaser Terminating Breach” is defined in Section 6.1(b).

“Real Estate” is defined in Section 3.23(b).

“Receivables” is defined in Section 1.1(b).

“Records” is defined in Section 1.1(l).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching (whether active or passive), dumping or disposing into or through the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to Environmental Laws.

“Required Consent” is defined in Section 7.10.

“Restricted Employees” is defined in Section 5.10(e).

“Retained Contracts” is defined in Section 1.2(e).

“Retained Employees” means any former or current employee of the Company or any of its Subsidiaries who is not a Designated Employee as of the Closing Date.

“Retained Liabilities” is defined in Section 1.4.

“Retained Rights” means the Verenium Patent Rights (or any claims thereof) or Verenium Know-How to the extent (but only to the extent) that such Verenium Patent Rights (or any claims thereof) or Verenium Know-How (a) cover the right to make, have made and use

Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression (as those capitalized terms are defined in the Syngenta Agreement) and to use data and information included in the Collaboration Materials, in each case to develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression, and (b) as otherwise exclusively licensed to Syngenta in the Syngenta Field of Use under the Syngenta Agreement.

“ROFO Waiver - Sublease” is defined in Section 2.4(dd).

“ROFO Waiver - Lease Assignments” is defined in Section 2.4(cc).

“ROFO Waivers” means, collectively, the ROFO Waiver - Sublease and the ROFO Waiver - Lease Assignments.

“San Diego Building A Lease” means that certain Lease between KR-Gateway Partners, LLC, a Delaware limited liability company, as landlord, and Diversa Corporation, a Delaware corporation, as tenant, dated February 11, 2000, as amended by those certain Notice of Lease Term Dates and Monthly Basic Rent dated November 22, 2000, First Amendment to Lease (Building A) dated March 3, 2000, Second Amendment to Office Lease (Building A) dated July 23, 2001, and Third Amendment to Office Lease (Building A) dated September 21, 2001.

“San Diego Building B Lease” means that certain Lease between KR-Gateway Partners, LLC, a Delaware limited liability company, as landlord, and Diversa Corporation, a Delaware corporation, as tenant dated February 11, 2000, as amended by those certain Notice of Lease Term Dates and Monthly Basic Rent dated March 14, 2002, First Amendment to Lease (Building B) dated March 3, 2000, Second Amendment to Lease (Building B) dated July 23, 2001, Third Amendment to Lease (Building B) dated September 21, 2001, Fourth Amendment to Lease (Building B) dated January 31, 2002, Sublease effective as of October 2007 between the Company and the San Diego Subtenant, Consent to Sublease dated October 30, 2007 by and among Kilroy Realty, L.P., a Delaware limited partnership, Kilroy Realty Corporation, a Maryland corporation, the Company and the San Diego Subtenant.

“San Diego Leases” means, collectively, the San Diego Building A Lease and the San Diego Building B Lease.

“San Diego Lease Assignments” is defined in Section 2.4(bb).

“San Diego Premises” means the premises leased under the San Diego Leases.

“San Diego Sublease” means that certain Sublease effective as of October 2007 between the Company and San Diego Subtenant, as consented to by that certain Consent to Sublease dated October 30, 2007 by and among Kilroy Realty, L.P., a Delaware limited partnership, Kilroy Realty Corporation, a Maryland corporation, the Company and the San Diego Subtenant.

“San Diego Subtenant” means Ardea Biosciences, Inc., a Delaware corporation.

“Section 338 Election” is defined in Section 8.8(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Contract” means any Contract (including any insurance policy) under which the Company or any Subsidiary has or may acquire any rights, or by which the Company or any Subsidiary or any of its assets is or may become bound, in each case, that is used in or related to the LC Business or any LC Business Asset, including, without limitation, the License Agreements, any Licensed Intellectual Property Assets and any Software Contracts; provided, however, that the Seller Contracts shall not include the Retained Contracts.

“Seller Documents” is defined in Section 3.2.

“Seller Employee Benefit Plan” means any pension, retirement or savings plan, any medical, hospital, health, dental, life, death benefit or disability plan, any group insurance plan, any profit sharing, deferred compensation, stock option, stock purchase, bonus or incentive plan (including any equity or equity-based plan), and any fringe benefit, vacation pay, holiday pay, sick leave, service awards, tuition reimbursement, moving expense reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, but not limited to, any pension plan, as defined in ERISA §3(2), and any “welfare plan,” as defined in ERISA § 3(1)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or any ERISA Affiliate and covering the Company’s or any ERISA Affiliate’s active or former employees (or their beneficiaries), (ii) to which the Company or any ERISA Affiliates is a party or bound, or (iii) with respect to which the Company or any ERISA Affiliate has made any payments, contributions or commitments or may otherwise have any Liability (whether or not such Seller Employee Benefit Plan is still maintained) with respect to services performed in relation to the LC Business. Seller Employee Benefit Plans shall include, without limitation, any Biofuels Subsidiary Employee Benefit Plans.

“Seller Indemnitees” is defined in Section 9.3.

“Seller Party” is defined in Section 7.8.

“SetID” is defined in Section 5.13(a).

“Significant Supplier” is defined in Section 3.31.

“Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Software Contract” means any Contract which conveys or grants Company or any of its Subsidiaries rights to use LC Business Software

“Straddle Period” is defined in Section 8.2.

“Sublease Agreement” is defined in Section 2.4(d).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surge Funding Agreements” means (i) that certain letter agreement, dated as of March 31, 2010, by and among Purchaser, Galaxy Biofuels and Verenium Biofuels, and (ii) that certain letter agreement, dated as of April 23, 2010, by and among Purchaser, Galaxy Biofuels and Verenium Biofuels.

“Syngenta” is defined in Section 1.13(b).

“Syngenta Agreement” is defined in Section 1.13(b).

“Systems” is defined in Section 3.29.

“Tangible Personal Property” is defined in Section 1.1(c).

“Target Working Capital” means an amount equal to zero ($0.00).

“Tax” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Claim” is defined in Section 8.5(a).

“Tax Contest” is defined in Section 8.5(b).

“Tax Return” means any federal, state, local or foreign return, declaration, report, statement and other documents or filings required to be filed in respect of any Tax.

“Term Sheet” means that certain Term Sheet, dated as of March 31, 2010, by and between the Company and Purchaser.

“Texas Option Agreement” means that certain option agreement between Mary Beth Kelley, as trustee and seller, and Verenium Biofuels Texas LLC, as buyer, dated July 28, 2009.

“Third Extension Agreement to Joint Development and License Agreement” means that certain Third Extension Agreement to the Joint Development and License Agreement, by and between Verenium Biofuels and Purchaser, dated as of the date hereof.

“Third Party” means any Person other than any of the Parties and their respective Affiliates.

“Third-Party Claim” is defined in Section 9.4.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at the Closing pursuant to either Section 2.4 or Section 2.5.

“UFRFI” means University of Florida Research Foundation, Inc.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et. seq.

“Vercipia” means collectively Highlands and Vercipia Texas.

“Vercipia Cash” is defined in Section 1.1(m).

“Vercipia Texas” means Vercipia Biofuels Texas, LLC, a Delaware limited liability company.

“Verenium Biofuels” means Verenium Biofuels Corporation, a Delaware corporation.

“Verenium Biofuels Louisiana” means Verenium Biofuels Louisiana LLC, a Louisiana limited liability company.

“Verenium Jennings” means Verenium Jennings Operations, L.L.C., a Delaware limited liability company.

“Verenium Know-How” means any of the following owned or controlled by the Company or its Affiliates: methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, all as expressly listed and indentified on Schedule 1.33 to the Joint Intellectual Property Agreement.

“Verenium License Agreement” is defined in Section 2.4(e).

“Verenium Non-Competition Agreement” is defined in Section 2.4(g).

“Verenium Patent Rights” means (a) the Patent Rights which are expressly listed and identified on Schedule 1.36 to the Joint Intellectual Property Agreement, and (b) Patent Rights arising from prosecution or maintenance of such Patent Rights expressly listed and identified on Schedule 1.36 to the Joint Intellectual Property Agreement.

“Verenium Transition Services Agreement” is defined in Section 2.4(b).

“Working Capital Statement” is defined in Section 1.9(b).

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Publicity. Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the Contemplated Transactions may be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

Section 11.2 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to the Company:	With a copy (not constituting notice) to:

Verenium Corporation 55 Cambridge Parkway, 8th Floor Cambridge, MA 02142 Attn: Chief Executive Officer Tel.: (617) 674-5300 Email: carlos.riva@verenium.com	Cooley LLP 4401 Eastgate Mall San Diego, California 92121 Attn: Barbara Borden Tel.: (858) 550-6064 Fax: (858) 550-6420 Email: bordenbl@cooley.com

If to Purchaser:	With a copy (not constituting notice) to:

BP Biofuels North America LLC Attn: Director of Business Development 150 West Warrenville Parkway Naperville, Illinois 60563 Fax: (630) 836-5855	DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601 Attn: Brendan P. Head Tel.: (312) 368-3385 Fax: (312) 630-5359 Email: brendan.head@dlapiper.com or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 11.2.

Section 11.3 Fees and Expenses. Subject to Section 7.5 and Article IX, each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions.

Section 11.4 Entire Agreement. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior agreement (including, without limitation, the Term Sheet) understanding or representation regarding the subject matter of this Agreement.

Section 11.5 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

Section 11.6 Non-Waiver. The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party without the prior written consent of all of the Parties to this Agreement; provided, however, that Purchaser may, without the prior approval of any other Party, assign any or all of its rights and interests hereunder to any Affiliate of Purchaser.

Section 11.8 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 11.9 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.10 References. The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to “Article(s)”, “Section(s)” and Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement. Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Section(s) of the Disclosure Schedule. Each Exhibit and the Disclosure Schedule is hereby incorporated into this Agreement by reference. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. Disclosures included in any Section of the Disclosure Schedule shall be considered to be made for purposes of all other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent from the text of such disclosure. The inclusion of any matter on the Disclosure Schedule shall not constitute an admission as to its materiality as it relates to any provision of this Agreement.

Section 11.11 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

Section 11.12 Governing Law. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, TO THE EXCLUSION OF BOTH ITS PRINCIPLES AND RULES ON CONFLICTS OF LAWS.

Section 11.13 Consent to Jurisdiction. Each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in New York, New York with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated

Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 11.2 and service so made will be complete when received. Nothing in this Section 11.13 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

Section 11.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic means, to the other party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

SELLER:

VERENIUM CORPORATION

By:	/s/ Carlos A. Riva
Name:	Carlos A. Riva
Title:	President

PURCHASER:

BP BIOFUELS NORTH AMERICA LLC

By:	/s/ Susan A. Ellerbusch
Name:	Susan A. Ellerbusch
Title:	President

EXHIBIT A

FORM OF ESCROW AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is dated as of             , 2010 (the “Closing Date”) and is among Verenium Corporation, a Delaware corporation (the “Company”), BP Biofuels North America LLC, a Delaware limited liability company (“Purchaser”), and J.P. Morgan Trust Company, National Association, a national banking association, as escrow agent (the “Escrow Agent”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Company and Purchaser are parties to an Asset Purchase Agreement dated as of July __, 2010 (as amended, modified or supplemented in accordance with the terms thereof, the “Purchase Agreement”).

WHEREAS, pursuant to Section 1.11 of the Purchase Agreement Purchaser is required to deposit an amount equal to Five Million Dollars ($5,000,000) with the Escrow Agent hereunder to secure the indemnification and payment obligations of the Company under Section 1.9(c) and Article IX of the Purchase Agreement.

WHEREAS, the Escrow Agent is willing to act as escrow agent with respect to the Escrow Deposit (as defined below) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto do agree as follows, intending to be legally bound:

1.	APPOINTMENT OF ESCROW AGENT.

The Company and Purchaser hereby appoint the Escrow Agent as the escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.	ESTABLISHMENT OF ESCROW ACCOUNT.

(a) Purchaser hereby deposits with the Escrow Agent immediately available funds in the amount of Five Million Dollars ($5,000,000) (the “Escrow Deposit”) to be held in escrow by the Escrow Agent. The Escrow Agent accepts the Escrow Deposit and agrees to establish and maintain a separate account (the “Escrow Account”) therefor in its capacity as Escrow Agent pursuant to the terms of this Agreement. The Escrow Deposit, together with any investment earnings thereon, is hereinafter collectively referred to as the “Escrow Amount.”

(b) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing or by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit A hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory; a list of such authorized signatories is set forth on Exhibit A. The undersigned is authorized to certify that the signatories on Exhibit A are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit A, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the applicable party’s executive officers (“Executive Officers”), which shall include the titles of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President and Secretary, as the Escrow Agent may select. The Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

3.	INVESTMENT.

(a) The Escrow Agent agrees to invest and reinvest all available funds in the Escrow Account in the JPMorgan Chase Bank Money Market Account, unless otherwise directed by Purchaser and as shall be acceptable to the Escrow Agent.

(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.

(c) No investment shall mature later than thirty (30) days from investment. Interest and other earnings on investments described herein shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account. In the event that the Escrow Agent does not receive directions to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in the JPMorgan Chase Bank Money Market Account, or a successor or similar investment offered by the Escrow Agent.

(d) The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. In doing so, the Escrow Agent may provide a statement containing information regarding any deposits and disbursements and a separate statement reflecting the

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investment detail, including the balance, purchases, sales, and interest postings. Although the Company and Purchaser each recognizes that it may obtain a broker confirmation or written statement containing comparable information from the Escrow Agent at no additional cost, the Company and Purchaser hereby agree that confirmations of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered except when such confirmations are specifically requested by the Company or Purchaser.

(e) The Company and Purchaser acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of investments described herein. Proceeds of a sale of investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

4.	DISBURSEMENT OF ESCROW ACCOUNT.

(a) The Escrow Agent is authorized by the Company and Purchaser to disburse the Escrow Amount only as follows:

(i) in accordance with joint instructions of the Company and Purchaser set forth in any written letter of direction to the Escrow Agent executed by the Company and Purchaser; or

(ii) in accordance with the instruction of Purchaser pursuant to Section 4(b) below; or

(iii) in accordance with the instruction of the Company pursuant to Section 4(c), Section 4(d) or Section 4(e) below.

(b) At any time and from time to time by 5:00 pm, CST, prior to the earlier to occur of (A) the Final Distribution Date (as defined in Section 4(d) below), or (B) the release of all of the Escrow Amount pursuant to this Section 4(b) or Section 4(e), if Purchaser (on behalf of the Purchaser Indemnitees) obtains a final, non-appealable judgment from a court of competent jurisdiction (for the purpose of enforcing a Decision (as defined in Section 5(c) below)) regarding a claim for indemnification that the Purchaser Indemnitees is entitled to receive at such time pursuant to the Purchase Agreement (a “Payment Claim”), Purchaser (on behalf of the Purchaser Indemnitees) shall deliver to the Escrow Agent a written notice (a “Payment Notice”) including a copy of such judgment and the amount of indemnification adjudicated in such judgment (the “Payment Amount”). Purchaser (on behalf of the Purchaser Indemnitees) shall also simultaneously deliver to the Company a copy of such Payment Notice. On or before the second (2nd) business day following the Escrow Agent’s receipt of such Payment Notice, the Escrow Agent shall release by wire transfer to an account or accounts designated by Purchaser in such Payment Notice an amount of the Escrow Amount from the Escrow Account equal to the Payment Amount as set forth in such Payment Notice. It is

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expressly acknowledged and agreed that the Company shall have no right to object or protest a Payment Notice delivered by Purchaser to the Escrow Agent hereunder (and the Escrow Agent is hereby instructed to disregard any such objection or protest by the Company) or the release of all or any portion of the Escrow Amount from the Escrow Account in accordance with such Payment Notice.

(c) On the third (3rd) business day following the nine (9) month anniversary of the Closing Date (the “First Distribution Date”), the Escrow Agent shall release and distribute to the Company, by wire transfer to an account or accounts designated by the Company in writing, an amount equal to fifty percent (50%) of the outstanding balance of the Escrow Amount as of the First Distribution Date, and to the extent the remaining Escrow Amount is less than the aggregate Asserted Damages Amount (as defined in Section 5(a) below) or the contested portion of such Asserted Damages Amount, as the case may be, with respect to all Payment Claims which have not then been resolved (the “Pending Claim Amount”) as of the First Distribution Date, less the amount of the Pending Claim Amount in excess of fifty percent (50%) of the outstanding balance of the Escrow Amount.

(d) On the third (3rd) business day following the eighteen (18) month anniversary of the Closing Date (the “Final Distribution Date”), the Escrow Agent shall release and distribute to the Company, by wire transfer to an account or accounts designated by the Company in writing, an amount equal to one hundred percent (100%) of the outstanding balance of the Escrow Amount as of the Final Distribution Date, less the Pending Claim Amount as of the Final Distribution Date (the “Escrow Reserve”). After the Final Distribution Date, the outstanding balance of the Escrow Reserve or any portion thereof shall be released in accordance with Section 4(a)(i) hereof.

(e) In the event the Company is irrevocably required prior to the Final Distribution Date to redeem Notes (the “Notes Redemption Obligation”) with an aggregate principal amount of at least Fifty Million Dollars ($50,000,000), then the Company shall deliver to the Escrow Agent and Purchaser a written notice setting forth in reasonable detail the Note Redemption Obligation (the “Redemption Notice”). For purposes of this Agreement, Notes shall collectively mean (i) the 5.50% senior convertible notes due 2027 issued by the Company pursuant to the Indenture dated as of March 28, 2007, entered into between Diversa Corporation and Wells Fargo Bank, National Association, as trustee, (ii) the 8% senior convertible notes due April 1, 2012 issued by the Company and (iii) the 9.00% convertible senior secured notes due April 1, 2027 issued by the Company pursuant to the Indenture dated September 1, 2009 between Verenium Corporation and Wells Fargo Bank, National Association, as trustee. On or before the third (3rd) business day following the Escrow Agent’s receipt of the Redemption Notice, the Escrow Agent shall release by wire transfer to an account or accounts designated by the Company in such Redemption Notice an amount equal to one hundred percent (100%) of the then outstanding balance of the Escrow Amount.

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5.	INDEMNIFICATION CLAIMS.

(a) If any Purchaser Indemnitee seeks indemnification under Article IX of the Purchase Agreement and makes a claim against the Escrow Amount with respect thereto, Purchaser shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Company and the Escrow Agent which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred by the Purchaser Indemnitee, (ii) a statement that Purchaser Indemnitee is entitled to indemnification under Article IX of the Purchaser Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the Asserted Damages Amount.

(b) Within forty-five (45) days after delivery of an Indemnification Demand to the Company, the Company shall deliver to Purchaser a written response (the “Response”) in which it shall (i) agree that the Purchaser Indemnitee is entitled to receive all of the Asserted Damages Amount, (ii) agree that Purchaser Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”) or (iii) dispute that Purchaser Indemnitee is entitled to receive any of the Asserted Damages Amount. In the event that the Company does not deliver a Response within such forty-five (45) day period, the Company shall be deemed to have accepted the Indemnification Demand and agreed that the Asserted Damages Amount shall be promptly distributed from the Escrow Account to the Purchaser Indemnitee.

(c) In the event that the Company shall agree that the Purchaser Indemnitee is entitled to receive the Asserted Damages Amount or the Agreed Portion, the Company and Purchaser shall direct the Escrow Agent to distribute such amount from the Escrow Account to the Purchaser Indemnitee in accordance with Section 4(a)(i) hereof. In the event that the Company shall (i) dispute that the Purchaser Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Purchaser Indemnitee is entitled only to the Agreed Portion of the Asserted Damages Amount (“Disputed Claims”), for a period of forty-five (45) days from the receipt of the Response, the Company and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to the Disputed Claims. If the Company and Purchaser should so agree regarding the respective rights and/or settle the Disputed Claims, then the Company and Purchaser shall direct the Escrow Agent to distribute any such amount from the Escrow Account to the Purchaser Indemnitee in accordance with Section 4(a)(i) hereof. If the Company and Purchaser shall not agree regarding the respective rights and/or settle the Disputed Claims, then either the Company or Purchaser may initiate binding arbitration proceedings in the State and City of New York in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). If the Company and Purchaser fail to mutually select an arbitrator within five (5) Business Days following notice to the other party of the initiation of the arbitration proceeding, then arbitration will be conducted by three arbitrators: one selected by the Company; one selected by Purchaser; and the third selected by the first two arbitrators. The Company and Purchaser shall agree to use all reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the

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case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within ninety-five (95) days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The Company and Purchaser shall further agree that discovery shall be completed at least ten (10) days prior to the date of the arbitration hearing. The decision of the arbitrator(s) (the “Decision”) shall relate solely: (i) to the resolution of the Disputed Claims; and (ii) to the determination of the non-prevailing party as provided below. The Decision shall be furnished to the Company, Purchaser and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Company, Purchaser and the Purchaser Indemnitees and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses). For purposes of this Section 5(c), the non-prevailing party shall be determined solely by the arbitrator(s).

6.	CONCERNING THE ESCROW AGENT.

Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a) not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence;

(b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(d) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(e) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;

(f) be entitled to compensation for its services hereunder as per Exhibit B attached hereto, which is made a part hereof, and for reimbursement of its out-of-pocket

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expenses including, but not by way of limitation, the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid equally by the Company and Purchaser, and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities;

(g) be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses or unsatisfied indemnification rights from amounts on deposit in the Escrow Account;

(h) be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9 or W-8, as applicable, from the Company and Purchaser, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended;

(i) be, and hereby is, severally but not jointly indemnified and saved harmless by the Company and Purchaser from any and all losses, liabilities, claims, proceedings, suits, demands, penalties, costs and expenses, including without limitation fees and expenses of outside and internal counsel and experts and their staffs and all expenses of document location, duplication and shipment and of preparation to defend any of the foregoing (“Losses”), which may be incurred by it as a result of its execution, delivery or performance of this Agreement, unless such Losses shall have been finally adjudicated to have been primarily caused by the bad faith or gross negligence of the Escrow Agent, and the provisions of this section shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement;

(j) in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(k) have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE,

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DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(l) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent in good faith in accordance with the advice of such counsel; if the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall have a first lien on the property deposited hereunder for any and all costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the parties hereto jointly and severally agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation; and

(m) have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the escrow business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

7.	ATTACHMENT OF ESCROW FUND; COMPLIANCE WITH LEGAL ORDERS.

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

8.	TAXPAYER IDENTIFICATION NUMBERS (“TINS”).

The Company and Purchaser have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Company and Purchaser each represent that its correct TIN assigned by the

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IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Agreement. The Company and Purchaser further represent to the Escrow Agent that the transaction memorialized in the Purchase Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority. To the extent that any portion of the principal amount of the Escrow Deposit represents part or all of the purchase price under the Purchase Agreement, the Company shall provide all information required for Escrow Agent to perform tax reporting on IRS Form 1099-B on or prior to each distribution. Unless otherwise directed in a joint written instruction executed by the Company and Purchaser, Escrow Agent shall report to the IRS, and as appropriate withhold and remit taxes to the IRS, or any other taxing authority as required by law, based upon the information and documentation so provided and when scheduled and documentation is not properly and timely provided prior to payment of principal to the Company. Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by the Company for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation. In addition, all interest or other income earned under the Escrow Agreement shall be allocated to Purchaser and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by Purchaser whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by Purchaser and/or the Company with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). The Company and Purchaser acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposit or any income earned by the Escrow Deposit. The Company and Purchaser further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposit shall be paid by Purchaser. In the absence of written direction from the Company and Purchaser, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

9.	RESIGNATION OR REMOVAL OF ESCROW AGENT.

The Escrow Agent may resign as such following the giving of thirty (30) days’ prior written notice to the Company and Purchaser. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ prior joint written notice by the Company and Purchaser to the Escrow Agent. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the Company and Purchaser as evidenced by a joint written notice filed with the Escrow Agent.

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If the Company and Purchaser have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Company and Purchaser.

10.	TERMINATION.

Upon delivery of all proceeds of the Escrow Account by the Escrow Agent (or a successor escrow agent appointed pursuant to Section 9) in accordance with this Agreement and the Purchase Agreement, this Agreement shall terminate.

11.	NOTICES.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) four (4) business days after being deposited in the mails, with proper postage for first-class registered or certified mail, prepaid. Notwithstanding the above, in the case of communications delivered to the Escrow Agent whereby the Escrow Agent must act based on a specified number of days upon its receipt of such communication, if applicable, such communications shall be deemed to have been given on the date received by the Escrow Agent. Notices shall be addressed as follows:

(i) If to the Company:	Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353

and to:	Cooley LLP Attention: M. Wainwright Fishburn 4401 Eastgate Mall San Diego, California 92121 Fax: (858) 550-6420

(ii) If to Purchaser:	BP Biofuels North America LLC Attention: President 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

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and to:	DLA Piper LLP (US) Attention: Brendan Head 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601 Fax: (312) 630-5359

(iii) if to the Escrow Agent:	J.P. Morgan Trust Company, National Association 420 W. Van Buren, Mail Code IL1-0113 Chicago, IL 60606 Attention: [ ] Fax Number: [ ]

12.	GOVERNING LAW, COUNTERPARTS.

This Agreement shall be construed in accordance with the laws of the State of New York. It may be executed in several counterparts, each one of which shall constitute an original and all collectively shall constitute but one instrument.

13.	AMENDMENT, MODIFICATION OR WAIVER.

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

14.	ASSIGNMENTS OF INTERESTS.

This Agreement shall be binding upon and shall inure to the benefit of each of the Company and Purchaser and each of their respective permitted successors and assigns. No assignment of the interest of the Company or Purchaser shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be delivered to and acknowledged by the Escrow Agent.

15.	FORCE MAJEURE.

Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

16.	IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have been duly executed this Agreement as of the date first above written.

Tax Certification: Taxpayer Identification Number (TIN): 22-3297375		Date:

Name & Address:	Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142
Customer is a (check one)

X Corporation	Partnership
Individual/sole proprietor	Trust	Other

Taxpayer is (check if applicable):

         Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it):

(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

VERENIUM CORPORATION

By:
Name:
Title:

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Tax Certification: Taxpayer Identification Number (TIN):	Date:

Name & Address:

Customer is a (check one)

Corporation	Partnership
Individual/sole proprietor	Trust	Other

Taxpayer is (check if applicable):

         Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it):

(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

BP BIOFUELS NORTH AMERICA LLC

By:
Name:
Title:

J.P. Morgan Trust Company, National Association, as Escrow Agent

By:
Name:
Title:

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EXHIBIT A

TELEPHONE NUMBER(S) AND SIGNATURE(S) FOR

PERSON(S) DESIGNATED TO GIVE FUNDS TRANSFER INSTRUCTIONS

If to the Company:

	Name	Telephone Number	Signature

1.

2.

3.

If to Purchaser:

	Name	Telephone Number	Signature

1.

2.

3.

TELEPHONE NUMBER(S) FOR CALL-BACKS AND

PERSON(S) DESIGNATED TO CONFIRM FUNDS TRANSFER INSTRUCTIONS

If to the Company:

	Name	Telephone Number

1.

2.

If to Purchaser:

	Name	Telephone Number

1.

A-1

	Name	Telephone Number

2.

Telephone call backs shall be made to each party if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

A-2

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Escrow Agent Services

New Account Acceptance Fee	$0
Payable upon Account Opening

Minimum Administrative Fee	$3,000
Payable Upon Account Opening and in Advance each year in which we act as Escrow Agent

A New Account Acceptance Fee will be charged for the Bank’s review of the Escrow Agreement along with any related account documentation. The account will be invoiced in the month in which the account is opened and annually thereafter and fees will not be pro-rated. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of ten (10) annual administrative hours for the Bank’s standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement. These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination.

Extraordinary Services and Out-of Pocket Expenses:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of ten (10) hours and all reasonable out-of-pocket expenses including attorney’s fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s standard rate.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions:

•

The escrow deposit shall be continuously invested in the JPMorgan Chase Bank Money Market Account, or if directed otherwise, Escrow Agent shall execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

•

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

B-1

EXHIBIT B

PURCHASE PRICE ALLOCATION

The Parties will allocate the Purchase Price and Assumed Liabilities among the Purchased Assets in the manner stated below, consistent with the requirements of Code § 1060. All references to book value and fair market value are to the book value or fair market value of the Purchased Assets as of the Closing Date, immediately after consummation of Contemplated Transactions.

Asset Class	Allocation Method

I. Cash and General Deposit Accounts	Fair market value

II. Actively Traded Securities	Fair market value

III. Prepaids, Deposits and Receivables	Fair market value, which for Receivables will be calculated as face value minus applicable reserves for doubtful accounts and for allowances and discounts

IV. Inventory	Fair market value

V. Tangible Personal Property and Real Estate	Fair market value for Tangible Personal Property

VI. Intangible Assets other than Goodwill	Fair market value

VII. Goodwill	The difference between (a) the sum of the Purchase Price and the Assumed Liabilities, minus (b) the sum of the amounts allocated to the other Purchased Assets pursuant to Asset Classes I through VI above.

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT C

FORM OF VERENIUM TRANSITION SERVICES AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT C

VERENIUM TRANSITION SERVICES AGREEMENT

This VERENIUM TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2010 (the “Effective Date”), by and between VERENIUM CORPORATION, a Delaware corporation (“Provider”), and BP BIOFUELS NORTH AMERICA LLC, a Delaware limited liability company (the “Company”). Capitalized terms used in this Agreement have the meanings given to them in the Purchase Agreement (as defined below) unless otherwise defined herein. Provider and the Company are each a “Party” and are collectively the “Parties.”

RECITALS

WHEREAS, the Company and Provider are parties to that certain Asset Purchase Agreement dated as of [                    ], 2010 (the “Purchase Agreement”), pursuant to which, among other things, Provider will sell to the Company, and the Company will purchase from Provider, all of Provider’s right, title and interest in and to the assets used in or that are necessary for the operation of the LC Business, as described in greater detail in the Purchase Agreement;

WHEREAS, from and after the Effective Date, Verenium Biofuels Corporation will be a wholly-owned subsidiary of Purchaser (such subsidiary as of the Effective Date, the “BP Biofuels Subsidiary”);

WHEREAS, from and after the Effective Date, the Company will be a tenant of the premises leased pursuant to the San Diego Building A Lease, as amended (such premises, “Building A”);

WHEREAS, from and after the Effective Date, Provider will be a tenant of the premises leased pursuant to the San Diego Building B Lease, as amended (such premises, “Building B,” and together with Building A, the “San Diego Premises”);

WHEREAS, from and after the Effective Date, Provider will sublease certain premises in Building A (such premises, the “Verenium Sublet Premises”) to the Company pursuant to the Sublease Agreement (as defined in the Purchase Agreement); and

WHEREAS, in order to facilitate an orderly transition and to provide for the operation of the LC Business while the Company occupies the Verenium Sublet Premises, the Parties desire that Provider provide the services described in this Agreement during the time periods specified herein, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Services; Work Capacity.

(a) Services. Subject to the terms and conditions hereof, Provider shall provide, or shall cause to be provided, to the Company the services (individually, a “Service,” and collectively, the “Services”) described on the service schedules attached hereto or described on any additional service schedules entered in accordance with Section 4 hereof (collectively, the “Service Schedules”) during the applicable Service Term (as defined below).

(b) Work Capacity. Provider shall not be obligated to provide any volume or level of Services in excess of, or allocate any employees or employee worktime to the performance of Services in excess of, any maximum Work Capacity requirements specified in the Service Schedules. For purposes of this Agreement, “Work Capacity” means Provider’s allocation of its employees’ work time to the provision of the Services, measured on a full time equivalent (“FTE”) basis, assuming a five-day workweek and eight-hour workday.

2. Term; Service Terms.

(a) Agreement Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until the second anniversary of the Effective Date, unless extended by mutual written agreement of the Parties in writing or earlier terminated in accordance with the provisions of Section 5 hereof (as the same may be extended or earlier terminated, the “Agreement Term”).

(b) Service Term. Each Service described in a Service Schedule attached hereto shall commence on the Effective Date and shall continue until the earliest to occur of (i) the expiration or termination of the Agreement Term, (ii) the expiration of the term of such Services as set forth in such Service Schedule, as the same may be renewed in accordance with Section 2(c) if applicable, and (iii) such time as such Service is terminated in accordance with the provisions of Section 5 hereof (individually, a “Service Term,” and collectively, the “Service Terms”). This Agreement is a master agreement and each Service Schedule shall be construed as a separate and independent agreement for the performance of the Services described therein, subject to the terms and conditions of this Agreement. Any termination of any Service under a Service Schedule shall not terminate this Agreement or any Service Schedule with respect to any other Service then being provided pursuant to this Agreement.

3. Fees.

(a) Service Fees. In consideration for the Services provided to the Company by Provider hereunder, for each Service provided by Provider during the applicable Service Term, the Company shall pay to Provider the fee(s) set forth with respect to such Service on the applicable Service Schedule (individually, a “Service Fee,” and collectively, the “Service Fees”) and, if applicable, any Affected Service Expense (as defined below). The Company shall be responsible for reimbursing any out-of-pocket travel or accommodation expenses incurred by Provider in the performance of any Service.

(b) Payment Terms. Within thirty (30) days following the end of each calendar month during the Agreement Term, Provider shall deliver to the Company an invoice setting forth the Service Fees (including a reasonable itemization) incurred for each of the Services provided, or caused to be provided, by Provider to the Company during the prior

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calendar month (collectively, the “Monthly Amounts”). The Company shall pay Provider any undisputed Monthly Amounts reflected in such invoice promptly upon receipt by the Company of the invoice relating thereto, but in no event later than thirty (30) days following the receipt of such invoice. Any amount of any Monthly Amount not paid during such thirty (30) days shall bear interest, from the thirty-first (31st) day following receipt of the invoice relating thereto until the date such amount is paid, at the rate of one percent (1%) per month or the maximum rate permitted by law, if less. In the event any Service is provided for part of any month, then the Services Fees payable in respect of such Service shall be pro-rated on a daily basis in respect of such partial month.

(c) Taxes. Provider will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Provider’s performance of Services and receipt of Service Fees to be paid by the Company under this Agreement. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state or country use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party. If any taxes are required to be withheld by the Company, the Company will (i) deduct such taxes from the payment made to Provider, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Provider and certify its receipt by the taxing authority within thirty (30) days following such payment, and (iv) shall provide such assistance as Provider may reasonably require in obtaining any refund of such amounts to which Provider may be entitled, to the extent that such assistance does not cause the Company to incur any liability in respect of the taxes asserted to be due.

(d) Adverse Impact. Unless otherwise provided for in this Agreement, if the Company (i) makes any change to its processes, procedures, practices, networks, equipment, configurations, or systems and (ii) such change has a material adverse impact on Provider’s ability to provide any of the Services, Provider shall be excused from performing any such affected Services until the Company adequately, in Provider’s reasonable discretion, mitigates the material adverse impact of such change on the Provider’s ability to provide such Services, and the Company shall be responsible for all expenses, if any, incurred by Provider directly as a result of the cessation and, if applicable, the resumption of the affected Service (“Affected Service Expense”).

4. Change Order Requests.

(a) Written Request. Provider has no obligation to provide to the Company any services under this Agreement other than the Services. Either Party may at any time after the Effective Date, pursuant to Section 4(b) below, propose modifications, changes or deletions to the Services (“Modified Services”) or propose that additional services be added as Services (“Additional Services”), which Modified Services or Additional Services shall become Services subject to this Agreement if approved in writing by the Parties pursuant to Section 4(b) below. The Party requesting the Modified Services or Additional Services is referred to herein as the “Requesting Party” and the Party receiving the request is referred to herein as the “Other Party.”

(b) Process. The Parties agree to use the process set forth in this Section 4(b) to approve requests for Modified Services or Additional Services. To request Modified Services

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or Additional Services, the Requesting Party shall submit a change order request in the form of Annex 1 hereto (a “Change Order Request”), pursuant to which the Requesting Party shall (i) in the case of requested Modified Services, attach to the Change Order Request a proposed modified Service Schedule relating to the applicable Services to be modified, or (ii) in the case of Additional Services, attach to the Change Order Request a new proposed Service Schedule for the Additional Services being requested, including, in each case, a description of the proposed functional area, Service Fee, Service Fee basis, Service Term, and estimated requirements for the Modified Services or Additional Services. Following the Other Party’s receipt of a Change Order Request, the Other Party shall, within fifteen (15) days of such receipt, either (x) approve the Change Order Request by countersigning it and returning a countersigned copy thereof to the Requesting Party or (y) reject the Change Order Request by providing written notice to the Requesting Party thereof. The Other Party may also propose revisions or modifications to the Change Order Request, in which case either Party may thereafter resubmit the revised Change Order Request through the process set forth above. If a Change Order Request is approved by the Other Party under this Section, the proposed Service Schedule attached thereto shall be attached hereto and become a “Service Schedule” under this Agreement, and the Modified Services or Additional Services covered by such Service Schedule, as the case may be, shall become “Services” under this Agreement as of the date of approval, and in each case shall be subject to the terms and conditions set forth herein.

(c) Substitution of Provider Designee. If a Service Schedule specifies a designated employee of Provider (or any of its Affiliates) who will provide the Services (such employee, the “Provider Designee”), then only that Provider Designee, to the extent such Provider Designee is still employed by Provider, and no other employee or agent of Provider, shall provide such Services on behalf of Provider unless mutually agreed by the Parties. If a Provider Designee is unable to provide an applicable Service due to such Provider Designee no longer being employed at Provider or as a result of exigent circumstances affecting such Provider Designee, or if circumstances arise in which Provider’s continued provision of the Provider Designee’s Services would materially adversely affect Provider or the conduct of its business, Provider may identify another designated employee of Provider (or any of its Affiliates) as a replacement Provider Designee through a Change Order Request, and if the Parties agree to such replacement Provider Designee through a mutually agreed Change Order Request, Provider shall continue to perform the applicable Service through the replacement Provider Designee. If Provider is unable to identify any other such employee who has adequate skills to provide the applicable Service, Provider shall so notify the Company in writing, and the Parties shall meet to discuss a reasonable manner of addressing such situation. If, after such discussion, the Parties agree that Provider is no longer able to provide the applicable Service, Provider or the Company shall each be permitted to terminate such Service.

(d) Expenses. Unless otherwise mutually agreed to by the Parties, each Party shall bear its own expenses with respect to preparing any requests or responses to Change Order Requests.

5. Termination.

(a) Termination of Services and Agreement. Provider’s obligation to provide the Services shall terminate on the date provided on the applicable Service Schedule with respect to such Service (each, a “Service Termination Date”). The Company shall have the right to

4

terminate any Service prior to the applicable Service Termination Date upon thirty (30) days prior written notice unless a different termination notice period is specified in the applicable Service Schedule. Termination of this Agreement shall terminate any and all outstanding Service Schedules, but termination of any individual Service shall not constitute a termination of this Agreement or any other Service. If all Services shall have been terminated under this provision prior to the expiration of the Agreement Term, this Agreement shall immediately terminate.

(b) Change of Control. Upon the occurrence of a Change of Control, Provider shall have the right to (i) terminate this Agreement or any Service Schedule hereunder upon ninety (90) days prior notice, provided that during such notice period all Service Fees under this Agreement shall be increased to reflect a pricing of full cost (including overhead) plus ten percent (10%), as reasonably determined by Provider or (ii) to increase the Service Fees hereunder to reflect full cost-plus pricing (including overhead), as reasonably determined by Provider. For the purposes of this Agreement, a “Change of Control” means the acquisition of the Company by a Third Party by means of any transaction or series of related transactions to which the Company is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of the Company immediately prior to such transaction do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity (or of the Company if it is the surviving entity in such transaction), or its direct or indirect parent entity, immediately after such transaction or series of related transactions or (ii) the members of the board of directors of the Company immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the surviving entity (or the Company if it is the surviving entity of such transaction or series of transactions) immediately after such transaction.

(c) Termination for Default. In the event of a Default (as defined below) by a Party, the non-Defaulting Party shall have the right, at its sole discretion, to terminate this Agreement if the Defaulting Party has failed to cure such Default within thirty (30) days of receipt of written notice of such Default. Each of the following events shall be deemed a “Default” under this Agreement:

(i) The Company shall fail to pay to Provider any undisputed amount of any Monthly Fees within thirty (30) days of receipt of an invoice therefor or shall fail to pay to Provider any amount of any Monthly Fees disputed in good faith by the Company within thirty (30) days after resolution of such dispute;

(ii) Either Party shall default, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement, other than those expressly addressed in clause (i); or

(iii) Either Party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee that is not discharged within 90 days.

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(d) Accrued Fees and Obligations. Except in the event of termination of this Agreement as a result of a Default by Provider under Sections 5(b)(ii), all accrued and unpaid Monthly Fees shall be due and payable upon termination of this Agreement. Except as expressly provided herein, the expiration or termination of this Agreement or the expiration of or termination of any Service shall not relieve either Party of any obligations or liabilities accruing prior to the date of such termination or expiration.

6. Relationship of the Parties. In providing the Services, Provider shall at all times be an independent contractor. Nothing contained herein shall be construed, applied or intended to create the relationship between the parties hereto of principal and agent or of employer and employee or of a partnership or joint venture. Provider shall have no authority to act as an agent of the Company for any purpose and shall not enter into any contract, understanding or agreement on behalf of the Company or incur any charge or expense in the name of the Company.

7. Provider Representatives and Company Representative.

(a) Provider has appointed a representative(s) (each, a “Provider Representative”) in respect of each of the Services under this Agreement as set forth on each of the Service Schedules. If a Service has a specifically identified Provider Designee, the Provider Designee may also be appointed as the Provider Representative for that Service. Provider shall at all times be responsible for giving reasonable directions to each Provider Representative in relation to the provision of the Services to the Company. Provider may replace any Provider Representative at any time upon written notice to the Company. The relevant Provider Representative will manage the day-to-day provision of the applicable Service and be the first point of contact between the Company and Provider in respect of the provision of such Service.

(b) The Company shall be represented by a nominee (the “Company Representative”), who shall be appointed by the Company to act on behalf of the Company for purposes of this Agreement and may be replaced by the Company at any time upon written notice to Provider.

(c) The role of the Provider Representative and the Company Representative shall be, on behalf of Provider and the Company, respectively, to coordinate the provision of the Services, to discuss and reach agreement on any proposed changes to the Services, and to resolve any disputes arising between the Company and Provider.

8. Cooperation Between the Parties.

(a) Provider and the Company acknowledge that the success of this Agreement will be greatly affected by the good faith cooperation of each Party. Accordingly, the Parties agree to use commercially reasonable efforts to achieve the stated purposes of this Agreement.

(b) At three (3) month intervals, or at other times as determined to be necessary at the request of either Party, Provider and the Company shall meet to discuss and give consideration to desired or necessary changes to the scope, level or type of Services provided hereunder. If the Parties agree to implement any such changes, the Parties shall do so by means of executing a Change Order Request for such purpose.

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(c) In cases where the Parties need or desire to interact through in-person communications in connection with the Services, such communications, and the timing and location of such communications, shall be coordinated between the applicable Provider Representative and the Company Representative. The Provider Representative and the Company Representative may in good faith jointly formulate rules and procedures for in-person communications relating to particular Services or categories of Services, in which case the Parties shall comply with such rules and procedures.

9. Personnel. Provider shall select, employ, supervise and direct all personnel providing the Services hereunder. Provider’s employees (or employees of any of its Affiliates), if any, providing Services under this Agreement are recognized as employees solely of Provider (or its Affiliates). The Parties expressly agree that Provider and the Company are not joint or co-employers of the employees providing such Services, and Provider shall provide and be solely responsible for all salary, employment and other benefits and liabilities relating to the employment, in each case, of persons who perform the Services hereunder, including without limitation the provision of workers compensation and disability insurance for such persons.

10. Indemnification.

(a) The Company shall indemnify, defend and hold harmless Provider and its officers, employees, affiliates and agents from and against any losses, damages, injuries or expenses (“Losses”) incurred as a result of any claims demands or actions by any independent third party arising out of or related to (i) the Company’s breach of this Agreement or the Company’s gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) the Company’s use of Permitted Access to access Provider’s Accessed Premises, except in each case of clause (i) and (ii) to the extent such Losses arise from Provider’s breach of this Agreement or Provider’s gross negligence or willful misconduct.

(b) Provider shall indemnify, defend and hold harmless the Company and its officers, employees, affiliates and agents from and against any Losses incurred as a result of any claims demands or actions by any independent third party arising out of or related to (i) Provider’s breach of this Agreement or Provider’s gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) Provider’s use of Permitted Access to access the Company’s Accessed Premises, except in each case of clause (i) and (ii) to the extent such Losses arise from the Company’s breach of this Agreement or the Company’s gross negligence or willful misconduct.

(c) NO PARTY SHALL BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST REVENUES AND LOSS OF BUSINESS), WHETHER FORESEEABLE OR NOT, WHETHER OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER. Claims for indemnification under this Section 10 shall not be considered incidental, consequential, indirect or special damages hereunder.

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11. Limitation of Liability. The maximum aggregate liability of Provider to the Company arising in relation to this Agreement in respect of the provision or non-provision of Services, whether for breach of contract, tort (including negligence), breach of statute or otherwise and whether arising out of any single act, omission, event or circumstance or series of acts, omissions, events or circumstances occurring, shall in no circumstances exceed the total amount paid for Services by the Company to Provider under this Agreement.

12. Performance. The Services shall be performed by Provider for the Company in a timely, competent and workmanlike manner and quality that are substantially consistent with Provider’s performance of such activities in its business in the ordinary course. The Parties further acknowledge and agree that Provider shall not be responsible for and is not guaranteeing the achievement of any results from the performance of the Services hereunder. Provider’s performance of the Services shall not be subject to any performance criteria or performance targets unless such criteria or targets are specifically set forth in the Service Schedules.

13. Notices. All notices to be provided under this Agreement shall be made in writing and shall be effective when delivered personally to the recipient, transmitted by facsimile machine or electronic mail, with confirmation of delivery retained, or one (1) business day after deposit for overnight delivery, fees prepaid, with a nationally recognized overnight courier service, or if mailed, five (5) business days after the date of mailing, to the addresses of the Parties as set forth below:

If to Provider:	Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Financial Officer Fax: (617) 674-5353

If to the Company:	BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

14. Governing Law. This Agreement shall be construed in accordance with, and governed by, the law of the State of New York, without giving effect to its conflict-of-laws provisions.

15. Assignment; Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations under this Agreement to any of its affiliates without the other Party’s consent. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 15 will be null and void.

16. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be

8

deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege operate as a waiver hereof.

17. Amendments. No change, amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.

18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective as to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforcement of such provision in any other jurisdiction.

19. Headings. The section headings used in this Agreement are included for convenience of reference only and in no way should be used to construe or interpret this Agreement.

20. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument. Additionally, the Parties acknowledge and agree that signatures to this Agreement provided by facsimile or email in .pdf format shall be recognized as original signatures.

21. Confidentiality.

(a) “Confidential Information” means any and all information, data and technology disclosed and/or provided by any Party hereto or any of its affiliates, as applicable (each a “disclosing party”), to the other Party hereto or any of its affiliates (each a “receiving party”), including, without limitation, any and all methods and/or materials used in the business of the disclosing party or one of its affiliates, as applicable, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, methods, materials and compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing. Notwithstanding anything to the contrary contained herein, all Work Product and Inventions shall be the Confidential Information of the Company.

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(b) Requirements. During the Agreement Term and for ten (10) years thereafter, the receiving party shall hold all Confidential Information of the disclosing party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (i) as reasonably necessary to carry out its responsibilities under this Agreement; (ii) as otherwise allowed under this Agreement; or (iii) with written consent of the disclosing party. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party.

(c) Exceptions. The obligations set forth in Section 21(b) shall not apply to any portion of Confidential Information which the receiving party can prove by competent evidence:

(i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party or its affiliates in breach of this Agreement, generally known or available;

(ii) is known by the receiving party or its affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the receiving party or its affiliates by the disclosing party;

(iii) is furnished to the receiving party by a third party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

(iv) was independently developed by the receiving party or its affiliates without reference to information provided by the disclosing party, as evidenced by clear documentation.

(d) Permitted Disclosures. The receiving party and its affiliates are expressly authorized to disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(i) exercising the rights and performing the obligations of the receiving party under this Agreement;

(ii) prosecuting or defending litigation as permitted by this Agreement;

(iii) complying with applicable laws and regulations;

(iv) disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

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(v) disclosure to employees, agents, consultants and independent contractors of the receiving party and its affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 21 prior to any such disclosure; or

(vi) disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the receiving party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the receiving party or any of its affiliates are required to make a disclosure of the Confidential Information of the disclosing party pursuant to Section 21(d)(ii) or 21(d)(iii), it will, except where impracticable, provide the disclosing party at least sufficient prior written notice of any such disclosure so that the disclosing party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the receiving party and its affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the disclosing party, including, without limitation, by cooperating with the disclosing party to obtain a protective order or other appropriate remedy.

(e) Notice of Non-Permitted Disclosure. If the receiving party becomes aware of any unauthorized use or disclosure of the Confidential Information of the disclosing party, the receiving party shall promptly notify the disclosing party in writing.

(f) Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the disclosing party upon unauthorized disclosure, use or transfer of its Confidential Information to any third party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Section 21. In addition to all other remedies, the disclosing party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 21.

22. Intellectual Property and Work Product.

(a) Work Product. All personal property that is embodied in any tangible form and that is created or provided by Provider for the Company in performance of the Services (such personal property is referred to as “Work Product”) shall be owned by the Company. If requested by the Company, appropriate portions (such as, but not limited to, designs, drawings, plans, specifications, prints, and reports) of such Work Product will be furnished in electronic format. Work Product may be in the form of a work of authorship, a process diagram, a drawing, a blueprint, a model, a specification, a design, a report, a manuscript, a document, a manual, a chart, a photograph, a database, a computer program, a design for an apparatus or process or system, working notes, a plan, or a model. Provider will periodically furnish Work Product to the Company and at least one tangible copy of such Work Product, or any part thereof, upon request by the Company, and at least one (1) tangible copy of the Work Product upon completion of the Services.

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(b) Inventions. All inventions, improvements and discoveries made, developed, or conceived by Provider in connection with the Services performed hereunder shall be promptly and fully disclosed to the Company in writing by Provider (such inventions, improvements and discoveries are referred to as “Inventions”). All Inventions shall be owned the Company with unencumbered title thereto.

(c) Assignment to Effect Ownership. Provider hereby assigns to the Company any and all rights Provider has or may acquire in Work Product and Inventions and intellectual property rights therein, or if assignment is not permitted by law, waives such rights or grants to the Company an exclusive, fully paid, perpetual irrevocable, worldwide license under such rights in Work Product and Inventions and intellectual property rights therein for any and all purposes. Provider agrees to execute any assignment or other documents reasonably necessary to convey to the Company any right, title or other interest to Work Product and Inventions and intellectual property rights therein as necessary to effect the ownership of Work Product and Inventions and intellectual property rights therein by the Company, and, at the request of the Company, Provider shall execute all applications for United States and foreign Letters Patent and any papers relating thereto which the Company or its nominee deems reasonably necessary or proper. The Company or its nominee shall have sole responsibility for the preparation, filing and prosecution of all such applications for Letters Patent and will bear all costs and expenses in connection therewith. However, the Company shall have no obligation hereunder to file any patent application, secure any patent or maintain any patent in force.

(d) The Company and Provider agree that any new discoveries or inventions covered by a pending patent application or a provisional patent application or otherwise invented or discovered under this Agreement by Provider and obligated to be assigned to the Company pursuant to this Section 22(d) shall be considered to be part of a joint research agreement in the context of 35 USC §103(c). Further, such invention or discovery shall be considered to be owned by, subject to an obligation of assignment to, or otherwise considered to be commonly owned by the same person at the time of the applicable application for patent was made, and was assigned to the assignee in accordance with the obligations set forth in 37 CFR 3.11, so as to in all respects meet the obligations set forth in and not serve as a “prior art” basis for rejection based on anticipation pursuant to 35 U.S.C. §§ 102(e), (f), or (g). In addition, each Party hereby agrees to cooperate, as reasonably necessary, and provide such applicable documentation as requested by the other Party as such Party determines is reasonably necessary to comply with this Section 22(d) and otherwise avoid rejection based on anticipation pursuant to 35 U.S.C. §§ 102(e), (f), or (g).

23. Access to Premises.

(a) The performance and receipt of Services hereunder shall not entitle a Party or its personnel or agents to access the premises, facilities, equipment or systems of the other Party except as specifically set forth under a Service Schedule or as specifically authorized by a Receiving Party Representative (such specified permitted access, “Permitted Access”). The foregoing sentence does not limit either Party’s right to access the Shared Space (as defined in the Sublease Agreement) under and in accordance with the Sublease Agreement. All Permitted Access shall be subject to the requirements set forth in this Section 23 and the applicable Service Schedule. For purposes of this Agreement, “Accessing Party” means the Party using Permitted Access to access the Receiving Party’s Accessed Premises; “Receiving Party” means the Party

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whose Accessed Premises are being accessed by the Accessing Party; “Accessed Premises” means a Receiving Party’s premises, facilities, equipment, supplies or systems that are accessed by the Accessing Party; “Receiving Party Representative” means the Provider Representative (if Provider is the Receiving Party) or the Company Representative (if the Company is the Receiving Party), as applicable; and “BP Premises” means the San Diego Premises other than the Verenium Sublet Premises.

(b) All Permitted Access shall be subject to the following requirements, in addition to the requirements specified in the applicable Service Schedules: (i) the Accessing Party shall provide the Receiving Party’s Representative reasonable advance notice each time the Accessing Party plans to access or use its Permitted Access, with such notice including details regarding the personnel or agents of the Accessing Party who will be accessing the Accessed Premises and the timing and nature of such personnel’s or agents’ intended activities on the Accessed Premises; (ii) the Accessing Party’s personnel and agents shall comply with all reasonable scheduling decisions, rules, policies and procedures established by the Receiving Party Representative in connection with the Accessing Party’s exercise of the Permitted Access; (iii) the Accessing Party and its personnel and agents shall not perform any activities or work on the Accessed Premises except as specified in the applicable Service Schedule and such activities and work shall be subject to the scheduling decisions, rules, policies or procedures established by the Receiving Party Representative; and (iv) the Receiving Party Representative and any designee thereof shall have the right to oversee all uses of Permitted Access by the Receiving Party and its personnel or agents and to prevent or cease any particular use of Permitted Access if the Receiving Party Representative or such designee determines that the Accessing Party has violated any access requirements set forth in this Section 23 or the applicable Service Schedule.

(c) Each time the Accessing Party uses Permitted Access to the Accessed Premises, the Accessing Party shall comply with the Receiving Party’s written security policies, procedures and requirements made available by the Receiving Party, and will not tamper with, compromise, or circumvent any security or audit measures employed by the Receiving Party. The Accessing Party shall not allow its personnel or agents to have access to the Accessed Premises except as expressly permitted under this Section 23 and shall prevent unauthorized use, destruction, alteration or loss in connection with such unauthorized access.

(d) The Parties agree that if the Accessing Party accesses or uses Permitted Access to the Accessed Premises, the Accessing Party shall assume all responsibility and liability, and the Receiving Party shall not assume any responsibility or liability, for any Losses (including any Losses incurred or caused by an employee or agent of the Accessing Party) arising out of the Accessing Party’s use of such Permitted Access.

(e) In cases where the Company stores in, locates on or brings onto the Verenium Sublet Premises any equipment, machinery, materials, supplies or other items in connection with the performance of the Services, the Parties agree that (i) Provider assumes no responsibility for or liability in respect of any damage caused to such items other than damage caused solely by Provider’s gross negligence or willful misconduct, (ii) Provider shall have no obligation to maintain or repair such items, (iii) Provider shall not be a bailor with respect to such items, (iv) Provider shall not use any such items for any purpose other than performance of the Services, and (v) the Company may request at any time authorization for Permitted Access to remove any such items, which authorization shall not be unreasonably withheld or delayed.

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24. Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and any of the Service Schedules attached hereto, the provisions of the Service Schedules attached hereto and thereto shall control with respect to the rights and obligations of the Parties regarding the Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and any other Transaction Document, the provisions of this Agreement shall control solely with respect to the rights and obligations of the Parties regarding the Services.

25. Insurance. At all times during the Agreement Term and for a period of one year thereafter, Provider shall maintain sufficient insurance coverage to enable it to meet its obligations under this Agreement and by law. Without limiting the generality of the foregoing, Verenium will maintain (and shall cause each of its Affiliates responsible for performing the Services to maintain) at its sole cost and expense at least the following insurance:

(a) Commercial General Liability including (i) bodily injury, (ii) property damage, (iii) contractual liability coverage, and (iv) personal and advertising injury, in an amount not less than $1,000,000 per occurrence;

(b) Workers Compensation at statutory limits and Employer’s Liability at limits not less than $1,000,000 per occurrence; and

(c) Professional Liability Insurance covering errors and omissions and wrongful acts in the performance of the Services. Such errors and omissions insurance will include coverage for claims of infringement of the copyrights, trademarks, and patents and misappropriation of trade secrets. Such insurance will bear a combined single limit per occurrence of not less than $2,000,000.

26. Force Majeure. Neither Party shall be liable for any failure of performance attributable to acts or events (including but not limited to war, acts of terrorism, conditions or events of nature, industry-wide supply shortages, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its control which prevent in whole or in part performance by such Party hereunder.

27. Survival. The provisions of Section 5(d) (Accrued Fees and Obligations), Section 6 (Relationship of the Parties), Section 10 (Indemnification), Section 11 (Limitation of Liability), Section 14 (Governing Law), Section 15 (Assignment; Successors and Assigns), Section 21 (Confidentiality) Section 22 (Intellectual Property and Work Product), Section 25 (Insurance), this Section 27 (Survival) and Section 28 (Entire Agreement) shall survive termination of this Agreement.

28. Entire Agreement. This Agreement, together with the Service Schedules and other Transaction Documents, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and such other agreements and supersedes any prior agreement (including, without limitation, the Term Sheet) understanding or representation regarding the subject matter of this Agreement or such other agreements.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly and lawfully authorized officers or legal representatives effective as of the date first set forth above.

BP BIOFUELS NORTH AMERICA LLC	VERENIUM CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Signature Page – Verenium Transition Services Agreement

SCHEDULE A

San Diego Premises Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE B

Finance & Tax Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE C

Network & SharePoint Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE D

Jennings Premises Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE E

Technical Consulting Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE F

Agriculture Development Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE G

Intellectual Property Transition Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE H

Jennings Project and Manufacturing Accounting Services

[Omitted pursuant to S-K Item 601(b)(2)]

APPENDIX 1

CHANGE ORDER REQUEST

Date:                     , 20

Change Order Request Number:

                     (the “Requesting Party”) hereby submits this Change Order Request to                      (the “Other Party”) pursuant to Section 4(b) of the Transition Services Agreement, dated as of [                    ], 2010 (the “Agreement”), between the Requesting Party and the Other Party.

This Change Order Request pertains to the following (check one):

☐	Modified Services, as set forth in Schedule 1 hereto.

☐	Additional Services, as set forth in Schedule 1 hereto.

The Requesting Party requests that the Other Party approve this Change Order Request by signing in the designated space below. Upon the Other Party’s approval of this Change Order Request, the Modified Services or Additional Services covered by this Change Order Request, as applicable, shall become “Services” under the Agreement and the attached Schedule 1 shall become a “Service Schedule” to the Agreement, in each case, subject to the terms and conditions set forth therein.

Submitted by Requesting Party:

By:
Name:
Title:

Approved by the Other Party: on , 20 :

By:
Name:
Title:

SCHEDULE 1 to

Change Order Request No.

FORM OF SCHEDULE FOR MODIFIED SERVICES OR ADDITIONAL SERVICES

Services

Provider Representative:	Name: Phone: Email:

Service Term:

Location of Services:

Description of Services:

Service Fees:

EXHIBIT D

FORM OF BP TRANSITION SERVICES AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT D

BP TRANSITION SERVICES AGREEMENT

This BP TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [                        ], 2010 (the “Effective Date”), by and between BP BIOFUELS NORTH AMERICA LLC, a Delaware limited liability company (“Provider”), and VERENIUM CORPORATION, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement have the meanings given to them in the Purchase Agreement (as defined below) unless otherwise defined herein. Provider and the Company are each a “Party” and are collectively the “Parties.”

RECITALS

WHEREAS, the Company and Provider are parties to that certain Asset Purchase Agreement dated as of [                        ], 2010 (the “Purchase Agreement”), pursuant to which, among other things, the Company will sell to Provider, and Provider will purchase from the Company, all of the Company’s right, title and interest in and to the assets used in or that are necessary for the operation of the LC Business, as described in greater detail in the Purchase Agreement;

WHEREAS, following the sale of the LC Business, the Company plans to continue operating the Enzymes Business;

WHEREAS, from and after the Effective Date, Provider will be a tenant of the premises leased pursuant to the San Diego Building A Lease, as amended (such premises, “Building A”);

WHEREAS, from and after the Effective Date, the Company will be a tenant of the premises leased pursuant to the San Diego Building B Lease, as amended (such premises, “Building B,” and together with Building A, the “San Diego Premises”);

WHEREAS, from and after the Effective Date, Provider will sublease certain premises in Building A (such premises, the “Verenium Sublet Premises”) to the Company pursuant to the Sublease Agreement (as defined in the Purchase Agreement); and

WHEREAS, in order to facilitate an orderly transition and to provide for the operation of the Enzymes Business while the Company occupies the Verenium Sublet Premises, the Parties desire that Provider provide the services described in this Agreement during the time periods specified herein, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Services; Work Capacity; Conditions.

(a) Services. Subject to the terms and conditions hereof, Provider shall provide, or shall cause to be provided, to the Company the services (individually, a “Service,” and collectively, the “Services”) described on the service schedules attached hereto or described on any additional service schedules entered in accordance with Section 4 hereof (collectively, the “Service Schedules”) during the applicable Service Term (as defined below).

(b) Work Capacity. Provider shall not be obligated to provide any volume or level of Services in excess of, or allocate any employees or employee worktime to the performance of Services in excess of, any maximum Work Capacity requirements specified in the Service Schedules. For purposes of this Agreement, “Work Capacity” means Provider’s allocation of its employees’ work time to the provision of the Services, measured on a full time equivalent (“FTE”) basis, assuming a five-day workweek and eight-hour workday.

(c) Conditions. Provider’s obligation to provide the Services is conditional upon Provider’s receipt of required consents (in form and substance reasonably satisfactory to Provider) to the performance of such Services by (i) Ardea Biosciences, Inc., as subtenant under the San Diego Sublease (as defined in the Purchase Agreement) and (ii) KR-Gateway Partners, LLC, as landlord under the San Diego Leases (as defined in the Purchase Agreement).

2. Term; Service Terms.

(a) Agreement Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until the second anniversary of the Effective Date, unless extended by mutual written agreement of the Parties in writing or earlier terminated in accordance with the provisions of Section 5 hereof (as the same may be extended or earlier terminated, the “Agreement Term”).

(b) Service Term. Each Service described in a Service Schedule attached hereto shall commence on the Effective Date and shall continue until the earliest to occur of (i) the expiration or termination of the Agreement Term, (ii) the expiration of the term of such Services as set forth in such Service Schedule, as the same may be renewed in accordance with Section 2(c) if applicable, and (iii) such time as such Service is terminated in accordance with the provisions of Section 5 hereof (individually, a “Service Term,” and collectively, the “Service Terms”). This Agreement is a master agreement and each Service Schedule shall be construed as a separate and independent agreement for the performance of the Services described therein, subject to the terms and conditions of this Agreement. Any termination of any Service under a Service Schedule shall not terminate this Agreement or any Service Schedule with respect to any other Service then being provided pursuant to this Agreement.

3. Fees.

(a) Service Fees. In consideration for the Services provided to the Company by Provider hereunder, for each Service provided by Provider during the applicable Service Term, the Company shall pay to Provider (i) the fee(s) set forth with respect to such Service on the applicable Service Schedule (individually, a “Service Fee,” and collectively, the “Service Fees”) and, if applicable, any Affected Service Expense (as defined below) and (ii) the monthly cost charges set forth with respect to such Service on the applicable Service Schedule

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(individually, a “Monthly Cost Charge,” and collectively, the “Monthly Cost Charges”). The Company shall be responsible for reimbursing any out-of-pocket travel or accommodation expenses incurred by Provider in the performance of any Service.

(b) Payment Terms. Within thirty (30) days following the end of each calendar month during the Agreement Term, Provider shall deliver to the Company an invoice setting forth the Service Fees (including a reasonable itemization) and Monthly Cost Charges incurred for each of the Services provided, or caused to be provided, by Provider to the Company during the prior calendar month (collectively, the “Monthly Amounts”). The Company shall pay Provider any undisputed Monthly Amounts reflected in such invoice promptly upon receipt by the Company of the invoice relating thereto, but in no event later than thirty (30) days following the receipt of such invoice. Any amount of any Monthly Amount not paid during such thirty (30) days shall bear interest, from the thirty-first (31st) day following receipt of the invoice relating thereto until the date such amount is paid, at the rate of one percent (1%) per month or the maximum rate permitted by law, if less. In the event any Service is provided for part of any month, then the Services Fees payable in respect of such Service shall be pro-rated on a daily basis in respect of such partial month.

(c) Taxes. Provider will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Provider’s performance of Services and receipt of Service Fees and Monthly Cost Charges to be paid by the Company under this Agreement. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state or country use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party. If any taxes are required to be withheld by the Company, the Company will (i) deduct such taxes from the payment made to Provider, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to Provider and certify its receipt by the taxing authority within thirty (30) days following such payment, and (iv) shall provide such assistance as Provider may reasonably require in obtaining any refund of such amounts to which Provider may be entitled, to the extent that such assistance does not cause the Company to incur any liability in respect of the taxes asserted to be due.

(d) Adverse Impact. Unless otherwise provided for in this Agreement, if the Company (i) makes any change to its processes, procedures, practices, networks, equipment, configurations, or systems and (ii) such change has a material adverse impact on Provider’s ability to provide any of the Services, Provider shall be excused from performing any such affected Services until the Company adequately, in Provider’s reasonable discretion, mitigates the material adverse impact of such change on the Provider’s ability to provide such Services, and the Company shall be responsible for all expenses, if any, incurred by Provider directly as a result of the cessation and, if applicable, the resumption of the affected Service (“Affected Service Expense”).

4. Change Order Requests.

(a) Written Request. Provider has no obligation to provide to the Company any services under this Agreement other than the Services. Either Party may at any time after the Effective Date, pursuant to Section 4(b) below, propose modifications, changes or deletions to

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the Services (“Modified Services”) or propose that additional services be added as Services (“Additional Services”), which Modified Services or Additional Services shall become Services subject to this Agreement if approved in writing by the Parties pursuant to Section 4(b) below. The Party requesting the Modified Services or Additional Services is referred to herein as the “Requesting Party” and the Party receiving the request is referred to herein as the “Other Party.”

(b) Process. The Parties agree to use the process set forth in this Section 4(b) to approve requests for Modified Services or Additional Services. To request Modified Services or Additional Services, the Requesting Party shall submit a change order request in the form of Annex 1 hereto (a “Change Order Request”), pursuant to which the Requesting Party shall (i) in the case of requested Modified Services, attach to the Change Order Request a proposed modified Service Schedule relating to the applicable Services to be modified, or (ii) in the case of Additional Services, attach to the Change Order Request a new proposed Service Schedule for the Additional Services being requested, including, in each case, a description of the proposed functional area, Service Fee, Service Fee basis, Monthly Cost Charges, Service Term, and estimated requirements for the Modified Services or Additional Services. Following the Other Party’s receipt of a Change Order Request, the Other Party shall, within fifteen (15) days of such receipt, either (x) approve the Change Order Request by countersigning it and returning a countersigned copy thereof to the Requesting Party or (y) reject the Change Order Request by providing written notice to the Requesting Party thereof. The Other Party may also propose revisions or modifications to the Change Order Request, in which case either Party may thereafter resubmit the revised Change Order Request through the process set forth above. If a Change Order Request is approved by the Other Party under this Section, the proposed Service Schedule attached thereto shall be attached hereto and become a “Service Schedule” under this Agreement, and the Modified Services or Additional Services covered by such Service Schedule, as the case may be, shall become “Services” under this Agreement as of the date of approval, and in each case shall be subject to the terms and conditions set forth herein.

(c) Substitution of Provider Designee. If a Service Schedule specifies a designated employee of Provider (or any of its Affiliates, which shall include any of the Biofuels Subsidiaries) who will provide the Services (such employee, the “Provider Designee”), then only that Provider Designee, to the extent such Provider Designee is still employed by Provider, and no other employee or agent of Provider, shall provide such Services on behalf of Provider unless mutually agreed by the Parties. If a Provider Designee is unable to provide an applicable Service due to such Provider Designee no longer being employed at Provider or as a result of exigent circumstances affecting such Provider Designee, or if circumstances arise in which Provider’s continued provision of the Provider Designee’s Services would materially adversely affect Provider or the conduct of its business, Provider may identify another designated employee of Provider (or any of its Affiliates, which shall include any of the Biofuels Subsidiaries) as a replacement Provider Designee through a Change Order Request, and if the Parties agree to such replacement Provider Designee through a mutually agreed Change Order Request, Provider shall continue to perform the applicable Service through the replacement Provider Designee. If Provider is unable to identify any other such employee who has adequate skills to provide the applicable Service, Provider shall so notify the Company in writing, and the Parties shall meet to discuss a reasonable manner of addressing such situation. If, after such discussion, the Parties agree that Provider is no longer able to provide the applicable Service, Provider or the Company shall each be permitted to terminate such Service.

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(d) Expenses. Unless otherwise mutually agreed to by the Parties, each Party shall bear its own expenses with respect to preparing any requests or responses to Change Order Requests.

5. Termination.

(a) Termination of Services and Agreement. Provider’s obligation to provide the Services shall terminate on the date provided on the applicable Service Schedule with respect to such Service (each, a “Service Termination Date”). The Company shall have the right to terminate any Service prior to the applicable Service Termination Date upon thirty (30) days prior written notice unless a different termination notice period is specified in the applicable Service Schedule. Termination of this Agreement shall terminate any and all outstanding Service Schedules, but termination of any individual Service shall not constitute a termination of this Agreement or any other Service. If all Services shall have been terminated under this provision prior to the expiration of the Agreement Term, this Agreement shall immediately terminate.

(b) Termination Upon Sublease Termination. If the Sublease Agreement terminates prior to the end of the Agreement Term as a result of an “Event of Default” (as defined in the Sublease Agreement) by the Company thereunder then Provider may terminate the Services set forth in Schedule A (Lab Services) and/or the Services set forth in Schedule C (Access Services).

(c) Change of Control. Upon the occurrence of a Change of Control, (i) all Service Fees shall automatically increase fifty percent (50%) effective as of the date of such Change of Control and (ii) Provider shall have the right to terminate this Agreement or any Service Schedule hereunder upon ninety (90) days prior notice. For the purposes of this Agreement, a “Change of Control” means the acquisition of the Company by a Third Party by means of any transaction or series of related transactions to which the Company is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of the Company immediately prior to such transaction do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity (or of the Company if it is the surviving entity in such transaction), or its direct or indirect parent entity, immediately after such transaction or series of related transactions or (ii) the members of the board of directors of the Company immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the surviving entity (or the Company if it is the surviving entity of such transaction or series of transactions) immediately after such transaction.

(d) Termination for Default. In the event of a Default (as defined below) by a Party, the non-Defaulting Party shall have the right, at its sole discretion, to terminate this Agreement if the Defaulting Party has failed to cure such Default within thirty (30) days of receipt of written notice of such Default. Each of the following events shall be deemed a “Default” under this Agreement:

(i) The Company shall fail to pay to Provider any undisputed amount of any Monthly Fees within thirty (30) days of receipt of an invoice therefor or shall fail to pay to Provider any amount of any Monthly Fees disputed in good faith by the Company within thirty (30) days after resolution of such dispute;

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(ii) Either Party shall default, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement, other than those expressly addressed in clause (i); or

(iii) Either Party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee that is not discharged within 90 days.

(e) Accrued Fees and Obligations. Except in the event of termination of this Agreement as a result of a Default by Provider under Sections 5(b)(ii), all accrued and unpaid Monthly Fees shall be due and payable upon termination of this Agreement. Except as expressly provided herein, the expiration or termination of this Agreement or the expiration of or termination of any Service shall not relieve either Party of any obligations or liabilities accruing prior to the date of such termination or expiration.

6. Relationship of the Parties. In providing the Services, Provider shall at all times be an independent contractor. Nothing contained herein shall be construed, applied or intended to create the relationship between the parties hereto of principal and agent or of employer and employee or of a partnership or joint venture. Provider shall have no authority to act as an agent of the Company for any purpose and shall not enter into any contract, understanding or agreement on behalf of the Company or incur any charge or expense in the name of the Company.

7. Provider Representatives and Company Representative.

(a) Provider has appointed a representative(s) (each, a “Provider Representative”) in respect of each of the Services under this Agreement as set forth on each of the Service Schedules. If a Service has a specifically identified Provider Designee, the Provider Designee may also be appointed as the Provider Representative for that Service. Provider shall at all times be responsible for giving reasonable directions to each Provider Representative in relation to the provision of the Services to the Company. Provider may replace any Provider Representative at any time upon written notice to the Company. The relevant Provider Representative will manage the day-to-day provision of the applicable Service and be the first point of contact between the Company and Provider in respect of the provision of such Service.

(b) The Company shall be represented by a nominee (the “Company Representative”), who shall be appointed by the Company to act on behalf of the Company for purposes of this Agreement and may be replaced by the Company at any time upon written notice to Provider.

(c) The role of the Provider Representative and the Company Representative shall be, on behalf of Provider and the Company, respectively, to coordinate the provision of the Services, to discuss and reach agreement on any proposed changes to the Services, and to resolve any disputes arising between the Company and Provider.

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8. Cooperation Between the Parties.

(a) Provider and the Company acknowledge that the success of this Agreement will be greatly affected by the good faith cooperation of each Party. Accordingly, the Parties agree to use commercially reasonable efforts to achieve the stated purposes of this Agreement.

(b) At three (3) month intervals, or at other times as determined to be necessary at the request of either Party, Provider and the Company shall meet to discuss and give consideration to desired or necessary changes to the scope, level or type of Services provided hereunder. If the Parties agree to implement any such changes, the Parties shall do so by means of executing a Change Order Request for such purpose.

(c) In cases where the Parties need or desire to interact through in-person communications in connection with the Services, such communications, and the timing and location of such communications, shall be coordinated between the applicable Provider Representative and the Company Representative. The Provider Representative and the Company Representative may in good faith jointly formulate rules and procedures for in-person communications relating to particular Services or categories of Services, in which case the Parties shall comply with such rules and procedures.

9. Personnel. Provider shall select, employ, supervise and direct all personnel providing the Services hereunder. Provider’s employees (or employees of any of its Affiliates, which shall include any of the Biofuels Subsidiaries), if any, providing Services under this Agreement are recognized as employees solely of Provider (or its Affiliates, which shall include any of the Biofuels Subsidiaries, as applicable). The Parties expressly agree that Provider and the Company are not joint or co-employers of the employees providing such Services, and Provider shall provide and be solely responsible for all salary, employment and other benefits and liabilities relating to the employment, in each case, of persons who perform the Services hereunder, including without limitation the provision of workers compensation and disability insurance for such persons.

10. Indemnification.

(a) The Company shall indemnify, defend and hold harmless Provider and its officers, employees, affiliates and agents from and against any losses, damages, injuries or expenses (“Losses”) incurred as a result of any claims demands or actions by any independent third party arising out of or related to (i) the Company’s breach of this Agreement or the Company’s gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) the Company’s use of Permitted Access to access Provider’s Accessed Premises, except in each case of clause (i) and (ii) to the extent such Losses arise from Provider’s breach of this Agreement or Provider’s gross negligence or willful misconduct.

(b) Provider shall indemnify, defend and hold harmless the Company and its officers, employees, affiliates and agents from and against any Losses incurred as a result of any claims demands or actions by any independent third party arising out of or related to (i) Provider’s breach of this Agreement or Provider’s gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) Provider’s use of Permitted Access to

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access the Company’s Accessed Premises, except in each case of clause (i) and (ii) to the extent such Losses arise from the Company’s breach of this Agreement or the Company’s gross negligence or willful misconduct.

(c) NO PARTY SHALL BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST REVENUES AND LOSS OF BUSINESS), WHETHER FORESEEABLE OR NOT, WHETHER OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER. Claims for indemnification under this Section 10 shall not be considered incidental, consequential, indirect or special damages hereunder.

11. Limitation of Liability. The maximum aggregate liability of Provider to the Company arising in relation to this Agreement in respect of the provision or non-provision of Services, whether for breach of contract, tort (including negligence), breach of statute or otherwise and whether arising out of any single act, omission, event or circumstance or series of acts, omissions, events or circumstances occurring, shall in no circumstances exceed the total amount paid for Services by the Company to Provider under this Agreement.

12. Performance. The Services shall be performed by Provider for the Company in a timely, competent and workmanlike manner and quality that are substantially consistent with Provider’s performance of such activities in its business in the ordinary course. The Parties further acknowledge and agree that Provider shall not be responsible for and is not guaranteeing the achievement of any results from the performance of the Services hereunder. Provider’s performance of the Services shall not be subject to any performance criteria or performance targets unless such criteria or targets are specifically set forth in the Service Schedules.

13. Notices. All notices to be provided under this Agreement shall be made in writing and shall be effective when delivered personally to the recipient, transmitted by facsimile machine or electronic mail, with confirmation of delivery retained, or one (1) business day after deposit for overnight delivery, fees prepaid, with a nationally recognized overnight courier service, or if mailed, five (5) business days after the date of mailing, to the addresses of the Parties as set forth below:

If to the Company:	Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Financial Officer Fax: (617) 674-5353

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If to Provider:	BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

14. Governing Law. This Agreement shall be construed in accordance with, and governed by, the law of the State of New York, without giving effect to its conflict-of-laws provisions.

15. Assignment; Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations under this Agreement to any of its affiliates without the other Party’s consent. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 15 will be null and void.

16. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege operate as a waiver hereof.

17. Amendments. No change, amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto.

18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective as to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforcement of such provision in any other jurisdiction.

19. Headings. The section headings used in this Agreement are included for convenience of reference only and in no way should be used to construe or interpret this Agreement.

20. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument. Additionally, the Parties acknowledge and agree that signatures to this Agreement provided by facsimile or email in .pdf format shall be recognized as original signatures.

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21. Confidentiality.

(a) “Confidential Information” means any and all information, data and technology disclosed and/or provided by any Party hereto or any of its affiliates, as applicable (each a “disclosing party”), to the other Party hereto or any of its affiliates (each a “receiving party”), including, without limitation, any and all methods and/or materials used in the business of the disclosing party or one of its affiliates, as applicable, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, methods, materials and compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing. Notwithstanding anything to the contrary contained herein, all Work Product and Inventions shall be the Confidential Information of the Company.

(b) Requirements. During the Agreement Term and for ten (10) years thereafter, the receiving party shall hold all Confidential Information of the disclosing party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (i) as reasonably necessary to carry out its responsibilities under this Agreement; (ii) as otherwise allowed under this Agreement; or (iii) with written consent of the disclosing party. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party.

(c) Exceptions. The obligations set forth in Section 21(b) shall not apply to any portion of Confidential Information which the receiving party can prove by competent evidence:

(i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party or its affiliates in breach of this Agreement, generally known or available;

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(ii) is known by the receiving party or its affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the receiving party or its affiliates by the disclosing party;

(iii) is furnished to the receiving party by a third party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

(iv) was independently developed by the receiving party or its affiliates without reference to information provided by the disclosing party, as evidenced by clear documentation.

(d) Permitted Disclosures. The receiving party and its affiliates are expressly authorized to disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(i) exercising the rights and performing the obligations of the receiving party under this Agreement;

(ii) prosecuting or defending litigation as permitted by this Agreement;

(iii) complying with applicable laws and regulations;

(iv) disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

(v) disclosure to employees, agents, consultants and independent contractors of the receiving party and its affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 21 prior to any such disclosure; or

(vi) disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the receiving party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the receiving party or any of its affiliates are required to make a disclosure of the Confidential Information of the disclosing party pursuant to Section 21.1(d)(ii) or 21.1(d)(iii), it will, except where impracticable, provide the disclosing party at least sufficient prior written notice of any such disclosure so that the disclosing party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the receiving party and its affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the disclosing party, including, without limitation, by cooperating with the disclosing party to obtain a protective order or other appropriate remedy.

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(e) Notice of Non-Permitted Disclosure. If the receiving party becomes aware of any unauthorized use or disclosure of the Confidential Information of the disclosing party, the receiving party shall promptly notify the disclosing party in writing.

(f) Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the disclosing party upon unauthorized disclosure, use or transfer of its Confidential Information to any third party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Section 21. In addition to all other remedies, the disclosing party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 21.

22. Intellectual Property and Work Product.

(a) Work Product. All personal property that is embodied in any tangible form and that is created or provided by Provider for the Company in performance of the Services (such personal property is referred to as “Work Product”) shall be owned by the Company. If requested by the Company, appropriate portions (such as, but not limited to, designs, drawings, plans, specifications, prints, and reports) of such Work Product will be furnished in electronic format. Work Product may be in the form of a work of authorship, a process diagram, a drawing, a blueprint, a model, a specification, a design, a report, a manuscript, a document, a manual, a chart, a photograph, a database, a computer program, a design for an apparatus or process or system, working notes, a plan, or a model. Provider will periodically furnish Work Product to the Company and at least one tangible copy of such Work Product, or any part thereof, upon request by the Company, and at least one (1) tangible copy of the Work Product upon completion of the Services.

(b) Inventions. All inventions, improvements and discoveries made, developed, or conceived by Provider in connection with the Services performed hereunder shall be promptly and fully disclosed to the Company in writing by Provider (such inventions, improvements and discoveries are referred to as “Inventions”). All Inventions shall be owned the Company with unencumbered title thereto.

(c) Assignment to Effect Ownership. Provider hereby assigns to the Company any and all rights Provider has or may acquire in Work Product and Inventions and intellectual property rights therein, or if assignment is not permitted by law, waives such rights or grants to the Company an exclusive, fully paid, perpetual irrevocable, worldwide license under such rights in Work Product and Inventions and intellectual property rights therein for any and all purposes. Provider agrees to execute any assignment or other documents reasonably necessary to convey to the Company any right, title or other interest to Work Product and Inventions and intellectual property rights therein as necessary to effect the ownership of Work Product and Inventions and intellectual property rights therein by the Company, and, at the request of the Company, Provider shall execute all applications for United States and foreign Letters Patent and any papers relating thereto which the Company or its nominee deems reasonably necessary or proper. The Company or its nominee shall have sole responsibility for the preparation, filing and prosecution of all such applications for Letters Patent and will bear all costs and expenses in connection therewith. However, the Company shall have no obligation hereunder to file any patent application, secure any patent or maintain any patent in force.

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(d) The Company and Provider agree that any new discoveries or inventions covered by a pending patent application or a provisional patent application or otherwise invented or discovered under this Agreement by Provider and obligated to be assigned to the Company pursuant to this Section 22(d) shall be considered to be part of a joint research agreement in the context of 35 USC §103(c). Further, such invention or discovery shall be considered to be owned by, subject to an obligation of assignment to, or otherwise considered to be commonly owned by the same person at the time of the applicable application for patent was made, and was assigned to the assignee in accordance with the obligations set forth in 37 CFR 3.11, so as to in all respects meet the obligations set forth in and not serve as a “prior art” basis for rejection based on anticipation pursuant to 35 U.S.C. §§ 102(e), (f), or (g). In addition, each Party hereby agrees to cooperate, as reasonably necessary, and provide such applicable documentation as requested by the other Party as such Party determines is reasonably necessary to comply with this Section 22(d) and otherwise avoid rejection based on anticipation pursuant to 35 U.S.C. §§ 102(e), (f), or (g).

23. Access to Premises.

(a) The performance and receipt of Services hereunder shall not entitle a Party or its personnel or agents to access the premises, facilities, equipment or systems of the other Party except as specifically set forth under a Service Schedule or as specifically authorized by a Receiving Party Representative (such specified permitted access, “Permitted Access”). The foregoing sentence does not limit either Party’s right to access the Shared Space (as defined in the Sublease Agreement) under and in accordance with the Sublease Agreement. All Permitted Access shall be subject to the requirements set forth in this Section 23 and the applicable Service Schedule. For purposes of this Agreement, “Accessing Party” means the Party using Permitted Access to access the Receiving Party’s Accessed Premises; “Receiving Party” means the Party whose Accessed Premises are being accessed by the Accessing Party; “Accessed Premises” means a Receiving Party’s premises, facilities, equipment, supplies or systems that are accessed by the Accessing Party; “Receiving Party Representative” means the Provider Representative (if Provider is the Receiving Party) or the Company Representative (if the Company is the Receiving Party), as applicable; and “BP Premises” means the San Diego Premises other than the Verenium Sublet Premises.

(b) All Permitted Access shall be subject to the following requirements, in addition to the requirements specified in the applicable Service Schedules: (i) the Accessing Party shall provide the Receiving Party’s Representative reasonable advance notice each time the Accessing Party plans to access or use its Permitted Access, with such notice including details regarding the personnel or agents of the Accessing Party who will be accessing the Accessed Premises and the timing and nature of such personnel’s or agents’ intended activities on the Accessed Premises; (ii) the Accessing Party’s personnel and agents shall comply with all reasonable scheduling decisions, rules, policies and procedures established by the Receiving Party Representative in connection with the Accessing Party’s exercise of the Permitted Access; (iii) the Accessing Party and its personnel and agents shall not perform any activities or work on the Accessed Premises except as specified in the applicable Service Schedule and such activities and work shall be subject to the scheduling decisions, rules, policies or procedures established by the Receiving Party Representative; and (iv) the Receiving Party Representative and any designee thereof shall have the right to oversee all uses of Permitted Access by the Receiving Party and its personnel or agents and to prevent or cease any particular use of Permitted Access if the Receiving Party Representative or such designee determines that the Accessing Party has violated any access requirements set forth in this Section 23 or the applicable Service Schedule.

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(c) Each time the Accessing Party uses Permitted Access to the Accessed Premises, the Accessing Party shall comply with the Receiving Party’s written security policies, procedures and requirements made available by the Receiving Party, and will not tamper with, compromise, or circumvent any security or audit measures employed by the Receiving Party. The Accessing Party shall not allow its personnel or agents to have access to the Accessed Premises except as expressly permitted under this Section 23 and shall prevent unauthorized use, destruction, alteration or loss in connection with such unauthorized access.

(d) The Parties agree that if the Accessing Party accesses or uses Permitted Access to the Accessed Premises, the Accessing Party shall assume all responsibility and liability, and the Receiving Party shall not assume any responsibility or liability, for any Losses (including any Losses incurred or caused by an employee or agent of the Accessing Party) arising out of the Accessing Party’s use of such Permitted Access.

(e) In cases where the Company stores in, locates on or brings onto the BP Premises any equipment, machinery, materials, supplies or other items in connection with the performance of the Services, the Parties agree that (i) Provider assumes no responsibility for or liability in respect of any damage caused to such items other than damage caused solely by Provider’s gross negligence or willful misconduct, (ii) Provider shall have no obligation to maintain or repair such items, (iii) Provider shall not be a bailor with respect to such items, (iv) Provider shall not use any such items for any purpose other than performance of the Services, and (v) the Company may request at any time authorization for Permitted Access to remove any such items, which authorization shall not be unreasonably withheld or delayed.

24. Controlling Provisions. If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and any of the Service Schedules attached hereto, the provisions of the Service Schedules attached hereto and thereto shall control with respect to the rights and obligations of the Parties regarding the Services. If there is any conflict or inconsistency between the terms and conditions of this Agreement and any other Transaction Document, the provisions of this Agreement shall control solely with respect to the rights and obligations of the Parties regarding the Services.

25. Insurance. At all times during the Agreement Term and for a period of one year thereafter, Provider shall maintain sufficient insurance coverage to enable it to meet its obligations under this Agreement and by law. Without limiting any of the other liabilities under this Agreement, Provider shall, at all times, carry and maintain or cause to be carried and maintained at its expense, such insurance as is customarily maintained by Provider; provided, that such insurance shall be placed with insurers having a minimum A.M. Best rating of A: IX and be licensed to do business in the states of jurisdiction in which the Services are being provided hereunder. Notwithstanding the foregoing, Provider shall have the right to self insurance.

26. Force Majeure. Neither Party shall be liable for any failure of performance attributable to acts or events (including but not limited to war, acts of terrorism, conditions or events of nature, industry-wide supply shortages, civil disturbances, work stoppage, labor

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disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its control which prevent in whole or in part performance by such Party hereunder.

27. Survival. The provisions of Section 5(d) (Accrued Fees and Obligations), Section 6 (Relationship of the Parties), Section 10 (Indemnification), Section 11 (Limitation of Liability), Section 14 (Governing Law), Section 15 (Assignment; Successors and Assigns), Section 21 (Confidentiality), Section 22 (Intellectual Property and Work Product), Section 25 (Insurance), this Section 27 (Survival) and Section 28 (Entire Agreement) shall survive termination of this Agreement.

28. Entire Agreement. This Agreement, together with the Service Schedules and other Transaction Documents, constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and such other agreements and supersedes any prior agreement (including, without limitation, the Term Sheet) understanding or representation regarding the subject matter of this Agreement or such other agreements.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly and lawfully authorized officers or legal representatives effective as of the date first set forth above.

BP BIOFUELS NORTH AMERICA LLC	VERENIUM CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Signature Page – BP Transition Services Agreement

SCHEDULE A

Lab Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE B

Technical Consulting Services

[Omitted pursuant to S-K Item 601(b)(2)]

SCHEDULE C

Access Services

[Omitted pursuant to S-K Item 601(b)(2)]

APPENDIX 1

CHANGE ORDER REQUEST

Date:                     , 20

Change Order Request Number:

                         (the “Requesting Party”) hereby submits this Change Order Request to                          (the “Other Party”) pursuant to Section 4(b) of the Transition Services Agreement, dated as of [                        ], 2010 (the “Agreement”), between the Requesting Party and the Other Party.

This Change Order Request pertains to the following (check one):

☐	Modified Services, as set forth in Schedule 1 hereto.

☐	Additional Services, as set forth in Schedule 1 hereto.

The Requesting Party requests that the Other Party approve this Change Order Request by signing in the designated space below. Upon the Other Party’s approval of this Change Order Request, the Modified Services or Additional Services covered by this Change Order Request, as applicable, shall become “Services” under the Agreement and the attached Schedule 1 shall become a “Service Schedule” to the Agreement, in each case, subject to the terms and conditions set forth therein.

Submitted by Requesting Party:

By:
Name:
Title:

Approved by the Other Party: on , 20 :

By:
Name:
Title:

SCHEDULE 1 to

Change Order Request No.

FORM OF SCHEDULE FOR MODIFIED SERVICES OR ADDITIONAL SERVICES

Services

Provider Representative:	Name: Phone: Email:
Location of Services:
Service Term:
Termination Notice Period:
Description of Services:
Service Fee:

EXHIBIT E

SUBLEASE AGREEMENT

between

BP BIOFUELS NORTH AMERICA LLC,

a Delaware limited liability company,

as Tenant

and

VERENIUM CORPORATION,

a Delaware corporation,

as Subtenant

Dated as of                     , 2010

[Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT F

FORM OF VERENIUM LICENSE AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT F

VERENIUM LICENSE AGREEMENT

by and between

VERENIUM CORPORATION

and

BP BIOFUELS NORTH AMERICA LLC

(Effective as of                     )

LICENSE AGREEMENT INDEX

i

VERENIUM LICENSE AGREEMENT

THIS VERENIUM LICENSE AGREEMENT (“Agreement”) is made as of                     , 2010 (“Effective Date”), by and between Verenium Corporation, a Delaware corporation (“Verenium”), and BP Biofuels North America LLC, a Delaware limited liability company (“Licensee”).

RECITALS

Verenium and Licensee have entered into that certain Asset Purchase Agreement dated as of                     , 2010 (“Asset Purchase Agreement”), pursuant to, among other things, Verenium will sell to Licensee, and Licensee will purchase from Verenium, all of the assets, rights and properties of Verenium and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Verenium’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement);

Following the sale of the LC Business, Verenium plans to continue operating the Enzyme Business (as defined in the Asset Purchase Agreement);

Licensee desires to obtain from Verenium certain rights and licenses to use the Licensed Rights (as defined below) as provided herein;

The Licensed Rights include rights to use the Retained Enzyme Libraries (as defined below), and Licensee will receive a copy of the Retained Enzyme Libraries for use pursuant to the terms and conditions set forth herein; and

Verenium’s and Licensee’s execution and delivery of this Agreement, and the grant of such rights and licenses to the Licensed Rights, is required by the Asset Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Verenium and Licensee agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of Licensee which carries on or conducts the LC Business or owns any of the Licensed Rights.

1.3 “BP License Agreement” means the BP License Agreement between Licensee and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.4 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between Licensee and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.5 “Claim” has the meaning given such term in Section 8.1.1.

1.6 “Confidential Information” means any and all information, data and technology disclosed and/or provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.7 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.8 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.9 “Enzyme Libraries” means all collections of (i) live organisms, cell extracts, nucleic acid extracts, nucleic acids cloned into vectors, (ii) proteins, polypeptides and enzymes included in the SPEED collection, and (iii) other organic compositions, in each case of clauses

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(i), (ii) and (iii) contained in, or derived or manufactured from, samples of diverse biological materials, which collections are expressly listed and described on Schedule 1.9 and which were Purchased Assets (as defined in the Asset Purchase Agreement) or were assets of the Biofuels Subsidiaries, in each case existing at the Effective Date.

1.10 “Extended Term Patent Rights” means (a) those Patent Rights expressly listed and identified on Schedule 1.10 and (b) Patent Rights arising from prosecution or maintenance of such Patent Rights expressly listed and identified on Schedule 1.10.

1.11 “Field of Use” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, and for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts.

1.12 “Intellectual Property” means any of the following: (i) (a) Patent Rights which are expressly listed and identified on Schedule 1.12 and (b) Patent Rights arising from prosecution or maintenance of such Patent Rights expressly listed and identified on Schedule 1.12, (ii) registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations thereof which are expressly listed and identified on Schedule 1.12, (iii) any of the following which are expressly listed and identified on Schedule 1.12: methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, and (iv) all of the foregoing contained or embodied in or with respect to any Software which are expressly listed and identified on Schedule 1.12, all of which were Excluded Assets existing at the Effective Date.

1.13 “LC Business” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts), carried on or conducted by Licensee and/or any of its Affiliates.

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1.14 “Licensed Intellectual Property” means the intellectual property rights granted to Verenium or any Non-Biofuels Subsidiary pursuant to a license, sublicense or use right under or pursuant to any Third Party Licensor Agreement expressly listed and identified on Schedule 1.14, which were Excluded Assets existing at the Effective Date.

1.15 “Licensed Rights” means the Intellectual Property, the Licensed Intellectual Property and the Retained Enzyme Libraries, subject to all Third Party Consents and the terms of all Third Party Licensor Agreements and all Third Party Licensee Agreements.

1.16 “Licensee” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 12.3.

1.17 “Licensee Improvements” means any improvements, additions, modifications, developments, enhancements, updates, derivative works, transformations, translations, adaptations and other changes in or to the Licensed Rights, including any new or improved process, application, method of use, method of manufacture, composition of matter, tool, system, technology, design change, manufacturing or processing technique, or any other invention, discovery or creation, arising or derived from or arising as a result of the practice of any of the Licensed Rights pursuant to this Agreement, including any product derived from the Enzyme Libraries covered by any of the foregoing.

1.18 “Licensee Indemnitees” mean Licensee, each of Licensee’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Licensee and Licensee’s Affiliates.

1.19 “Losses” has the meaning given such term in Section 8.1.1.

1.20 “Non-Competition Agreements” means the BP Non-Competition Agreement and the Verenium Non-Competition Agreement.

1.21 “Party” means either Verenium or Licensee and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.22 “Patent Rights” means all issued patents and pending unpublished and published patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all plant patents and design patents, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing, as well as the rights to file for, and to claim priority to, such patent rights.

1.23 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

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1.24 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.25 “Retained Enzyme Libraries” means all collections of (i) live organisms, cell extracts, nucleic acid extracts, nucleic acids cloned into vectors, (ii) proteins, polypeptides, enzymes and (iii) other organic compositions, in each case of clauses (i), (ii) and (iii) contained in, or derived or manufactured from, samples of diverse biological materials which collections were Excluded Assets (as defined in the Asset Purchase Agreement) existing at the Effective Date and expressly listed and described on Schedule 1.25 hereto.

1.26 “Retained Enzyme Libraries License” has the meaning given to such term in Section 2.3.

1.27 “Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

1.28 “Software Contract” means any contract which conveys or grants Verenium or any of its Affiliates rights to access or use Software.

1.29 “Sublicense” means any grant by Licensee of a written sublicense under the Licensed Rights pursuant to the terms of this Agreement.

1.30 “Sublicensee” means any Third Party to whom Licensee grants a Sublicense.

1.31 “Term” has the meaning given such term in Section 10.1 of this Agreement.

1.32 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.33 “Third Party Licensee Agreements” means any agreement pursuant to which Verenium or any of its Affiliates has granted a license or sublicense under the Licensed Rights to any Third Party as of the Effective Date.

1.34 “Third Party Consents” means the applicable prior consent, sublicense and/or permission of any and all Third Parties, whether such Third Party is a licensor(s) of any of the Licensed Intellectual Property (“Third Party Licensor”) or otherwise, to the grant under any of the Intellectual Property or Licensed Intellectual Property of any of the rights proposed to be granted to Licensee hereunder, in the form as may be required by any such Third Party from time to time.

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1.35 “Third Party Licensor Agreement” means an agreement pursuant to which a Third Party Licensor licenses or sublicenses to Verenium or an Affiliate rights with respect to intellectual property rights owned or controlled by such Third Party Licensor, including without limitation any Software Contract.

1.36 “Third Party Consent Payments” has the meaning given it in Section 2.5 of this Agreement.

1.37 “Verenium” means Verenium Corporation, a Delaware corporation, or any successor or assign pursuant to Section 12.3.

1.38 “Verenium Activities” has the meaning given it in Section 3.2 of this Agreement.

1.39 “Verenium Indemnitees” mean Verenium, each of Verenium’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Verenium and Verenium’s Affiliates.

1.40 “Verenium “Non-Competition Agreement” means the Verenium Non-Competition Agreement between Verenium and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

ARTICLE II

License Grant

2.1 License Grant. Subject to the terms and conditions contained in this Agreement, Verenium for itself and its Affiliates hereby grants to Licensee and its Affiliates a nonexclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 12.3), perpetual and irrevocable right and license, with the right to sublicense solely as set forth in Section 2.2 hereof, under and with respect to the Intellectual Property and Licensed Intellectual Property, to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services in the Field of Use, in each case subject to all applicable Third Party Licensor Agreements and Third Party Consents and to all applicable Third Party Licensee Agreements. Licensee for itself and its Affiliates agrees not to practice or use the Intellectual Property and Licensed Intellectual Property except as expressly permitted by this Agreement.

Notwithstanding the foregoing, the term of the license grant set forth in this Section 2.1 with respect to the Extended Term Patent Rights shall initially be for ten (10) years from the Effective Date, and Licensee shall have the right at any time prior to the expiration of said ten (10) year term, upon written notice from Verenium, to elect to extend the term with respect to those Extended Term Patent Rights that Licensee intends to use in the Field of Use to a perpetual license term by sending written notice of such election, identifying the relevant Extended Term Patent Rights for which Licensee elects to so extend the term, within ninety (90) days of receipt of such notice from Verenium. In the event Verenium fails to give notice to Licensee as

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aforesaid at least ninety (90) days prior to the expiration of such ten (10) year term, the term of the license grant set forth in this Section 2.1 with respect to the Extended Term Patent Rights shall automatically convert to a perpetual license term without further action by or notice from Licensee. In the event Licensee gives written notice to Verenium as aforesaid within ninety (90) days of receipt of notice from Verenium of those Extended Term Patent Rights for which Licensee elects to so extend the term, effective upon such written notice from Licensee, the term with respect to those Extended Term Patent Rights identified in such written notice from Licensee shall become perpetual, and the term with respect to any Extended Term Patent Rights that are not identified in such written notice from Licensee shall end upon the date that is ten (10) years after the Effective Date. In the event Licensee does not give written notice to Verenium as aforesaid within ninety (90) days of receipt of notice from Verenium, the term of the license grant set forth in this Section 2.1 with respect to the Extended Term Patent Rights shall end upon the date that is ten (10) years after the Effective Date.

2.2 Sublicenses. The license granted in Section 2.3 with respect to the Retained Enzyme Libraries is not sublicensable, or otherwise transferrable by Licensee or its Affiliates except as expressly set forth in Sections 2.3 and 12.3 hereof. Except as provided in the immediately preceding sentence, Licensee and its Affiliates may enter into Sublicenses for the Intellectual Property and Licensed Intellectual Property, as Licensee may determine in its sole discretion, provided that: (a) promptly upon execution of a Sublicense, Licensee and its Affiliates shall furnish Verenium with the name and current mailing address of each Sublicensee and with a copy of each Sublicense (which such information, including such Sublicense, shall be treated as Confidential Information of Licensee pursuant to Article VI below and which by necessity may be redacted in part); and (b) the terms of any such Sublicense shall be consistent with the terms of this Agreement.

2.3 Retained Enzyme Libraries. Subject to the terms and conditions contained in this Agreement, Verenium for itself and its Affiliates hereby grants to Licensee and its Biofuels Affiliates a non-exclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 12.3), non-assignable, non-sublicensable, perpetual and irrevocable right and license to Verenium’s and its Affiliates’ right, title and interest in and to the Retained Enzyme Libraries to use, improve, modify, enhance, create derivative works of, or accessions to, update, adopt, transform, translate or change any of the contents of the Retained Enzyme Libraries, subject to all applicable Third Party Licensor Agreements, Third Party Consents and Third Party Licensee Agreements (the “Retained Enzyme Libraries License”). Verenium shall deliver to Licensee a copy of the Retained Enzyme Libraries by delivering or allowing Licensee access to collect a clone or an aliquot of the culture from the Retained Enzyme Libraries, at Licensee’s sole cost and expense. The Retained Enzyme Libraries are non-transferable and non-assignable by Licensee and its Affiliates except as expressly set forth in Section 12.3 hereof, and no right with respect to the Retained Enzyme Libraries shall be sublicensable, by Licensee or its Affiliates, without Vereniums’s prior written consent, provided, however, that to the extent the Retained Enzyme Libraries contain an isolated clone of a gene or its DNA sequence, a subclone thereof, or a purified enzyme produced therefrom, Licensee and its Affiliates may transfer to any particular Third Party (including the Affiliates of such Third Party) up to one hundred (100) unique samples (such samples to be comprised of clones or DNA sequences, subclones and/or enzymes totaling one hundred (100) in the aggregate) without the prior written consent of Verenium, subject to a written agreement with such Third Party that includes confidentiality and

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non-use obligations (such as through a material transfer agreement) consistent with the terms of this Agreement. For the avoidance of doubt, notwithstanding the limitations contained in this Section 2.3, with respect to the Retained Enzymes Libraries License, Licensee and its Affiliates shall be permitted to sell any products derived from the Retained Enzymes Libraries in the Field of Use that are covered by any Licensee Improvements.

2.4 Regulatory Submissions. Licensee, in its discretion, shall have the right to submit any regulatory submissions with respect to the Field of Use. Licensee shall own all right, title and interest in and to such regulatory submissions and approvals, all information and data thereunder and all such government authorizations, registrations and approvals shall be in the name of Licensee. Verenium, at Licensee’s request, shall provide all requested assistance with respect to the regulatory submissions, approvals and/or any other communications arising from Licensee’s actions under this Section 2.4. Licensee shall reimburse Verenium’s reasonable costs and expenses incurred with respect to such requested assistance based upon an agreed budget for such costs and expenses upon presentation by Verenium of invoices or receipts from a Third Party documenting the amount and payment of such reasonable costs and expenses.

2.5 Third Party Consents. Notwithstanding any other provision of this Agreement, neither Verenium nor its Affiliates are required to make a disclosure of any Licensed Rights, including any Licensed Intellectual Property (including any Software Contract), or procure any rights on Licensee’s behalf, or grant any right, license or sublicense under or to any of the foregoing, to the extent that such Licensed Rights were acquired from a Third Party Licensor under a Third Party Licensor Agreement that prevents or restricts disclosure of such Licensed Rights or the granting of rights, licenses or sublicenses under such Licensed Rights, or such disclosure is otherwise subject to a Third Party Consent requirement, except that (a) if the Third Party Licensor Agreement restricts disclosure of such Licensed Rights only to a sublicensee that is bound by confidentiality obligations, then Verenium shall disclose such Licensed Rights to Licensee subject to the confidentiality obligations of Article VI, and (b) if the Third Party Licensor Agreement restricts disclosure of such Licensed Rights or the granting of rights, licenses or sublicenses under such Licensed Rights by requiring the prior written consent of the Third Party Licensor, then Licensee may seek the Third Party Consent, and, if Licensee obtains such Third Party Consent, Verenium shall grant the license or sublicense under such Licensed Rights pursuant to Section 2.1. Verenium shall not be required to assist Licensee in any way or secure on Licensee’s behalf, any Third Party Consents. Licensee shall be solely responsible for the payment of any money or other consideration that may be required to be paid or given to such Third Party at any time to secure, provide or obtain any Third Party Consents (collectively, “Third Party Consent Payments”). At no time shall Verenium be obligated to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements, at any time to secure, provide or obtain any Third Party Consent. The disclosure, license, sublicense or use of the Licensed Rights hereunder shall be made subject to any confidentiality obligations or other restrictions required under the Third Party Licensor Agreement pursuant to which such Licensed Rights were acquired from such Third Party. If a Third Party Licensor Agreement provides a non-assert right or protection with respect to Patent Rights to Verenium or any of its Affiliates, if and to the extent the express terms of such non-assert provide or extend the benefits or protections of such provision expressly to a sublicensee of Verenium or any of its Affiliates, then subject to the terms of the Third Party Licensor Agreement, Licensee will be entitled to the benefits or protections of such provision to the extent expressly allowed by such Third Party

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Licensor Agreement and provided (x) Verenium and its Affiliates shall be under no obligation to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements at any time to secure, provide or obtain the benefits of such non-assert provision to Licensee or its Affiliates, (y) Verenium and its Affiliates shall not be required to make any claim or engage in any litigation or other proceeding to obtain the benefit of any such non-assert provision for Licensee and its Affiliates, and (z) Licensee and its Affiliates shall be required to adhere to the express terms of such non-assert provision and not cause Verenium or its Affiliates to be in breach of or default under such Third Party Licensor Agreement.

2.6 Third Party Licensee Agreement Restrictions. If any Licensed Rights are subject to licenses or sublicenses granted to Third Parties as of the Effective Date under any Third Party Licensee Agreement, to the extent that such Licensed Rights granted hereunder conflict with the terms of such Third Party Licensee Agreement, such Licensed Rights granted hereunder are granted subject to such terms of such Third Party Licensee Agreement.

2.7 Audit of Licensed Rights. Verenium shall have the right to inspect at its expense, through an independent auditing firm in the United States reasonably acceptable to Licensee, which acceptance will not be unreasonably delayed or denied by Licensee (“Technology Auditor”), Licensee’s and its Affiliates’ use of the Licensed Rights limited to once per year (and additionally to the extent that an audit shows that Licensee and its Affiliates are not using the Licensed Rights in material conformance with the terms of this Agreement) to confirm to Verenium Licensee’s and its Affiliates’ compliance with this Agreement. Any such inspections shall be conducted during normal business hours at reasonable times and upon reasonable prior written notice. If any such inspection reveals that Licensee and its Affiliates are not using the Licensed Rights in material conformance with the terms of this Agreement, Licensee and its Affiliates shall promptly take corrective action as directed by Verenium, and Licensee and its Affiliates shall, as soon as commercially possible using Licensee’s and its Affiliates reasonable commercial efforts, provide evidence of such corrective action to Verenium including (a) furnishing to Verenium a written certification from an officer of Licensee that the corrective action has been taken and completed in all material respects, and (b) allowing the Technology Auditor to reinspect the use of the Licensed Rights to verify the corrective action has been taken and completed in all material respects. If Licensee or its Affiliates do not take and complete the corrective action(s) as soon as commercially possible using Licensee’s and its Affiliates’ reasonable commercial efforts, Verenium may exercise its rights and remedies under this Agreement, at law and in equity with respect thereto.

2.8 Biodiversity Agreements. If Verenium owes any payment under any biodiversity agreement referenced in Section 3.11 of the Disclosure Schedules to the Asset Purchase Agreement as a result of any sale, license or other transfer by Licensee or any of its Affiliates or their respective licensees to a Third Party of any product developed or produced through the use of the Retained Enzyme Libraries and/or the use of that portion of the Intellectual Property or the Licensed Intellectual Property that covers the Retained Enzyme Libraries, Verenium will invoice Licensee for the amount of such payment, and Licensee shall pay the invoice within thirty (30) days after the receipt of the invoice. Licensee shall have the right to negotiate with the other contracting party or parties under any such biodiversity agreement with respect to any such payments or other terms, including with respect to entering into a new biodiversity agreement to replace any existing agreement and Verenium shall cooperate with Licensee and use all commercially reasonable efforts to assist Licensee in obtaining a change in such terms or entering into a new biodiversity agreement.

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ARTICLE III

Licensee Improvements; Licensee Non-Assert

3.1 Licensee Improvements. Subject to any applicable Third Party Licensor Agreement and Third Party Consent and Third Party Licensee Agreement, all right, title and interest in and to all Licensee Improvements derived from or arising as a result of the practice of the Licensed Rights by Licensee, its Biofuels Affiliates and Sublicensees, as permitted by this Agreement, which Licensee, its Affiliates or Sublicensees may have or acquire (other than through Verenium), make or develop, or have made or developed, solely or jointly with any other Person or Persons, shall be owned by Licensee, its Affiliates or Sublicensees, respectively.

3.2 Licensee Non-Assert. In the event that the use or practice (a) by Verenium or its Affiliates of the Enzyme Libraries pursuant to the BP License Agreement, or (b) by Verenium, its Affiliates or licensees of the Retained Enzyme Libraries, including without limitation in each case any modification, enhancement, derivative, transformation, translation or change to any of the Enzyme Libraries or Retained Enzyme Libraries made by Verenium or its Affiliates or Sublicensees (collectively, “Verenium Activities”), would infringe any (i) Patent Right of Licensee or its Affiliates that claims any Licensee Improvement or any modification, enhancement, derivative, transformation, translation or change to any of the Enzyme Libraries or Retained Enzyme Libraries made by Licensee or its Affiliates or (as applicable) licensees or (ii) patent issuing from a patent application filed by Licensee pursuant to Section 4.3.4 (“Licensee Improvement Patent Rights”), then Licensee hereby covenants to Verenium and its Affiliates and (as applicable) licensees that Licensee and its Affiliates will not, and will cause the applicable Third Party that owns or has been granted a license or sublicense to any Licensee Improvement Patent Rights not to, assert or enforce such Licensee Improvement Patent Rights against Verenium and (as applicable) licensees and its Affiliates solely with respect to the Verenium Activities. Upon a Verenium Change in Control (as defined in the BP License Agreement), this Section 3.2 shall be limited only to Verenium Activities in the Verenium Field of Use (as defined in the BP License Agreement) and shall terminate and be of no further force and effect with respect to Verenium Activities in the Field of Use. If Verenium or its successor entity enters into a BP Field of Use License (as defined in the BP License Agreement) with Licensee pursuant to Section 2.4 of the BP License Agreement, this Section 3.2 with respect to Verenium Activities in the Field of Use shall be reinstated and become effective as of the effective date of such BP Field of Use License.

ARTICLE IV

Disclosure of Licensed Rights and Marking

4.1 Disclosure. All disclosures of Licensed Rights under this Agreement shall be made at locations in the United States of America designated by Verenium, except as otherwise provided for in this Agreement.

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4.2 Marking. Licensee agrees to mark any Licensed Rights with the appropriate (a) Patent Rights patent number pursuant to the terms of 35 United States Code ¶ 287 and/or (b) any other Verenium registration number(s) or Verenium proprietary rights designations as applicable.

4.3 Assignment of Patent Rights Prior To Abandonment and Patent Applications.

4.3.1 Verenium shall be under no obligation to file or prosecute any patent application, secure any patent, or maintain any patent application or patent under the Licensed Rights. However in the event that Verenium decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any such patent application or patent within the Licensed Rights, then Verenium shall, at least ninety (90) days before the date which such action is required, send written notice to Licensee advising of such decision and shall maintain any such application or patent active up to such date.

4.3.2 Upon receipt of the notice provided for in Section 4.3.1, Licensee shall have the right but not the obligation to take action at its own expense to maintain such patent application or patent active. If Licensee decides to maintain such patent application or patent active, Licensee will provide written notice to Verenium of such decision and Verenium shall have no obligation to take any action or do anything other than the following upon receipt of written request from Licensee:

(a) Promptly assign such patent application or patent or such invention to Licensee or its designee; and

(b) Provide Licensee or its designee with such information and documents necessary to maintain such patent application or patent active or in force.

4.3.3 In the event of an assignment pursuant to Section 4.3.2, Licensee agrees to grant and shall grant to Verenium and its Affiliates a fully paid up, irrevocable, non-exclusive, worldwide immunity from suit under the assigned patent application or patent or any patent application filed for any assigned invention. The immunity from suit granted in this Section 4.3.3 shall convey to Licensee and its Affiliates the right to exercise all rights of the new owner, or its designee as the case may be, except for the right to:

(a) convey title;

(b) grant exclusive licenses; and

(c) sue for enforcement,

under the BP License Agreement.

4.3.4 Following a written request by Licensee to Verenium to prepare and file a patent application on an invention, or file a patent application in an additional

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jurisdiction, within the Licensed Rights, if Verenium notifies Licensee in writing within ninety (90) days after receipt of such request that it does not intend to prepare and file a patent application on such invention, Licensee shall have the right to prepare and file such patent application on such an invention or in such additional jurisdiction, at Licensee’s sole cost and expense, and Licensee will provide written notice to Verenium of its exercise of such right. Verenium shall provide Licensee or its designee with such information and documents necessary to prepare and file such patent application. Verenium shall assign and hereby assigns to Licensee all Verenium’s right title and interest in and to such patent application.

4.3.5 In the event Licensee does not choose to take action at its own expense to maintain such patent application or patent active or to file a patent application on such invention, and fails to give the required notice under Section 4.3.2 or 4.3.4, as applicable, then Verenium shall be free to sell, assign or otherwise transfer said patent application or patent to any Third Party, including any competitor of either Licensee or Verenium notwithstanding any other restriction, but subject to the grant of Licensed Rights hereunder as subject to Section 4.3.3 above.

ARTICLE V

Fully Paid License

5. Royalty Free, Fully Paid Licenses. The licenses and other rights granted pursuant to this Agreement by Verenium to Licensee and its Affiliates shall be royalty-free and deemed fully paid-up in consideration for the Parties entering into and consummating the transactions contemplated by the Asset Purchase Agreement.

ARTICLE VI

Confidentiality

6.1 Confidentiality. During the Term, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

6.2 Exceptions. The obligations set forth in Section 6.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

6.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

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6.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

6.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

6.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

6.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

6.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

6.3.2 prosecuting or defending litigation as permitted by this Agreement;

6.3.3 complying with applicable laws and regulations;

6.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

6.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article VI prior to any such disclosure; or

6.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3.2 or 6.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

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6.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

6.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article VI. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article VI.

ARTICLE VII

Representations and Warranties

7.1 Representations and Warranties of Verenium. Verenium represents and warrants to Licensee as of the Effective Date:

7.1.1 Verenium (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite power and authority to enter into this Agreement.

7.1.2 This Agreement is a valid and binding obligation of Verenium enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Verenium Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, VERENIUM EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

7.3 Licensee’s Representations and Warranties. Licensee represents and warrants to Verenium as of the Effective Date:

7.3.1 Licensee (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite power and authority to enter into this Agreement.

7.3.2 This Agreement is a valid and binding obligation of Licensee enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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7.4 Licensee Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.3, LICENSEE EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY’ OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE VIII

Risk Allocation

8.1 Indemnification.

8.1.1 By Verenium. Subject to the provisions of Section 8.4 and Article IX below, Verenium hereby agrees to defend, indemnify and hold harmless the Licensee Indemnitees from and against any losses, damages, liabilities, expenses and costs, including reasonable attorneys’ fees and legal expenses (“Losses”) incurred by any of the Licensee Indemnitees as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Verenium under this Agreement; and (b) any negligence or intentional misconduct by Verenium, its Affiliates or their respective employees, agents or representatives in performing its covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply to the Licensee Indemnitees, respectively, in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Licensee Indemnitee’s respective negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Licensee Indemnitee’s proportional share of fault or responsibility.

8.1.2 By Licensee. Subject to the provisions of Section 8.4 and Article IX below, Licensee hereby agrees to defend, indemnify and hold harmless the Verenium Indemnitees from and against any Losses incurred by any of the Verenium Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Licensee under this Agreement; and (b) any negligence or intentional misconduct by Licensee, its Affiliates or their respective employees, agents or representatives in performing the covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Verenium Indemnitee’s negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Verenium Indemnitee’s proportional share of fault or responsibility.

8.2 Procedure. To receive the benefit of indemnification under Section 8.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor, (b) tender to Indemnitor complete control of the defense, settlement and compromise of the

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claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

8.3 Insurance. Unless self insured, each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification, defense or hold harmless obligations under this Article VIII.

8.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VI OR AS OTHERWISE PROVIDED IN SECTION 8.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE IX

Infringement

9.1 Notice. Each Party shall notify the other Party in writing of any known or suspected Third Party activity that may infringe, misuse or in any way misappropriate the Licensed Rights, which notice shall set forth available facts with respect to such infringing activity.

9.2 Infringement Actions – Verenium Rights.

(a) For any known or suspected Third Party activity that may infringe, misuse or in any way misappropriate the Licensed Rights, Verenium shall have the right, but not the obligation, to commence any action including, without limitation, notifying the infringer to cease and desist all such infringing activity, filing a complaint and/or instituting a law suit, for any known or suspected Third Party activity that may infringe any of the Licensed Rights or otherwise misuse or misappropriate any Licensed Rights (collectively, “Action”). In such instances in which Verenium commences an Action, Verenium shall have sole control of any such Action including, without limitation, any

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settlement negotiations. Verenium shall be responsible for all costs and expenses for any Action that Verenium initiates. Licensee agrees to cooperate with and join as a necessary party in any Action at the request of Verenium and at Verenium’s expense. Licensee may be represented by Licensee’s counsel in any such Action, at Licensee’s own expense, provided that Licensee’s counsel shall act in an advisory but not controlling capacity.

(b) The prosecution, settlement, or abandonment of any Action brought under Section 9.2(a) shall be at Verenium’s discretion.

(c) All recoveries by way of royalties, damages and claims (including penalties and interest) with respect to an Action instituted during the Term, excluding any prosecuted by Licensee under Section 9.3 below, shall belong to Verenium.

9.3 Infringement Actions – Licensee Rights.

(a) If a Third Party infringes, misuses or in any way misappropriates any of the Licensed Rights in the Field of Use, Licensee shall first make a written request that Verenium proceed in accordance with Section 9.2. If Verenium fails or declines to proceed within ninety (90) days after receipt of a written request by Licensee to do so, and Verenium does not have a reason based upon a reasonable commercial interest of Verenium for failing or declining to proceed in accordance with Section 9.2 hereof, then Licensee shall have the right, but not the obligation, to take any Action in defense of the Licensed Rights in the Field of Use, provided, that Licensee provides Verenium written notice of the Action, which notice shall include a description of the Action, promptly after Licensee takes any Action. Any Action by Licensee pursuant to this Section 9.3 shall be at Licensee’s own expense, provided, that within thirty (30) days after receipt of the notice of the Action, Verenium shall have the right to jointly prosecute the Action and to fund up to one-half ( 1/2) the costs thereof.

(b) In such instances in which Licensee commences an Action, Licensee shall have sole control of any such Action including, without limitation, any settlement negotiations. Verenium may be represented by Verenium’s counsel in any such Action, at Verenium’s own expense (subject to reimbursement under this section), provided that, subject to Verenium’s right to jointly prosecute pursuant to Section 9.3(a) above, Verenium’s counsel shall act in an advisory but not controlling capacity. Verenium will cooperate with Licensee, at Licensee’s expense, and execute any documents reasonably necessary for Licensee to exercise Licensee’s rights under this Section.

(c) All recoveries by way of royalties, damages and claims (including penalties and interest) with respect to an Action instituted by Licensee pursuant to Section 9.3(b) above, shall belong to Licensee.

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ARTICLE X

Term

10.1 Term. The term of this Agreement (the “Term”) shall begin upon the Effective Date and continue in perpetuity, unless terminated by written agreement of Verenium and Licensee.

10.2 Rights in Bankruptcy. The Parties agree and acknowledge that the rights granted by this Agreement are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The Parties further acknowledge and agree that Licensee shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The Parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a licensor of rights to intellectual property under this Agreement, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee upon Licensee’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

ARTICLE XI

Dispute Resolution

11.1 Objective. The Parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of Verenium and/or Licensee under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XI to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof, Licensee or Verenium may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of this Agreement under which the dispute has arisen.

11.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, Licensee or Verenium may refer such dispute to the President of Licensee and the Chief Executive Officer of Verenium, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 11.4.

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11.4 Arbitration. Any dispute that is not resolved as provided in Section 11.3 may be referred to arbitration in accordance with this Section 11.4, by Licensee or Verenium. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of Licensee and Verenium, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of Licensee and Verenium or appointed by the AAA if the Parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 12.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Licensee and Verenium; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

11.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 11.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

11.6 Court Actions. Notwithstanding the foregoing, (a) any Party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Licensed Rights or other intellectual property rights that are the subject of this Agreement shall be submitted to a court of competent jurisdiction in which such Licensed Rights or other intellectual property rights were granted or arose.

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11.7 Remedies Cumulative. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

ARTICLE XII

General Provisions

12.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

12.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

12.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets or otherwise) by any Party without the prior written consent of Licensee (in the case of any assignment or transfer by Verenium), or Verenium (in the case of any assignment or transfer by Licensee), which consent shall not be unreasonably withheld; provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, provided that this Agreement and the BP Non-Competition Agreement (in the case of any assignment or transfer by Licensee), must be assumed by the Third Party in writing, and the assigning Party shall remain secondarily liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Third Party under this Agreement and under the BP Non-Competition Agreement (in the case of any assignment or transfer by Licensee), provided further that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed or assigned under this Agreement. Either Party can transfer its rights and obligations under this Agreement to an Affiliate without the consent of the other Party; however, the assigning party can only transfer its rights and obligations under this Agreement to an Affiliate if such assigning Party transfers this Agreement and the applicable Non-Competition Agreement together, and in whole but not in part, to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the assigning Party, without the other Party’s consent, and provided that the assigning Party shall remain secondarily liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate and such Affiliate assumes in writing this Agreement and the applicable Non-Competition Agreement.

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This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or Change in Control not in accordance with this Section 12.3 will be null and void.

12.4 Entire Agreement; Amendment; Waiver. This Agreement, together with all schedules attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the BP Non-Competition Agreement, the BP License Agreement, the Verenium Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

12.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.6 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

12.7 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party except for the Indemnitees as provided in Section 8.1.

12.8 Force Majeure. No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any Force Majeure Event. The Party affected by such Force Majeure Event will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

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12.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Verenium:	If to Licensee:

Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

12.10 No Implied Licenses. Nothing herein shall be construed as granting, by implication, estoppel or otherwise, any license or other right to any intellectual property other than as expressly granted hereunder.

12.11 Interpretation.

12.11.1 Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

12.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

12.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

12.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

12.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

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12.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

12.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation		BP Biofuels North America LLC

By:		By:
	Name:		Name:
	Title:		Title:

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Schedule 1.9

To Verenium License Agreement

Enzyme Libraries

Schedule 1.10

To Verenium License Agreement

Extended Term Patent Rights

Schedule 1.12

To Verenium License Agreement

Intellectual Property

Schedule 1.14

To Verenium License Agreement

Licensed Intellectual Property

Schedule 1.25

To Verenium License Agreement

Retained Enzyme Libraries

EXHIBIT G

FORM OF BP LICENSE AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT G

BP LICENSE AGREEMENT

by and between

BP BIOFUELS NORTH AMERICA LLC

and

VERENIUM CORPORATION

(Effective as of                    )

LICENSE AGREEMENT INDEX

i

BP LICENSE AGREEMENT

THIS BP LICENSE AGREEMENT (“Agreement”) is made as of             , 2010 (“Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”), and Verenium Corporation, a Delaware corporation (“Licensee”).

RECITALS

BP and Licensee have entered into that certain Asset Purchase Agreement dated as of             , 2010 (“Asset Purchase Agreement”), pursuant to among other things, Licensee will sell to BP, and BP will purchase from Licensee, all of the assets, rights and properties of Licensee and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Licensee’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement);

Following the sale of the LC Business, Licensee plans to continue operating the Enzyme Business (as defined in the Asset Purchase Agreement);

Licensee desires to obtain from BP certain rights and licenses to use the Licensed Rights (as defined below) as provided herein;

The Licensed Rights include rights to use the Enzyme Libraries (as defined below), and Licensee will receive a copy of the Enzyme Libraries for use pursuant to the terms and conditions set forth herein; and

BP’s and Licensee’s execution and delivery of this Agreement, and the grant of such rights and licenses to the Licensed Rights, is required by the Asset Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, BP and Licensee agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts the LC Business or owns any of the Licensed Rights.

1.3 “BP” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 12.3.

1.4 “BP Activities” has the meaning given it in Section 3.2 of this Agreement.

1.5 “BP Field of Use” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, and for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts.

1.6 “BP Field of Use License” has the meaning given such term in Section 2.4 of this Agreement.

1.7 “BP Indemnitees” mean BP, each of BP’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of BP and BP’s Affiliates.

1.8 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

1.9 “Claim” has the meaning given such term in Section 8.1.1.

1.10 “Commercial LC Product” means any product developed or produced through the use of the Enzyme Libraries and/or the use of that portion of the Intellectual Property or the Licensed Intellectual Property that covers the Enzyme Libraries in the BP Field of Use.

1.11 “Commercial LC Product Royalty Terms” has the meaning given such term in Section 5.2 of this Agreement.

1.12 “Confidential Information” means any and all information, data and technology disclosed and/or provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production

2

and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.13 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.14 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.15 “Enzyme Libraries” means all collections of (i) live organisms, cell extracts, nucleic acid extracts, nucleic acids cloned into vectors; (ii) proteins, polypeptides and enzymes included in the SPEED collection; and (iii) other organic compositions, in each case of clauses (i), (ii) and (iii) contained in, or derived or manufactured from, samples of diverse biological materials, which collections are expressly listed and described on Schedule 1.15 and which were Purchased Assets (as defined in the Asset Purchase Agreement) or were assets of the Biofuels Subsidiaries, in each case existing at the Effective Date.

1.16 “Enzyme Libraries License” has the meaning given to such term in Section 2.3.

1.17 “Intellectual Property” means any of the following: (i) (a) Patent Rights which are expressly listed and identified on Schedule 1.17 and (b) Patent Rights arising from prosecution or maintenance of such Patent Rights expressly listed and identified on Schedule 1.17, (ii) registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations thereof which are expressly listed and identified on Schedule 1.17, (iii) any of the following which are expressly listed and identified on Schedule 1.17: methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, (iv) registered and unregistered trademarks, service marks, domain names, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof and all applications, registrations, renewals and extensions in connection therewith which are expressly

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listed and identified on Schedule 1.17 (collectively, the “Trademarks”), and (v) all of the foregoing contained or embodied in or with respect to any Software which are expressly listed and identified on Schedule 1.17, all of which were Purchased Assets or acquired by BP as assets of the Biofuels Subsidiaries existing at the Effective Date.

1.18 “LC Business” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts), carried on or conducted by BP and/or any of its Affiliates.

1.19 “LEAP Program Intellectual Property” means the Intellectual Property and Licensed Intellectual Property developed, acquired or licensed as part of the ongoing research and development activities commonly known as the LEAP project, including without limitation, those projects funded in whole or in part by the United States Department of Energy or BP and expressly listed and described on Schedule 1.19, but not including any intellectual property arising from or with respect to Licensee’s research and development project(s) with Syngenta Participations AG.

1.20 “Licensed Intellectual Property” means the intellectual property rights granted to BP or any Biofuels Affiliate pursuant to a license, sublicense or use right under or pursuant to any Third Party Licensor Agreement expressly listed and identified on Schedule 1.20, which were Purchased Assets or acquired by BP as assets or licenses of the Biofuels Subsidiaries existing at the Effective Date.

1.21 “Licensed Rights” means the Intellectual Property, the Licensed Intellectual Property, and the Enzyme Libraries, subject to all Third Party Consents and the terms of all Third Party Licensor Agreements and all Third Party Licensee Agreements.

1.22 “Licensee” means Verenium Corporation, a Delaware corporation, or any successor or assign pursuant to Section 12.3.

1.23 “Licensee Improvements” means any improvements, additions, modifications, developments, enhancements, updates, derivative works, transformations, translations, adaptations and other changes in or to the Licensed Rights, including any new or improved process, application, method of use, method of manufacture, composition of matter, tool, system, technology, design change, manufacturing or processing technique, or any other invention, discovery or creation, arising or derived from or arising as a result of the practice of any of the Licensed Rights pursuant to this Agreement, including any product derived from the Enzyme Libraries covered by any of the foregoing.

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1.24 “Licensee Indemnitees” mean Licensee, each of Licensee’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Licensee and Licensee’s Affiliates.

1.25 “Losses” has the meaning given such term in Section 8.1.1.

1.26 “Party” means either BP or Licensee and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.27 “Patent Rights” means all issued patents and pending unpublished and published patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all plant patents and design patents, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing, as well as the rights to file for, and to claim priority to, such patent rights.

1.28 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.29 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.30 “Retained Enzyme Libraries” means all collections of (i) live organisms, cell extracts, nucleic acid extracts, nucleic acids cloned into vectors; (ii) proteins, polypeptides, enzymes; and (iii) other organic compositions, in each case of clauses (i), (ii) and (iii) contained in, or derived or manufactured from, samples of diverse biological materials which collections were Excluded Assets (as defined in the Asset Purchase Agreement) existing at the Effective Date and expressly listed and described on Schedule 1.30 hereto.

1.31 “Sale of Commercial LC Product” means the sale, license or other transfer by Licensee, any of its Affiliates or any of their respective Sublicensees, to a Third Party end user of a Commercial LC Product.

1.32 “Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

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1.33 “Software Contract” means any contract which conveys or grants BP or any of its Biofuels Affiliates rights to access or use Software.

1.34 “Sublicense” means any grant by Licensee of a written sublicense under the Licensed Rights pursuant to the terms of this Agreement.

1.35 “Sublicensee” means any Third Party to whom Licensee grants a Sublicense.

1.36 “Term” has the meaning given such term in Section 10.1 of this Agreement.

1.37 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.38 “Third Party Licensee Agreements” means any agreement pursuant to which BP or any of the Biofuels Affiliates has granted a license or sublicense under the Licensed Rights to any Third Party as of the Effective Date.

1.39 “Third Party Consents” means the applicable prior consent, sublicense and/or permission of any and all Third Parties, whether such Third Party is a licensor(s) of any of the Licensed Intellectual Property (“Third Party Licensor”) or otherwise, to the grant under any of the Intellectual Property or Licensed Intellectual Property of any of the rights proposed to be granted to Licensee hereunder, in the form as may be required by any such Third Party from time to time.

1.40 “Third Party Licensor Agreement” means an agreement pursuant to which a Third Party Licensor licenses or sublicenses to BP or a Biofuels Affiliate rights with respect to intellectual property rights owned or controlled by such Third Party Licensor, including without limitation any Software Contract.

1.41 “Verenium Change in Control” means the acquisition of Licensee by any Third Party on or before the fifth anniversary of the Effective Date by means of any transaction or series of related transactions to which Licensee is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of Licensee immediately prior to such transaction or such series of related transactions do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or Licensee if it is the surviving entity in such transaction), or the acquiring entity’s or the surviving entity’s (or Licensee’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or series of related transactions, (ii) the members of the board of directors of Licensee immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or Licensee if it is the surviving entity of such transaction or such series of related transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of Licensee, including any such transfer or sale effected of all or substantially all of the collective business or assets of Licensee through a bankruptcy proceeding (whether voluntary or involuntary) or an assignment for the benefit of creditors.

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1.42 “Third Party Consent Payments” has the meaning given it in Section 2.6 of this Agreement.

1.43 “Verenium Field of Use” means any field of use outside of and excluding the BP Field of Use.

1.44 “Verenium License Agreement” means the Verenium License Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

1.45 “Verenium Non-Competition Agreement” means the Verenium Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

ARTICLE II

License Grant

2.1 License Grant. Subject to the terms and conditions contained in this Agreement, BP for itself and the Biofuels Affiliates hereby grants to Licensee and its Affiliates a nonexclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 12.3), perpetual and irrevocable (except as expressly provided in Sections 2.3 and 2.8 below) right and license, with the right to sublicense solely as set forth in Section 2.2 hereof, under and with respect to the Intellectual Property and the Licensed Intellectual Property, to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services in all fields of use, in each case subject to all applicable Third Party Licensor Agreements and Third Party Consents and to all applicable Third Party Licensee Agreements, provided, however, the right and license under and with respect to that portion of the Intellectual Property and the Licensed Intellectual Property which is comprised of the LEAP Program Intellectual Property is and shall be limited to the Verenium Field of Use.

Licensee for itself and its Affiliates agrees not to practice or use the Intellectual Property and the Licensed Intellectual Property except as expressly permitted by this Agreement.

2.2 Sublicenses. The license granted in Section 2.3 with respect to the Enzyme Libraries is not sublicensable, or otherwise transferrable by Licensee or its Affiliates except as expressly set forth in Sections 2.3 and 12.3 hereof. Except as provided in the immediately preceding sentence, Licensee and its Affiliates may enter into Sublicenses for the Intellectual Property and the Licensed Intellectual Property, as Licensee may determine in its sole discretion, provided that: (a) promptly upon execution of a Sublicense, Licensee and its Affiliates shall furnish BP with the name and current mailing address of each Sublicensee and with a copy of each Sublicense (which such information, including such Sublicense, shall be treated as Confidential Information of Licensee pursuant to Article VI below and which by necessity may be redacted in part); and (b) the terms of any such Sublicense shall be consistent with the terms of this Agreement.

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2.3 Enzyme Libraries. Subject to the terms and conditions contained in this Agreement, BP for itself and the Biofuels Affiliates hereby grants to Licensee and its Affiliates a non-exclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in this Section 2.3 and in Section 12.3), non-assignable, non-sublicensable, perpetual and irrevocable (except as provided below) right and license to BP’s right, title and interest in and to the Enzyme Libraries to use, improve, modify, enhance, create derivate works of or an accession to, update, adopt, transform, translate or change any of the contents of the Enzyme Libraries, subject to all applicable Third Party Licensor Agreements, Third Party Consents, and Third Party Licensee Agreements (the “Enzyme Libraries License”); provided, however, that upon a Verenium Change in Control, the Enzyme Libraries License shall be limited to the Verenium Field of Use, unless either (i) there has been a Sale of Commercial LC Product prior to such Verenium Change in Control (provided that and for so long as the obligations in Section 5.2 have been and are being satisfied by Licensee), or (ii) Licensee or one of its Affiliates acquires a BP Field of Use License from BP in accordance with Section 2.4. For the avoidance of doubt, notwithstanding the limitations contained in this Section 2.3 with respect to the Enzyme Libraries License, Licensee and its Affiliates shall be permitted to sell any products derived from the Enzyme Libraries that are covered by any Licensee Improvements.

BP shall deliver to Licensee a copy of the Enzyme Libraries by delivering or allowing Licensee access to collect a clone or an aliquot of the culture from the Enzyme Libraries, at Licensee’s sole cost and expense. The Enzyme Libraries are non-transferable and non-assignable by Licensee and its Affiliates except as expressly set forth in Section 12.3 hereof, and no right with respect to the Enzyme Libraries shall be sublicensable, by Licensee or its Affiliates, without BP’s prior written consent, provided, however, that to the extent the Enzyme Libraries contain an isolated clone of a gene or its DNA sequence, a subclone thereof, or a purified enzyme produced therefrom, Licensee and its Affiliates may transfer to any particular Third Party (including the Affiliates of such Third Party) up to one hundred (100) unique samples (such samples to be comprised of clones or DNA sequences, subclones and/or enzymes totaling one hundred (100) in the aggregate) without the prior written consent of BP, subject to a written agreement with such Third Party that includes confidentiality and non-use obligations consistent with the terms of this Agreement.

2.4 BP Field of Use License. In the event at the time of a Verenium Change in Control there has not been at least one Sale of Commercial LC Product, then within six (6) months from the Verenium Change in Control Licensee or its acquiror shall have the right to obtain from BP the Enzyme Libraries License in the BP Field of Use on terms to be mutually agreed upon between BP and Licensee or its acquiror pursuant to a separate written license agreement between BP and Licensee or its acquiror (the “BP Field of Use License”). With respect to the BP Field of Use License, the following terms shall be applicable:

(a) a one time, upfront lump sum payment of US $2,000,000 to BP payable on the date of execution of the BP Field of Use License;

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(b) a maintenance fee of US $100,000 per month payable to BP for the longer of (i) three (3) years from the Verenium Change in Control, or (ii) the longest remaining unexpired time period under the provisions of Section 3(a), (b) or (c) of the Verenium Non-Competition Agreement;

(c) a running royalty at the rate of 1.5% of gross revenues generated by any Sale of Commercial LC Product in the BP Field of Use, payable for 10 years from the first such Sale of Commercial LC Product. The running royalty rate shall be paid to BP no less frequently than on an annual basis. Upon BP’s written request, Licensee or its acquiror shall provide sufficient evidence of derivation, history, or heritage of any Commercial LC Product;

(d) through the use of an independent auditor, and subject to certain reasonable restrictions (at reasonable times, upon reasonable prior notice, once per year, use of clean teams, etc., consistent with Section 2.9 below), BP shall have the right to inspect and audit Licensee’s, its Affiliates’ or its successor-in-interest’s use of the Licensed Rights in the BP Field of Use; and

(e) Upon notice to BP to acquire the BP Field of Use License, the Non-Assert provisions of Section 3.2 with respect to the Enzyme Libraries and the related Licensed Rights in the BP Field of Use that previously terminated upon the Verenium Change in Control shall be reinstated between BP and Licensee and/or Licensee’s successor-in-interest.

2.5 Regulatory Submissions. Licensee, in its discretion, shall have the right to submit any regulatory submissions. Licensee shall own all right, title and interest in and to such regulatory submissions and approvals, all information and data thereunder, and all such government authorizations, registrations and approvals shall be in the name of Licensee. BP, at Licensee’s request, shall provide all requested assistance with respect to the regulatory submissions, approvals and/or any other communications arising from Licensee’s actions under this Section 2.5. Licensee shall reimburse BP’s reasonable costs and expenses incurred with respect to such requested assistance based upon an agreed budget for such costs and expenses upon presentation by BP of invoices or receipts from a Third Party documenting the amount and payment of such reasonable costs and expenses.

2.6 Third Party Consents. Notwithstanding any other provision of this Agreement, neither BP nor its Biofuels Affiliates are required to make a disclosure of any Licensed Rights, including any Licensed Intellectual Property (including any Software Contract), or procure any rights on Licensee’s behalf, or grant any right, license or sublicense under or to any of the foregoing, to the extent that such Licensed Rights were acquired from a Third Party Licensor under a Third Party Licensor Agreement that prevents or restricts disclosure of such Licensed Rights or the granting of rights, licenses or sublicenses under such Licensed Rights, or such disclosure is otherwise subject to a Third Party Consent requirement, except that (a) if the Third

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Party Licensor Agreement restricts disclosure of such Licensed Rights only to a sublicensee that is bound by confidentiality obligations, then BP shall disclose such Licensed Rights to Licensee subject to the confidentiality obligations of Article VI, and (b) if the Third Party Licensor Agreement restricts disclosure of such Licensed Rights or the granting of rights, licenses or sublicenses under such Licensed Rights by requiring the prior written consent of the Third Party Licensor, then Licensee may seek the Third Party Consent, and, if Licensee obtains such Third Party Consent, BP shall grant the license or sublicense under such Licensed Rights pursuant to Section 2.1 or Section 2.3. BP shall not be required to assist Licensee in any way or secure on Licensee’s behalf, any Third Party Consents. Licensee shall be solely responsible for the payment of any money or other consideration that may be required to be paid or given to such Third Party at any time to secure, provide or obtain any Third Party Consents (collectively, “Third-Party Consent Payments”). At no time shall BP be obligated to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements, at any time to secure, provide or obtain any Third-Party Consent. The disclosure, license, sublicense or use of the Licensed Rights hereunder shall be made subject to any confidentiality obligations or other restrictions required under the Third Party Licensor Agreement pursuant to which such Licensed Rights were acquired from such Third Party. If a Third Party Licensor Agreement provides a non assert right or protection with respect to Patent Rights to BP or any of its Biofuels Affiliates, if and to the extent the express terms of such non assert provide or extend the benefits or protections of such provision expressly to a sublicensee of BP or any of its Biofuels Affiliates, then subject to the terms of the Third Party Licensor Agreement, Licensee will be entitled to the benefits or protections of such provision to the extent expressly allowed by such Third Party Licensor Agreement and provided (x) BP and its Biofuels Affiliates shall be under no obligation to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements at any time to secure, provide or obtain the benefits of such non assert provision to Licensee or its Affiliates, (y) BP and its Biofuels Affiliates shall not be required to make any claim or engage in any litigation or other proceeding to obtain the benefit of any such non assert provision for Licensee and its Affiliates, and (z) Licensee and its Affiliates shall be required to adhere to the express terms of such non assert provision and not cause BP or its Biofuels Affiliates to be in breach of or default under such Third Party Licensor Agreement.

2.7 Third Party Licensee Agreement Restrictions. If any Licensed Rights are subject to licenses or sublicenses granted to Third Parties as of the Effective Date under any Third Party Licensee Agreement, to the extent that such Licensed Rights granted hereunder conflict with the terms of such Third Party Licensee Agreement, such Licensed Rights granted hereunder are granted subject to such terms of such Third Party Licensee Agreement.

2.8 Trademarks and Quality Control. Licensee acknowledges and agrees to the importance to BP and BP’s goodwill and reputation of maintaining high, uniform standards of quality in the products sold and services provided by Licensee and its Affiliates using the Trademarks. Licensee and its Affiliates will continue to meet or exceed the quality standards in Licensee’s business as Licensee maintains on the Effective Date. Upon BP’s reasonable request, during normal business hours, with reasonable prior notice and not more than once per year (and additionally to the extent that an audit shows that Licensee and its Affiliates are not using the Trademarks in material conformance with the terms of this Section 2.8), Licensee and its Affiliates agree to allow BP to verify, audit and inspect samples of Licensee’s products and services which are used with, on or with respect to the Trademarks, including packaging and

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advertising, to confirm quality standards are being met. Licensee and its Affiliates agree to permit such inspection and to cooperate fully with representatives of BP during any such inspection. If BP, in its discretion, determines that any of Licensee’s or its Affiliate’s use of a particular Trademark fails to comply with the limitations set forth herein, Licensee and/or its Affiliates shall have thirty (30) days from the date of notice of such failure in which to cure any such default. If such failure is not cured within such thirty (30) day period, BP shall have the right to terminate the license and right with respect to that particular Trademark as part of the Licensed Rights, and the right and license to that particular Trademark shall revert to BP and its Affiliates.

2.9 Audit of Licensed Rights. BP shall have the right to inspect at its expense, through an independent auditing firm in the United States reasonably acceptable to Licensee, which acceptance will not be unreasonably delayed or denied by Licensee (“Technology Auditor”), Licensee’s and its Affiliates’ use of the Licensed Rights limited to once per year (and additionally to the extent that an audit shows that Licensee and its Affiliates are not using the Licensed Rights in material conformance with the terms of this Agreement) to confirm to BP Licensee’s and its Affiliates’ compliance with this Agreement. Any such inspections shall be conducted during normal business hours at reasonable times and upon reasonable prior written notice. If any such inspection reveals that Licensee and its Affiliates are not using the Licensed Rights in material conformance with the terms of this Agreement, Licensee and its Affiliates shall promptly take corrective action as directed by BP, and Licensee and its Affiliates shall, as soon as commercially possible using Licensee’s and its Affiliates reasonable commercial efforts, provide evidence of such corrective action to BP including (a) furnishing to BP a written certification from an officer of Licensee that the corrective action has been taken and completed in all material respects, and (b) allowing the Technology Auditor to reinspect the use of the Licensed Rights to verify the corrective action has been taken and completed in all material respects. If Licensee or its Affiliates do not take and complete the corrective action(s) as soon as commercially possible using Licensee’s and its Affiliates’ reasonable commercial efforts, BP may exercise its rights and remedies under this Agreement, at law and in equity with respect thereto.

2.10 Biodiversity Agreements. If Licensee owes any payment under any biodiversity agreement referenced in Section 3.11 of the Disclosure Schedules to the Asset Purchase Agreement as a result of any sale, license or other transfer by BP or any of its Affiliates or their respective licensees to a Third Party of any product developed or produced through the use of the Enzyme Libraries and/or the use of that portion of the Intellectual Property or the Licensed Intellectual Property that covers the Enzyme Libraries, Licensee will invoice BP for the amount of such payment, and BP shall pay the invoice within thirty (30) days after the receipt of the invoice. BP shall have the right to negotiate with the other contracting party or parties under any such biodiversity agreement with respect to any such payments or other terms, including with respect to entering into a new biodiversity agreement to replace any existing agreement and Licensee shall cooperate with BP and use all commercially reasonable efforts to assist BP in obtaining a change in such terms or entering into a new biodiversity agreement.

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ARTICLE III

Licensee Improvements; Licensee Non-Assert

3.1 Licensee Improvements. Subject to any applicable Third Party Licensor Agreement and Third Party Consent and Third Party Licensee Agreement, all right, title and interest in and to all Licensee Improvements derived from or arising as a result of the practice of the Licensed Rights by Licensee, its Affiliates or Sublicensees, as permitted by this Agreement, which Licensee, its Affiliates or Sublicensees may have or acquire (other than through BP), make or develop, or have made or developed, solely or jointly with any other Person or Persons, shall be owned by Licensee, its Affiliates or Sublicensees, respectively.

3.2 Licensee Non-Assert. In the event that the use or practice (a) by BP or its Affiliates of the Retained Enzyme Libraries in the BP Field of Use pursuant to the Verenium License Agreement, (b) by BP, its Affiliates or licensees of the Enzyme Libraries, or (c) by BP, its Affiliates or licensees of the LEAP Intellectual Property, including without limitation in each case any modification, enhancement, derivative, transformation, translation or change to any Enzyme Libraries or Retained Enzyme Libraries made by BP or its Affiliates or sublicensees, or resulting from BP’s or its or its Affiliates’ or sublicensees’ exploitation of the LEAP Intellectual Property (collectively, “BP Activities”), would infringe any (i) Patent Right of Licensee or its Affiliates that claims any Licensee Improvement or any modification, enhancement, derivative, transformation, translation or change to any of the Enzyme Libraries or Retained Enzyme Libraries made by Licensee or its Affiliates or (as applicable) licensees or (ii) a patent issuing from an application filed by Licensee or its Affiliates pursuant to Section 4.3.4 (“Licensee Improvement Patent Rights”), then Licensee hereby covenants to BP and its Affiliates and (as applicable) licensees that Licensee and its Affiliates will not, and Licensee will cause the applicable Third Party that owns or has been granted a license or sublicense to any Licensee Improvement Patent Rights not to, assert or enforce such Licensee Improvement Patent Rights against BP or its Affiliates or (as applicable) licensees solely with respect to the BP Activities in the BP Field of Use.

ARTICLE IV

Disclosure of Licensed Rights and Marking

4.1 Disclosure. All disclosures of Licensed Rights under this Agreement shall be made at locations in the United States of America designated by BP, except as otherwise provided for in this Agreement.

4.2 Marking. Licensee agrees to mark any Licensed Rights with the appropriate (a) Patent Rights patent number pursuant to the terms of 35 United States Code ¶ 287 and/or (b) any other BP registration number(s) or BP proprietary rights designations as applicable.

4.3 Assignment of Patent Rights Prior To Abandonment and Patent Applications.

4.3.1 BP shall be under no obligation to file or prosecute any patent application, secure any patent, or maintain any patent application or patent under the Licensed Rights. However in the event that BP decides not to continue prosecution of or not to pay any

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required taxes or maintenance fees for any such patent application or patent within the Licensed Rights, then BP shall, at least ninety (90) days before the date which such action is required, send written notice to Licensee advising of such decision and shall maintain any such application or patent active up to such date.

4.3.2 Upon receipt of the notice provided for in Section 4.3.1, Licensee shall have the right but not the obligation to take action at its own expense to maintain such patent application or patent active. If Licensee decides to maintain such patent application or patent active, Licensee will provide written notice of such decision and BP shall have no obligation to take any action or do anything other than the following upon receipt of written request from Licensee:

(a) Promptly assign such patent application or patent or such invention to Licensee or its designee; and

(b) Provide Licensee or its designee with such information and documents necessary to maintain such patent application or patent active or in force.

4.3.3 In the event of an assignment pursuant to Section 4.3.2, Licensee agrees to grant and shall grant to BP and its Affiliates a fully paid up, irrevocable, non-exclusive, worldwide immunity from suit under the assigned patent application or patent or any patent application filed for any assigned invention. The immunity from suit granted in this Section 4.3.3 shall convey to BP and its Affiliates the right to exercise all rights of the new owner, or its designee as the case may be, except for the right to:

(a) convey title;

(b) grant exclusive licenses; and

(c) sue for enforcement,

under the Verenium License Agreement.

4.3.4 Following a written request by Licensee to BP to prepare and file a patent application on an invention or file a patent application in an additional jurisdiction, within the Licensed Rights, if BP notifies Licensee in writing within ninety (90) days after receipt of such request that it does not intend to prepare and file a patent application on such invention, Licensee shall have the right to prepare and file such patent application on such an invention or in such an additional jurisdiction, at Licensee’s sole cost and expense, and Licensee will provide written notice to BP of its exercise of such right. BP shall provide Licensee or its designee with such information and documents necessary to prepare and file such patent application. BP shall assign and hereby assigns to Licensee all BP’s right title and interest in and to such patent application.

4.3.5 In the event Licensee does not choose to take action at its own expense to maintain such patent application or patent active or to file a patent application on such an invention, and fails to give the required notice under Section 4.3.2 or 4.3.4 as applicable,

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then BP shall be free to sell, assign or otherwise transfer said patent application or patent to any Third Party, including any competitor of either Licensee or BP notwithstanding any other restriction, but subject to the grant of Licensed Rights hereunder as subject to Section 4.3.3 above.

ARTICLE V

Fully Paid License

5.1 Royalty Free, Fully Paid Licenses. Subject to Sections 2.1, 2.3 and 5.2, the licenses and other rights granted pursuant to this Agreement by BP to Licensee and its Affiliates shall be royalty-free and deemed fully paid-up in consideration for the Parties entering into and consummating the transactions contemplated by the Asset Purchase Agreement.

5.2 Commercial LC Product Royalty Terms.

5.2.1 If prior to a Verenium Change in Control, there has been at least one Sale of Commercial LC Product, then the following payments shall be made to BP by Licensee:

(a) a one time, upfront lump sum payment of US $2,000,000 to BP payable to BP upon the Verenium Change in Control;

(b) a maintenance fee of US $100,000 per month payable to BP for the longer of (i) three (3) years from the Verenium Change in Control, or (ii) the longest remaining unexpired time period under the provisions of 3(a), (b) or (c) of the Verenium Non-Competition Agreement; and

(c) a running royalty at the rate of 1.5% of gross revenues generated from any Sale of Commercial LC Products in the BP Field of Use, payable for ten (10) years from the Verenium Change in Control. The running royalty rate shall be paid to BP during any twelve (12) month period commencing on the date of the Verenium Change in Control and ending on the anniversary thereof each year (each a “Reporting Year”). Upon BP’s written request, Licensee or its acquiror shall provide sufficient evidence of derivation, history, or heritage of any Commercial LC Product. BP shall invoice Licensee for royalties due under this provision within thirty (30) days after the end of the Reporting Year, and Licensee shall pay the invoice within thirty (30) days after the receipt of the invoice. Any payment due by Licensee to BP under this Section 5.2.1(c) that is not paid during the thirty (30) day period shall bear interest, from the thirty-first (31st) day following receipt of the invoice relating thereto until the date such amount is paid, at the rate of one percent (1%) per month or the maximum rate permitted by law, if less. Licensee shall pay all expenses and fees, including reasonable attorneys’ fees and court costs, incurred in the collection of any past due amount.

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5.2.2 Licensee shall keep complete, true and accurate books and records of all Sales of Commercial LC Product in the BP Field of Use in accordance with generally accepted accounting principles in sufficient detail for BP to determine the amounts of the running royalty due under Section 5.2.1(c) of this Agreement. Licensee will keep such books and records for at least six (6) years following the end of the Reporting Year to which they pertain.

5.2.3 BP may, at its expense (except as provided for in this Section 5.2.3), cause an independent, certified public accounting firm selected by it and reasonably acceptable to Licensee (the “Audit Team”) to audit during ordinary business hours and upon mutually agreed upon times, but no more than once in respect of any Reporting Year, only those books and records of Licensee, its Affiliates and Sublicensees that pertain to the calculation of royalties under Section 5.2.1(c) for any given Reporting Year, and the correctness of any payments made or required to be made to or by Licensee during such time, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into a customary confidentiality agreement with Licensee. The Audit Team shall treat all information obtained in such audit as Confidential Information and shall not disclose the same to BP or others, except that the Audit Team may disclose to BP whether the calculation of royalties due under this Agreement was correct or incorrect, and if incorrect, the amount by which such calculation was incorrect. If any audit shows any under-reporting or underpayment of royalties by Licensee, Licensee shall remit such underpayment to BP within thirty (30) days of receiving the final audit report establishing such obligation. Further, if the audit for any one or more Reporting Years shows an under-reporting or underpayment for that period in excess of 10% of the amounts properly determined, Licensee shall reimburse BP for its reasonable out-of-pocket expenses of such audit, which reimbursement shall be made within thirty (30) days of receiving appropriate invoices and other support for such audit-related costs. If any audit shows any over-reporting or overpayment of royalties by Licensee, BP shall remit such overpayment to Licensee within thirty (30) days of receiving the final audit report establishing such obligation. Nothing contained herein is intended to waive or limit Licensee’s right to contest the accuracy of any audit undertaken by BP.

ARTICLE VI

Confidentiality

6.1 Confidentiality. During the Term, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

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6.2 Exceptions. The obligations set forth in Section 6.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

6.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

6.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

6.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

6.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

6.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

6.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

6.3.2 prosecuting or defending litigation as permitted by this Agreement;

6.3.3 complying with applicable laws and regulations;

6.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

6.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article VI prior to any such disclosure; or

6.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

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In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3.2 or 6.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

6.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

6.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article VI. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article VI.

ARTICLE VII

Representations and Warranties

7.1 Representations and Warranties of BP. BP represents and warrants to Licensee as of the Effective Date:

7.1.1 BP (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite power and authority to enter into this Agreement.

7.1.2 This Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 BP Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, BP EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

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7.3 Licensee’s Representations and Warranties. Licensee represents and warrants to BP as of the Effective Date:

7.3.1 Licensee (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite power and authority to enter into this Agreement.

7.3.2 This Agreement is a valid and binding obligation of Licensee enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.4 Licensee Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.3, LICENSEE EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE VIII

Risk Allocation

8.1 Indemnification.

8.1.1 By BP. Subject to the provisions of Section 8.4 and Article IX below, BP hereby agrees to defend, indemnify and hold harmless the Licensee Indemnitees from and against any losses, damages liabilities, expenses and costs, including reasonable attorneys’ fees and legal expenses (“Losses”) incurred by any of the Licensee Indemnitees as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of BP under this Agreement; and (b) any negligence or intentional misconduct by BP, its Affiliates or their respective employees, agents or representatives in performing its covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply to the Licensee Indemnitees, respectively, in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Licensee Indemnitee’s respective negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Licensee Indemnitee’s proportional share of fault or responsibility.

8.1.2 By Licensee. Subject to the provisions of Section 8.4 and Article IX below, Licensee hereby agrees to defend, indemnify and hold harmless the BP Indemnitees from and against any Losses incurred by any of the BP Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Licensee under this Agreement; and (b) any negligence or intentional misconduct by Licensee, its Affiliates or their respective employees, agents or representatives in performing the covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply in the event and to the extent that a court of competent

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jurisdiction determines that such Claims arose as a result of any BP Indemnitee’s negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective BP Indemnitee’s proportional share of fault or responsibility.

8.2 Procedure. To receive the benefit of indemnification under Section 8.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor, (b) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

8.3 Insurance. Unless self insured, each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification, defense or hold harmless obligations under this Article VIII.

8.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VI OR AS OTHERWISE PROVIDED IN SECTION 8.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE IX

Infringement

9.1 Notice. Each Party shall notify the other Party in writing of any known or suspected Third Party activity that may infringe, misuse or in any way misappropriate the Licensed Rights, which notice shall set forth available facts with respect to such infringing activity.

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9.2 Infringement Actions – BP Rights.

(a) For any known or suspected Third Party activity that may infringe, misuse or in any way misappropriate the Licensed Rights, BP shall have the right, but not the obligation, to commence any action including, without limitation, notifying the infringer to cease and desist all such infringing activity, filing a complaint and/or instituting a law suit, for any known or suspected Third Party activity that may infringe any of the Licensed Rights or otherwise misuse or misappropriate any Licensed Rights (collectively, “Action”). In such instances in which BP commences an Action, BP shall have sole control of any such Action including, without limitation, any settlement negotiations. BP shall be responsible for all costs and expenses for any Action that BP initiates. Licensee agrees to cooperate with and join as a necessary party in any Action at the request of BP and at BP’s expense. Licensee may be represented by Licensee’s counsel in any such Action, at Licensee’s own expense, provided that Licensee’s counsel shall act in an advisory but not controlling capacity.

(b) The prosecution, settlement, or abandonment of any Action brought under Section 9.2(a) shall be at BP’s discretion.

(c) All recoveries by way of royalties, damages and claims (including penalties and interest) with respect to an Action instituted during the Term, excluding any prosecuted by Licensee under Section 9.3 below, shall belong to BP.

9.3 Infringement Actions – Licensee Rights.

(a) If a Third Party infringes, misuses or in any way misappropriates any of the Licensed Rights, Licensee shall first make a written request that BP proceed in accordance with Section 9.2. If BP fails or declines to proceed within ninety (90) days after receipt of a written request by Licensee to do so, and BP does not have a reason based upon a reasonable commercial interest of BP for failing or declining to proceed in accordance with Section 9.2 hereof, then Licensee shall have the right, but not the obligation, to take any Action in defense of the Licensed Rights, provided, that Licensee provides BP written notice of the Action, which notice shall include a description of the Action, promptly after Licensee takes any Action. Any Action by Licensee pursuant to this Section 9.3 shall be at Licensee’s own expense, provided, that within thirty (30) days after receipt of the notice of the Action, BP shall have the right to jointly prosecute the Action and to fund up to one-half ( 1/2) the costs thereof.

(b) In such instances in which Licensee commences an Action, Licensee shall have sole control of any such Action including, without limitation, any settlement negotiations. BP may be represented by BP’s counsel in any such Action, at BP’s own expense (subject to reimbursement under this section), provided that, subject to BP’s right to jointly prosecute pursuant to Section 9.3(a) above, BP’s counsel shall act in an advisory but not controlling capacity. BP will cooperate with Licensee, at Licensee’s expense, and execute any documents reasonably necessary for Licensee to exercise Licensee’s rights under this Section.

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(c) All recoveries by way of royalties, damages and claims (including penalties and interest) with respect to an Action instituted by Licensee pursuant to Section 9.3(b) above, shall belong to Licensee.

ARTICLE X

Term

10.1 Term. The term of this Agreement (the “Term”) shall begin upon the Effective Date and continue in perpetuity, unless terminated by the written agreement of BP and Licensee.

10.2 Rights in Bankruptcy. The Parties agree and acknowledge that the rights granted by this Agreement are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The Parties further acknowledge and agree that Licensee shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The Parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a licensor of rights to intellectual property under this Agreement, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee upon Licensee’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

ARTICLE XI

Dispute Resolution

11.1 Objective. The Parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of BP and/or Licensee under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XI to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof, Licensee or BP may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of this Agreement under which the dispute has arisen.

11.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, Licensee or BP may refer such dispute to the President of Licensee and the Chief Executive Officer of BP, who shall meet in person or by

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telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 11.4.

11.4 Arbitration. Any dispute that is not resolved as provided in Section 11.3 may be referred to arbitration in accordance with this Section 11.4, by Licensee or BP. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of Licensee and BP, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of Licensee and BP or appointed by the AAA if the Parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 12.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Licensee and BP; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

11.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 11.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

11.6 Court Actions. Notwithstanding the foregoing, (a) any Party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Licensed Rights or other intellectual property rights that are the subject of this Agreement shall be submitted to a court of competent jurisdiction in which such Licensed Rights or other intellectual property rights were granted or arose.

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11.7 Remedies Cumulative. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

ARTICLE XII

General Provisions

12.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

12.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

12.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets or otherwise) by any Party without the prior written consent of Licensee (in the case of any assignment or transfer by BP), or BP (in the case of any assignment or transfer by Licensee), which consent shall not be unreasonably withheld; provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, provided that this Agreement and the applicable Non-Competition Agreement, must be assumed by the Third Party in writing, and the assigning Party shall remain secondarily liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Third Party under this Agreement and under the applicable Non-Competition Agreement, provided further that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed or assigned under this Agreement. Either Party can transfer its rights and obligations under this Agreement to an Affiliate without the consent of the other Party; however, the assigning Party can only transfer its rights and obligations under this Agreement to an Affiliate if such assigning Party transfers this Agreement and the applicable Non-Competition Agreement together, and in whole but not in part, to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the assigning Party, without the other Party’s consent, and provided that the assigning party shall remain secondarily liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate and such Affiliate assumes in writing this Agreement and the applicable Non-Competition Agreement.

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This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 12.3 will be null and void.

12.4 Entire Agreement; Amendment; Waiver. This Agreement, together with all schedules attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Verenium Non-Competition Agreement, the Verenium License Agreement, the BP Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

12.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.6 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

12.7 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party except for the Indemnitees as provided in Section 8.1.

12.8 Force Majeure. No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any Force Majeure Event. The Party affected by such Force Majeure Event will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

12.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon

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confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Licensee:	If to BP:

Verenium Corporation	BP Biofuels North America LLC
55 Cambridge Parkway	Attention: Director of Business Development
Cambridge, MA 02142	150 West Warrenville Road
Attention: Chief Legal Officer and Chief	Naperville, IL 60563
Financial Officer	Fax: (630) 836-5855
Fax: (617) 674-5353

12.10 No Implied Licenses. Nothing herein shall be construed as granting, by implication, estoppel or otherwise, any license or other right to any intellectual property other than as expressly granted hereunder.

12.11 Interpretation.

12.11.1 Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

12.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

12.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

12.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

12.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

12.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

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12.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation		BP Biofuels North America LLC

By:		By:
	Name:		Name:
	Title:		Title:

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Schedule 1.15

To BP License Agreement

Enzyme Libraries

Schedule 1.17

To BP License Agreement

Intellectual Property

Schedule 1.19

To BP License Agreement

LEAP Program Intellectual Property

Schedule 1.20

To BP License Agreement

Licensed Intellectual Property

Schedule 1.30

To BP License Agreement

Retained Enzyme Libraries

EXHIBIT H

FORM OF VERENIUM NON-COMPETITION AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT H

VERENIUM NON-COMPETITION AGREEMENT

by and between

VERENIUM CORPORATION

and

BP BIOFUELS NORTH AMERICA LLC

VERENIUM NON-COMPETITION AGREEMENT

THIS VERENIUM NON-COMPETITION AGREEMENT (the “Agreement”) is made as of                     , 2010 (the “Effective Date”), by and between and Verenium Corporation, a Delaware corporation (“Verenium”), and BP Biofuels North America LLC, a Delaware limited liability company (“BP”).

RECITALS

Verenium and BP have entered into that certain Asset Purchase Agreement dated as of July     , 2010 (the “Asset Purchase Agreement”), pursuant to which, among other things, Verenium will sell to BP, and BP will purchase from Verenium, all of the assets, rights and properties of Verenium and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Verenium’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement); and

In the interest of protecting the Purchased Assets (as defined in the Asset Purchase Agreement) and the assets of the Biofuels Subsidiaries, and the goodwill associated therewith, which are being directly and indirectly sold and transferred by Verenium to BP by virtue of the transactions contemplated by the Asset Purchase Agreement, BP has required as a material inducement to BP entering into the Asset Purchase Agreement and as a condition precedent to its consummation of the transactions thereunder, that Verenium enter into and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Verenium and BP agree as follows:

1.	Definitions.

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transactions contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts any of the LC Business.

1.3 “Biomass” means material that originates from any monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte, which material can be or is intended to be used as a feedstock in the production of biofuels, including agricultural, food and non-food crops and their residues and wastes (e.g., normally non-food material from crops such as stalks, leaves, husks, seed fiber, hulls), forestry residues and wastes (e.g., wood chips, sawdust, cardboard, pressboard, dead trees, tree branches), municipal solid waste (e.g., household garbage and paper products), food processing and other industrial wastes, energy crops (e.g., fast growing trees and grasses grown for this purpose), including corn stover, switchgrass, and sugar cane bagasse, as well as trees. Biomass is often significantly composed of cellulose, hemicelluloses and lignin structures and may also include oil crops and starch components of crops.

1.4 “BP” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 11.5.

1.5 “BP License Agreement” means the BP License Agreement between BP and Verenium, dated the Effective Date, as may be amended in accordance with its terms.

1.6 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.7 “Confidential Information” means any and all information, data and technology disclosed and/or provided by any of BP or Verenium or any of their respective Affiliates, as applicable, and disclosures contemplated hereby, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, methods, materials and compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.8 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

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1.9 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.10 “LC Business” means the research, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts), carried on or conducted by BP and/or any of its Affiliates.

1.11 “Party” means either Verenium or BP and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.12 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.13 “Processes” means any process or partial process for conversion or partial conversion of Biomass to lignocellulosic biofuels and/or lignocellulosic bioproducts; provided, however, that “Processes” shall not mean or include any enzymes or enzyme technology (including technology or equipment for manufacture, delivery or optimization of the enzyme application), or the application thereof, that may be used in or as part of any such process or partial process.

1.14 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.15 “Territory” means the world.

1.16 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.17 “Verenium” means Verenium Corporation, a Delaware corporation, or any successor or assign pursuant to Section 11.5.

1.18 “Verenium Affiliate” means any Affiliate of Verenium in existence immediately prior to the consummation of a Verenium Change of Control.

1.19 “Verenium Change of Control” means the acquisition of Verenium by any Third Party (the “COC Buyer”) by means of any transaction or series of related transactions to which Verenium is a party (including, any stock acquisition, merger or consolidation), in which transaction or such series of related transactions (i) the holders of outstanding voting securities of Verenium immediately prior to such transaction or such series of related transactions do not

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hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or Verenium if it is the surviving entity in such transaction), or the acquiring entity’s or the surviving entity’s (or Verenium’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or such series of related transactions, (ii) the members of the board of directors of Verenium immediately prior to such transaction or such series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or Verenium if it is the surviving entity of such transaction or series of transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of Verenium.

1.20 “Verenium License Agreement” means the Verenium License Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

2.	Non-Disclosure Restrictive Covenant.

2.1 To protect BP’s interest in the Confidential Information that BP is purchasing from Verenium pursuant to the Asset Purchase Agreement, and to protect the goodwill and value of the LC Business, the Biofuels Subsidiaries and the Purchased Assets during the term of the BP License Agreement and for 10 years thereafter, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

2.2 Exceptions. The obligations set forth in Section 2.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

2.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

2.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

2.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

2.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

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2.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

2.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

2.3.2 prosecuting or defending litigation as permitted by this Agreement;

2.3.3 complying with applicable laws and regulations;

2.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

2.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 2 prior to any such disclosure; or

2.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 2.3.2 or 2.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

2.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

3.	Non-Competition Restrictive Covenant.

To protect BP’s interest in the Confidential Information that BP is purchasing from Verenium pursuant to the Asset Purchase Agreement, and to protect the goodwill and value of the LC Business, the Biofuels Subsidiaries and the Purchased Assets, Verenium and its Affiliates shall not, anywhere in the Territory, engage, directly or indirectly, individually or in association or in combination with any other Person, as proprietor or owner, officer, director or shareholder (other than as a passive investor in and holder of less than five percent (5%) of the equity of any

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publicly traded corporation), member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, sublicensee, licensor, sublicensor, principal, partner or otherwise, whether or not for monetary benefit, in:

(a) any business that researches, develops, manufactures, produces, distributes, licenses or sells biofuels or bioproducts derived from lignocellulosic Biomass (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts) for a period of two (2) years from the Effective Date;

(b) directly or indirectly, with any Third Party, the researching, development, manufacture, production, licensing, sublicensing or sale of any Processes, for a period of five (5) years from the Effective Date; and/or

(c) directly or indirectly, any business that researches, develops, manufactures, produces, licenses, sublicenses or sells any Processes, for five (5) years from the Effective Date.

Notwithstanding the foregoing, Verenium and its Affiliates shall have the right to:

(i) research, develop, manufacture, produce, license and sell enzymes and enzyme technology within the markets of the LC Business; and/or

(ii) integrate Verenium’s and its Affiliates’ enzymes and enzyme technology with any Third Party’s lignocellulosic biofuels production process that does not produce ethanol primarily from lignocellulosic Biomass, but instead uses feedstocks of waste products or byproducts arising solely from completed industrial manufacturing processes. For purposes of this subpart 3(ii), completed industrial manufacturing processes means, and is limited to, the completed manufacturing processes in the industries of grain processing, oil seed processing, pulp and paper, distilleries, breweries, and any other additional industries that BP provides written consent to and expressly excludes any completed industrial manufacturing processes related to sugar cane or energy cane.

4.	Employee Solicitation and Hiring Restrictive Covenant.

To protect BP’s interest in the Confidential Information that BP is purchasing from Verenium pursuant to the Asset Purchase Agreement, and to protect the goodwill and value of the LC Business, the Biofuels Subsidiaries and the Purchased Assets, Verenium and its Affiliates shall not for a period of two (2) years from the Effective Date anywhere in the Territory, individually, or in association or in combination with any other Person, directly or indirectly, as proprietor or owner, or officer, director or shareholder of any corporation, or as a member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, principal, partner or otherwise, whether or not for monetary benefit: (a) solicit, encourage, induce or entice any employee or independent contractor of the LC Business or any Biofuels Affiliate to terminate or modify such person’s or entity’s employment, engagement or business relationship with the LC Business or any Biofuels Affiliate; or (b) hire, whether as an employee or independent contractor, any Person who is, or that at any time in the twelve (12) month period prior to the time of such hire had been,

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employed or retained by the LC Business or any Biofuels Affiliate; provided, however, that the foregoing provision shall not apply to (i) any employee or independent contractor if BP or its Biofuels Affiliates has terminated such employee or independent contractor; or (ii) any employee or independent contractor who approaches or contacts Verenium or any of its Affiliates in response to a general solicitation or advertisement regarding employment with Verenium or any of its Affiliates.

5.	Exceptions For Post-Closing Date Acquisitions.

5.1 Notwithstanding anything else contained in this Agreement to the contrary, the provisions of Section 3 shall not apply to any activities of any Person acquired (pursuant to a stock or asset acquisition, merger or other form of transaction) by Verenium or its Affiliates where 10% or less of the revenues of the acquired Person is from activities that would violate Section 3 of this Agreement if engaged in by Verenium or its Affiliates during the six-month period preceding the date of such acquisition and as measured during each six-month period thereafter during the term of the restrictive covenant in Section 3 of this Agreement.

5.2 Notwithstanding anything else contained in this Agreement to the contrary, in the event of a Verenium Change of Control the provisions of Section 3 of this Agreement shall not apply to any activities of the COC Buyer or its Affiliates (exclusive of Verenium and the Verenium Affiliates) following the consummation of such Verenium Change of Control; provided, however Section 3 of this Agreement shall continue to apply to any direct or indirect activities of Verenium or any Verenium Affiliate including, without limitation, any direct or indirect use of assets (including intellectual property rights) of Verenium or any Verenium Affiliate by the COC Buyer or any of the COC Buyer’s Affiliates (exclusive of Verenium and the Verenium Affiliates).

6.	Representations and Warranties.

6.1 Representations and Warranties of Verenium. Verenium represents and warrants to BP as of the Effective Date: (a) Verenium (i) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (ii) has all requisite corporate power and authority to enter into this Agreement; and (b) this Agreement is a valid and binding obligation of Verenium enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 BP’s Representations and Warranties. BP represents and warrants to Verenium as of the Effective Date: (a) BP (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (ii) has all requisite power and authority to enter into this Agreement; and (b) this Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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7.	Equitable Relief and Cumulative Remedies.

Verenium acknowledges and agrees that BP’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Verenium agrees that, in the event of such breach, in addition to any remedies at law it may have, BP, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Verenium further acknowledges that should Verenium or its Affiliates violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to BP and that in addition to any other remedies it may have, BP shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

8.	Acknowledgement.

Each of Verenium and BP acknowledge and agree that the covenants and agreements contained in this Agreement have been negotiated in good faith by the Parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the Parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each Party further acknowledges that the other Party would not enter into the Asset Purchase Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement.

9.	Separate Covenants.

The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, and one for each geographic subdivision of each country and each province or state within each such country.

10.	Severability.

The Parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the restrictive covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The Parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the Parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of each of Verenium and BP. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth or otherwise, then the Parties agree

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that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision shall not effect the enforceability of any other covenant or provision of this Agreement.

11.	General Provisions.

11.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

11.2 Submission to Jurisdiction. Each Party hereby: (a) agrees to the personal jurisdiction of any federal or state court located in New York, New York with respect to any claim or cause of action arising under or relating to this Agreement; (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding; (c) waives personal service of any and process upon it; and (d) consents that any services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 11.9 and service so made will be complete when received. Nothing in this Section 11.2 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

11.3 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER RESTRICTIVE COVENANTS CONTEMPLATED HEREBY.

11.4 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

11.5 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets, transfer by operation of law or otherwise), by any Party without the prior written consent of BP (in the case of any assignment or transfer by Verenium), or Verenium (in the case of any assignment or transfer by BP), which consent shall not be unreasonably withheld; provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets, transfer by operation of law or otherwise, provided that this Agreement and the Verenium License Agreement must be assumed by the Third Party in writing with BP and Verenium shall remain secondarily liable and responsible to BP for the performance and

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observance of all such duties and obligations by such Third Party under this Agreement and the Verenium License Agreement. Either Party can transfer its rights and obligations under this Agreement and the Verenium License Agreement but only together and in whole but not in part to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the Party without the other Party’s consent, provided that the Party transferring this Agreement to its Affiliate shall remain secondarily liable and responsible to the other Party to this Agreement for the performance and observance of all such duties and obligations by such Affiliate and such Affiliate assumes in writing with BP this Agreement and the Verenium License Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 11.5 will be null and void.

11.6 Entire Agreement; Amendment; Waiver. This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Verenium License Agreement, the BP License Agreement, the BP Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

11.7 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

11.8 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party.

11.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

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If to Verenium: Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	If to BP: BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

11.10 Interpretation.

(a) Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

(c) Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(e) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

11.11 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one Party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation		BP Biofuels North America LLC

By:		By:
	Name:		Name:
	Title:		Title:

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EXHIBIT I

FORM OF BP NON-COMPETITION AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT I

BP NON-COMPETITION AGREEMENT

by and between

BP BIOFUELS NORTH AMERICA LLC

and

VERENIUM CORPORATION

BP NON-COMPETITION AGREEMENT

THIS BP NON-COMPETITION AGREEMENT (the “Agreement”) is made as of                     , 2010 (the “Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”) and Verenium Corporation, a Delaware corporation (“Verenium”).

RECITALS

Verenium and BP have entered into that certain Asset Purchase Agreement dated as of July     , 2010 (the “Asset Purchase Agreement”), pursuant to which, among other things, Verenium will sell to BP, and BP will purchase from Verenium, all of the assets, rights and properties of Verenium and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Verenium’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), but excluding the Excluded Assets (as defined in the Asset Purchase Agreement) used exclusively in the Enzyme Business (as hereinafter defined); and

In the interest of protecting the Excluded Assets, the Enzyme Business and the goodwill associated therewith, Verenium has required as a material inducement to Verenium entering into the Asset Purchase Agreement and as a condition precedent to its consummation of the transactions thereunder, that BP enter into and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, Verenium and BP agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts any of the LC Business.

1.3 “Biomass” means material that originates from any monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte, which material can be or is intended to be used as a feedstock in the production of biofuels, including agricultural, food and non-food crops and their residues and wastes (e.g., normally non-food material from crops such as stalks, leaves, husks, seed fiber, hulls), forestry residues and wastes (e.g., wood chips, sawdust, cardboard, pressboard, dead trees, tree branches), municipal solid waste (e.g., household garbage and paper products), food processing and other industrial wastes, energy crops (e.g., fast growing trees and grasses grown for this purpose), including corn stover, switchgrass, and sugar cane bagasse, as well as trees. Biomass is often significantly composed of cellulose, hemicelluloses and lignin structures and may also include oil crops and starch components of crops.

1.4 “BP” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 11.5.

1.5 “BP License Agreement” means the BP License Agreement between BP and Verenium, dated the Effective Date, as may be amended in accordance with its terms.

1.6 “Confidential Information” means any and all information, data and technology disclosed and/or provided by any of Verenium or BP or any of their respective Affiliates, as applicable, and disclosures contemplated hereby, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, methods, materials and compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.7 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.8 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

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1.9 “Enzyme Business” means the business conducted by Verenium and its Affiliates as of the Effective Date of research, development, manufacture and commercialization of enzyme services and products for sale to Third Parties for use in their businesses, including without limitation, within the biofuels, specialty industrial processes, food processing and food ingredients, baking and flour, detergents, cheese and dairy, oil seed processing, pulp and paper, oil and gas, pharmaceuticals, electronics, diagnostic enzymes, reagents, transgenic enzymes (non-biofuels), human and animal therapeutic proteins, prebiotics, probiotics, waste process, water treatment, carbon sequestration, algae protein expression, non-biofuels fermentation, chemicals, textiles and animal nutrition and health markets.

1.10 “Enzyme Improvement Platform Technology” means Gene Site Saturation Mutagenesis™SM (GSSM™SM) Technology and the Tunable Gene Reassembly™SM (TGR™SM) Technology, Tailored Multi-Site Combinatorial Assembly (TMSCA) and procedures, know-how, equipment and computer software related thereto and developed by Verenium, and the patents and patent applications covering any of the foregoing as listed and described on Schedule 1.10.

1.11 “LC Business” means the research, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, (which for the avoidance of doubt excludes starch to biofuels or bioproducts), carried on or conducted by BP and/or any of its Affiliates.

1.12 “Party” means either Verenium or BP and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.13 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.14 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.15 “Territory” is defined in Section 3.

1.16 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.17 “Verenium” means Verenium Corporation, a Delaware corporation, or any successor or assign pursuant to Section 11.5.

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1.18 “Verenium License Agreement” means the Verenium License Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.19 “Verenium Non-Competition Agreement” means the Verenium Non-Competition between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

2. Non-Disclosure Restrictive Covenant.

2.1 To protect Verenium’s interest in its Confidential Information that Verenium is retaining, and to protect the goodwill and value of the Excluded Assets and the Enzyme Business, during the term of Verenium License Agreement and for 10 years thereafter, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

2.2 Exceptions. The obligations set forth in Section 2.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

2.2.1. is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

2.2.2. is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

2.2.3. is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

2.2.4. was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

2.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

2.3.1. exercising the rights and performing the obligations of the Receiving Party under this Agreement;

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2.3.2. prosecuting or defending litigation as permitted by this Agreement;

2.3.3. complying with applicable laws and regulations;

2.3.4. disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

2.3.5. disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 2 prior to any such disclosure; or

2.3.6. disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 2.3.2 or 2.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

2.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

3. Non-Competition Restrictive Covenant.

To protect Verenium’s interest in the Confidential Information that Verenium is retaining and to protect the goodwill and value of the Excluded Assets and the Enzyme Business, BP and its Biofuels Affiliates shall not anywhere in the world (the “Territory”), engage, directly or indirectly, individually or in association or in combination with any other Person, as proprietor or owner, officer, director or shareholder (other than as a passive investor in and holder of less than five percent (5%) of the equity of any publicly traded corporation), member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, sublicensee, licensor, sublicensor, principal, partner or otherwise, whether or not for monetary benefit:

(a)	provide enzyme products or enzyme services acquired by BP as part of the Purchased Assets or as assets of the Biofuels Subsidiaries pursuant to the Asset Purchase Agreement to the specific specialty industrial processes markets set forth and described in Schedule 3(a) to this Agreement for a period of five (5) years from the Effective Date, which specific specialty industrial processes markets shall not include any biofuels or bioproducts markets in whole or in part, and for avoidance of doubt BP shall not sell enzyme products directly for use in conventional starch to ethanol processes;

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(b)	in the use, licensing, sublicensing or sale of the enzymes or the Enzyme Improvement Platform Technology which were acquired or licensed by BP as part of the Purchased Assets (as defined in the Asset Purchase Agreement) or as assets of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) pursuant to the Asset Purchase Agreement for application outside of the LC Business for two (2) years from the Effective Date; provided, however, this Section 3(b) shall not operate or be construed to restrict, prohibit or limit BP and its Affiliates from internal research and development; and/or

(c)	in the licensing, sublicensing or sale of the Enzyme Improvement Platform Technology which was acquired by BP as part of the Purchased Assets or as assets of the Biofuels Subsidiaries pursuant to the Asset Purchase Agreement to the specific competitors of Verenium set forth and described in Schedule 3(c) to this Agreement for five (5) years from the Effective Date; provided, however, this Section 3(c) shall not operate or be construed to restrict, prohibit or limit BP and its Affiliates from (i) internal research and development, or (ii) collaborating, developing, manufacturing or otherwise working with, or receiving products or services from, any Person listed on Schedule 3(c) for purposes of or use in BP’s biofuels business (which for the avoidance of doubt, does not include a licensing program of the Enzyme Improvement Platform Technology which was acquired by BP as part of the Purchased Assets or as assets of the Biofuels Subsidiaries pursuant to the Asset Purchase Agreement to a third party).

Notwithstanding the foregoing, the restrictions and limitations set forth in this Section 3 shall not restrict, prohibit or limit, or be construed to restrict, prohibit or limit the LC Business or BP’s Affiliates with respect to: (x) the sale of all or substantially all of (i) the LC Business, (ii) the Purchased Assets and/or the Biofuels Subsidiaries, or (iii) BP’s or any Affiliate’s assets; (y) the sale of equity securities of BP or its parent company by the respective parent company thereof; or (z) the sale or issuance of equity securities by any Affiliate or direct or indirect parent company of BP, all in any way or at any time.

4. Employee Solicitation and Hiring Restrictive Covenant.

To protect Verenium’s interest in the Confidential Information that Verenium is retaining and to protect the goodwill and value of the Excluded Assets and the Enzyme Business, BP and its Biofuels Affiliates shall not for a period of two (2) years from the Effective Date anywhere in the Territory, individually, or in association or in combination with any other Person, directly or indirectly, as proprietor or owner, or officer, director or shareholder of any corporation, or as a

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member or manager of any limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, trustee, licensee, principal, partner or otherwise, whether or not for monetary benefit: (a) solicit, encourage, induce or entice any employee or independent contractor of Verenium or its Affiliates to terminate or modify such person’s or entity’s employment, engagement or business relationship with Verenium or its Affiliates; or (b) hire, whether as an employee or independent contractor, any Person who is, or that at any time in the twelve (12) month period prior to the time of such hire had been, employed or retained by Verenium or its Affiliates; provided, however, that the foregoing provision shall not apply to (i) any employee or independent contractor if Verenium or its Affiliates has terminated such employee or independent contractor; or (ii) any employee or independent contractor who approaches or contacts BP or any of its Biofuels Affiliates in response to a general solicitation or advertisement regarding employment with BP or any of its Biofuels Affiliates.

5. Exceptions for Post-closing Date Acquisitions.

Notwithstanding anything else contained in this Agreement, the provisions of Section 3 shall not apply to any activities of any Person acquired (pursuant to a stock or asset acquisition, merger or other form of transaction) by BP or its Affiliates where 10% or less of the revenues of the acquired Person is from activities that would violate Section 3 of this Agreement if engaged in by BP or its Affiliates during the six-month period preceding the date of such acquisition and as measured during each six-month period thereafter during the term of the restrictive covenant in Section 3 of this Agreement.

6. Representations and Warranties.

6.1 Representations and Warranties of Verenium. Verenium represents and warrants to BP as of the Effective Date: (a) Verenium (i) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (ii) has all requisite corporate power and authority to enter into this Agreement; and (b) this Agreement is a valid and binding obligation of Verenium enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 BP’s Representations and Warranties. BP represents and warrants to Verenium as of the Effective Date: (a) BP (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (ii) has all requisite power and authority to enter into this Agreement; and (b) this Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7. Equitable Relief and Cumulative Remedies.

BP acknowledges and agrees that Verenium’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, BP agrees that, in the

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event of such breach, in addition to any remedies at law it may have, Verenium, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. BP further acknowledges that should BP or its Biofuels Affiliates violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Verenium and that in addition to any other remedies it may have, Verenium shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

8. Acknowledgement.

Each of Verenium and BP acknowledge and agree that the covenants and agreements contained in this Agreement have been negotiated in good faith by the Parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the Parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each Party further acknowledges that the other Party would not enter into the Asset Purchase Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement.

9. Separate Covenants.

The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, and one for each geographic subdivision of each country and each province or state within each such country.

10. Severability.

The Parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the restrictive covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The Parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the Parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of each of Verenium and BP. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth or otherwise, then the Parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision shall not effect the enforceability of any other covenant or provision of this Agreement.

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11. General Provisions.

11.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

11.2 Submission to Jurisdiction. Each Party hereby: (a) agrees to the personal jurisdiction of any federal or state court located in New York, New York with respect to any claim or cause of action arising under or relating to this Agreement; (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding; (c) waives personal service of any and process upon it; and (d) consents that any services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 11.9 and service so made will be complete when received. Nothing in this Section 11.2 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

11.3 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER RESTRICTIVE COVENANTS CONTEMPLATED HEREBY.

11.4 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

11.5 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets, transfer by operation of law or change in control or otherwise), by any Party without the prior written consent of BP (in the case of any assignment or transfer by Verenium), or Verenium (in the case of any assignment or transfer by BP), which consent shall not be unreasonably withheld. This Agreement shall be binding upon successors and permitted assigns of the Parties.

11.6 Entire Agreement; Amendment; Waiver. This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the BP License Agreement, the Verenium License Agreement, the Verenium Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless

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made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

11.7 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

11.8 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party.

11.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Verenium:	If to BP:

Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

11.10 Interpretation.

(a) Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

(c) Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

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(d) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(e) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

11.11 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one Party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation	BP Biofuels North America LLC

By:	By:
Name:	Name:
Title:	Title:

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Schedule 1.10

Enzyme Improvement Platform Technology

Schedule 3(a)

Specialty Industrial Processes Markets

[Omitted pursuant to S-K Item 601(b)(2)]

Schedule 3(c)

Competitors of the Enzyme Business

[Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT J

FORM OF JOINT INTELLECTUAL PROPERTY AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT J

JOINT INTELLECTUAL PROPERTY AGREEMENT

by and between

BP BIOFUELS NORTH AMERICA LLC

and

VERENIUM CORPORATION

(Effective as of                    )

JOINT INTELLECTUAL PROPERTY AGREEMENT INDEX

i

JOINT INTELLECTUAL PROPERTY AGREEMENT

THIS JOINT INTELLECTUAL PROPERTY AGREEMENT (“Agreement”) is made as of                     , 2010 (“Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”), and Verenium Corporation, a Delaware corporation (“Verenium”).

RECITALS

BP and Verenium have entered into that certain Asset Purchase Agreement dated as of                     , 2010 (“Asset Purchase Agreement”), pursuant to among other things, Verenium will sell to BP, and BP will purchase from Verenium, all of the assets, rights and properties of Verenium and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Verenium’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement);

Verenium and Syngenta are parties to the Separation Agreement, pursuant to which Verenium granted to Syngenta an exclusive right and license to the Verenium Patent Rights and Verenium Know-How in the Syngenta Field of Use;

Following the sale of the LC Business, Verenium plans to continue operating the Enzyme Business (as defined in the Asset Purchase Agreement);

Under the Asset Purchase Agreement, BP acquires from Verenium a joint and undivided ownership right in the Joint Intellectual Property; and

The Parties desire, among other things, to set forth their understandings and agreements with respect to the Joint Intellectual Property pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, BP and Verenium agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts the LC Business.

1.3 “Biomolecule” has the meaning set forth in the Separation Agreement.

1.4 “BP” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 11.3.

1.5 “BP Field of Use” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, and for the avoidance of doubt excluding starch to ethanol, starch to other biofuels and starch to bioproducts.

1.6 “BP Indemnitees” mean BP, each of BP’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of BP and BP’s Affiliates.

1.7 “BP License Agreement” means the BP License Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.8 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.9 “Claim” has the meaning given such term in Section 8.1.1.

1.10 “Closing” shall have the meaning set forth in the Asset Purchase Agreement.

1.11 “Confidential Information” means any and all information, data and technology disclosed and/or provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on

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identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.12 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.13 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.14 “Joint Intellectual Property” shall have the meaning given such term in the Asset Purchase Agreement.

1.15 “LC Business” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts), carried on or conducted by BP and/or any of its Affiliates.

1.16 “Losses” has the meaning given such term in Section 8.1.1.

1.17 “Non-Competition Agreements” means the BP Non-Competition Agreement and the Verenium Non-Competition Agreement.

1.18 “Party” means either BP or Verenium and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.19 “Patent Rights” means all issued patents and pending unpublished and published patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all plant patents and design patents, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing, as well as the rights to file for, and to claim priority to, such patent rights.

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1.20 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.21 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.22 “Retained Rights” means the Verenium Patent Rights (or any claims thereof) or Verenium Know-How to the extent (but only to the extent) that such Verenium Patent Rights (or any claims thereof) or Verenium Know-How (a) cover the right to make, have made and use Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression (as those capitalized terms are defined in the Separation Agreement) and to use data and information included in the Collaboration Materials, in each case to develop, have developed, use, have used, make, have made, import, have imported, export, have exported, sell, offer for sale and have sold products which consist of, incorporate or are made through the use of any Biomolecules included in the Collaboration Materials expressed or produced through Transgenic Expression, and (b) as otherwise exclusively licensed to Syngenta in the Syngenta Field of Use under the Separation Agreement.

1.23 “Separation Agreement” means that certain Separation Agreement entered into October 28, 2009 by and between Syngenta and Verenium, as may be amended in accordance with its terms.

1.24 “Sublicense” means any grant by Verenium of a sublicense under the Verenium Intellectual Property pursuant to the terms of this Agreement.

1.25 “Sublicensee” means any Third Party to whom Verenium grants a Sublicense.

1.26 “Syngenta” means Syngenta Participations AG, a corporation organized under the laws of Switzerland, or any successor or assign in accordance with the terms of the Separation Agreement.

1.27 “Syngenta Field of Use” means the scope of the rights exclusively granted by Verenium to Syngenta and its Affiliates pursuant to Section 2.1, and Section 2.3 of the Separation Agreement.

1.28 “Term” has the meaning given such term in Section 9.1 of this Agreement.

1.29 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.30 “Third Party Licensee Agreements” means any agreement pursuant to which Verenium or any of its Affiliates or BP or any of its Biofuels Affiliates has granted a license or sublicense under the Verenium Intellectual Property to any Third Party as of the Effective Date.

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1.31 “Third Party Consents” means the applicable prior consent, sublicense and/or permission of any and all Third Parties, whether such Third Party is a licensor(s) of any of the Verenium Intellectual Property (“Third Party Licensor”) or otherwise, to the grant under any of the Verenium Intellectual Property of any of the rights proposed to be granted to Verenium, BP or their respective Affiliates or Sublicensees hereunder, in the form as may be required by any such Third Party from time to time.

1.32 “Third Party Licensor Agreement” means an agreement pursuant to which a Third Party Licensor licenses or sublicenses to Verenium, BP or their respective Affiliates or Sublicensees, rights with respect to intellectual property rights owned or controlled by such Third Party Licensor.

1.33 “Verenium Field of Use” means any field of use outside of and excluding the BP Field of Use and the Syngenta Field of Use.

1.34 “Verenium Improvements” means any improvements, additions, modifications, developments, enhancements, updates, derivative works, transformations, translations, adaptations and other changes in or to the Verenium Intellectual Property, including any new or improved process, application, method of use, method of manufacture, composition of matter, tool, system, technology, design change, manufacturing or processing technique, or any other invention, discovery or creation, arising or derived from or arising as a result of the practice of any of the Verenium Intellectual Property licensed to Verenium pursuant to this Agreement.

1.35 “Verenium Indemnitees” mean Verenium, each of Verenium’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Verenium and Verenium’s Affiliates.

1.36 “Verenium Intellectual Property” means collectively the Verenium Patent Rights and the Verenium Know-How.

1.37 “Verenium Know-How” means any of the following owned or controlled by Verenium or its Affiliates: methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, all as expressly listed and indentified on Schedule 1.37 hereto.

1.38 “Verenium License Agreement” means the Verenium License Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

1.39 “Verenium Non-Competition Agreement” means the Verenium Non-Competition Agreement between BP and Verenium, dated as of the Effective Date, as may be amended in accordance with its terms.

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1.40 “Verenium Patent Rights” means (a) the Patent Rights which are expressly listed and identified on Schedule 1.40 hereto, and (b) Patent Rights arising from prosecution or maintenance of such Patent Rights expressly listed and identified on Schedule 1.40.

ARTICLE II

License Grants to Intellectual Property Rights

2.1 Non-Exclusive License to Verenium Intellectual Property. Effective automatically upon the assignment of the Verenium Intellectual Property pursuant to Section 3.2 hereof (if such assignment takes place), subject to the terms and conditions contained in this Agreement, BP shall grant and hereby grants to Verenium a non-exclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 11.3), perpetual and irrevocable right and license, with the right to sublicense solely in accordance with subsection 2.2 hereof, under and with respect to the Verenium Intellectual Property to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services in the Verenium Field of Use, in each case subject to all applicable Third Party Licensor Agreements and Third Party Consents and to all applicable Third Party Licensee Agreements.

2.2 Right to Sublicense. Verenium and its Affiliates may enter into Sublicenses for the Verenium Intellectual Property after the assignment of the Separation Agreement pursuant to Section 3.2 hereof, if any, provided that: (a) promptly upon execution of a Sublicense, Verenium and its Affiliates shall furnish BP with the name and current mailing address of each Sublicensee and with a copy of each Sublicense (which such information, including such Sublicense, shall be treated as Confidential Information of Verenium and which by necessity may be redacted in part); and (b) the terms of any such Sublicense shall be consistent with the terms of this Agreement.

2.3 Verenium Improvements. If the assignment of the Verenium Intellectual Property pursuant to Section 3.2 hereof takes place, all right, title and interest in and to all Verenium Improvements derived from or arising as a result of the practice of the Verenium Intellectual Property by Verenium, its Affiliates or Sublicensees, as permitted by this Agreement, which Verenium, its Affiliates or Sublicensees may have or acquire, make or develop, or have made or developed, solely or jointly with any other Person or Persons, shall be owned by Verenium, its Affiliates or Sublicensees, respectively.

2.4 Exclusive License to Verenium Intellectual Property in the BP Field of Use. Subject to the terms and conditions contained in this Agreement, Verenium and its Affiliates shall grant and hereby grant to BP and its Biofuels Affiliates an exclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 11.3), irrevocable right and license, with the right to sublicense, under and with respect to the Verenium Intellectual Property, excluding the Retained Rights, to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or

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have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services in the BP Field of Use, excluding the Syngenta Field of Use. The grant of the right and license pursuant to this Section 2.4 shall expire upon the assignment to BP of the Verenium Intellectual Property pursuant to Section 3.2 hereof.

2.5 Third Party Consents. Notwithstanding any other provision of this Agreement, neither Party nor its Affiliates are required to make a disclosure of any Verenium Intellectual Property, or procure any rights on either Party’s behalf, or grant any right, license or sublicense under or to any of the foregoing, to the extent that such Verenium Intellectual Property was acquired from a Third Party Licensor (other than Syngenta) under a Third Party Licensor Agreement (other than the Separation Agreement) that prevents or restricts disclosure of the Verenium Intellectual Property or the granting of rights, licenses or sublicenses under the Verenium Intellectual Property, or such disclosure is otherwise subject to a Third Party Consent requirement, except that (a) if the Third Party Licensor Agreement restricts disclosure of such Verenium Intellectual Property only to a sublicensee that is bound by confidentiality obligations, then the Party shall disclose the Verenium Intellectual Property to the other Party subject to the confidentiality obligations of Article VI, and (b) if the Third Party Licensor Agreement restricts the granting of rights, licenses or sublicenses under the Verenium Intellectual Property by requiring the prior written consent of the Third Party Licensor, then the other Party may seek the Third Party Consent, and, if the other Party obtains such Third Party Consent, the granting Party shall grant the license or sublicense under the Verenium Intellectual Property pursuant to this Agreement. Neither Party shall be required to assist the other Party in any way or secure any Third Party Consents, except as required of Verenium with respect to Syngenta pursuant to Article III. The licensed Party shall be solely responsible for the payment of any money or other consideration that may be required to be paid or given to such Third Party at any time to secure, provide or obtain any Third Party Consents (collectively, “Third Party Consent Payments”). At no time shall either Party be obligated to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements, at any time to secure, provide or obtain any Third Party Consent, except as required of Verenium with respect to Syngenta pursuant to Article III. The disclosure, license, sublicense or use of the Verenium Intellectual Property hereunder shall be made subject to any confidentiality obligations or other restrictions required under the Third Party Licensor Agreement pursuant to which such Verenium Intellectual Property were acquired from such Third Party, except with respect to the Separation Agreement or as required of Verenium with respect to Syngenta pursuant to Article III. If a Third Party Licensor Agreement provides a non assert right or protection with respect to Patent Rights to a Party, if and to the extent the express terms of such non assert provide or extend the benefits or protections of such provision expressly to a sublicensee of the Party, then subject to the terms of the Third Party Licensor Agreement, the licensee hereunder will be entitled to the benefits or protections of such provision to the extent expressly allowed by such Third Party Licensor Agreement and provided (x) the Party and its Affiliates shall be under no obligation to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements at any time to secure, provide or obtain the benefits of such non assert provision to the licensee hereunder, (y) the Party and its Affiliates shall not be required to make any claim or engage in any litigation or other proceeding to obtain the benefit of any such non assert provision for the licensee hereunder, and (z) the licensee hereunder shall be required to adhere to the express terms of such non assert provision and not cause the Party to be in breach of or default under such Third Party Licensor Agreement.

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2.6 Third Party Licensee Agreement Restrictions. If any Verenium Intellectual Property is subject to licenses or sublicenses granted to Third Parties as of the Effective Date under any Third Party Licensee Agreement, to the extent that such Verenium Intellectual Property granted hereunder conflict with the terms of such Third Party Licensee Agreement, such Verenium Intellectual Property granted hereunder are granted subject to such terms of such Third Party Licensee Agreements.

2.7 Audit of Licensed Rights. From and after the assignment of the Verenium Intellectual Property pursuant to Section 3.2 hereof (if such assignment takes place), BP shall have the right to inspect at its expense, through an independent auditing firm in the United States reasonably acceptable to Verenium, which acceptance will not be unreasonably delayed or denied by Verenium (“Technology Auditor”) Verenium’s and its Affiliates’ use of the Verenium Intellectual Property licensed to Verenium and its Affiliates hereunder limited to once per year (and additionally to the extent that an audit shows that Verenium and its Affiliates are not using the Verenium Intellectual Property in material conformance with the terms of this Agreement) to confirm to BP Verenium’s and its Affiliates’ compliance with this Agreement. Any such inspections shall be conducted during normal business hours at reasonable times and upon reasonable prior written notice. If any such inspection reveals that Verenium and its Affiliates are not using the Verenium Intellectual Property licensed to Verenium and its Affiliates hereunder in material conformance with the terms of this Agreement, Verenium and its Affiliates shall promptly take corrective action as directed by BP and Verenium and its Affiliates shall, as soon as commercially possible using Verenium’s and its Affiliates’ reasonable commercial efforts, provide evidence of such corrective action to BP including (a) furnishing to BP a written certification from an officer of Verenium that the corrective action has been taken and completed in all material respects, and (b) allowing the Technology Auditor to reinspect the use of the Verenium Intellectual Property licensed to Verenium and its Affiliates hereunder to verify the corrective action has been taken and completed in all material respects. If Verenium or its Affiliates do not take and complete the corrective action(s) as soon as commercially possible using Verenium’s and its Affiliates’ reasonable commercial efforts, BP may exercise its rights and remedies under this Agreement, at law and in equity with respect thereto.

ARTICLE III

BP Right to Acquire Verenium Intellectual Property

3.1 Negotiation Rights. After the Closing, BP shall have the exclusive right to negotiate with Syngenta for the assignment to BP of all Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property (for clarification, the purpose of such negotiation may not be to affect any of Verenium’s rights and obligations under the Separation Agreement, other than with respect to the Verenium Intellectual Property). Verenium shall cooperate with BP’s reasonable requests and, at BP’s cost and expense, use all commercially reasonable efforts to assist BP in obtaining Syngenta’s consent to an assignment of all Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP, and to amend the Separation Agreement to effectuate the foregoing; provided that, for clarification, Verenium shall not have any obligation to agree to any

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amendment to the Separation Agreement that adversely affects Verenium’s rights and obligations under the Separation Agreement (other than with respect to the Verenium Intellectual Property).

3.2 Assignment of Verenium Intellectual Property. As soon as practicable after obtaining Syngenta’s consent to the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.1 hereof, Verenium shall assign to BP (a) all Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP, (b) all Verenium’s right, title and interest in and to the Verenium Know-How, and (c) all Verenium’s right, title and interest in and to the Verenium Patent Rights pursuant to an Intellectual Property Assignment in substantially the form attached hereto as Exhibit A. In connection therewith, Verenium shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, including amending the Separation Agreement and filing such assignments, agreements, documents and instruments, as may be necessary or as BP may reasonably request in order to fulfill the purposes and intent of this Section 3.2.

3.3 Exclusivity. After the Closing, Verenium shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective representatives shall (a) solicit, initiate or accept any other proposals or offers from any Person relating to any direct or indirect acquisition, purchase or license of all or a portion of the Verenium Intellectual Property; or (b) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing; provided that nothing shall prevent or restrict Verenium from soliciting, initiating or accepting any proposal or offer from any Person relating to a transaction for the transfer or sale of all or substantially all of the collective business or assets of Verenium to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, or participating in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperating in any way, assisting or participating in, facilitating or encouraging any effort or attempt by any other Person to seek to do any of the foregoing with respect to such a transaction.

ARTICLE IV

Patent Matters

4.1 Patent Prosecution. BP shall have the sole right (except as provided in this Article IV and subject to the terms of the Separation Agreement), but not the obligation, to prepare, file, prosecute and maintain at its cost and expense the patent applications and patents within the Verenium Patent Rights, using patent counsel (including in-house counsel) of BP’s choice. The cost and expenses of such prosecution and maintenance shall be borne by BP. Upon request, BP will provide Verenium with copies of all substantive official correspondence (including, but not limited to, applications, office actions and responses) with the United States Patent and Trademark Office and its foreign equivalents. All such documents and communications shall constitute Confidential Information of BP. Verenium may provide

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comments concerning prosecution of such patent applications and BP shall give good faith consideration thereto. In order to facilitate Verenium’s right to comment, BP shall provide copies of all such substantive official correspondence and any proposed responses by BP in a reasonable period of time prior to the filing of the proposed response thereto to the extent reasonably practicable. In the event Verenium desires to file and prosecute patent applications and patents within the Verenium Patent Rights and BP does not choose to do so, then BP will prepare and file such patent application at Verenium’s cost and expense.

4.2 Assignment of Patent Rights Prior To Abandonment.

4.2.1 If, at any time prior to the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.2 hereof, BP decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any patent or patent application within the Verenium Patent Rights, then BP shall, at least ninety (90) days before the date which such action is required, send written notice to Verenium advising of such decision and shall maintain such application or patent active up to such date, in order for Verenium to comply with its obligations to Syngenta under the Separation Agreement or for Verenium to exercise the rights herein on its own behalf. Upon receipt of such notice, Verenium shall have the right but not the obligation to take action at its own expense to maintain such patent application or patent active. If Verenium decides to maintain such patent application or patent active, BP shall have no obligation to take any action or do anything other than to provide Verenium with such information and documents necessary to maintain such patent application or patent active or in force. If Syngenta decides to maintain such patent application or patent active pursuant to Section 10.3 of the Separation Agreement, BP shall promptly assign to Verenium all of its right, title and interest in and to such patent or patent application. Upon such assignment, Verenium shall grant, and hereby grants to BP, a non-exclusive, fully paid, perpetual and irrevocable sublicense under the license to such patent or patent application granted to Verenium by Syngenta pursuant to Section 10.3 of the Separation Agreement.

4.2.2 If, at any time after the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.2 hereof, BP decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any patent or patent application within the Verenium Patent Rights, and Syngenta assumes such obligations under the Separation Agreement, BP shall assign to Syngenta such patent or patent application in accordance with the terms of the Separation Agreement. Upon such assignment, BP shall grant, and hereby grants to Verenium, a non-exclusive, fully paid, perpetual and irrevocable sublicense under the license to such patent or patent application granted to BP by Syngenta pursuant to Section 10.3 of the Separation Agreement.

4.2.3 If, at any time after the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.2 hereof, BP decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any patent or patent application within the Verenium Patent Rights, and Syngenta declines to assume such obligations under the Separation Agreement, then BP shall, at least ninety (90) days before the date which such

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action is required, send written notice to Verenium advising of such decision and shall maintain such application or patent active up to such date. Upon receipt of such notice, Verenium shall have the right but not the obligation to take action at its own expense to maintain such patent application or patent active. If Verenium decides to maintain such patent application or patent active, BP shall have no obligation to take any action or do anything other than to provide Verenium or Syngenta with such information and documents necessary to maintain such patent application or patent active or in force.

4.3 Enforcement.

4.3.1 Notification. If either Party learns of any actual or suspected infringement of a claim of the Verenium Patent Rights, such Party shall promptly inform the other Party thereof.

4.3.2 BP Right to Enforce.

(a) BP shall have the first right at its own expense to enforce the Verenium Patent Rights, and to take steps to abate the infringement and/or to institute, prosecute, control and seek remedy in any action or proceeding with respect to actual or suspected infringement by a Third Party, and the sole right to settle any such action or proceeding so instituted, provided, however, that BP may not settle such suit without Verenium’s consent (such consent not to be unreasonably withheld or delayed), if such settlement would include the grant of any rights inconsistent with this Agreement. BP shall give Verenium sufficient advance notice of its intent to file a suit in the applicable jurisdiction and the reasons therefor, and shall provide Verenium with an opportunity to make suggestions and comments regarding such filing and shall give good faith consideration thereto; provided, however, that Verenium shall provide any such comments sufficiently in advance of any filing dates to allow for consideration by BP. BP shall keep Verenium reasonably informed of the status and progress of such litigation. BP shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including, but not limited to, attorneys’ fees and court costs, provided that Verenium may participate in such suit using counsel of its own choice at its own cost and expense. Upon request of BP, Verenium shall join as a party to the suit, at BP’s reasonable expense, and shall offer reasonable assistance to BP in connection therewith, including without limitation executing powers of attorney and other documents, providing access to relevant documents and other evidence and making its employees available at reasonable business hours, all at BP’s reasonable expense.

(b) If, for any reason, it is not possible under applicable law for BP to take action in its own name against an alleged infringer pursuant to subsection (a) of this Section 4.3.2, then BP shall have the right to pursue such action in Verenium’s name and stead, at BP’s sole cost and expense and using counsel of BP’s choice, by giving Verenium written notice thereof. Verenium shall execute such documents, and take such action, as is necessary to effectuate the purpose of this Section 4.3.2(b). The provisions of subsection (a) of this Section 4.3.2, to the extent not inconsistent herewith, shall govern the rights and obligations of BP and Verenium with respect to such action.

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4.3.3 Verenium Right to Enforce.

(a) If, at any time before the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property pursuant to Section 3.2 hereof, BP has not taken legal action or been successful in obtaining cessation of the infringement, within (i) three (3) months after the date of notice of Third Party infringement under Section 4.3.2; or (ii) forty-five (45) days before the expiration of a period of time set by applicable law in which action must be taken with respect to the alleged infringement, then Verenium shall have the right to bring suit against the alleged Third Party infringer at its own expense. In the event that Verenium brings suit against the Third Party infringer, Verenium will provide BP with all of the opportunities for suggestion, comment, information and documents provided under Section 4.3.2, and BP agrees upon Verenium’s request to join as a party to the suit, at Verenium’s reasonable expense, and to offer reasonable assistance to Verenium in connection therewith at Verenium’s reasonable expense.

(b) If, at any time after the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property pursuant to Section 3.2 hereof, BP has not taken legal action or been successful in obtaining cessation of the infringement, within (i) six (6) months after the date of notice of Third Party infringement under Section 4.3.2; or (ii) ninety (90) days before the expiration of a period of time set by applicable law in which action must be taken with respect to the alleged infringement, and Syngenta has not notified BP of its intent to bring suit against the alleged Third Party infringer, then Verenium shall have the right to bring suit against the alleged Third Party infringer at its own expense. In the event that Verenium brings suit against the Third Party infringer, Verenium will provide BP with all of the opportunities for suggestion, comment, information and documents provided under Section 4.3.2, and BP agrees upon Verenium’s request to join as a party to the suit, at Verenium’s reasonable expense, and to offer reasonable assistance to Verenium in connection therewith at Verenium’s reasonable expense.

4.3.4 Recovery. Each Party shall cooperate with the other Party in any litigation proceedings against an infringer, at the expense of the Party controlling the lawsuit. Any recovery from an action against an infringer shall first be used to reimburse each Party for all costs actually paid by each Party in connection with such action, and any remainder shall be retained by the Party that instituted the action; provided that to the extent any award is allocable to lost sales, such remainder will first be used to reimburse the Party(ies) with respect to whom such sales were deemed lost and, to the extent such additional amounts are insufficient to reimburse such lost sales of each Party, in proportion to the lost sales of each Party.

4.3.5 Obligations Under Separation Agreement. Notwithstanding anything to the contrary under this Section 4.3, each Party acknowledges and agrees that in connection with the prosecution of a suit for infringement of the Verenium Patent Rights, Syngenta has certain rights, and Verenium (or BP after giving effect to the assignment of the rights and obligations under the Separation Agreement pursuant to Section 3.2 hereof), has certain obligations to Syngenta, pursuant to Section 10.4 of the Separation Agreement, including without limitation to consent to certain settlement terms affecting Syngenta’s rights under the Separation Agreement.

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ARTICLE V

Fully Paid License

5.1 Royalty Free, Fully Paid Licenses. The licenses and other rights granted pursuant to this Agreement by BP to Verenium and its Affiliates, and by Verenium to BP and its Affiliates, shall be royalty-free and deemed fully paid-up in consideration for the Parties entering into and consummating the transactions contemplated by the Asset Purchase Agreement.

ARTICLE VI

Confidentiality

6.1 Confidentiality. During the Term, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

6.2 Exceptions. The obligations set forth in Section 6.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

6.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

6.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

6.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

6.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

6.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

6.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

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6.3.2 prosecuting or defending litigation as permitted by this Agreement;

6.3.3 complying with applicable laws and regulations;

6.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

6.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article VI prior to any such disclosure; or

6.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3.2 or 6.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

6.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

6.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article VI. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article VI.

ARTICLE VII

Representations and Warranties

7.1 Representations and Warranties of BP. BP represents and warrants to Verenium as of the Effective Date:

7.1.1 BP (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite power and authority to enter into this Agreement.

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7.1.2 This Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 BP Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, BP EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

7.3 Verenium’s Representations and Warranties. Verenium represents and warrants to BP as of the Effective Date:

7.3.1 Verenium (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite power and authority to enter into this Agreement.

7.3.2 This Agreement is a valid and binding obligation of Verenium enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.4 Verenium Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.3, VERENIUM EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY’ OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE VIII

Risk Allocation

8.1 Indemnification.

8.1.1 By BP. Subject to the provisions of Section 8.4, BP hereby agrees to defend, indemnify and hold harmless the Verenium Indemnitees from and against any losses, damages liabilities, expenses and costs, including reasonable attorneys’ fees and legal expenses (“Losses”) incurred by any of the Verenium Indemnitees as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) arising from or related to (a) any material breach of the representations, warranties, covenants or

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agreements of BP under this Agreement; (b) the exploitation by BP, its Affiliates and Sublicensees of the Verenium Intellectual Property; and (c) any negligence or intentional misconduct by BP, its Affiliates or their respective employees, agents or representatives in performing its covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply to the Verenium Indemnitees, respectively, in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Verenium Indemnitee’s respective negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Verenium Indemnitee’s proportional share of fault or responsibility.

8.1.2 By Verenium. Subject to the provisions of Section 8.4, Verenium hereby agrees to defend, indemnify and hold harmless the BP Indemnitees from and against any Losses incurred by any of the BP Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Verenium under this Agreement; (b) the exploitation by Verenium, its Affiliates and Sublicensees of the Verenium Intellectual Property, and (c) any negligence or intentional misconduct by Verenium, its Affiliate or their respective employees, agents or representatives in performing the covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any BP Indemnitee’s negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective BP Indemnitee’s proportional share of fault or responsibility.

8.2 Procedure. To receive the benefit of indemnification under Section 8.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor, (b) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

8.3 Insurance. Unless self insured, each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification, defense or hold harmless obligations under this Article VIII.

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8.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VI OR AS OTHERWISE PROVIDED IN SECTION 8.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE IX

Term

9.1 Term. The term of this Agreement (the “Term”) shall begin upon the Effective Date and continue in perpetuity, unless terminated by written agreement of BP and Verenium.

9.2 Rights in Bankruptcy. The Parties agree and acknowledge that the rights granted by this Agreement are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The Parties further acknowledge and agree that Verenium shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The Parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a licensor of rights to intellectual property under this Agreement, Verenium shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Verenium upon Verenium’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

ARTICLE X

Dispute Resolution

10.1 Objective. The Parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of BP and/or Verenium under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article X to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

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10.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof, Verenium or BP may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of this Agreement under which the dispute has arisen.

10.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, Verenium or BP may refer such dispute to the President of Verenium and the Chief Executive Officer of BP, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 10.4.

10.4 Arbitration. Any dispute that is not resolved as provided in Section 10.3 may be referred to arbitration in accordance with this Section 10.4, by Verenium or BP. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of Verenium and BP, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of Verenium and BP or appointed by the AAA if the Parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 11.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Verenium and BP; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

10.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 10.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

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10.6 Court Actions. Notwithstanding the foregoing, (a) any Party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Licensed Rights or other intellectual property rights that are the subject of this Agreement shall be submitted to a court of competent jurisdiction in which such Licensed Rights or other intellectual property rights were granted or arose.

10.7 Remedies Cumulative. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

ARTICLE XI

General Provisions

11.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

11.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

11.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets or otherwise) by any Party without the prior written consent of Verenium (in the case of any assignment or transfer by BP), or BP (in the case of any assignment or transfer by Verenium), which consent shall not be unreasonably withheld; provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, provided that this Agreement and the applicable Non-Competition Agreement must be assumed by the Third Party in writing and the assigning Party shall remain secondarily liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Third Party under the applicable Non-Competition Agreement and this Agreement, and provided further that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed or assigned under this Agreement. Either Party can transfer its rights and obligations under this

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Agreement to an Affiliate without the consent of the other Party; however, the Assigning Party can only transfer its rights and obligations under this Agreement to an Affiliate if such Assigning Party transfers this Agreement and the applicable Non-Competition Agreement together, and in whole but not in part, to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the Party, without the other Party’s consent, and provided that the Party shall remain secondarily liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate and such Affiliate assumes in writing this Agreement and the applicable Non-Competition Agreement.

This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 11.3 will be null and void.

11.4 Entire Agreement; Amendment; Waiver. This Agreement, together with all exhibits and schedules attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Non-Competition Agreements, the Verenium License Agreement, the BP License Agreement, and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

11.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.6 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

11.7 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party except for the Indemnitees as provided in Section 8.1.

11.8 Force Majeure. No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any Force Majeure Event. The Party affected by such Force Majeure Event will provide the other Parties with full particulars thereof as soon as it becomes

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aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

11.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Verenium:	If to BP:

Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

11.10 Rights Inuring To BP. The Parties acknowledge and agree that BP, its Affiliates and sublicensees shall, during the Term and prior to the assignment to BP of the Verenium Intellectual Property pursuant to Section 3.2 hereof, have an irrevocable right with respect to the Verenium Intellectual Property, excluding the Retained Rights, to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services, and such rights shall inure to the benefit of BP, its Affiliate and sublicensees; provided that, during the Term and prior to the assignment to BP of the Verenium Intellectual Property pursuant to Section 3.2 hereof, BP agrees, on behalf of itself and its Affiliates, not to practice the Verenium Intellectual Property in the Syngenta Field of Use.

11.11 Interpretation.

11.11.1 Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

11.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

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11.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

11.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

11.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

11.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

11.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation	BP Biofuels North America LLC

By:	By:
Name:	Name:
Title:	Title:

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Exhibit A

To Joint Intellectual Property Agreement

INTELLECTUAL PROPERTY ASSIGNMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is made on this              day of                      20         (the “Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”) and Verenium Corporation, a Delaware corporation (“Verenium”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 3.2 of the Joint Intellectual Property Agreement, dated as of                     , 2010 (the “Joint IP Agreement”), by and between BP and Verenium, after obtaining Syngenta’s consent to the assignment of the rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP pursuant to Section 3.1 of the Joint IP Agreement, Verenium agreed to assign to BP the rights, titles and interests set forth in this Assignment; and

WHEREAS, the Parties acknowledge and agree that Syngenta’s consent to such assignment has been obtained and Verenium desires to assign the rights and obligations set forth in this Assignment to BP, and BP desires to accept such assignment.

NOW, THEREFORE, pursuant to the terms of the Joint IP Agreement and in consideration for the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BP and Verenium each further agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined in this Assignment shall have the meanings ascribed to such terms in the Joint IP Agreement.

2. Assignment. Verenium has sold, assigned, transferred and conveyed and does hereby sell, assign, transfer and convey unto BP: (a) all of Verenium’s rights and obligations under the Separation Agreement with respect to the Verenium Intellectual Property to BP; (b) all of the rights, titles and interests of Verenium in, to and benefits under the Verenium Know-How described or set forth on Schedule 2(b); and (c) all of the rights, titles and interests of Verenium in, to and benefits under the Verenium Patent Rights described or set forth on Schedule 2(c). Verenium does hereby authorize and request the Commissioner of Patents and Trademarks to assign all United States Letters Patent on the applicable Patent Rights included herein to BP as assignee of the entire interest.

3. Further Action. Verenium, from time to time after the Effective Date, at BP’s request, shall:

a. execute, acknowledge and deliver to BP such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances, as BP may reasonably require in the United States of America or a country foreign thereto in order to assign, transfer and convey to BP the items and materials set forth in Sections 2(a) – (c) above;

b. render all reasonably requested assistance to BP to establish or protect BP’s rights in and to the items and materials referenced in Sections 2(a) – (c) above under the intellectual property laws of the United States of America or countries foreign thereto, including, without limitation, (i) causing Verenium’s agents, employees and representatives, and (ii) using commercially reasonable efforts to cause Verenium’s third party contractors (such agents, employees, representatives and contractors, collectively, “Verenium Parties”) to execute appropriate instruments to secure, register, verify, validate, effect, maintain, renew or defend BP’s rights in and to the items and materials referenced in Sections 2(a) – (c);

c. cooperate and take such other actions as may be reasonably requested from time to time by the other party hereto in order to carry out, evidence and confirm the intended purposes of effecting the assignment pursuant to the Joint IP Agreement upon obtaining Syngenta’s agreement; and

d. not contest, deny or take any action inconsistent with BP’s rights to the items and materials set forth in Sections 2(a) – (c).

In the event that BP is unable to secure Verenium’s or Verenium Parties’ signature on any documents deemed necessary by Verenium, in its reasonable discretion, to carry out the purposes of this Assignment with respect to BP’s rights in and to the items and materials referenced in Sections 2(a) – (c), if (i) after BP has provided Verenium with written notice of such request, (ii) at least ten (10) business days have lapsed since BP has provided the written notice, and (iii) Verenium has not, during such ten (10) business day period, provided Verenium’s or the Verenium Parties’ signature on such documents, then on the eleventh (11th) business day after BP has provided Verenium with such written notice, Verenium hereby irrevocably designates and appoints BP or its designee(s) as Verenium’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in Verenium’s behalf for the sole purpose of executing, verifying and filing any such document(s).

4. Export Control Laws. Verenium shall be responsible for ensuring that its actions with respect to the items and materials referenced in Sections 2(a) – (c) are in compliance with all applicable export control Laws (“Export Control Laws”). Verenium shall immediately give notice to BP if any specific item or material referenced in Sections 2(a) – (c) is or becomes subject to export control restrictions under any Export Control Laws, and shall provide BP with reasonable cooperation and information, at no additional cost or expense to BP, to assist in complying with any licensing or similar requirements that may be imposed under applicable Export Control Laws, including promptly furnishing upon request any export control classification numbers applicable to the specific items and materials referenced in Sections 2(a) – (c) (or such other applicable export control descriptors).

5. Joint IP Agreement Controls. Nothing in this Assignment shall be deemed to supersede, enlarge or modify any of the provisions of the Joint IP Agreement, all of which

2

survive the execution and delivery of this Assignment as provided and subject to the limitations set forth in the Joint IP Agreement. If any conflict exists between the terms of this Assignment and the terms of the Joint IP Agreement, the terms of the Joint IP Agreement shall govern and control.

6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Assignment.

7. Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon the successors and assigns of BP and Verenium.

8. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9. Amendment and Waiver. This Assignment may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Assignment shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Assignment, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Assignment or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

10. Notice. Any notice given pursuant to this Assignment shall be given in the same manner as stated in Section 11.9 of the Joint IP Agreement.

[Signature Page Follows]

3

IN TESTIMONY WHEREOF, each party has executed this Assignment by its proper officers thereunto duly authorized.

VERENIUM CORPORATION

Name:

Title:

Date:

State of	) ) ss.
County of	)

On this                          day of                             , 20         before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,
(seal)
County, State of
My Commission Expires:

BP BIOFUELS NORTH AMERICA LLC

Name:

Title:

Date:

State of	) ) ss.
County of	)

On this                          day of                             , 20         before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,
(seal)
County, State of
My Commission Expires:

30

Schedule 2(b)

To Intellectual Property Assignment

Verenium Know-How

Schedule 2(c)

To Intellectual Property Assignment

Verenium Patent Rights

Schedule 1.37

To Joint Intellectual Property Agreement

Verenium Know-How

Schedule 1.40

To Joint Intellectual Property Agreement

Verenium Patent Rights

EXHIBIT K

FORM OF KERRY SUBLICENSE AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT K

SUBLICENSE AGREEMENT

by and between

VERENIUM BIOFUELS CORPORATION

and

VERENIUM CORPORATION

(Effective as of                     )

SUBLICENSE AGREEMENT INDEX

i

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Agreement”) is made immediately upon the consummation of the Closing under and as defined in the Asset Purchase Agreement (referred to below) on                     , 2010 (“Effective Date”), by and between Verenium Biofuels Corporation, a Delaware corporation (to be renamed [            ] after the Effective Date, “BP”), and Verenium Corporation, a Delaware corporation (“Licensee”).

RECITALS

BP Biofuels, an affiliate of BP, and Licensee have entered into that certain Asset Purchase Agreement dated as of                     , 2010 (“Asset Purchase Agreement”), pursuant to which, among other things, Licensee will sell to BP Biofuels, and BP Biofuels will purchase from Licensee, all of the assets, rights and properties of Licensee and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Licensee’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement);

BP has an exclusive license to use and apply the KGSI Technology (as defined below) and KGSI Technical Information, including the KGSI Organism and the KGSI Enzyme for a certain field and territory under the KGSI Agreement;

Licensee desires to obtain from BP certain rights and licenses in and to the KGSI Technology and KGSI Technical Information as provided herein; and

BP’s and Licensee’s execution and delivery of this Agreement, and the grant of such rights and licenses to the KGSI Technology and KGSI Technical Information, is required by the Asset Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce BP Biofuels and Licensee to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, BP and Licensee agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts the LC Business.

1.3 “Biomass” means material that originates from any monocotyledonous or dicotyledonous plant, or an angiosperm, a gymnosperm or a pteridophyte, which material can be or is intended to be used as a feedstock in the production of biofuels, including agricultural, food and non-food crops and their residues and wastes (e.g., normally non-food material from crops such as stalks, leaves, husks, seed fiber, hulls), forestry residues and wastes (e.g., wood chips, sawdust, cardboard, pressboard, dead trees, tree branches), municipal solid waste (e.g., household garbage and paper products), food processing and other industrial wastes, energy crops (e.g., fast growing trees and grasses grown for this purpose), including corn stover, switchgrass, and sugar cane bagasse, as well as trees. Biomass is often significantly composed of cellulose, hemicelluloses and lignin structures and may also include oil crops and starch components of crops.

1.4 “BP Biofuels” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 10.3.

1.5 “BP Indemnitees” mean BP, each of BP’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of BP and BP’s Affiliates.

1.6 “BP License Agreement” means the BP License Agreement between BP and Licensee, dated as of the Effective Date, as such agreement may be amended in accordance with its terms.

1.7 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

1.8 “Claim” has the meaning given such term in Section 7.1.1.

1.9 “Confidential Information” means any and all information, data and technology disclosed and/or provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data,

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business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.10 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.11 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.12 “Field of Use” means the hydrolysis of cellulosics for the production of fuel grade ethanol as integrated with any Third Party’s lignocellulosic biofuels production process that does not produce ethanol primarily from lignocellulosic Biomass, but instead uses feedstocks of waste products or byproducts arising solely from completed industrial manufacturing processes. For purposes of this Agreement, “completed industrial manufacturing processes” means, and is limited to, the completed manufacturing processes in the industries of grain processing, oil seed processing, pulp and paper, distilleries, breweries, and any other additional industries that BP provides written consent to, and expressly excludes any completed industrial manufacturing processes related to sugar cane or energy cane

1.13 “Intellectual Property Rights” means, without limitation, any ideas, inventions, discoveries, patents, design rights (whether registered or not), copyrights, data bases, trade secrets or confidential know-how and any application to register such rights, and any other intellectual or industrial property right in each case whether registered or unregistered and including all applications (and rights to apply for), and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection as may exist anywhere in the world.

1.14 “KGSI” means Kerry Group Services International Limited.

1.15 “KGSI Agreement” means the Exclusive License Agreement dated July 7, 2006 by and between Verenium Biofuels Corporation, the successor in interest to Celunol Corp., and KGSI, a copy of which is attached hereto as Exhibit A.

1.16 “KGSI Enzyme” means cellulase produced by the KGSI proprietary strain of Trichoderma reesei.

1.17 “KGSI Organism” means the KGSI proprietary strain of Trichoderma reesei.

1.18 “KGSI Technical Information” means all process know-how of KGSI, including that included in the KGSI Technology, developed or acquired as of the date of the KGSI Agreement, and which KGSI shall acquire prior to the termination of the KGSI Agreement patentable or not, and including that which would be useful in the commercial operation and maintenance of a plant employing any of the KGSI Technology.

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1.19 “KGSI Technology” means proprietary know-how relating to, and including, the KGSI Organism or anything extracted or derived therefrom and the KGSI Enzyme and know-how to produce the KGSI Enzyme from the KGSI Organism.

1.20 “LC Business” has the meaning given such term in the Asset Purchase Agreement.

1.21 “Licensee Improvements” means any improvements, additions, modifications, developments, enhancements, updates, derivative works, transformations, translations, adaptations and other changes in or to the KGSI Technology or KGSI Technical Information, including any new or improved process, application, method of use, method of manufacture, composition of matter, tool, system, technology, design change, manufacturing or processing technique, or any other invention, discovery or creation derived from or arising as a result of the practice of any of the KGSI Technology or KGSI Technical Information.

1.22 “Licensee Indemnitees” mean Licensee, each of Licensee’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Licensee and Licensee’s Affiliates.

1.23 “Losses” has the meaning given such term in Section 7.1.1.

1.24 “Party” means either BP or Licensee and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.25 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.26 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.27 “Term” has the meaning given such term in Section 8.1 of this Agreement.

1.28 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.29 “Verenium Change in Control” means the acquisition of Licensee by any Third Party on or before the fifth anniversary of the Effective Date by means of any transaction or series of related transactions to which Licensee is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of Licensee immediately prior to such transaction or such series of related transactions do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or Licensee if it is the surviving entity

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in such transaction), or the acquiring entity’s or the surviving entity’s (or Licensee’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or series of related transactions, (ii) the members of the board of directors of Licensee immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or Licensee if it is the surviving entity of such transaction or such series of related transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of Licensee, including any such transfer or sale effected of all or substantially all of the collective business or assets of Licensee through a bankruptcy proceeding (whether voluntary or involuntary) or an assignment for the benefit of creditors.

1.30 “Verenium License Agreement” means the Verenium License Agreement between Licensee and BP, dated as of the Effective Date, as such agreement may be amended in accordance with its terms.

1.31 “Verenium Non-Competition Agreement” means the Verenium Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

ARTICLE II

License Grant

2.1 Grant of Sublicense. Subject to the terms and conditions of this Agreement and of the KGSI Agreement, BP hereby grants to Licensee a non-exclusive, nontransferable (except as provided in Sections 2.2 and 10.3), worldwide, royalty-bearing sublicense, including the right to sublicense (subject to Section 2.2), under BP’s right, title and interest in and to the KGSI Technology and KGSI Technical Information, to make, use, practice, improve, research, develop, modify, enhance, create derivative works of, market, distribute, import, export, sell or offer for sale products or services comprising, incorporating or using the KGSI Enzyme in the Field of Use. For clarity, the rights granted to Licensee in this Section 2.1 specifically excludes the right to market, distribute, import, export, sell, offer for sale or otherwise dispose of the KGSI Organism, except as expressly set forth in Section 2.3 hereof.

2.2 Assignment and Sublicensing. The sublicense granted in Section 2.1 hereof shall be nontransferable and non-assignable, except with and as part of this Agreement in accordance with Section 10.3. Licensee and its Affiliates shall not grant any sublicenses nor delegate any duties or obligations in whole or in part, under the sublicense granted in Section 2.1 hereof, except (a) to Licensee’s Affiliates without the consent of BP, and (b) to Third Parties only with the prior written consent of BP.

2.3 Restrictions on Use and Transfer of KGSI Organism. Licensee shall not transfer or provide access to the KGSI Organism to any Person, or to any location not under Licensee’s direct ownership or control, without the prior express written consent of BP. Licensee shall limit access to the KGSI Organism to only those of its employees and contractors directly involved in the exploitation of the license granted in Section 2.1 hereof, and only to the extent such access is reasonably necessary in connection with such activities, and Licensee shall

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keep and maintain a log of individuals who are granted access to the KGSI Organism. The stock strain of the KGSI Organism shall be stored in a secure location, separate from other strains of microorganisms in Licensee’s facilities, and Licensee shall take all other reasonable precautions with respect to the KGSI Organism that Licensee takes with respect to its most valuable trade secrets. Upon the prior written consent of BP, to be granted on a case-by-case basis, Licensee may sublicense to Third Parties upon commercial terms approved by BP with respect to each such sublicense.

2.4 No Breach. As consideration in part for the grant of the sublicense set forth herein, Licensee covenants that it shall not knowingly, through its actions or inactions, directly or indirectly, cause BP to be in material breach of the KGSI Agreement, or challenge the validity or enforceability of the KGSI Technology or KGSI Technical Information.

ARTICLE III

New Applications and Improvements

3.1 Licensee Application Technology. Subject to the KGSI Agreement and this Article III, all right, title and interest in and to new application technology consisting of conversion processes in the Field of Use which are derived from or arising as a result of the practice of the KGSI Technology and KGSI Technical Information by Licensee, which Licensee may have, make or develop, shall be owned by Licensee. For clarity, such new application technology specifically excludes any compositions or processes described in Section 3.2 hereof.

3.2 KGSI Intellectual Property Improvements. Licensee acknowledges and agrees that all Licensee Improvements are the property of BP, and Licensee covenants to assign, and hereby assigns, ownership of such Licensee Improvements to BP. In connection therewith, Licensee shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, including filing such assignments, agreements, documents and instruments, as may be necessary or as BP may reasonably request in order to fulfill the purposes and intent of this Section 3.2. Such Licensee Improvements shall automatically be subject to the license granted to Licensee in Section 2.1 hereof in the Field of Use.

ARTICLE IV

Consideration

4.1 Payments. BP shall pass along for payment by Licensee, and Licensee shall pay to BP, within thirty (30) days of the date of invoice, the following royalties, charges, costs and fees payable to KGSI under the KGSI Agreement:

4.1.1 Annual Minimum Royalty. Licensee shall pay to BP twenty percent (20%) of the annual minimum royalty due from BP to KGSI under Section 4(a) of the KGSI Agreement.

4.1.2 Fuel Production Royalty. Licensee shall pay to BP a royalty equal to Licensee’s volume-proportionate share of the Total Royalty Payments due to KGSI under the KGSI Agreement during any twelve (12) month period commencing on July 7 of each year, and ending on July 6 the following year (each, a “Reporting Year”). “Total Royalty

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Payments” shall be calculated by BP at the end of each Reporting Year as follows: Of the total volume of fuel grade ethanol produced using the KGSI Technology or KGSI Technical Information by BP, its Affiliates, and any BP sublicensees (including Licensee) in any given Reporting Year,

(a) one hundred million (100,000,000) US gallons of fuel grade ethanol shall bear a royalty of $0.01 per US gallon of fuel grade ethanol; and

(b) any volume produced above one hundred million (100,000,000) US gallons shall bear a royalty of $0.005 per US gallon of fuel grade ethanol.

BP shall invoice Licensee within thirty (30) days after the end of the Reporting Year, and Licensee shall pay the invoice within thirty (30) days after receipt of the invoice. For the avoidance of doubt, Licensee shall make payments directly to BP, and not to KGSI.

4.1.3 Late Payments. Any payment due by Licensee to BP under this Section 4.1 that is not paid during the thirty (30) day period shall bear interest, from the thirty-first (31st) day following receipt of the invoice relating thereto until the date such amount is paid, at the rate of one percent (1%) per month or the maximum rate permitted by law, if less. Licensee shall pay all expenses and fees, including reasonable attorneys’ fees and court costs, incurred in the collection of any past due amount.

4.2 Records and Reports.

4.2.1 Record Keeping. Licensee shall keep complete, true and accurate books and records in accordance with generally accepted accounting principles in sufficient detail for BP to determine the amounts of fuel grade ethanol produced using the KGSI Technology and KGSI Technical Information, and the payments due under Section 4.1.2 of this Agreement. Licensee will keep such books and records for at least six (6) years following the end of the Reporting Year to which they pertain.

4.2.2 Annual Reports. No later than July 31 of each year (or the next following business day if July 31 falls on a weekend), Licensee shall provide to BP a report setting forth the amount (in gallons) of fuel grade ethanol produced by Licensee using the KGSI Technology and KGSI Technical Information during the immediately preceding Reporting Year.

4.3 Audits and Inspections. BP may, at its expense (except as provided for in this Section 4.3), cause an independent, certified public accounting firm selected by it (the “Audit Team”) to audit during ordinary business hours and upon mutually agreed upon times, but no more than once in respect of any Reporting Year, only those books and records of Licensee that pertain to the calculation of royalties for any given Reporting Year, and the correctness of any payments made or required to be made to or by Licensee during such time, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into a customary confidentiality agreement with Licensee. The Audit Team shall treat all information obtained in such audit as Confidential Information and shall not disclose the same to BP or others, except that the Audit Team may disclose to BP such information as pertains to the calculation of

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royalties due under this Agreement. If any audit shows any under-reporting or underpayment of royalties by Licensee, Licensee shall remit such underpayment to BP within thirty (30) days of receiving the final audit report establishing such obligation. Further, if the audit for any one or more Reporting Years shows an under-reporting or underpayment for that period in excess of 10% of the amounts properly determined, Licensee shall reimburse BP for its reasonable out-of-pocket expenses of such audit, which reimbursement shall be made within thirty (30) days of receiving appropriate invoices and other support for such audit-related costs. Nothing contained herein is intended to waive or limit Licensee’s right to contest the accuracy of any audit undertaken by BP.

ARTICLE V

Confidentiality

5.1 Confidentiality. During the Term and for 10 years thereafter, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

5.2 Exceptions. The obligations set forth in Section 5.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

5.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

5.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

5.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

5.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

5.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

5.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

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5.3.2 prosecuting or defending litigation as permitted by this Agreement;

5.3.3 complying with applicable laws and regulations;

5.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

5.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclose must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article V prior to any such disclosure; or

5.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 5.3.2 or 5.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

5.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

5.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article V. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article V.

ARTICLE VI

Representations and Warranties

6.1 Representations and Warranties of BP. BP represents and warrants to Licensee as of the Effective Date:

6.1.1 BP (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite power and authority to enter into this Agreement.

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6.1.2 This Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 BP Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, BP EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

6.3 Licensee’s Representations and Warranties. Licensee represents and warrants to BP as of the Effective Date:

6.3.1 Licensee (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite power and authority to enter into this Agreement.

6.3.2 This Agreement is a valid and binding obligation of Licensee enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.4 Licensee Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.3, LICENSEE EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY’ OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE VII

Risk Allocation

7.1 Indemnification.

7.1.1 By BP. Subject to the provisions of Section 7.4, BP hereby agrees to defend, indemnify and hold harmless the Licensee Indemnitees from and against any losses, damages liabilities, expenses and costs, including reasonable attorneys’ fees and legal expenses (“Losses”) incurred by any of the Licensee Indemnitees as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) arising from or related to (a) any material breach of the representations, warranties, covenants or

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agreements of BP under this Agreement; and (b) any negligence or intentional misconduct by BP, its Affiliates or their respective employees, agents or representatives in performing its covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply to the Licensee Indemnitees, respectively, in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Licensee Indemnitee’s respective negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Licensee Indemnitee’s proportional share of fault or responsibility.

7.1.2 By Licensee. Subject to the provisions of Section 7.4, Licensee hereby agrees to defend, indemnify and hold harmless the BP Indemnitees from and against any Losses incurred by any of the BP Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Licensee under this Agreement; and (b) any negligence or intentional misconduct by Licensee, its Affiliates or their respective employees, agents or representatives in performing the covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any BP Indemnitee’s negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective BP Indemnitee’s proportional share of fault or responsibility.

7.2 Procedure. To receive the benefit of indemnification under Section 7.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor, (b) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

7.3 Insurance. Unless self insured, each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification, defense or hold harmless obligations under this Article VII.

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7.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE V OR AS OTHERWISE PROVIDED IN SECTION 7.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE VIII

Term

8.1 Term. The term of this Agreement (the “Term”) shall begin upon the Effective Date and continue until terminated pursuant to Section 8.2 hereof.

8.2 Termination. The Term will terminate upon any of the following:

8.2.1 By mutual written agreement of the Parties;

8.2.2 By either party, if the other party is in material breach of any obligation hereunder, by giving written notice to the breaching party specifying the claimed particulars of such breach, and in the event such material breach is not cured within thirty (30) days after such notice, the non-breaching party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching party to such effect.

8.2.3 Immediately upon expiration or earlier termination of the KGSI Agreement.

8.2.4 Immediately upon a Verenium Change in Control subject to Section 8.4.

8.2.5 By Licensee, on thirty (30) days’ written notice to BP. In such case, any remaining royalty payment, including any unpaid annual minimum royalty payment, shall be due and payable to BP by Licensee within thirty (30) days of the date of termination of the Term. Unless known by BP on the date of termination of the Term, the unpaid Total Royalty Payment will be calculated under Section 4.1 hereof using a royalty of $0.01 per US gallon of fuel grade ethanol.

8.3 Rights in Bankruptcy. The Parties agree and acknowledge that the rights granted by this Agreement are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The Parties further acknowledge and agree that Licensee shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The Parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a licensor of rights to intellectual property under this Agreement, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual

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property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee upon Licensee’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

8.4 Consequences of Termination. Upon termination of this Agreement for any reason, all rights and licenses granted hereunder shall immediately terminate and revert to the party granting such license. Subject to the terms of the KGSI Agreement, in the event this Agreement terminates pursuant to Section 8.2.3, and Licensee is not in breach of this Agreement at the time of such termination, Licensee has a right to approach KGSI to obtain from KGSI a direct license to the KGSI Technology and KGSI Technical Information pursuant to Section 3(e) of the KGSI Agreement. The pertinent provisions of Section 1, and Sections 3, 4.2, 4.3, 5, 7, 8.3, 8.4, 9 and 10 shall survive termination of this Agreement. In the event of immediate termination of the Term of this Agreement upon a Verenium Change in Control pursuant to Section 8.2.4, Licensee or its acquirer shall have the right to acquire from BP or its Affiliate, a new non-exclusive commercial sublicense on terms to be mutually agreed upon between BP and Licensee or its acquiror pursuant to a separate written sublicense agreement between BP and Licensee or its acquiror, which shall include the following pricing terms: (a) a US $250,000 minimum annual payment to BP; and (b) a running royalty rate of $0.02 per US gallon of fuel grade ethanol produced. The running royalty rate shall remain constant regardless of annual volume produced by BP and Licensee (or its acquiror), independently or combined.

ARTICLE IX

Dispute Resolution

9.1 Objective. The Parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of BP and/or Licensee under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article IX to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement. Notwithstanding anything in this Article IX to the contrary, in the event KGSI is made party to any such dispute, the process for resolving such dispute shall be governed by Section 10 of the KGSI Agreement.

9.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof, Licensee or BP may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of this Agreement under which the dispute has arisen.

9.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, Licensee or BP may refer such dispute to the President of Licensee and the Chief Executive Officer of BP, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If

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such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 9.4.

9.4 Arbitration. Any dispute that is not resolved as provided in Section 9.3 may be referred to arbitration in accordance with this Section 9.4, by Licensee or BP. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of Licensee and BP, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of Licensee and BP or appointed by the AAA if the Parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 10.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Licensee and BP; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

9.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 9.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

9.6 Court Actions. Notwithstanding the foregoing, (a) any Party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Intellectual Property Rights that are the subject of this Agreement shall be submitted to a court of competent jurisdiction in which such Intellectual Property Rights were granted or arose.

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9.7 Remedies Cumulative. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

ARTICLE X

General Provisions

10.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

10.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

10.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets or otherwise) by any Party without the prior written consent of Licensee (in the case of any assignment or transfer by BP), or BP (in the case of any assignment or transfer by Licensee), which consent shall not be unreasonably withheld; provided, however, that, subject to the effect of a Verenium Change in Control, either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, provided that this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable, must be assumed by the Third Party in writing and Verenium or BP, as applicable, shall remain secondarily liable and responsible to the non-transferring party for the performance and observance of all such duties and obligations by such Third Party under this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable, and provided further that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), Intellectual Property Rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the Intellectual Property Rights licensed under this Agreement. Either Party can transfer its rights and obligations under this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable, but only together and in whole but not in part to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the Party without the other Party’s consent, provided that the Party transferring this Agreement to its Affiliate shall remain secondarily liable and responsible to the other Party to this Agreement for the performance and observance of all such duties and obligations by such

15

Affiliate and such Affiliate assumes in writing this Agreement and the Verenium Non-Competition Agreement and BP License Agreement, or BP Non-Competition Agreement and Verenium License Agreement, as applicable. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 10.3 will be null and void.

10.4 Entire Agreement; Amendment; Waiver. This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Verenium Non-Competition Agreement, the Verenium License Agreement, the BP License Agreement, the BP Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are hereby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

10.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

10.6 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

10.7 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party except for the Indemnitees as provided in Section 7.1.

10.8 Force Majeure. No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any Force Majeure Event. The Party affected by such Force Majeure Event will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

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10.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Licensee: Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	If to BP: BP North America LLC c/o BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

10.10 No Implied Licenses. Nothing herein shall be construed as granting, by implication, estoppel or otherwise, any license or other right to any intellectual property other than as expressly granted hereunder.

10.11 Interpretation.

10.11.1 Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

10.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

10.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

10.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

10.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

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10.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

10.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective immediately upon the consummation of the Closing under and as defined in the Asset Purchase Agreement on the Effective Date.

Verenium Corporation	Verenium Biofuels Corporation

By:	By:
Name:	Name:
Title:	Title:

19

Exhibit A

KGSI Agreement

EXHIBIT L-1

FORM OF COMMERCIAL LICENSE LETTER AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

[Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT L-2

FORM OF COMMERCIAL LICENSE LETTER AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

[Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT L-3

FORM OF COMMERCIAL LICENSE LETTER AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

[Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT M

FORM OF LEGAL OPINION

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

[Omitted pursuant to S-K Item 601(b)(2)]

EXHIBIT N

FORM OF BILL OF SALE

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT N

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made on this              day of             , 2010, by Verenium Corporation, a Delaware corporation (the “Company”), in favor of BP Biofuels North America LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, the Company has agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Company, for the consideration and upon the terms and conditions set forth in that certain Asset Purchase Agreement, dated as of [—], 2010 (the “Purchase Agreement”), between Purchaser and the Company, the Purchased Assets (as such term is defined in the Purchase Agreement); and

WHEREAS, the Company desires to deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Purchaser all of the right, title and interest of the Company in and to the Purchased Assets;

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which the Company acknowledges, the Company agrees for the benefit of Purchaser as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined in this Bill of Sale shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Transfer of Purchased Assets.

a. With regard to the Purchased Assets generally (provided that with regard to certain of the Purchased Intellectual Property Assets and Joint Intellectual Property, the sale, assignment, transfer and conveyance of the applicable Purchased Assets shall be addressed as set forth in the applicable subsections below), the Company has sold, transferred, assigned, conveyed, granted and delivered and does hereby sell, transfer, assign, convey, grant and deliver to Purchaser all of the right, title to and interest of the Company and the Non-Biofuels Subsidiaries (as such term is defined in the Purchase Agreement) in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances; provided that the equal undivided joint ownership interest in and to the Joint Intellectual Property included in the Purchased Assets is subject to and expressly excluding the Retained Rights, in accordance with the terms set forth in Section 1.13 of the Purchase Agreement and the terms set forth in the Joint Intellectual Property Agreement.

b. The Company has sold, transferred, assigned, conveyed, granted and delivered and does hereby sell, transfer, assign, convey, grant and deliver to Purchaser all of the rights, titles and interests of the Company and the Non-Biofuels Subsidiaries in, to and benefits under all of the inventions, developments, discoveries, concepts and ideas (whether or not patentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, industrial designs, and plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, the “Patents”), and all letters patent which may be granted on the Patents, together with all past, present, or future claims arising out of any infringement thereof, and all rights to claim priority on the basis of the Patents which may hereafter be filed for these Patents in any foreign country and all letters patent which may be granted on these Patents in any foreign country, and all divisionals, continuations-in-part (if any), continuations thereof (if any), extensions, refiles, renewals, substitutions, reexaminations and reissues thereof, in each case, only with respect to such rights, titles and interests that are Purchased Assets, all such rights, titles and interests to be held and enjoyed by Purchaser, for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by the Company if this Bill of Sale had not been made, free and clear of any Encumbrance other than Permitted Encumbrances. The Company does hereby authorize and request the Commissioner of Patents and Trademarks to issue all United States Letters Patent on the applicable Patents included herein to Purchaser as assignee of the entire interest.

c. The Company has sold, transferred, assigned, conveyed, granted and delivered and does hereby sell, transfer, assign, convey, grant and deliver to Purchaser all of the rights, titles and interests of the Company and the Non-Biofuels Subsidiaries in, to and benefits under all of the registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, including, without limitation, any and all applications, registrations and renewals thereof, all common law rights therein, work made for hire rights thereto, together with all rights and privileges granted and secured thereby, including, without limitation, the exclusive right to do and to authorize others to do any and all acts allowed by law, and the right to sue and recover for any past, present and/or future infringements, in each case, only with respect to such rights, titles and interests that are Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances. The foregoing rights, titles and interests to be held and enjoyed by Purchaser for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by the Company if this Bill of Sale had not been made.

d. The Company has sold, transferred, assigned, conveyed, granted and delivered and does hereby sell, transfer, assign, convey, grant and deliver to Purchaser all of the rights, titles and interests of the Company and the Non-Biofuels Subsidiaries in, to and benefits under all of the registered and unregistered trademarks, service marks, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof (collectively, the “Marks”), and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, together with the goodwill of the business symbolized by the Marks, together with all rights and privileges granted and secured by the Marks, including, without limitation, the right to sue and recover for any past, present and/or future infringement, in each case, only with respect to such rights, titles and interests that are Purchased Assets, such rights, titles and interests to be held and enjoyed by Purchaser, for its own use and benefit and for the use and benefit of its successors, assigns or other legal representatives as fully and entirely as the same would have been held and enjoyed by said the Company if this Bill of Sale had not been made, free and clear of any Encumbrance other than Permitted Encumbrances.

e. The Company has sold, transferred, assigned, conveyed, granted and delivered and does hereby sell, transfer, assign, convey, grant and deliver to Purchaser all of the rights, titles and interests of the Company and the Non-Biofuels Subsidiaries in, to and benefits under all internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses (collectively, the “Domain Names”), together with all rights, claims and privileges pertaining to the Domain Names and all goodwill associated therewith, and including, without limitation, the right to maintain such registrations for the Domain Names and the right to sue and recover damages for past, present and future infringement of the Domain Names, in each case, only with respect to such rights, titles and interests that are Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances. In connection with the transfer of the Domain Names, the Company shall carry out the formal transfer of the Domain Names to Purchaser in accordance with the applicable domain name transfer procedure of the registering entity and provide authorization to Network Solutions, Inc. or other applicable registering entity to transfer ownership of and title to the Domain Names to Purchaser. The Company shall reasonably cooperate with and comply with Purchaser’s requests regarding such transfer and authorization procedures, including, without limitation, with respect to Purchaser’s ownership and administrative information. All costs associated with or related to such transfer shall be paid by Purchaser.

3. Excluded Assets and Retained Liabilities. Notwithstanding anything in this Bill of Sale to the contrary, the Company is retaining ownership and possession of, and is not selling, transferring, assigning, conveying, granting or delivering to Purchaser hereunder or otherwise, any right, title or interest, legal or equitable, of the Company in or to any of the Excluded Assets or the Retained Liabilities, and Purchaser is not assuming or in any way becoming liable or responsible for any of the Excluded Assets or the Retained Liabilities.

4. Purchase Agreement Controls. Nothing in this Bill of Sale shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale as provided and subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

5. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Bill of Sale.

6. Further Assurance. The Company, from time to time after the Closing Date, at Purchaser’s request, shall:

a. to the extent that the Company receives written communication regarding the Purchased Assets, including matters relating to interference, reexamination, reissue, opposition, revocation, conversion, extension, or infringement purposes or other legal, judicial or administrative proceedings, whether in the United States of America or a country foreign thereto, the Company will promptly forward such written communications to Purchaser;

b. execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances, as Purchaser may reasonably require in the United States of America or a country foreign thereto in order to sell, assign, transfer and convey to the Purchaser, and to confirm the Purchaser’s title to, all of the Purchaser’s right, title and interest in and to the Purchased Assets;

c. render all reasonably requested assistance to Purchaser to establish or protect Purchaser’s rights in and to the Purchased Intellectual Property Assets and Joint Intellectual Property that are a part of the Purchased Assets under the intellectual property laws of the United States of America or countries foreign thereto, including, without limitation, causing the Company’s agents, employees, representatives and/or third party contractors (“the Company Parties”) to execute appropriate instruments to secure, register, verify, validate, effect, maintain, renew or defend Purchaser’s rights in and to the Purchased Intellectual Property Assets and Joint Intellectual Property;

d. cooperate and take such other actions as may be reasonably requested from time to time by the other party hereto in order to carry out, evidence and confirm the intended purposes of the Purchase Agreement; and

e. not contest, deny or take any action inconsistent with Purchaser’s rights to the Purchased Intellectual Property Assets and Joint Intellectual Property.

In the event that Purchaser is unable to secure the Company’s or the Company Parties’ signature on any documents deemed necessary by the Company, in its reasonable discretion, to carry out the purposes of this Bill of Sale with respect to the Purchaser’s rights in and to the Purchased Intellectual Property Assets and Joint Intellectual Property, if (i) after Purchaser has provided the Company with written notice of such request, (ii) at least ten (10) business days have lapsed since the Purchaser has provided the written notice, and (iii) the Company has not, during such ten (10) business day period, provided the Company’s or the Company Parties’ signature on such documents, then on the eleventh (11th) business day after Purchaser has provided the Company with such initial written notice, the Company hereby irrevocably designates and appoints Purchaser or its designee(s) as the Company’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in the Company’s behalf for the sole purpose of executing, verifying and filing any such document(s).

7. Delivery. On the Closing Date, the Company shall provide a list designating the location of all tangible Purchased Intellectual Property Assets and Joint Intellectual Property, such locations and such tangible Purchased Intellectual Property Assets and Joint Intellectual Property (i) to be under the possession and control of the Company, its Affiliates or a Third Party under contract with the Company to hold or store such tangible Purchased Intellectual Property Assets and Joint Intellectual Property, and (ii) to be readily accessible to the Purchaser or its Affiliates.

8. Successors and Assigns. This Bill of Sale shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns.

9. Closing Date. This Bill of Sale is to be effective as of the Closing Date.

10. Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11. Amendment and Waiver. This Bill of Sale may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Bill of Sale shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Bill of Sale, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Bill of Sale or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

12. Notice. Any notice given pursuant to this Bill of Sale shall be given in the same manner as stated in Section 11.2 of the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Bill of Sale to be executed and delivered as of the date first written above.

COMPANY:

VERENIUM CORPORATION

Name:

Title:

Date:

State of	)
) ss.
County of	)

On this              day of             , 20             before me personally appeared the foregoing individual, who executed the foregoing instrument and who acknowledged to me that he/she executed the same of his/her own free will for the purposes therein set forth.

Notary Public,

(seal)	County, State of

My Commission Expires:

EXHIBIT O

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

See Attached

EXHIBIT TO ASSET PURCHASE AGREEMENT

EXHIBIT O

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made on this              day of              2010, by and between BP Biofuels North America LLC, a Delaware limited liability company (the “Purchaser”) and Verenium Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of             , 2010 (the “Purchase Agreement”), by and between the Purchaser and the Company, the Purchaser agreed to purchase, acquire and accept the Purchased Assets and the Purchaser agreed to assume and accept the Assumed Liabilities, all on the terms and subject to the conditions set forth therein; and

WHEREAS, this Agreement is being executed to evidence the sale, assignment, transfer and conveyance of all of the Company’s right, title and interest in, to and benefits under the Purchased Assets (including Seller Contracts for the Licensed Intellectual Property Assets) and the acceptance and assumption by Purchaser of the Assumed Liabilities.

NOW, THEREFORE, pursuant to the terms of the Purchase Agreement and in consideration for the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company each further agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Assignment. The Company does hereby sell, assign, transfer and convey unto the Purchaser, and Purchaser hereby assumes, all of the rights, titles and interests of the Company and the Non-Biofuels Subsidiaries in, to and benefits under each and all of the Purchased Assets, including, without limitation the Seller Contracts listed in Schedule A attached hereto; provided that the equal undivided joint ownership interest in and to the Joint Intellectual Property included in the Purchased Assets is subject to and expressly excluding the Retained Rights, in accordance with the terms set forth in Section 1.13 of the Purchase Agreement and the terms set forth in the Joint Intellectual Property Agreement.

3. Assumption of Liabilities. The Purchaser hereby assumes and undertakes and agrees to discharge, in accordance with the terms of the Purchase Agreement, each of the Assumed Liabilities.

4. Further Action. The Company, from time to time after the Closing Date, at Purchaser’s request, shall:

a. to the extent that the Company receives written communication regarding the Licensed Intellectual Property Assets, including matters relating to interference, reexamination, reissue, opposition, revocation, conversion, extension, or infringement purposes or other legal, judicial or administrative proceedings, whether in the United States of America or a country foreign thereto, the Company will promptly forward such written communications to Purchaser;

b. execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances, as the Purchaser may reasonably require in the United States of America or a country foreign thereto in order to assign, transfer and convey the Licensed Intellectual Property Assets to the Purchaser;

c. render all reasonably requested assistance to the Purchaser to establish or protect the Purchaser’s rights in and to the Licensed Intellectual Property Assets that are a part of the Purchased Assets under the intellectual property laws of the United States of America or countries foreign thereto, including, without limitation, (i) causing the Company’s agents, employees and representatives, and (ii) using commercially reasonable efforts to cause the Company’s third party contractors (such agents, employees, representatives and contractors, collectively, “the Company Parties”) to execute appropriate instruments to secure, register, verify, validate, effect, maintain, renew or defend the Purchaser’s rights in and to the Licensed Intellectual Property Assets;

d. cooperate and take such other actions as may be reasonably requested from time to time by the other party hereto in order to carry out, evidence and confirm the intended purposes of the Purchase Agreement; and

e. not contest, deny or take any action inconsistent with the Purchaser’s rights to the Licensed Intellectual Property Assets.

In the event that Purchaser is unable to secure the Company’s or the Company Parties’ signature on any documents deemed necessary by the Company, in its reasonable discretion, to carry out the purposes of this Agreement with respect to the Purchaser’s rights in and to the Licensed Intellectual Property Assets, including, without limitation, the Seller Contracts listed in Schedule A attached hereto for such Licensed Intellectual Property Assets, if (i) after Purchaser has provided the Company with written notice of such request, (ii) at least ten (10) business days have lapsed since the Purchaser has provided the written notice, and (iii) the Company has not, during such ten (10) business day period, provided the Company’s or the Company Parties’ signature on such documents, then on the eleventh (11th) business day after Purchaser has provided the Company with such written notice, the Company hereby irrevocably designates and appoints Purchaser or its designee(s) as the Company’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in the Company’s behalf for the sole purpose of executing, verifying and filing any such document(s).

5. Excluded Assets and Retained Liabilities. The Company is retaining all Excluded Assets and Retained Liabilities, all as set forth in the Purchase Agreement.

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6. Delivery.

a. On the Closing Date, signed and executed versions of all of the Seller Contracts listed in Schedule A attached hereto for the Licensed Intellectual Property Assets shall be located among the normal business records of the Biofuels Subsidiaries at the San Diego Premises or on a CD provided to the Purchaser on the Closing Date (provided that all Seller Contracts provided on a CD shall be signed and executed versions).

b. On the Closing Date, the Company shall provide a list designating the location of all other tangible Licensed Intellectual Property Assets, such locations and such tangible Licensed Intellectual Property Assets (i) to be under the possession and control of the Company, its Affiliates or a Third Party under contract with the Company to hold or store such tangible Licensed Intellectual Property Assets, and (ii) to be readily accessible to the Purchaser or its Affiliates.

7. Export Control Laws. The Company shall be responsible for ensuring that its actions with respect to the Licensed Intellectual Property Assets and Seller Contracts listed in Schedule A attached hereto are in compliance with all applicable export control Laws (“Export Control Laws”). The Company shall immediately give notice to Purchaser if any specific Licensed Intellectual Property Assets and Seller Contracts listed in Schedule A attached hereto is or becomes subject to export control restrictions under any Export Control Laws, and shall provide Purchaser with reasonable cooperation and information, at no additional cost or expense to Purchaser, to assist in complying with any licensing or similar requirements that may be imposed under applicable Laws, including promptly furnishing upon request any export control classification numbers applicable to the specific Licensed Intellectual Property Assets and Seller Contracts listed in Schedule A attached hereto (or such other applicable export control descriptors).

8. Purchase Agreement Controls. Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Agreement.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Purchaser and the Company.

11. Closing Date. This Agreement is to be effective as of the Closing Date.

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12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13. Amendment and Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

14. Notice. Any notice given pursuant to this Agreement shall be given in the same manner as stated in Section 11.2 of the Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

COMPANY:

VERENIUM CORPORATION

By:
Name:
Title:

PURCHASER:

BP BIOFUELS NORTH AMERICA LLC

By:
Name:
Title:

[Signature Page – Assignment and Assumption Agreement]

SCHEDULE A

Seller Contracts